As filed with the Securities and Exchange Commission on December 17, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Blue River Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Indiana	6035	35-2016637
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

29 East Washington Street

Shelbyville, Indiana 46176
(317) 398-9721
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Russell Breeden, III

Chairman of the Board, Chief Executive Officer and President
Blue River Bancshares, Inc.
29 East Washington Street
Shelbyville, Indiana 46176
(317) 398-9721
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Messaglia, Esq. Becca Polak, Esq. Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204 (317) 636-4341 (Counsel for Registrant)	Mark B. Barnes, Esq. Ice Miller One American Square, Box 82001 Indianapolis, Indiana 46282 (317) 236-2456 (Counsel for Heartland Bancshares, Inc.)

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and after the conditions to the completion of the proposed transaction described in the joint proxy statement/ prospectus have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered(1)	Offering Price Per Share	Aggregate Offering Price(2)	Registration Fee(3)

Common stock, no par value	4,049,197	Not Applicable	$20,883,653	$2,459

(1)	The number of shares of the registrant being registered is based upon an estimate of (x) the maximum number of shares of common stock, no par value, of Heartland Bancshares, Inc. (“Heartland Common Stock”) presently outstanding or issuable or expected to be issued in connection with the merger of Heartland Bancshares, Inc. into the registrant multiplied by (y) the exchange ratio of 2.54 shares of common stock, no par value, of the registrant for each share of Heartland Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act. The aggregate offering price is (x) the average of the high and low prices of Heartland Common Stock as reported on the OTC Bulletin Board on December 10, 2004 ($13.10) multiplied by (y) the maximum number of shares of Heartland Common Stock to be converted in the merger (1,594,172).
(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by .00011770.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/ prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/ prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED DECEMBER 17, 2004

MERGER PROPOSAL — YOUR VOTE IS IMPORTANT

      On behalf of the boards of directors and managements of both Blue River Bancshares, Inc. and Heartland Bancshares, Inc. we are pleased to deliver our joint proxy statement/ prospectus for the merger involving Blue River and Heartland.

      If the merger is completed, Heartland shareholders will receive 2.54 shares of Blue River common stock for each share of Heartland common stock, and cash in lieu of fractional shares. On August 31, 2004, which was the last full trading day prior to the announcement of the merger agreement, the closing price of Blue River common stock and Heartland common stock was $5.39 and $12.35, respectively. Based upon this Blue River common stock closing price, the value of Blue River common stock to be received for each share of Heartland common stock in the merger would have been $13.69. Under the merger agreement, the exchange ratio is fixed at 2.54 and will not be changed to reflect fluctuations in the market price of the common stock of either company. We urge you to obtain current market quotations of Blue River and Heartland common stock.

      Blue River’s common stock is traded on the Nasdaq SmallCap Market under the symbol “BRBI” and Heartland’s common stock is traded on the OTC Bulletin Board under the symbol “HRTB.”

      After careful consideration, Blue River’s board of directors and Heartland’s board of directors have each determined the merger to be in the best interests of its shareholders. The board of directors of Blue River unanimously recommends that its shareholders vote FOR approval of the merger agreement and FOR approval of the proposed amendment to Blue River’s articles of incorporation. The present members of the board of directors of Heartland unanimously recommend that its shareholders vote FOR approval of the merger agreement. For information regarding a dissenting vote of a former board member, please see “The Proposed Merger — Background of the Merger.”

      The section entitled “Risk Factors” beginning on page 14 of this joint proxy statement/ prospectus contains a description of the risks that you should consider in evaluating the merger.

      We cannot complete the merger unless the Blue River and Heartland shareholders approve the merger agreement and each company obtains all applicable regulatory approvals. We encourage you to read this joint proxy statement/ prospectus, which includes important information about the merger and our companies. Your vote is important.

[Signature]	[Signature]
Russell Breeden, III	Steven L. Bechman
Chairman of the Board, Chief Executive	President and Chief Executive Officer
Officer and President	Heartland Bancshares, Inc.
Blue River Bancshares, Inc.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this joint proxy statement/ prospectus or determined if this joint proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

      The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Blue River or Heartland, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

      This joint proxy statement/ prospectus is dated                     , 2005 and is first being mailed to the Blue River and Heartland shareholders on or about                     , 2005.

REFERENCES TO ADDITIONAL INFORMATION

      This joint proxy statement/ prospectus incorporates important business and financial information about Blue River and Heartland from other documents that are not included in or delivered with this joint proxy statement/ prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Blue River Bancshares, Inc. Attn.: Russell Breeden, III 29 East Washington Street Shelbyville, Indiana 46176 (317) 398-9721	Heartland Bancshares, Inc. Attn.: Steven L. Bechman 420 North Morton Street Franklin, Indiana 46131 (317) 738-3915

If you would like to request documents, please do so by                     , 2005, in order to receive them before your special meeting. See “Where You Can Find More Information.”

VOTING

      Blue River and Heartland shareholders of record may submit their proxies by mail, by signing and dating each proxy card you receive, indicating your voting preference on the proposals and returning each proxy card in the prepaid envelope which accompanied that proxy card.

If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF BLUE RIVER BANCSHARES, INC.

      NOTICE IS HEREBY GIVEN that Blue River Bancshares, Inc. will hold a special meeting of its shareholders on                     , 2005, at            a.m., local time, at                     , for the following purposes:

1. A proposal to approve the Agreement of Affiliation and Merger, dated as of August 31, 2004, among Blue River Bancshares, Inc., Shelby County Bank, Heartland Bancshares, Inc. and Heartland Community Bank. A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/ prospectus;

2. A proposal to amend Blue River’s articles of incorporation to increase the total number of shares of capital stock which Blue River will have the authority to issue to 25,000,000 shares, consisting of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock; and

3. To transact such other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

      Shareholders of record at the close of business on                     , 2005 will be entitled to vote at the meeting and any adjournment or postponement of the special meeting. As of the record date, there were                      shares of Blue River common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

      You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign the enclosed proxy and return it in the enclosed prepaid envelope.

By Order of the Board of Directors

Randy J. Collier
Secretary

                    , 2005

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF HEARTLAND BANCSHARES, INC.

      NOTICE IS HEREBY GIVEN that Heartland Bancshares, Inc. will hold a special meeting of its shareholders at the Hillview Country Club, 1800 E. King Street, Franklin, Indiana on                     , 2005, beginning at            a.m., local time. The purpose of the Heartland special meeting is to consider and to vote upon the following matters:

1. A proposal to approve the Agreement of Affiliation and Merger, dated as of August 31, 2004, among Blue River Bancshares, Inc., Shelby County Bank, Heartland Bancshares, Inc. and Heartland Community Bank. A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/ prospectus; and

2. To transact such other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

      Shareholders of record at the close of business on                     , 2005 are entitled to vote at the meeting and any adjournment or postponement of the special meeting. As of the record date, there were                      shares of Heartland common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

      You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign the enclosed proxy and return it in the enclosed prepaid envelope.

By Order of the Board of Directors,

Jeffrey L. Goben
Secretary

                    , 2005

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED.

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS	1
SUMMARY	3
The Companies Involved in the Proposed Merger	3
Upon the Completion of the Merger, Heartland Will Merge into Blue River	3
Heartland Shareholders Will Receive 2.54 Shares of Blue River Common Stock for Each Share of Heartland Common Stock They Hold on the Date of the Completion of the Merger	4
The Combined Company’s Board of Directors and Management Will Include Representation of Both Blue River and Heartland	4
The Merger is Intended to be a Strategic Merger of Equals without Premium or Discount to Shareholders of Either Party	4
Exchange Ratio is Fixed and Will Not Be Adjusted in Response to Changes in Our Stock Prices	4
Both Blue River and Heartland Shareholder Approvals Will Be Required to Complete the Merger	5
Recommendations to Blue River and Heartland Shareholders	6
The Directors of the Parties Have Agreed to Recommend and Vote for the Merger	6
You May Exercise Statutory Dissenters’ Rights	6
Blue River’s Financial Advisor Has Delivered an Opinion to the Blue River Board of Directors that, as of , 2005, the Exchange Ratio of 2.54 was Fair, from a Financial Point of View, to Blue River Shareholders	7
Heartland’s Financial Advisor Has Delivered an Opinion to the Heartland Board of Directors that, as of , 2005, the Exchange Ratio of 2.54 was Fair, from a Financial Point of View, to Heartland Shareholders	8
Blue River Executive Officers and Directors Have Interests in the Merger that May be Different from, or in Addition to, the Interests of Blue River Shareholders	8
Bank Regulatory Approvals Will Be Required for the Completion of the Merger	9
It is a Condition to the Merger That the Combined Company’s Common Stock Be Listed on the Nasdaq	9
Blue River and Heartland Have Granted Stock Options to Each Other	10
A Number of Conditions Must Be Satisfied or Waived to Complete the Merger	10
How the Merger Agreement May Be Terminated by Blue River and Heartland	10
Due to Variances Between the Articles of Incorporation, By-laws and Other Corporate Documents of Blue River and Heartland, Differences Exist Between the Rights of Blue River Shareholders and Heartland Shareholders	11
Heartland Shareholders Will Not Recognize Any Gain or Loss for Federal Income Tax Purposes upon the Exchange of Their Shares, Except That Gain or Loss Will Be Recognized on the Receipt of Cash in Lieu of a Fractional Share of Blue River Common Stock	11
The Purchase Method of Accounting Will Be Used to Account for the Merger	11
COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE INFORMATION	12
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	13
RISK FACTORS	14
Risks Relating to the Merger	14
Risks Relating to the Businesses of Blue River, Heartland and the Combined Company	16
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	17
INFORMATION ABOUT THE MEETINGS AND VOTING	18
Matters Relating to the Meetings	18
Proxies	20

ii

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HEARTLAND	85
COMPARISON OF BLUE RIVER/ HEARTLAND SHAREHOLDER RIGHTS	87
DESCRIPTION OF BLUE RIVER CAPITAL STOCK	98
Authorized Capital Stock	98
Blue River Common Stock	98
Blue River Preferred Stock	98
Transfer Agent and Registrar	99
LEGAL MATTERS	99
EXPERTS	99
FUTURE SHAREHOLDER PROPOSALS	99
Blue River	99
Heartland	100
WHERE YOU CAN FIND MORE INFORMATION	101
ANNEX A Agreement of Affiliation and Merger, Dated as of August 31, 2004, by and Among Blue River Bancshares, Inc. Shelby County Bank, Heartland Bancshares, Inc. and Heartland Community Bank	A-1
ANNEX B Opinion of Howe Barnes Investments, Inc.	B-1
ANNEX C Opinion of Donnelly, Penman & Partners LLC	C-1
ANNEX D Chapter 44 of the Indiana Business Corporation Law — Dissenters’ Rights	D-1
ANNEX E Voting Agreement of Blue River Directors	E-1
ANNEX F Voting Agreement of Heartland Directors	F-1
ANNEX G Stock Option Agreement with respect to Blue River Stock	G-1
ANNEX H Stock Option Agreement with respect to Heartland Stock	H-1
Opinion of Krieg DeVault LLP
Opinion of Krieg DeVault LLP
Consent of Deloitte & Touche LLP
Consent of Crowe Chizek and Company LLC
Consent of Howe Barnes Investments, Inc.
Consent of Donnelly, Penman and Partners
Form of Proxy of Blue River Bancshares, Inc.
Form of Proxy of Heartland Bancshares, Inc.
Consent of Steven L. Bechman
Consent of Gordon R. Dunn
Consent of J. Michael Jarvis
Consent of John Norton
Consent of Patrick A. Sherman

iii

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS

Q:	What will happen in the merger?

A:	We are proposing to merge our companies. Heartland will merge into Blue River and Blue River will survive the merger. Heartland shareholders will exchange their shares of common stock for newly issued shares of common stock of Blue River and Blue River shareholders will retain their existing shares. Blue River expects to issue to Heartland’s shareholders approximately 51% of the common stock of the combined company (the “Combined Company”) that would be outstanding upon completion of the merger. Concurrently with the completion of the merger, Blue River will change its name to Heartland Bancshares, Inc.

Q:	When are the shareholders’ meetings?

A:	Each company’s meetings will take place on , 2005. The location of each meeting is specified on the notice of special meeting provided by Blue River and Heartland sent along with this document.

Q:	What do I need to do now?

A:	After you carefully read this document, mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is recorded, please vote your proxy as instructed on your proxy card even if you currently plan to attend your meeting in person.

Q:	Why is my vote important?

A:	Blue River and Heartland shareholders are being asked to approve the merger agreement and, by doing so, approve the proposed merger. If you do not return your proxy card or vote in person at your special meeting, it will be more difficult for Blue River and Heartland to obtain the necessary quorum to hold their special meetings. The presence in person or by proxy at the meeting of holders of a majority of the issued and outstanding shares entitled to vote at the meeting is a quorum.

In addition, in order to approve the merger agreement, a majority of the outstanding shares of Blue River and Heartland common stock entitled to vote thereon must vote to approve the merger agreement. Your failure to vote will have the same effect as a vote against the approval of the merger agreement. Therefore, your vote is very important.

Q:	May I vote in person?

A:	Yes. If you are a shareholder of record as of , 2005, you may attend your special meeting and vote your shares in person, instead of returning your signed proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you hold your shares in street name and do not provide voting instructions to your broker or bank, your shares may not be voted on any proposal on which your broker or bank does not have discretionary authority to vote. Your broker or bank may not have discretionary authority to vote on the merger proposal or the proposals to amend Blue River’s articles of incorporation. Accordingly, your broker or bank only may vote your shares held by it in “street name” if you provide instructions to it on how to vote. You should follow the directions your broker or bank provides. Shares that are not voted for any reason, including because you do not properly instruct your broker or bank, will have the effect of votes against the merger.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Blue River or Heartland that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations you will receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you received came with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope which accompanied that proxy card.

Q:	Can I revoke my proxy and change my vote?

A:	Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at your special meeting. If you are a shareholder of record, your proxy can be revoked in one of three ways:

• by timely delivery of a written revocation to your company’s secretary;

• by submitting another valid proxy bearing a later date; or

• by attending your special meeting and voting your shares in person.

However, if your shares are held in the name of your bank, broker, custodian or other record holder, you must check with your bank, broker, custodian or other record holder to determine how to revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Blue River will send Heartland shareholders written instructions for exchanging their Heartland stock certificates for Blue River stock. Blue River shareholders will keep their existing stock certificates.

Q:	Am I entitled to dissenters’ rights if I am a shareholder of Blue River?

A:	Yes. Indiana law provides you with dissenters’ rights in the merger. This means that you are legally entitled to receive payment in cash of the fair value of your shares, excluding any appreciation in value that results from the merger. To preserve your rights to exercise your dissenters’ rights you must deliver written notice of your intent to demand payment for your shares to Blue River at or before the special meeting of Blue River shareholders and you must not vote in favor of the merger. Notices should be addressed to Russell Breeden, III, 29 East Washington Street, Shelbyville, Indiana 46176. Your failure to follow exactly the procedures specified under Indiana law will result in the loss of your dissenters’ rights. A copy of the dissenters’ rights provisions of Indiana law is provided as Annex D to this document.

Q:	Am I entitled to dissenters’ rights if I am a shareholder of Heartland?

A:	Yes. Indiana law provides you with dissenters’ rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are legally entitled to receive payment in cash of the fair value of your shares, excluding any appreciation in value that results from the merger. To preserve your rights to exercise your dissenters’ rights you must deliver written notice of your intent to demand payment for your shares to Heartland at or before the special meeting of Heartland shareholders and you must not vote in favor of the merger. Notices should be addressed to Steven L. Bechman, 420 North Morton Street, Franklin, Indiana 46131. Your failure to follow exactly the procedures specified under Indiana law will result in the loss of your dissenters’ rights. A copy of the dissenters’ rights provisions of Indiana law is provided as Annex D to this document.

Q:	Will Blue River shareholders receive any shares as a result of the merger?

A:	No. Blue River shareholders will continue to hold the Blue River shares they currently own.

Q:	Who can answer any questions I may have about the special meetings or the merger?

A:	Blue River shareholders may call Russell Breeden, III at (317) 681-1233.

Heartland shareholders may call Steven L. Bechman at (317) 738-3915.

SUMMARY

      This summary highlights selected information from this joint proxy statement/ prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire document and the documents to which we refer you. A copy of the merger agreement is attached as Annex A to this document and is incorporated by reference in this joint proxy statement/ prospectus. See “Where You Can Find More Information.”

      All information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Blue River has been supplied by Blue River, and all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Heartland has been supplied by Heartland.

The Companies Involved in the Proposed Merger (see page 22)

Blue River Bancshares, Inc.

29 East Washington Street
Shelbyville, Indiana 46176
(317) 681-1233

      Blue River Bancshares, Inc., an Indiana corporation, is a community-focused registered savings and loan holding company under the Home Owners Loan Act. Blue River is engaged in a general commercial banking business through its banking subsidiaries headquartered in Shelbyville, Indiana and Lexington, Kentucky. At September 30, 2004, Blue River’s consolidated total assets were $213,642,000, its consolidated total deposits were $176,486,000 and its consolidated total shareholder’s equity was $16,262,000. Blue River’s common stock trades on the Nasdaq SmallCap Market under the symbol “BRBI.”

Heartland Bancshares, Inc.

420 North Morton Street
Franklin, Indiana 46131
(317) 738-3915

      Heartland Bancshares, Inc., an Indiana corporation, is a bank holding company registered under the Bank Holding Company Act. Heartland is engaged in a general commercial banking business through its banking subsidiary headquartered in Franklin, Indiana. At September 30, 2004, Heartland’s consolidated total assets were $188,230,000, its consolidated total deposits were $158,503,000 and its consolidated total shareholder’s equity was $13,416,000. Heartland’s common stock trades on the OTC Bulletin Board under the symbol “HRTB.”

Upon the Completion of the Merger, Heartland Will Merge into Blue River (see page 23)

      Under the terms of the proposed merger, Heartland will merge with and into Blue River, with Blue River surviving the merger and continuing under the changed name “Heartland Bancshares, Inc.” Heartland shareholders will exchange their shares of common stock for newly issued shares of common stock of Blue River and Blue River shareholders will retain their existing shares. Immediately following the merger of Heartland into Blue River, Shelby County Bank will merge with and into Heartland Community Bank, with Heartland Community Bank surviving the merger and continuing under the name “Heartland Community Bank.”

      The merger agreement is attached as Annex A to this joint proxy statement/ prospectus. We encourage you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

Heartland Shareholders Will Receive 2.54 Shares of Blue River Common Stock for Each Share of Heartland Common Stock They Hold on the Date of the Completion of the Merger (see page 23)

      Heartland shareholders will receive 2.54 shares of Blue River common stock for each share of Heartland common stock they hold on the date of the completion of the merger. Blue River will not issue fractional shares pursuant to the merger. As a result, the total number of shares of Blue River common stock that each Heartland shareholder will receive pursuant to the merger will be rounded down to the nearest whole number, and each Heartland shareholder will receive a cash payment for the remaining fractional shares of Blue River common stock that he or she would otherwise receive, if any, in an amount equal to such fraction multiplied by the average of the average of the highest closing bid price per share and the lowest closing asked price per share, as reported by Nasdaq with respect to Blue River common stock, during the period of five trading days ended immediately preceding the closing date of the merger.

The Combined Company’s Board of Directors and Management Will Include Representation of Both Blue River and Heartland (see page 46)

      After the merger, the board of directors of the Combined Company will have nine members, consisting of four current members of Blue River’s board of directors and five current members of Heartland’s board of directors. Russell Breeden, III, who is currently Chairman of the Board, Chief Executive Officer and President of Blue River, will be Chairman of the Board, Chief Executive Officer and President of the Combined Company, and Steven L. Bechman, who is currently the President and Chief Executive Officer of Heartland, will be Executive Vice President of the Combined Company. Two other current executive officers of Heartland and of Blue River will fill other key executive officer positions with the Combined Company.

The Merger is Intended to Be a Strategic Merger of Equals without Premium or Discount to Shareholders of Either Party (see page 23)

      The parties negotiated the terms of the merger to achieve their strategic objectives on the understanding that neither party was acquiring control of the other, and that the respective shareholders, directors and executive officers would have continuing substantial ownership and participation in the affairs of the combined company. Such a strategic merger is sometimes referred to as a “merger of equals”. The parties agreed upon the number of shares that are proposed to be issued by Blue River to the shareholders of Heartland with a view to reflecting the historical and expected levels of relative contributions of each of Blue River and Heartland to the businesses, assets, liabilities, equity, income, and expense of the Combined Company, and not with a view to awarding or penalizing the shareholders of either party with a premium or discount of the type that would be typical in a merger transaction in which a much larger company was acquiring control of a much smaller one.

Exchange Ratio is Fixed and Will Not Be Adjusted in Response to Changes in Our Stock Prices (see page 14)

      Because the 2.54 exchange ratio is fixed and will not be adjusted as a result of changes in the market price of Blue River common stock, the implied value of the merger consideration to Heartland’s shareholders will fluctuate with the market price of Blue River common stock. The merger agreement does not include a price-based termination right or provisions that would compensate for increases or decreases in the market price of Blue River common stock. You should obtain current market quotations for the shares of both companies from a newspaper, the Internet or your broker.

      The following table includes the closing sale prices per share of Blue River common stock and Heartland common stock as reported on the Nasdaq SmallCap Market and the OTC Bulletin Board, respectively on:

•	August 31, 2004, the last full trading day prior to the announcement of the merger agreement; and

•	, 2005, the most recent practicable date prior to the mailing of this joint proxy statement/ prospectus to Blue River’s and Heartland’s shareholders.

      This table also includes the equivalent price per share of Heartland common stock on those dates. The equivalent price per share is equal to the closing price shares of Blue River common stock on that date multiplied by 2.54, the applicable exchange ratio in the merger.

			Heartland
	Blue River	Heartland	Common Stock Per
	Common Stock	Common Stock	Share Equivalent

August 31, 2004	$5.39	$12.35	$13.69
, 2005

Both Blue River and Heartland Shareholder Approvals Will Be Required to Complete the Merger (see page 56)

For Blue River Shareholders:

      Approval of the merger agreement requires the affirmative vote of at least a majority of the votes represented by the outstanding shares of Blue River common stock as of the record date. On                     , 2005, which is the record date for determining those Blue River shareholders who are entitled to vote at the Blue River special meeting, executive officer and directors of Blue River and their affiliates beneficially owned and had the right to vote                      shares of Blue River common stock, representing            percent of the shares of Blue River common stock outstanding on the record date. All of the members of the board of directors of Blue River have executed voting agreements, and are contractually obligated to vote their common stock in favor of the proposal to approve the merger agreement as individuals and to use their best efforts on others over whom they have influence.

For Heartland Shareholders:

      Approval of the merger agreement requires the affirmative vote of at least a majority of the votes represented by the outstanding shares of Heartland common stock as of the record date. On                     , 2005, which is the record date for determining those Heartland shareholders who are entitled to vote at the Heartland special meeting, executive officers and directors of Heartland and their affiliates beneficially owned and had the right to vote                      shares of Heartland common stock, representing            percent of the shares of Heartland common stock outstanding on the record date. All of the members of the board of directors of Heartland have executed voting agreements, and are contractually obligated to vote their common stock in favor of the proposal to approve the merger agreement as individuals and to use their best efforts on others over whom they have influence.

Background and Reasons for the Merger (see pages 23, 27 and 29)

For Blue River:

      Blue River’s strategy is to operate as a holding company of community based financial institutions, each operating independently, with a decentralized governing structure. This strategy does not depend upon geographic or demographic factors. The strategy of Blue River is predicated upon the premise that each financial institution acquired by Blue River should have a positive impact on the stability and earnings of Blue River. The strategic merger with Heartland was attractive to Blue River because it will (if completed) create through the merger of Shelby County Bank with Heartland Community Bank a much larger community based financial institution which will have a positive impact on the earnings and prospects of Blue River. Further, the arrangements providing for Mr. Breeden to serve as Chairman of the Board, Chief Executive Officer and President of the Combined Company should allow for the philosophy and strategy of Blue River to continue following the merger. The board of directors of Blue River at a meeting held on August 30, 2004, unanimously approved the merger agreement.

For Heartland:

      Heartland’s directors have had a vision of creating a preeminent community bank managed by local bankers and business leaders serving Johnson County. Blue River’s merger proposal was attractive to Heartland because it will (if completed) create a larger locally-managed community banking organization serving the central Indiana communities presently served by Blue River and Heartland with improved financial prospects and increased liquidity for shareholders. Heartland’s directors (with one dissenting vote) in June 2004 concluded that pursuing a merger with Blue River was consistent with Heartland’s community banking strategy and was in Heartland’s best long-term interests, compared to pursuing an alternative strategy of seeking to sell control of Heartland to a larger banking institution. The board of Heartland at a meeting held August 31, 2004 approved the merger agreement, with one dissenting vote. See “The Proposed Merger – Background of the Merger,” and “ — Heartland’s Reasons for the Merger.”

Recommendations to Blue River and Heartland Shareholders (see pages 29 and 31)

To Blue River Shareholders:

      The Blue River board of directors believes the merger is advisable and unanimously recommends that you vote FOR the proposal to approve the merger agreement and, by doing so, approve the proposed merger. In addition, the Blue River board of directors unanimously recommends that you vote FOR the proposals to amend Blue River’s articles of incorporation. For information regarding the contractual obligation of the directors to make this recommendation, see “Related Agreements — Voting Agreements.”

To Heartland Shareholders:

      The Heartland board of directors believes that the merger is advisable and unanimously recommends that you vote FOR the proposal to approve the merger agreement and, by doing so, approve the proposed merger. For information regarding a dissenting vote of a former board member, see “The Proposed Merger — Background of the Merger.” In addition, for information regarding the contractual obligation of the directors to make this recommendation, see “Related Agreements — Voting Agreements.”

The Directors of the Parties Have Agreed to Recommend and Vote for the Merger (page 65)

      All of the directors of Blue River have agreed with Heartland to recommend the merger to Blue River’s shareholders (subject to certain exceptions) and to vote all of their shares of common stock in favor of the merger agreement at the special meeting. Together, they beneficially own with right to vote approximately           % of Blue River’s outstanding shares of common stock. Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Blue River’s common stock. A copy of the voting agreement is attached to this joint proxy statement/ prospectus as Annex E.

      All of the directors of Heartland have agreed with Blue River to recommend the merger to Heartland’s shareholders (subject to certain exceptions) and to vote all of their shares of common stock in favor of the merger agreement at the special meeting. Together, they beneficially own with right to vote approximately           % of Heartland’s outstanding shares of common stock. Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Heartland’s common stock. A copy of the voting agreement is attached to this joint proxy statement/ prospectus as Annex F.

You May Exercise Statutory Dissenters’ Rights (see page 76)

      Both Blue River and Heartland shareholders may dissent from the merger and, upon complying with the requirements of Indiana law, receive cash in the amount of the fair value of their shares. A copy of the chapter of the Indiana Business Corporation Law pertaining to dissenters’ rights is attached as Annex D to this joint proxy statement/ prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Blue River’s Financial Advisor Has Delivered an Opinion to the Blue River Board of Directors That, as of                     , 2005, the Exchange Ratio of 2.54 was Fair, from a Financial Point of View, to Blue River Shareholders (see page 32)

      As is customary in public transactions and in order to undertake a deliberate and careful examination of the transaction, the Blue River board of directors retained the services of Howe Barnes Investments, Inc., a regionally recognized investment banking and advisory firm with experience in transactions similar to the proposed merger, to render an opinion as to the fairness to Blue River, from a financial point of view, of the exchange ratio.

      Howe Barnes delivered its opinion to the Blue River board of directors that, as of                     , 2005 and based upon and subject to the assumptions, qualifications and limitations discussed in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Blue River’s common stock. The full text of the opinion of Howe Barnes, dated                     , 2005, which discusses, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with each opinion, are attached to this joint proxy statement/ prospectus as Annex B. Blue River shareholders are urged to read this opinion in its entirety. Based on this opinion and a number of other factors described in “The Proposed Merger — Blue River’s Reasons for the Merger,” the Blue River board of directors believes that the terms of the merger, including the exchange ratio of 2.54, are advisable to Blue River and unanimously recommends to Blue River’s shareholders that they approve the merger agreement.

      Pursuant to the terms of a letter agreement dated July 16, 2004, Blue River agreed to pay Howe Barnes $100,000 upon delivery of a fairness opinion and $75,000 upon closing of the merger. In addition, Blue River agreed to indemnify Howe Barnes against certain liabilities arising out of its engagement, including liabilities under the federal securities laws.

      The Howe Barnes opinion is addressed to the Blue River board of directors and is directed to the fairness, from a financial point of view, of the exchange ratio in the proposed merger. The Howe Barnes opinion does not address Blue River’s underlying business decision to proceed with the merger. The Howe Barnes opinion does not constitute a recommendation to any Blue River shareholder as to how any such shareholder should vote with respect to the proposed merger or any other matter.

Heartland’s Financial Advisor Has Delivered an Opinion to the Heartland Board of Directors That, as of                     , 2005, the Exchange Ratio of 2.54 was Fair, from a Financial Point of View, to Heartland Shareholders (see page 35)

      As is customary in public transactions and in order to undertake a deliberate and careful examination of the transaction, the Heartland board of directors retained the services of Donnelly, Penman & Partners LLP, an investment banking and advisory firm with experience in transactions similar to the proposed merger, to assist it in negotiating the terms of the merger and to advise it as to the fairness to Heartland, from a financial point of view, of the exchange ratio.

      Donnelly Penman has delivered its opinion to the Heartland board of directors that, as of                     , 2005 and based upon and subject to the assumptions, qualifications and limitations discussed in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Heartland common stock. The full text of the written opinion of Donnelly Penman, dated                     , 2005, which discusses, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with the opinion, is attached to this joint proxy statement/ prospectus as Annex C. Heartland shareholders should read this opinion in its entirety. Based on this opinion and a number of other factors described in “The Proposed Merger — Heartland’s Reasons for the Merger,” Heartland’s board of directors believes that the terms of the merger, including the exchange ratio of 2.54, are advisable to Heartland and its shareholders and unanimously recommends to Heartland’s shareholders that they approve the merger agreement and, by doing so, approve the merger. For information regarding a dissenting vote of a former board member, see “Description of Merger — Background of Merger.”

      For its financial advisory services provided to Heartland, Donnelly Penman has been paid fees of $100,000 to date and will be paid an additional fee that will amount to $120,000 at or before the closing of the merger. In addition, Heartland has agreed to indemnify Donnelly Penman against various liabilities, including any which may arise under the federal securities laws.

      The Donnelly Penman opinion is addressed to the Heartland board of directors and is directed to the fairness, from a financial point of view, of the exchange ratio in the proposed merger. The Donnelly Penman opinion does not address Heartland’s underlying business decision to proceed with or effect the merger, or the relative merits of the merger compared to any alternative transaction that might be available to Heartland. The Donnelly Penman opinion does not constitute a recommendation to any Heartland shareholder as to how any such shareholder should vote with respect to the proposed merger or any other matter.

Heartland Executive Officers and Directors Have Interests in the Merger That May Be Different from, or in Addition to, the Interests of Heartland Shareholders (see page 43)

      If you are a Heartland shareholder when you consider the recommendation from Heartland’s board of directors that you vote in favor of the approval of the merger agreement, you should be aware that Heartland’s executive officers and directors may have interests in the merger that may be different from, or in addition to, Heartland shareholders’ interests.

      For example, all stock options that have been granted by Heartland to its executive officers and directors and that are outstanding as of the completion of the merger will be converted automatically into options to purchase shares of the Combined Company’s common stock.

      Heartland’s officers and directors will have a right to continued indemnification and insurance coverage by the Combined Company after the merger for acts or omissions occurring prior to the merger.

      The parties expect that five members of Heartland’s board of directors, including John Norton, Patrick A. Sherman, Gordon R. Dunn, J. Michael Jarvis and Steven L. Bechman, will become members of the Combined Company’s board of directors upon completion of the merger. In addition, the parties expect that Steven L. Bechman will become executive vice president of the Combined Company and that Jeffery D. Joyce will become chief financial officer of the Combined Company upon completion of the merger.

      In addition, the parties have agreed that the Combined Company will assume certain change in control agreements that are currently in effect between Heartland and certain executive officers of Heartland, and that certain executive supplemental retirement income and split dollar insurance plans or arrangements with certain executive officers of Heartland will be continued through at least the second anniversary of the closing of the merger.

      The Heartland board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Heartland shareholders should consider these and other interests of Heartland’s directors and executive officers that are described in this joint proxy statement/ prospectus.

Blue River Executive Officers and Directors Have Interests in the Merger That May Be Different from, or in Addition to, the Interests of Blue River Shareholders (see page 45)

      If you are a Blue River shareholder when you consider the recommendation from Blue River’s board of directors that you vote in favor of the approval of the merger agreement, you should be aware that Blue River’s executive officers and directors may have interests in the merger that may be different from, or in addition to, Blue River’s shareholders’ interests.

      Under certain stock option plans, the completion of the merger will accelerate the vesting of certain stock options held by some of Blue River’s executive officers.

      The parties expect that four members of Blue River’s board of directors, Russell Breeden, III, Steven R. Abel, Wayne C. Ramsey and John R. Owens, will continue as members of the Combined Company’s board of directors upon completion of the merger. In addition, the parties expect that Russell Breeden, III will continue as Chairman of the Board, Chief Executive Officer and President of the Combined Company and Randy J. Collier will remain Senior Vice President, Secretary and Chief Credit Officer of the Combined Company.

      The Blue River board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Blue River shareholders should consider these and other interests of Blue River’s directors and executive officers that are described in this joint proxy statement/ prospectus.

Bank Regulatory Approvals Will Be Required for the Completion of the Merger (see page 47)

      The merger cannot be completed until Blue River and Heartland receive the necessary regulatory approval of each of the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision and the Indiana Department of Financial Institutions. Blue River and Heartland have submitted applications to the:

•	Board of Governors of the Federal Reserve System on December 13, 2004;

•	Office of Thrift Supervision on , 2004; and

•	Indiana Department of Financial Institutions on , 2004.

      In addition, a condition to the parties’ respective obligations to consummate the merger is that Heartland Community Bank and Shelby County Bank receive the necessary regulatory approvals for the merger of Shelby County Bank with and into Heartland Community Bank. Heartland Community Bank and Shelby County Bank have submitted applications to the:

•	Office of Thrift Supervision on , 2004;

•	Indiana Department of Financial Institutions on , 2004; and

•	Federal Deposit Insurance Corporation on , 2004.

It is a Condition to the Merger That the Combined Company’s Common Stock Be Listed on the Nasdaq (see page 47)

      The parties expect that the shares of the Combined Company will be listed on the Nasdaq National Market System or the Nasdaq SmallCap Market under the symbol “                    .” It is a condition to the parties’ obligations to close the merger that Nasdaq approve this listing.

Each Outstanding Heartland Stock Option to Purchase Heartland Common Stock Will Be Converted into an Option to Purchase 2.54 Shares of Blue River Common Stock (see page 49)

      Upon completion of the merger, each outstanding Heartland stock option to purchase Heartland common stock will be converted into an option to purchase Blue River common stock. The number of shares of Blue River common stock underlying the new Blue River option will equal the number of shares of Heartland common stock for which the corresponding Heartland option was exercisable, multiplied by 2.54, rounded to the nearest whole share. The per share exercise price of each new Blue River option will equal the exercise price of the corresponding Heartland option divided by 2.54, rounded to the nearest whole cent. 211,543 shares of Heartland common stock issuable pursuant to Heartland stock options will be converted into options to purchase an aggregate of 537,321 shares of Blue River common stock.

Blue River and Heartland Have Granted Stock Options to Each Other (see page 59)

      Concurrently with the signing of the merger agreement, Blue River entered into a stock option agreement with Heartland that grants Blue River the option to buy up to 277,440 shares of Heartland common stock. The exercise price of the option is $12.17 per share. In addition, at the same time, Heartland entered into a stock option agreement with Blue River that grants Heartland the option to buy up to 677,823 shares of Blue River common stock. The exercise price of the option is $5.62 per share. The options may discourage third parties who are interested in acquiring a significant stake in either Blue River or Heartland from doing so or from proposing an alternative transaction. The stock option agreements are attached as Annex G and Annex H to this document. You are encouraged to read both of them carefully.

A Number of Conditions Must Be Satisfied or Waived to Complete the Merger (see page 56)

      The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

•	approval of the merger agreement by the Heartland shareholders and the Blue River shareholders;

•	obtaining all necessary regulatory approvals of the merger (and of the merger of the subsidiary banks) from governmental authorities, particularly state and federal banking authorities, and none of those approvals may contain a condition or restriction that would have a material adverse effect on the Combined Company after the merger;

•	authorization for listing by the Nasdaq SmallCap Market or the Nasdaq National Market System of the shares of Blue River common stock issuable pursuant to the merger agreement;

•	absence of a breach by either party of the representations and warranties in the merger agreement which results in a material adverse effect on the representing party;

•	shareholders of Heartland and Blue River who have timely notified Heartland and Blue River of their intent to exercise dissenters rights do not hold shares of Heartland common stock and Blue River common stock that, in the aggregate and giving effect to the conversion of Heartland common stock into Blue River common stock at the exchange ratio specified in the merger agreement, would represent more than ten percent of the number of shares of the Combined Company’s common stock that would be issued and outstanding immediately after the closing of the merger had no shareholder of either company provided notice of their intent to exercise dissenters rights;

•	receipt of tax and legal opinions;

•	redemption by Heartland of the rights under the Heartland rights agreement (“poison pill”); and

•	material compliance by the parties with their respective obligations under the merger agreement.

How the Merger Agreement May Be Terminated by Blue River and Heartland (see page 56)

      Blue River and Heartland may mutually agree to terminate the merger agreement and abandon the merger at any time prior to completion of the merger, whether before or after the Blue River or Heartland shareholders have approved the merger agreement as contemplated by the merger agreement. In addition, either party could decide, without the consent of the other, to terminate the merger agreement in a number of situations, including:

•	if the merger is not completed by June 30, 2005 (and the terminating party has not willfully breached or defaulted the merger agreement);

•	if the required approval of either the Blue River or Heartland shareholders is not obtained at the respective shareholder meetings;

•	either board of directors authorizes its respective company to enter into an agreement, arrangement or understanding with a third party concerning a transaction that constitutes an “acquisition transaction” (See “The Merger Agreement — Covenants — No Solicitation” for a discussion of this term); or

•	if a condition to its obligation to complete the merger is not satisfied or waived.

Due to Variances Between the Articles of Incorporation, By-laws and Other Corporate Documents of Blue River and Heartland, Differences Exist Between the Rights of Blue River Shareholders and Heartland Shareholders (see page 87)

      The rights of shareholders of both companies are governed by Indiana law. However, there are differences in the rights of Blue River shareholders and Heartland shareholders as a result of the provisions of the articles of incorporation, by-laws and other corporate documents of each company. See “Comparison of Blue River/ Heartland Shareholder Rights.”

Heartland Shareholders Will Not Recognize Any Gain or Loss for Federal Income Tax Purposes upon the Exchange of Their Shares, Except That Gain or Loss Will Be Recognized on the Receipt of Cash in Lieu of a Fractional Share of Blue River Common Stock (see page 65)

      Krieg DeVault LLP, legal counsel to Blue River, has delivered its opinion which provides that the merger will qualify as a “reorganization” within the meaning of Section 368(b) of the Internal Revenue Code and that each shareholder of Blue River and Heartland will be a party to the reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is the opinion of Krieg DeVault LLP that a holder of Heartland common stock will not recognize any gain or loss for federal income tax purposes upon the exchange of the holder’s shares of Heartland common stock for shares of Blue River common stock pursuant to the merger, except that gain or loss will be recognized on the receipt of cash in lieu of a fractional share of Heartland common stock. The foregoing opinion is based, in part, on customary factual assumptions and written factual representations.

      You should carefully read the discussion under the heading “Material Federal Income Tax Consequences of the Merger” beginning on page 65. The federal income tax consequences described above may not apply to some holders of Heartland common stock, including some types of holders specifically referred to on page 66.

The Purchase Method of Accounting Will Be Used to Account for the Merger (see page 48)

      The merger will be accounted for under the purchase method of accounting for business combinations under U.S. generally accepted accounting principles. As discussed further under the section entitled “The Proposed Merger — Accounting Treatment” on page 48, the merger will be accounted for as a reverse acquisition with Heartland being deemed the acquiring company for accounting purposes.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE INFORMATION

      The following table includes selected historical per share information of Blue River and Heartland and unaudited pro forma condensed combined per share information after giving effect to the merger between Blue River and Heartland, under the purchase method of accounting, assuming that 2.54 shares of Blue River common stock had been issued in exchange for each outstanding share of Heartland common stock. You should read this information in conjunction with the historical financial statements and related notes of Blue River and Heartland that are incorporated in this joint proxy statement/ prospectus by reference.

      The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included in this joint proxy statement/ prospectus. The historical per share information is derived from audited financial statements as of and for the year ended December 31, 2003 and unaudited financial statements for the nine months ended September 30, 2004. The unaudited pro forma Heartland per share equivalents are calculated by multiplying the unaudited pro forma combined per share amounts by the exchange ratio of 2.54. The pro forma combined outstanding shares of the proposed Combined Company as of September 30, 2004 was 6,947,347. The pro forma combined outstanding shares are based on the number of shares of Blue River common stock outstanding at September 30, 2003 and the number of shares of Heartland common stock outstanding at September 30, 2004 multiplied by the 2.54 exchange ratio.

      The unaudited pro forma condensed combined per share information does not purport to represent what the actual results of operations of Blue River and Heartland would have been had the companies been combined during the periods presented or to project Blue River’s and Heartland’s results of operations that may be achieved after the completion of the merger.

	Year Ended		Nine Months Ended
	December 31, 2003		September 30, 2004

	Blue River	Heartland	Blue River	Heartland

Historical
Earnings Per Share
Basic	$.04	$.30	$.02	$.71
Diluted	.04	.29	.02	.69
Cash Dividends Per Share	—	—	—	—
Book Value Per Share	4.76	9.00	4.77	9.62

	Pro Forma	Pro Forma

Pro Forma Combined
Earnings Per Share
Basic	.08	.16
Diluted	.08	.16
Cash Dividends Per Share	—	—
Book Value Per Share	4.52	4.65

Heartland Equivalent Pro Forma
Earnings Per Share
Basic	.20	.41
Diluted	.20	.41
Cash Dividends Per Share	—	—
Book Value Per Share	11.48	11.81

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

      Blue River common stock is listed on the Nasdaq SmallCap Market and Heartland common stock is traded on the OTC Bulletin Board. Blue River’s and Heartland’s ticker symbols are “BRBI” and “HRTB,” respectively. The following table shows, for the calendar quarters indicated, the high and low sale prices of shares of Blue River common stock as reported on the Nasdaq SmallCap Market and Heartland common stock as reported on the OTC Bulletin Board. Neither Blue River nor Heartland has historically declared cash dividends. It is not anticipated that the Combined Company will declare cash dividends in the foreseeable future.

	Blue River		Heartland
	Common Stock		Common Stock
	Market Price		Market Price

	High	Low	High	Low

2001
1st Quarter	$4.25	$3.06	$7.54	$6.47
2nd Quarter	4.85	3.43	7.85	6.58
3rd Quarter	4.70	3.31	7.93	6.64
4th Quarter	4.65	3.45	8.10	6.85
2002
1st Quarter	$5.50	$4.15	$8.65	$7.80
2nd Quarter	5.23	4.40	9.65	8.45
3rd Quarter	4.88	4.26	9.50	7.50
4th Quarter	4.90	4.25	8.30	7.51
2003
1st Quarter	$4.89	$4.25	$8.94	$7.91
2nd Quarter	4.88	4.35	9.58	8.00
3rd Quarter	5.80	4.55	10.00	8.95
4th Quarter	6.70	4.90	10.94	9.80
2004
1st Quarter	$6.79	$5.81	$12.70	$10.40
2nd Quarter	6.84	5.90	12.99	11.40
3rd Quarter	6.15	5.29	14.05	11.55
4th Quarter (through November 22, 2004)	5.58	5.15	13.70	12.75

RISK FACTORS

      Blue River and Heartland shareholders should carefully consider the following factors, in addition to those factors discussed in the documents that Blue River and Heartland have filed with the Securities and Exchange Commission and which we have incorporated into this document and the other information in this joint proxy statement/ prospectus, before voting at their respective special meetings.

Risks Relating to the Merger

The value of Blue River shares to be received by Heartland shareholders will fluctuate.

      The number of shares of Blue River common stock issued pursuant to the merger for each share of Heartland common stock is fixed. The market prices of Blue River common stock and Heartland common stock at the time of completion of the merger may vary from their market prices at the date of this document and at the date of the special meetings of Blue River and Heartland. For example, during the period beginning on August 31, 2004, which was the last full trading day prior to the announcement of the merger agreement, and ending on                     , 2005, the most recent practical date prior to the mailing of this joint proxy statement/ prospectus, Blue River common stock traded in a range from a low of $          to a high of $          and ended that period at $          , and Heartland common stock traded in a range from a low of $          to a high of $          and ended that period at $          . See “Summary — Comparative Per Share Market Price and Dividend Information” for more detailed share price information.

      These variations may be the result of various factors, including:

•	changes in the business, operations or prospects of Blue River or Heartland;

•	general market and economic conditions; and

•	litigation and/or regulatory developments.

      The merger may not be completed until a significant period of time has passed after the Blue River and Heartland special meetings. At the time of their respective special meetings, Blue River and Heartland shareholders will not know the exact value of the Blue River common stock that will be issued in connection with the merger.

      Shareholders of Blue River and Heartland are urged to obtain current market quotations for Blue River and Heartland common stock.

Blue River and Heartland may be unable to obtain the regulatory approvals required to complete the merger (including the merger of our subsidiary banks) or, in order to do so, the Combined Company may be required to comply with material restrictions or conditions.

      See “The Proposed Merger — Regulatory Matters Relating to the Merger” for a description of the regulatory approvals necessary in connection with the merger and in connection with the merger of our subsidiary banks. No assurance can be given that these approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement.

We may be unable to successfully integrate the operations of Blue River and Heartland.

      The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include:

•	the necessity of coordinating geographically separated organizations, systems and facilities; and

•	integrating personnel with diverse business backgrounds and organizational cultures.

      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the Combined Company’s businesses and the possible loss of key personnel.

The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial condition or prospects of the Combined Company after the merger.

We will incur transaction, merger-related and restructuring costs in connection with the merger.

      Blue River and Heartland expect to incur costs associated with combining the operations of the two companies, transaction fees and other costs related to the merger. The total estimate includes approximately $900,000 for transaction costs. Estimated transaction costs of approximately $500,000 will be recorded as a component of the purchase price, with the remainder expensed as incurred. The Combined Company also will incur restructuring and integration costs in connection with the merger. The parties are in the early stages of making assessments of these costs and at this time is unable to give an estimate of these costs. The amount related to restructuring will be included as a liability in the purchase price allocation or as an expense, depending on the nature of the restructuring activity. The amount of transaction fees expected to be incurred is a preliminary estimate and subject to change. Additional unanticipated costs may be incurred in the integration of the businesses of Blue River and Heartland. Although Blue River and Heartland expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, we cannot give any assurance that this net benefit will be achieved in the near term, or at all.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of the Combined Company’s common stock following the merger.

      In accordance with U.S. generally accepted accounting principles, the merger will be accounted for using the purchase method of accounting, which will result in charges to earnings that could have an adverse impact on the market value of the Combined Company’s common stock following completion of the merger. Under the purchase method of accounting, the total estimated purchase price will be allocated to Blue River’s net tangible assets and identifiable intangible assets based on their fair values as of the date of completion of the merger. The excess of the purchase price over those fair values will be recorded as goodwill. The Combined Company will incur additional amortization expense based on the identifiable intangible assets acquired in connection with the merger. Additionally, to the extent the value of goodwill becomes impaired, the Combined Company may be required to incur material charges relating to such impairment. These amortization and potential impairment charges could have a material impact on the Combined Company’s results of operations.

      Blue River estimates the annual amortization expense for these identifiable intangible assets will approximate $243,000. Based on Blue River’s and Heartland’s combined annualized amortization expense of approximately $69,000 related to identifiable intangible assets for the year ended December 31, 2003, Blue River will incur approximately $174,000 of incremental annual amortization expense after the completion of the merger. This incremental expense will impact the earnings per share after the completion of the merger by approximately $.03 per share. Changes in earnings per share, including as a result of this incremental expense, could adversely affect the trading price of the Blue River common stock.

The Combined Company, and the merger, could be materially adversely affected if Blue River or Heartland shareholders seek to exercise dissenters rights with respect to a large number of shares.

      Shareholders of Heartland and Blue River have the right to dissent from the merger and obtain payment of the fair value of their shares in cash if they follow the procedures provided by Indiana law. If shareholders holding a significant number of shares of either company were to timely notify Heartland and Blue River of their intent to exercise dissenters rights, the Combined Company’s financial condition and results of operations, capital resources and liquidity could be materially adversely affected and necessary regulatory approvals of the merger could be more difficult to obtain. In addition, if such notifications were received with respect to a number of shares of either company that would represent more than ten percent of the Combined Company’s outstanding stock in the absence of any shareholders exercising dissenters’ rights, then either party may terminate the merger agreement.

Risks Relating to the Businesses of Blue River, Heartland and the Combined Company

The business of the Combined Company will be subject to risks currently affecting the businesses of Blue River and Heartland.

      After the completion of the merger, the business of the Combined Company, as well as the price of Blue River common stock, will be subject to numerous risks currently affecting the businesses of Blue River and Heartland, including, without limitation, increasing competition in the Combined Company’s line of business and continued consolidation in the financial institution industry. For a discussion of Blue River’s business and Heartland’s business, see Blue River’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 and Heartland’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 and our other filings with the SEC that are incorporated by reference in this joint proxy statement/ prospectus.

CAUTIONARY STATEMENT

REGARDING FORWARD-LOOKING STATEMENTS

      This document and the documents incorporated herein by reference contain forward-looking statements by Blue River and Heartland within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and business of the Combined Company upon completion of the merger, including statements relating to the estimated cost savings that will be realized from the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger and the tax-free nature of the merger. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	estimated cost savings from the merger may not be fully realized within the expected time frame;

•	deposit attrition, customer loss or revenue loss following the merger may be greater than expected;

•	competitive pressure among depository and other financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of Blue River and Heartland may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic or business conditions, either nationally or in the region in which Blue River and Heartland conduct business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislation or changes in regulatory requirements may adversely affect the businesses in which Blue River and Heartland are engaged, and changes in accounting standards, interpretations or guidance may affect the manner in which they report their financial condition and results of operations in accordance with U.S. generally accepted accounting principles; and

•	competitors of Blue River and Heartland may have greater financial resources and may develop products and technology that enable those competitors to compete more successfully than the Combined Company.

      Management of Blue River and Heartland each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them because they speak only as of the date of this document, or, in the case of documents incorporated by reference in this document, the dates of those documents. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder value of the Combined Company following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Blue River’s and Heartland’s ability to control or predict.

      All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Blue River or Heartland or any person acting on either company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Blue River nor Heartland undertakes any obligation to release publicly any revisions or updates to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE MEETINGS AND VOTING

      The Blue River board of directors is using this joint proxy statement/ prospectus to solicit proxies from the holders of Blue River common stock for use at the special meeting of Blue River’s shareholders. The Heartland board of directors is using this document to solicit proxies from the holders of Heartland common stock for use at the special meeting of Heartland’s shareholders.

Matters Relating to the Meetings

Time and Place

Blue River:	, 2005 at a.m., local time, at .

Heartland:	, 2005 at a.m., local time, at Hillview Country Club, 1800 E. King Street, Franklin, Indiana.

Purpose of Meeting is to Vote on the Following Items

Blue River:	1. To approve the merger agreement and, by doing so, approve the proposed merger;

2. To approve the amendment to Blue River’s articles of incorporation to increase the total number of shares of capital stock which Blue River will have the authority to issue to 25,000,000 shares, consisting of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock; and

3. To transact such other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

Heartland:	1. To approve the merger agreement and, by doing so, approve the proposed merger; and

2. To transact such other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

Record Date

Blue River:	The record date for holders of shares entitled to vote is , 2005.

Heartland:	The record date for holders of shares entitled to vote is , 2005.

Outstanding Shares

Blue River:	As of , 2005, the record date for the Blue River meeting, there were shares of Blue River common stock outstanding.

Heartland:	As of , 2005, the record date for the Heartland meeting, there were shares of Heartland common stock outstanding.

Shares Entitled to Vote

Blue River:	Shares entitled to vote at the special meeting are shares of Blue River common stock outstanding as of the close of business on the record date, , 2005.

Each share of Blue River common stock is entitled to one vote.

Heartland:	Shares entitled to vote at the special meeting are shares of Heartland common stock outstanding as of the close of business on the record date, , 2005.

Each share of Heartland common stock is entitled to one vote.

Quorum Requirements

Blue River:	A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the issued and outstanding shares entitled to vote at the meeting is a quorum.

Abstentions and broker non-votes count as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Heartland:	A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the issued and outstanding shares entitled to vote at the meeting is a quorum.

Abstentions and broker non-votes count as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Shares Beneficially Owned by Blue River and Heartland Directors and Executive Officers

Blue River:	Blue River directors and executive officers beneficially owned and had the right to vote shares of Blue River common stock on the record date. These shares represent in total % of the total voting power of Blue River’s voting securities outstanding and entitled to vote.

For more information regarding beneficial ownership of Blue River common stock by each current Blue River director, certain executive officers of Blue River and all directors and executive officers of Blue River as a group, see “Securities Ownership of Certain Beneficial Owners and Management of Blue River.”

Heartland:	Heartland directors and executive officers beneficially owned and had the right to vote shares of Heartland common stock on the record date. These shares represent in total % of the total voting power of Heartland’s voting securities outstanding and entitled to vote.

For more information regarding beneficial ownership of Heartland common stock by each current Heartland director, certain executive officers of Heartland and all directors and executive officers of Heartland as a group, see “Securities Ownership of Certain Beneficial Owners and Management of Heartland.”

Vote Necessary to Approve Blue River and Heartland Proposals

Blue River:	Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Heartland common stock. Abstentions and broker non-votes have the effect of a vote against the proposal.

Approval of the amendment to Blue River’s articles of incorporation requires that the votes cast favoring the amendment to Blue River’s articles of incorporation exceed the votes cast opposing the amendment. Abstentions and broker non-votes are not counted as votes “for” or “against” the proposals and are not counted in determining the number of votes cast on each proposal.

Heartland:	Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Heartland common stock. Abstentions and broker non-votes have the effect of a vote against the proposal.

Proxies

      Submitting Your Proxy. If you are a shareholder of record, you may vote in person by ballot at your special meeting or by submitting a proxy. We recommend you submit your proxy even if you plan to attend your special meeting. If you attend the special meeting, you may vote by ballot, which cancels any proxy previously submitted.

      Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

      How to Vote by Proxy. If you are a shareholder of record and choose to submit your proxy by mail, please mark each proxy card you receive, date and sign it, and return it in the prepaid envelope which accompanied that proxy card.

      If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or recordholder.

      Revoking Your Proxy. You may revoke your proxy at any time prior to the time your shares are voted. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by timely delivery of a written revocation to your company’s secretary;

•	by submitting another valid proxy bearing a later date; or

•	by attending your special meeting and voting your shares in person.

      If your shares are held in the name of your bank, broker, custodian or other recordholder, you must contact the holder of record in order to revoke your proxy.

      Voting in Person. If you are a shareholder of record and you wish to vote in person at the Blue River or Heartland special meeting, we will give you a ballot at the meeting. However, if your shares are held in the name of your bank, broker, custodian or other recordholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at your special meeting.

      Proxy Solicitation. We will each pay our own costs of soliciting proxies. In addition to this mailing, proxies may be solicited by directors, officers or employees of Blue River and Heartland in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services.

      We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

      Do not send in any stock certificates with your proxy cards. Blue River will mail transmittal forms with instructions for the surrender of stock certificates for Heartland common stock to former Heartland shareholders as soon as practicable after the completion of the merger.

Other Business; Adjournments

      We are not currently aware of any other business to be acted upon at either meeting. If, however, other matters are properly brought before either meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment, including adjourning the meeting.

      Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither of us currently intends to seek an adjournment of our meeting.

INFORMATION ABOUT THE COMPANIES

Blue River Bancshares, Inc.

29 East Washington Street
Shelbyville, Indiana 46176

      Blue River is an Indiana corporation and a registered savings and loan holding company. Its executive offices are located at the address listed above and its telephone number is (317) 398-9721. Blue River provides a full range of banking services to individual and corporate customers through its banking subsidiaries, Shelby County Bank and Paramount Bank. The principal communities served are located in Shelbyville, Indiana and Lexington, Kentucky. Blue River’s strategic focus is on the banking needs of individuals and small businesses. At September 30, 2004, Blue River had total consolidated assets of approximately $213,642,000, total consolidated deposits of approximately $176,486,000 and total consolidated shareholders’ equity of approximately $16,262,000.

      For more information on Blue River, see “Where You Can Find More Information” on page 101.

Heartland Bancshares, Inc.

420 North Morton Street
Franklin, Indiana 46131

      Heartland is an Indiana corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Its executive offices are located at the address listed above and its telephone number is (317) 739-3915. Heartland provides a full range of banking services to individual and corporate customers through its subsidiary bank Heartland Community Bank. The principal communities served by Heartland Community Bank are those within Johnson County, Indiana. At September 30, 2004, Heartland had total consolidated assets of approximately $188,230,000, total consolidated deposits of approximately $158,503,000 and total consolidated shareholders’ equity of approximately $13,416,000.

      For more information on Heartland, see “Where You Can Find More Information” on page 101.

THE PROPOSED MERGER

      The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement and the financial advisor opinions attached as Annexes to this document and incorporated herein. We urge you to read and review those entire documents as well as the discussion in this document.

General

      This section provides material information about the merger of Blue River and Heartland and the circumstances surrounding the merger. The next section of this document, entitled “The Merger Agreement” has additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating the merger agreement.

      At the Blue River special meeting, Blue River shareholders will be asked to consider and vote upon a proposal to approve the merger agreement and a proposal to amend the articles of incorporation. At the Heartland special meeting, Heartland shareholders will be asked to consider and vote upon a proposal to approve the merger agreement. The approval of the merger agreement will constitute the approval of the transactions it contemplates, including, among others, the merger of Heartland with and into Blue River and the change of Blue River’s name to “Heartland Bancshares, Inc.”

      We are furnishing this document to Blue River and Heartland shareholders in connection with the solicitation of proxies by the board of directors of each of Blue River and Heartland for use at their respective special meeting of shareholders and any adjournment or postponement of the meetings.

Structure

      The merger agreement provides for the merger of Heartland with and into Blue River. Upon the completion of the merger, the separate corporate existence of Heartland will cease and Blue River will continue as the surviving entity under the name “Heartland Bancshares, Inc.”

      Upon the completion of the merger, Heartland shareholders will be entitled to receive 2.54 shares of Blue River common stock for each share of Heartland common stock that they hold. Heartland shareholders will receive cash instead of any fractional shares of Blue River common stock that would have otherwise been issued at the completion of the merger. The 2.54 shares of Blue River common stock that will be issued for each share of Heartland common stock is sometimes referred to in this document as the “exchange ratio.” Blue River expects to issue to Heartland’s shareholders a number of new shares of its common stock that would represent approximately 51% of the common stock of the Combined Company that would be outstanding upon completion of the merger.

      Immediately following the merger of Heartland into Blue River, Shelby County Bank will merge with and into Heartland Community Bank, with Heartland Community Bank surviving the merger and continuing under the name “Heartland Community Bank.”

      Blue River and Heartland will account for the merger as a reverse acquisition under the purchase accounting method for financial reporting purposes with Heartland being deemed the acquiring company for accounting purposes. See “Accounting Treatment” on page 49. The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Merger” on page 65.

Background of the Merger

      Blue River’s strategy is to operate as a holding company of community-based financial institutions, each operating independently, with a decentralized governing structure. This strategy does not depend upon geographic or demographic factors. The strategy of Blue River is predicated upon the premise that each financial institution acquired by Blue River should have a positive impact on the stability and earnings of

Blue River. As part of this strategy Blue River has evaluated numerous strategic alternatives, including the acquisition of other community banks.

      Heartland’s board of directors has regularly discussed the state of Heartland’s business and strategic direction and objectives and its performance and prospects in the context of competitive developments in the financial services industry generally and in Johnson County, Indiana, in particular. The members of Heartland’s board, all of whom were among the group that founded Heartland and Heartland Community Bank in 1997, have had a vision of creating a preeminent community bank managed by local bankers and business leaders, and serving the banking needs of the Johnson County communities served by its offices. Since late 2001, however, certain shareholders with no ties to the communities that are served by Heartland Community Bank but who own significant blocks of Heartland’s stock have from time to time expressed their concerns to Heartland’s management regarding the earnings and asset quality problems that Heartland has experienced during this time period. Some of these shareholders have encouraged Heartland’s board of directors to consider exploring strategic alternatives, including the possibility of seeking a sale to, or a merger with, another financial institution.

      Due to the close proximity of Blue River and Heartland and the fact that they both commenced operations in the late 1990’s through initial public offerings, the management of Blue River and Heartland are familiar with one another. During the third quarter of 2003, Russell Breeden, III, the Chairman of the Board, Chief Executive Officer and President of Blue River, contacted Steven L. Bechman, the President and Chief Executive Officer of Heartland, with regard to the possibility that Heartland and Blue River (and their banking subsidiaries) might merge with each other in a stock-for-stock transaction in order to create a larger locally-managed community banking organization serving their respective central Indiana communities with increased liquidity for shareholders and improved financial prospects.

      On September 23, 2003, Mr. Breeden updated the board of directors of Blue River at its regularly scheduled meeting of his conversations with management of Heartland and their desire for Mr. Breeden to meet with the board of directors of Heartland. Following the execution of a mutual confidentiality agreement between the parties, Mr. Breeden met with the board of directors of Heartland on September 24, 2003, to discuss Blue River and its plans and proposals relating to the possible business combination and the strategies and philosophies of Blue River.

      Heartland’s board of directors on October 13, 2003, authorized Heartland’s management to pursue further discussions with Blue River looking toward the possible mergers of their two holding companies and of Heartland Community Bank and Shelby County Bank.

      On October 16, 2003, Messrs. Breeden and Bechman met to have further discussions regarding strategic direction and operational philosophies. On October 14, 2003, Messrs. Breeden and Bechman (together with legal counsel to Blue River and Heartland) to discuss the general parameters of a strategic merger. On November 6, 2003, Mr. Breeden met with Messrs. Bechman and Joyce (Chief Financial Officer of Heartland) about the synergies of a transaction between the two institutions and the prospects for lifting the regulatory cease and desist order that was then in effect with respect to Heartland Community Bank.

      On December 19, 2003, Mr. Breeden informed the directors of Blue River at its regularly scheduled meeting that Heartland Community Bank was in the middle of a safety and soundness examination which would be critical to lifting the cease and desist order.

      Substantive discussions between Blue River and Heartland resumed late in the first quarter of 2004, following the lifting of the cease and desist order with respect to Heartland Community Bank and the completion of Blue River’s acquisition of Unified Banking Company and its issuance and sale of additional stock pursuant to a subscription rights offering.

      In April 2004, Heartland’s management sought advice from Donnelly Penman & Partners, an investment banking firm based in Grosse Pointe, Michigan concerning the Blue River proposal. At a meeting of Heartland’s board of directors held on April 19, 2004, the board discussed the financial and managerial issues that must be considered in a potential transaction of this type with Donnelly Penman and Heartland’s legal counsel. At the conclusion of that meeting, the board authorized counsel to commence preparation of drafts of change in control agreements with its four most senior executive officers (which agreements were approved by the board and executed effective July 19, 2004, see “— Interests of Certain Persons in the Merger”), and directed Donnelly Penman and Heartland’s counsel to meet with Blue River’s representatives to commence more detailed discussions of the feasibility of such a transaction.

      Following the April 2004 decision of Heartland’s board of directors to move forward with discussions with Blue River, Heartland formally engaged Donnelly Penman to act as its investment banking advisor in connection with that transaction. In addition, Heartland, Blue River and a group of three individual shareholders of Blue River (Russell Breeden, Gene Tanner and Wayne Ramsey) (the “Breeden 13D Group”) entered into a comprehensive confidentiality agreement with each other effective April 26, 2004. This confidentiality agreement includes agreements which in general prohibit, for a period of three years from the date of the agreement, each party (the Breeden 13D Group being treated as if it were Blue River for this purpose) from:

•	making certain acquisitions of the voting stock of the other;

•	making shareholder proposals or participating in any solicitation of proxies to vote any voting securities of the other party against any proposal supported by management of the other party;

•	seeking to control the management, board of directors or policies of the other party; and

•	soliciting to employ any current officer or employee of the other party or of its affiliates.

      On May 13, 2004, Mr. Breeden informed the directors of Blue River at its regularly scheduled meeting that the discussions with Heartland were continuing and that a more comprehensive confidential agreement had been executed. On June 22, 2004, Mr. Breeden informed the board of directors of Blue River at its regularly scheduled meeting that the board of directors of Heartland was meeting to discuss the status of the discussions with Blue River and whether to continue those discussions.

      Heartland’s board of directors met with Donnelly Penman again on June 22, 2004 to review the status of the discussions with Blue River. Donnelly Penman reported to the board concerning key elements of the strategic merger that had been addressed by management of the two parties since the April board meeting, including the expected composition of the board of directors of the resulting company and the expected management positions of the resulting company and resulting bank; the determination of the entity that would survive the merger and issue its stock in the merger; and the corporate name and resulting ownership of the surviving entity. The board reviewed summary preliminary pro forma financial and market data prepared by Donnelly Penman that illustrated the market price of the stock that would be received by shareholders of Heartland (based on the then-current trading prices of the two stocks), and preliminary pro forma per share earning estimates for the Combined Company for the year 2005 (assuming the accuracy of forecasted 2005 earnings prepared by management of each company on a stand-alone basis, and certain levels of cost savings and core deposit intangible amortization), all on the basis of a 50/50 split of ownership of the Combined Company between the shareholder groups of the two combining companies.

      At the June 22 meeting, the directors also considered the advantages and disadvantages to Heartland of seeking to sell control of Heartland to a larger banking institution at that time, compared to the advantages and disadvantages of pursuing the proposed strategic merger transaction with Blue River. In making this comparison, the directors considered the impact that each strategic alternative (sale of control to a larger buyer compared to strategic merger with Blue River) might have on the constituent interests of Heartland, including Heartland’s shareholders and Heartland Bank’s customers, communities, and employees. The members of Heartland’s board of directors, with one exception, concluded that it would be in Heartland’s best long-term interests to move forward with the merger discussions with Blue River to the exclusion of pursuing a sale of control strategy.

      On June 23, 2004, Blue River’s negotiating team and Heartland’s negotiating team (including management and Donnelly Penman) negotiated several key terms of the proposed merger, including the size of the board of directors of the resulting holding company and the number of members of that board of directors who would be drawn from the boards of directors of each of Heartland and Blue River; management titles and roles in the resulting holding company and subsidiary bank organizations; the legal structure of the holding company merger and the bank merger and the names of the surviving entities; and a targeted 50/50 split of ownership of the resulting holding company between the shareholder groups of the two merging holding companies.

      Following the June 23 meeting, Blue River and Heartland and their respective representatives commenced and completed a detailed review of the businesses, properties, financial condition, results of operations, and future prospects of each other and their respective banking subsidiaries. In addition, Blue River and Heartland through their respective counsel commenced negotiation of the terms of the merger agreement and related option agreements.

      On July 27, 2004, Mr. Breeden updated the board of directors of Blue River at its regularly schedule meeting on the progress of the Heartland discussions and the general terms of the proposed transaction. Mr. Breeden informed the board of directors of Blue River that Howe Barnes had been consulting on the transaction since January, 2004, but that it was now appropriate for the board of directors to consider their formal engagement. The board of directors approved the engagement by Howe Barnes as financial advisor to Blue River. Also at this meeting, Mr. Breeden distributed to directors due diligence materials relating to Heartland for their review, and the directors were notified of a meeting to be held the following week to discuss the due diligence findings. On August 5, 2004, the members of the board of directors of Blue River met with its management team and legal counsel to discuss the initial results of their due diligence findings.

      In late August 2004, management of Blue River and Heartland negotiated the exchange ratio at 2.54 Blue River common shares for each outstanding Heartland share, and determined that Blue River would assume Heartland’s obligations to issue additional stock under Heartland’s outstanding stock options on terms that would be adjusted to reflect the exchange ratio. The parties intended that, as a result of this exchange ratio, those persons holding Heartland common stock immediately prior to the merger would receive in exchange for their Heartland stock newly-issued Blue River stock representing approximately 51% of Combined Company’s outstanding stock immediately after the merger, assuming no shareholders of either party exercised their statutory dissenters rights and no other change in outstanding shares of either party occurred. The parties also understood that the assumption of Heartland’s stock options by the Combined Company would mean that the stock issued by Blue River in the merger and the stock that would potentially be issued in the future under all stock options of both holding companies that were outstanding as of the date of the agreement would represent approximately 53% of the Combined Company’s stock on a fully diluted basis as of the effective date of the merger, also assuming no shareholders of either party exercised their statutory dissenters rights and no other change in outstanding shares of either party occurred.

      At a special meeting of the board of directors of Blue River held on the evening of August 30, 2004, the board of directors of Blue River met with members of its executive management team and Blue River’s financial advisor and legal counsel. Management of Blue River reviewed with the board of directors information regarding Heartland and the terms of the proposed transaction, and updated the directors on its due diligence investigation of Heartland. Howe Barnes reviewed with the Blue River board of directors additional information, including financial information (both historical and projected) regarding Blue River and Heartland. Howe Barnes rendered to the Blue River board of directors its oral opinion that as of that date the proposed exchange ratio was fair, from a financial point of view, to Blue River. Legal counsel to Blue River discussed with the board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and they reviewed the legal terms of the proposed merger. Following review and discussion and on the basis of these reviews and reports, and in part in reliance upon the oral advice of Howe Barnes concerning the fairness of the exchange ratio from a financial point of view, the members of the board of directors of Blue River voted unanimously to approve the merger with Heartland and the stock option agreements.

      At a special meeting of the board of directors of Heartland held on the evening of August 31, 2004, the board approved the merger and related agreements and transactions. In connection with its consideration of the merger proposal, the board reviewed summary financial data prepared by Heartland’s management (based in part upon historical and projected data provided by Blue River’s management) reflecting the historical and projected financial condition and results of operations of Heartland and Blue River and their banking subsidiaries, on a stand alone basis and on a consolidated and consolidating basis. The board heard reports from Heartland’s management concerning the results of Heartland’s review of Blue River, including Blue River’s historical earnings and losses and Blue River’s projections of future earnings on a stand-alone basis. The board also reviewed certain financial analyses prepared by Donnelly Penman, and heard Donnelly Penman’s oral opinion that the exchange ratio, as of that date, was fair to Heartland and its shareholders from a financial point of view. The board then reviewed the terms of the proposed merger agreement and the proposed option agreements and related documents with Heartland’s legal counsel. On the basis of these reviews and reports, and in part in reliance upon the oral advice of Donnelly Penman concerning the fairness of the exchange ratio from a financial point of view, the board approved (by a vote of seven directors in favor, and one director opposed) the execution and delivery by Heartland and Heartland Community Bank of the merger agreement and the execution and delivery by Heartland of the option agreements, subject to the acceptance by Blue River of certain changes to the terms of the merger agreement and the option agreements.

      Shortly following the vote by Heartland’s board of directors, the parties executed and delivered to one another the merger agreement and related agreements, revised as requested by Heartland’s board of directors in all material respects. In addition, each of the directors of Heartland and Blue River personally executed and delivered to the other party to the merger his or her personal voting agreement (see “Related Agreements — Voting Agreement”). The parties announced the transaction via a joint press release issued during the morning of September 1, 2004.

Blue River’s Reasons for the Merger

      Blue River’s board of directors believes that the merger is in the best interests of Blue River and its shareholders. In deciding to approve the merger, Blue River’s board of directors considered a number of factors, including:

•	its understanding of the current and prospective economy and market and industry environment in which Heartland and Blue River operates, including national and local economic conditions, the competitive landscape for financial institutions generally and in the Shelby and Johnson County banking markets in particular, the trend toward consolidation in the financial services industry, and the likely effect of these factors on Blue River in light of, and in absence of, the proposed transaction;

•	the reports of Blue River management and Howe Barnes to Blue River’s board of directors concerning the business, operations, financial condition, earnings and future prospects of Heartland and Blue River, and the expected financial impact of the merger on the Combined Company, including historical and projected pro forma assets, earnings, equity, deposits and regulatory capital ratios;

•	the oral opinion delivered to the Blue River board of directors by Howe Barnes to the effect that, as of the date of the board meeting and based upon and subject to the considerations in its fairness opinion analysis delivered to the directors, the exchange ratio was fair from a financial point of view to Blue River’s shareholders;

•	the scale, scope, and strength of operations that could be achieved by combining Heartland and Blue River, and the board of directors’ expectation that a combination would solidify and enhance the parties’ positions in community banking in their respective geographic markets, as measured by such key indicators as core deposits and branches;

•	the fact that Heartland’s and Blue River’s branch franchises operate principally in different geographic markets;

•	the combined bank’s lending limit will increase and more products and services will be available to its customers;

•	the potential cost saving opportunities, currently estimated to be approximately $1.3 million pre-tax annually when fully phased-in, and the related potential impact on the Combined Company’s earnings;

•	the review by Blue River’s board of directors with Blue River’s legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio;

•	the expectation that the merger will qualify as a transaction of a type that is generally tax-free to stockholders for U.S. federal income tax purposes;

•	the arrangements providing for Mr. Breeden to serve as Chairman of the Board, Chief Executive Officer and President of the Combined Company, which the Blue River board considered to be of significant importance in the philosophy and strategy of Blue River continuing after the merger; and

•	the grant by each party to the other of an option to acquire stock exercisable under the circumstances and on the conditions described under “— Stock Option Agreements”.

      The Blue River board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including:

•	the removal of the cease and desist with respect to Heartland Community Bank and whether Heartland Community Bank had adequately addressed the issues which gave rise to the cease and desist order;

•	the challenges of integrating the businesses, operations and workforce of the two companies, and the risk that the anticipated cost savings and other expected synergies may not be achieved as and when planned;

•	the pre-tax merger-related costs of $900,000 that are expected to be incurred by the Combined Company in connection with completing the merger, reflecting a number of costs and expenses expected to be incurred as a result of the transaction and the integration of the two companies, and the risks that such costs would not be recovered in the event that the mergers do not occur for any reason or may take longer for the Combined Company to recover through expected cost savings and synergies of the merger than planned;

•	the risk that banking regulatory agencies might withhold approval of the mergers of the holding companies or of the subsidiary banks, or might approve such mergers subject to burdensome conditions or stipulations;

•	the risk that shareholders might exercise their statutory dissenters rights under Indiana law with respect to a number of shares of either or both of Blue River and Heartland that would be materially adverse to the capital resources and liquidity of the combined holding company and to its expected future financial condition and results of operations;

•	the interests of Blue River executive officers and directors with respect to the merger apart from their interests as holders of Blue River common stock, and the risk that these interests might influence their decision with respect to the merger (see “— Interests of Directors and Executive Officers in the Merger” below); and

•	the risk that the terms of the merger agreement, including the stock option granted to Heartland in connection with the merger agreement, while required by Heartland as a condition to its willingness to enter into the merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Blue River from proposing such a transaction.

      In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Blue River board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Blue River board may have given different weight to different factors. The Blue River board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Blue River management and Blue River’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination. The Blue River board also relied on the experience and expertise of Howe Barnes for quantitative analyses of the financial terms of the merger. See “Opinion of Blue River’s Financial Advisor”.

Recommendation of the Merger by the Blue River Board of Directors

      The Blue River board, on the basis of the foregoing factors and in reliance upon the opinion of Howe Barnes addressed to it dated                    , 2005 (attached as Annex B), unanimously recommend that Blue River shareholders vote “FOR” approval of the merger agreement. For a discussion of the interests of certain of the directors in the making of such a recommendation, and the provisions of the voting agreement that require that Blue River’s directors make this recommendation to Blue River’s shareholders, see “— Interests of Blue River’s Directors and Executive Officers in the Merger” and “Related Agreements — Voting Agreements”.

Heartland’s Reasons for the Merger

      In reaching its conclusion to approve the merger and the related transactions, Heartland’s board (by a seven to one vote) considered the following factors as generally supporting its decision to enter into the merger agreement and related agreements:

•	its understanding of the current and prospective economy and market and industry environment in which Heartland and Blue River operates, including national and local economic conditions, the competitive landscape for financial institutions generally and in the Johnson and Shelby County banking markets in particular, the trend toward consolidation in the financial services industry, and the likely effect of these factors on Heartland in light of, and in absence of, the proposed transaction;

•	the projections supplied by Blue River’s management that reflected Blue River’s expectations of improved results of operations during the remainder of 2004 and during 2005 on a stand-alone basis;

•	the reports of Heartland management and Donnelly Penman to Heartland’s board of directors concerning the business, operations, financial condition, earnings and future prospects of Heartland and Blue River, and the expected financial impact of the merger on the Combined Company, including historical and projected pro forma assets, earnings, equity, deposits and regulatory capital ratios;

•	the value of the common stock of Blue River that would be issuable to Heartland’s shareholders under the exchange ratio provided for in the merger agreement relative to the current and historical trading prices of the common stock of each of Heartland and Blue River and relative to the analyses prepared by Donnelly Penman of comparative valuations;

•	the fairness of the percentage allocation of the common stock of the resulting holding company between the shareholders groups of Heartland and Blue River that is implied by the Exchange Ratio when compared to the percentage contributions that each merging company is expected to make to the Combined Company in terms of earnings (including projected future earnings of each company in 2004 and 2005), assets, equity, deposits and other key measures;

•	the oral opinion delivered to the Heartland board of directors by Donnelly Penman to the effect that, as of the date of the Board meeting and based upon and subject to the considerations in its fairness opinion analysis delivered to the directors, the exchange ratio was fair from a financial point of view to Heartland’s shareholders;

•	the scale, scope, and strength of operations that could be achieved by combining Heartland and Blue River, and the Board of Directors’ expectation that a combination would solidify and enhance the parties’ positions in community banking in their respective geographic markets, as measured by such key indicators as core deposits and branches;

•	the fact that Heartland’s and Blue River’s branch franchises operate principally in different geographic markets;

•	the potential cost saving opportunities, currently estimated to be approximately $1.3 million pre-tax annually when fully phased-in, and the related potential impact on the Combined Company’s earnings;

•	the review by Heartland board of directors with Heartland’s legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio;

•	the expectation that the merger will qualify as a transaction of a type that is generally tax-free to stockholders for U.S. federal income tax purposes;

•	the governance arrangements providing for majority representation on the board of directors of the Combined Company for appointees from Heartland after completion of the merger, and the agreement that the key leadership of the combined holding company and the combined bank after completion of the mergers will be drawn from senior executives from each of Heartland and Blue River;

•	the arrangements providing for Mr. Breeden to serve as Chairman of the Board, Chief Executive Officer and President of the combined holding company and for Mr. Bechman to serve as Executive Vice President of the combined holding company and as Chief Executive Officer of the combined Indiana banking subsidiary after the merger, which the Heartland board considered to be of significant importance in assuring continuity of management and an effective and timely integration of the two companies’ operations; and

•	the grant by each party to the other of an option to acquire stock exercisable under the circumstances and on the conditions described under “Related Agreements — Stock Option Agreements”.

      The Heartland board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including:

•	the risk that Blue River, which has experienced earnings problems, might not be able to achieve the increased levels of forecasted earnings as shown by its internal projections which were relied upon by Heartland during the remainder of 2004 and during 2005 on a stand-alone basis, with the result that Blue River’s projected positive contributions to the Combined Company’s earnings during 2005 might prove to be overstated, in which event the earnings per share of the Combined Company’s stock received by shareholders of Heartland during periods following the completion of the merger might be less than the earnings per share of the equivalent amount of Heartland common stock had the merger not occurred;

•	the challenges of integrating the businesses, operations and workforce of the two companies, and the risk that the anticipated cost savings and other expected synergies may not be achieved as and when planned;

•	the pre-tax merger-related costs of $900,000 that are expected to be incurred by the Combined Company in connection with completing the merger, reflecting a number of costs and expenses expected to be incurred as a result of the transaction and the integration of the two companies, and the risks that such costs would not be recovered in the event that the mergers do not occur for any reason or may take longer for the Combined Company to recover through expected cost savings and synergies of the merger than planned;

•	that the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in Blue River’s stock price prior to completion of the merger, and that the terms of the merger agreement did not include “collar” provisions or stock-price-based termination rights that would be triggered by a decrease in the value of the merger consideration implied by the Blue River stock price, and the related risk that shareholders of Heartland may receive Blue River stock pursuant to the merger that, at the effective time of the merger, might have an equivalent market value that would be less than the market value of the Heartland stock at that time;

•	the risk that banking regulatory agencies might withhold approval of the mergers of the holding companies or of the subsidiary banks, or might approve such mergers subject to burdensome conditions or stipulations;

•	the risk that shareholders might exercise their statutory dissenters rights under Indiana law with respect to a number of shares of either or both of Blue River and Heartland that would be materially adverse to the financial condition, results of operations, capital resources and liquidity of the Combined Company, or to the prospects of regulatory approval of the merger;

•	the interests of Heartland executive officers and directors with respect to the merger apart from their interests as holders of Heartland common stock, and the risk that these interests might influence their decision with respect to the merger (see “— Interests of Directors and Executive Officers in the Merger” below); and

•	the risk that the terms of the merger agreement, including the stock option granted to Blue River in connection with the merger agreement, while required by Blue River as a condition to its willingness to enter into the merger agreement, could have the effect of discouraging other parties that might be interested in proposing an alternative business combination transaction with Heartland from proposing such a transaction.

      In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Heartland board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Heartland board may have given different weight to different factors. The Heartland board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Heartland management and Heartland’s legal and financial advisors, and (with the exception of director Richardson) considered the factors overall to be favorable to, and to support, its determination. The Heartland board also relied on the experience and expertise of Donnelly Penman for quantitative analyses of the financial terms of the merger. See “Opinion of Heartland’s Financial Advisor”.

Recommendation of the Merger by the Heartland Board of Directors

      The Heartland board, on the basis of the foregoing factors and in reliance upon the opinion of Donnelly Penman addressed to it dated                     , 2005 (attached as Annex C), recommends that Heartland shareholders vote “FOR” approval of the merger agreement. The director who had voted against the merger on August 31, 2004, resigned from the board of directors of Heartland effective October 14, 2004, due to his concern that he would not be able regularly to attend meetings of the board. Accordingly, the recommendation of the present Heartland board of directors in favor of the merger is unanimous. For a discussion of the interests of certain of the directors in the making of such a recommendation, and the provisions of the voting agreement that require that Heartland’s directors make this recommendation to Heartland’s shareholders, see “— Interests of Heartland’s Directors and Executive Officers in the Merger” and “Related Agreements — Voting Agreements”.

Opinion of Blue River’s Financial Advisor

      On August 30, 2004, at a meeting of the board of directors of Blue River to approve the proposed merger, Howe Barnes Investments, Inc. delivered its oral opinion, subsequently confirmed in writing on August 31, 2004 and                     , 2005, to the effect that, subject to and based on the matters set forth in such opinion, the merger consideration is fair, from a financial point of view, to the holders of Blue River common stock.

      The full text of Howe Barnes’ opinion dated                     , 2005, which sets forth assumptions made, procedures followed, matters considered, and limits on the review undertaken by Howe Barnes, is attached as Annex B and is incorporated herein by reference. The description of the Howe Barnes opinion set forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of such opinion. Blue River stockholders are urged to read the Howe Barnes opinion in its entirety.

      Howe Barnes’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the merger consideration pursuant to the merger agreement to the holders of Blue River common stock and does not address Blue River’s underlying business decision to proceed with the merger, nor does it express an opinion as to the prices at which shares of Blue River’s common stock issued in the merger may trade if and when they are issued or at any future time. The opinion is directed only to the merger consideration in the merger and does not constitute a recommendation to any holder of Blue River common stock as to how such holder should vote with respect to the merger agreement at any meeting of holders of Blue River common stock.

      For purposes of its opinion and in connection with its review of the proposed transaction, Howe Barnes, among other things:

•	participated in discussions with representatives of Blue River concerning Blue River’s and Heartland’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance;

•	reviewed the terms of the merger agreement;

•	reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of Blue River and Heartland, including those included in their respective Annual Reports on Form 10-KSB for the past two years and the respective Quarterly Reports on Form 10-QSB for the past eight quarters as well as other internally generated reports relating to asset/liability management, asset quality, and so forth;

•	reviewed certain financial forecasts and projections of Blue River and Heartland prepared by their respective management teams;

•	discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of Blue River and Heartland with certain members of management;

•	reviewed reported market prices and historical trading activity of Blue River and Heartland common stock;

•	reviewed certain aspects of the financial performance of Blue River and Heartland and compared such financial performance of Blue River and Heartland, together with stock market data relating to Blue River and Heartland common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

•	reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

      In conducting its review and rendering its opinion dated the date hereof, Howe Barnes assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to Howe Barnes by Blue River, Heartland, and their respective representatives, and of the publicly available information that was reviewed by Howe Barnes. Howe Barnes is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Blue River and Heartland at June 30, 2004 are adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. Howe Barnes was not retained to and did not conduct a physical inspection of any of the properties or facilities of Blue River or Heartland, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Blue River or Heartland, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. Howe Barnes’s opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

      The following is a brief summary of the analyses prepared by Howe Barnes for Blue River’s board of directors in connection with Howe Barnes’s written opinion.

      Contribution Analysis. Howe Barnes analyzed selected financial information for Blue River and Heartland and compared the pro forma ownership of the combined entity to the contributions from Blue River and Heartland. Howe Barnes utilized publicly available historical financial data regarding Blue River and Heartland and estimates for future financial performance of Blue River and Heartland to calculate the relative contributions of Blue River and Heartland to the pro forma Combined Company with respect to total assets, total loans, total deposits, and common equity as of June 30, 2004, earnings for fiscal year 2003, earnings for the last twelve months (“LTM”) ended June 30, 2004, and 2005 estimated earnings provided by Blue River and Heartland.

	Blue River	Heartland

Total Assets	53%	47%
Total Loans	56%	44%
Total Deposits	51%	49%
Common Equity	56%	44%
2003 Earnings	19%	81%
LTM Earnings	26%	74%
2005 Estimated Earnings	49%	51%

      Pro Forma Merger Analysis. Howe Barnes noted that, based upon estimates of Blue River’s and Heartland’s management and after giving effect to Blue River’s and Heartland’s management net pretax cost savings estimates resulting from synergies created from the merger, internal asset and deposit growth estimates and certain assumptions, as to, among other things, the number of pro forma shares outstanding, the proposed merger is estimated to be accretive to Blue River’s estimated 2005 EPS, on a fully diluted basis, by approximately 16.3% and dilutive to tangible book value by approximately 5.7%. Howe Barnes assumed that both Blue River and Heartland would perform substantially in accordance with earnings forecasts provided to Howe Barnes by Blue River’s and Heartland’s management. The actual results achieved by the Combined Company may vary from projected results and the variations may be material.

      Comparable Transaction Analysis. As part of its analyses, Howe Barnes reviewed 15 completed or pending comparable mergers and acquisitions of banks headquartered in the Midwest announced from March 28, 2003 to August 4, 2004 in which total assets of the acquired company were in the approximate range of $100 million to $300 million and last twelve months return on average assets of the sellers were between zero and 1.00% (“Comparable Transactions”). The Comparable Transactions included the following transactions:

Date	Seller	Buyer

08/04/04	Combanc Inc.	First Defiance Financial Corp.
06/14/04	Town Bankshares, Ltd	Wintrust Financial Corporation
04/02/04	Citizens Bank Illinois, NA	Metropolitan Bank Group, Inc.
03/10/04	First Shares Bancorp, Inc.	Lincoln Bancorp
02/04/04	Midwest Guaranty Bancorp, Incorporated	Independent Bank Corporation
01/22/04	Independence Bancorp	Harrodsburg First Financial Bancorp, Inc.
01/05/04	First Capital Bankshares, Incorporated	First Busey Corporation
01/03/04	Strategic Capital Bancorp Inc.	Investor Group
12/16/03	Peoples Financial Corporation	MainSource Financial Group Inc.
10/14/03	West Michigan Financial Corporation	Fentura Financial, Inc.
07/16/03	GLB Bancorp, Inc.	Sky Financial Group Inc.
07/02/03	Advantage National Bancorp	Wintrust Financial Corporation
05/22/03	Metro Bancorp, Inc.	Citizens First Bancorp, Inc.
04/24/03	Random Lake Bancorp, Limited	Merchants and Manufacturers Bancorporation, Inc.
03/28/03	Founders Bancshares, Incorporated	Dickinson Financial Corporation II

      For each transaction for which data was available, Howe Barnes calculated the multiple of the offer value to the acquired company’s: (i) EPS for the twelve months preceding (“LTM”); (ii) premium to core deposits; (iii) book value per share; (iv) tangible book value per share; and (v) assets. Howe Barnes used financial data at the time of the announcement of the transaction for the selected mergers. The results of this analysis are as follows:

	Price/	Core	Price/	Price/
	LTM EPS	Deposit	Book	Tangible	Price/
	Ratio	Premium	Value	Book Value	Assets
	(x)	(%)	(%)	(%)	(%)

High	175.54	34.65	300.95	300.95	21.24
Low	14.13	1.43	132.56	133.19	10.44
Mean	42.20	13.71	219.25	222.36	17.41
Median	27.31	11.60	235.50	239.89	19.13

      No company or transaction used in the above analyses as a comparison is identical to Blue River, Heartland, or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial operating characteristics, including, among other things, differences in revenue composition and earnings performance among the companies, and other facts that could affect the public trading value of the companies to which they are being compared.

      Discounted Cash Flow Analysis. Using discounted cash flow analysis, Howe Barnes estimated the future dividend streams that Heartland could produce over the period from January 1, 2005 through December 31, 2009, assuming annual asset growth rates and further assumed Heartland performed in accordance with recent historical trends and the future outlook of Heartland management. Howe Barnes calculated terminal values as perpetuity with near term asset growth rates between 3.0% and 7.0%. The dividend streams and terminal value were discounted to present values using discount rates which reflect different assumptions regarding the required rates of return to holders and prospective buyers of Heartland common stock. Howe Barnes estimated a range of terminal values by applying multiples to estimated fiscal year-end 2009 net income. The range of terminal multiples was chosen based on past and current trading multiples of institutions similar to Heartland and past and current multiples of comparable merger and acquisition transactions. The range of present values of Heartland resulting from this analysis was then compared with the merger consideration.

	Growth	Discount	Long-Term	Terminal	Calculated
	Rate	Rate	Growth Rate	Multiples	Values

High	7.00%	14.00%	3.00%	20x	$23.8 million
Low	3.00%	12.00%	3.00%	18x	$19.8 million

      The foregoing is a summary of the material financial analyses performed by Howe Barnes and presented to the Blue River board of directors, but does not purport to be a complete description of the analyses performed by Howe Barnes. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Howe Barnes did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Howe Barnes’s opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Howe Barnes’ view of the actual value of Heartland, or the current or future trading price for Blue River common stock.

      In performing its analyses, Howe Barnes made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Blue River and Heartland. The analyses performed by Howe Barnes are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Howe Barnes’ analysis of the fairness of the merger consideration, from a financial point of view, to the holders of Blue River common stock. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold.

      Howe Barnes, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. The Blue River board of directors selected Howe Barnes on the basis of its familiarity with the financial services industry, its qualifications, ability, previous experience, and its reputation with respect to such matters. In the ordinary course of business, Howe Barnes acts as a market maker, buying and selling the common stock of Blue River and Heartland for its own account and for the accounts of customers.

      Pursuant to the terms of a letter agreement dated July 16, 2004, Blue River agreed to pay Howe Barnes $100,000 upon delivery of a fairness opinion and $75,000 upon closing of the merger. In addition, Blue River agreed to indemnify Howe Barnes against certain liabilities arising out of its engagement, including liabilities under the federal securities laws.

Opinion of Heartland’s Financial Advisor

      Heartland retained Donnelly Penman & Partners (“Donnelly Penman”) to act as Heartland’s financial advisor in connection with the merger and related matters based upon its qualifications, expertise and reputation, as well as its familiarity with Heartland. As a part of its investment banking and advisory business, Donnelly Penman is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

      At the August 31, 2004 special meeting of the Heartland Board, the Heartland Board approved the merger and Donnelly Penman provided an oral opinion which was later confirmed in writing that the exchange ratio of 2.54 shares of Blue River common stock for each share of Heartland common stock as described in the merger agreement is fair to Heartland’s shareholders from a financial point of view. Donnelly Penman later confirmed the appropriateness of its reliance on the analyses used to render its August 31, 2004 opinion and also performed procedures to update certain of its analyses and reviewed the assumptions used in its analyses and the factors considered with its earlier opinion in connection with rendering its updated written opinion dated                     , 2005. No limitations were imposed by Heartland on the scope of Donnelly Penman’s investigation or on the procedures followed by Donnelly Penman in rendering its opinion.

      The full text of the opinion of Donnelly Penman, which sets forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by Donnelly Penman, is attached as Annex C to this proxy statement. Holders of Heartland common stock are urged to read the opinion in its entirety. Donnelly Penman was not requested to and did not solicit or analyze other offers for Heartland. In reaching its opinion, Donnelly Penman did not address Heartland’s underlying business decision to proceed with the merger or the relative merits of the merger compared to any alternative transaction that might have been available to Heartland. Donnelly Penman’s opinion is directed only to the merger consideration described in the merger agreement and does not constitute a recommendation to any Heartland shareholder as to how such shareholder should vote at the Heartland special shareholder meeting. The summary set forth in this proxy statement of the opinion of Donnelly Penman is qualified in its entirety by reference to the full text of its opinion attached to this document as Annex C.

      In arriving at its opinion, Donnelly Penman engaged in discussions with members of the management of each of Heartland and Blue River concerning the historical and current business operations, financial conditions and prospects of Heartland and Blue River and reviewed:

•	the merger agreement;

•	certain publicly-available information for Heartland and Blue River, including each of their respective Annual Reports to Stockholders and Annual Reports on Form 10-KSB for the years ended December 31, 2001, 2002 and 2003 and the quarterly reports on Form 10-QSB or 10-QSB/A for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	certain information, including financial forecasts through 2005, relating to earnings, assets, liabilities and prospects of Heartland and Blue River furnished by senior management of Heartland and Blue River and deemed reasonable by them, and guidance as to expected earnings growth rates beyond 2005 deemed reasonable by Heartland and Blue River senior management;

•	the amount and timing of the cost savings and other benefits expected to result from the merger furnished by senior management of Heartland and Blue River;

•	the financial condition of Heartland and Blue River compared to the financial conditions of certain other financial institutions that Donnelly Penman deemed comparable;

•	the financial terms of the merger compared to the financial terms of selected other “merger of equal” business combinations that Donnelly Penman deemed comparable;

•	various valuation analyses Donnelly Penman performed including dividend discount analyses, market to market analyses, accretion/dilution analysis, contribution analyses, and analyses of comparable companies; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

      In conducting its review and arriving at its opinion, as contemplated under the terms of its engagement by Heartland, Donnelly Penman, with the consent of Heartland, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Heartland or Blue River or upon publicly-available information. Donnelly Penman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly Penman further relied upon the assurance of management of Heartland and Blue River that they were unaware of any facts that would make the information provided or available to Heartland and Blue River incomplete or misleading in any respect. Donnelly Penman did not make any independent evaluations, valuations or appraisals of the assets or liabilities of Heartland or Blue River. Donnelly Penman did not review any individual credit files of Heartland or Blue River and assumed that the aggregate allowances for credit losses for Heartland and Blue River were adequate to cover such losses. Donnelly Penman’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by Donnelly Penman on the date of its opinion. Donnelly Penman does not have any obligation to update its opinion, and Donnelly Penman has expressly disclaimed any responsibility to do so.

      In connection with rendering its oral opinion to the Heartland Board at the August 31 meeting, Donnelly Penman performed a variety of financial analyses, which are summarized below. Donnelly Penman believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Donnelly Penman’s opinion. Donnelly Penman arrived at its opinion based on the results of all the analyses it undertook assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a fairness opinion is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected comparable companies and analysis of selected comparable merger of equal transactions summarized below, no public company utilized as a comparison is identical to Heartland or Blue River, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the relevant financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned.

      The financial forecast information and cost savings and other synergies expected to result from the merger furnished by management of Heartland and Blue River and deemed reasonable by them contained in or underlying Donnelly Penman’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. In that regard, Donnelly Penman assumed, with Heartland’s and Blue River’s consent, that the financial forecasts, including the cost savings and other synergies expected to result from the merger, were reasonably prepared on a basis reflecting the best currently available judgments of Heartland and Blue River, and that such forecasts will be realized in the amounts and at the times that they contemplate. The estimates contained in Donnelly Penman’s analyses and the range of implied exchange ratios resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by those analyses. Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses. None of the analyses performed by Donnelly Penman was assigned a greater significance by Donnelly Penman than any other.

      The following is a brief summary of the analyses performed by Donnelly Penman in connection with its oral opinion delivered to the Heartland Board on August 31, 2004:

      Summary Analysis of the Transaction. Donnelly Penman reviewed the terms of the merger. It noted that the exchange ratio of 2.54 shares of Blue River common stock for each share of Heartland common stock meant that the transaction had an implied per share value of $13.69 for each share of Heartland common stock based upon the closing price of Blue River of $5.39 on August 30, 2004. This implied per share value represented a 13.61% premium to the closing price of Heartland of $12.05 on August 30, 2004. Assuming no change in capitalization, including no exercise of dissenters rights by shareholders of either party, Blue River would issue 3,541,197 shares to Heartland shareholders for a pro forma Heartland ownership of 50.97% prior to the dilutive effect of outstanding options. Donnelly Penman also noted that, based on the exchange ratio, the transaction also had an implied aggregate value of approximately $19.1 million as of August 30, 2004.

      Historical Market to Market Exchange Ratio. Donnelly Penman performed an exchange ratio analysis comparing the exchange ratio derived from the closing prices per share for Heartland common stock and Blue River common stock on August 30, 2004 and the average exchange ratios derived from the daily closing prices per share of Heartland common stock and Blue River common stock for each of the 10-day, 1 month, 2 month, 3 month and 6 month periods preceding August 30, 2004. Donnelly Penman compared the exchange ratio offered for Heartland common stock to the historical exchange ratio for each of these periods. The change in historical stock prices had no effect on the exchange ratio because the exchange ratio of 2.54 is a product of a negotiated pro forma ownership for Heartland and Blue River shareholders rather than the product of the combination of market capitalizations with no premium or discount to either party. Donnelly Penman further analyzed the implied premium or discount to Heartland shareholders over the relevant six month period and determined that over the selected periods indicated above that the Heartland shareholder would have received an implied premium ranging from 28.83% to 13.61%. This analysis yielded the following exchange ratios and implied premium or discount to the Heartland average trading price over the time period indicated:

      Contribution Analysis. Donnelly Penman analyzed selected balance sheet, income statement, and stock market data of Heartland and Blue River to determine the implied pro forma ownership of the combined entity based solely on each company’s contribution utilizing these metrics. Donnelly Penman then used this data to determine the exchange ratio that would be required to equate pro forma ownership in a combined Heartland and Blue River with each institution’s contribution of the specified metric. This analysis resulted in the following implied pro forma ownership and implied exchange ratios:

	Pro Forma	Pro Forma	Implied
	Ownership	Ownership	Exchange
Factor	HRTB	BRBI	Ratio

LTM Net Income (as of June 30, 2004)	73.65%	26.35%	6.8280
2004 Projected Net Income	87.23%	12.77%	16.6905
2005 Projected Net Income	49.60%	50.40%	2.4043
2005 Projected Cash Net Income	50.90%	49.10%	2.5325
Loans, net (as of June 30, 2004)	43.09%	56.91%	1.8497
Assets (as of June 30, 2004)	46.74%	53.26%	2.1443
Deposits (as of June 30, 2004)	49.05%	50.95%	2.3516
Core Deposits (1) (as of June 30, 2004)	58.77%	41.23%	3.4820
Equity (as of June 30, 2004	43.97%	56.03%	1.9171
Tangible Equity as of June 30, 2004	50.21%	49.79%	2.4640
Market Capitalization (as of August 30, 2004)	47.78%	52.22%	2.2356
Board Seats	55.56%	44.44%	3.0539
Pro Forma Ownership	50.97%	49.03%	2.5400

(1)	Calculated as Total Deposits less all CDs and brokered deposits.

      Analysis of Selected Comparable Companies. Donnelly Penman compared selected financial and operating results of Blue River to a peer group that included the following 12 publicly traded thrifts from three Midwestern states, which were selected by SNL Financial LP based on comparable asset size, capitalization and financial returns within the Midwest region. Specifically the peer group identified had assets between $150 and $300 million, an equity to assets ratio of less than 10.0% and a last twelve months return on average assets of less than 1.0%. These peer companies consisted of:

•	AMB Financial Corporation (AMFC)

•	Fidelity Federal Bancorp (FFED)

•	First Bancorp of Indiana (FBEI)

•	First BancTrust Corporation (FBTC)

•	Great American Bancorp (GTPS)

•	Home City Financial Corporation (HCFC)

•	Jacksonville Bancorp, Inc. (JXSB)

•	Northeast Indiana Bancorp, Inc. (NEIB)

•	Park Bancorp, Inc. (PFED)

•	Union Community Bancorp (UCBC)

      Donnelly Penman reviewed the market value, based on closing stock prices per share on August 30, 2004, of the selected companies as a multiple of estimated calendar years 2004 and 2005 EPS on a GAAP basis, as well as book value per share and tangible book value per share as of the most recent reported quarter for each selected company.

      This comparison showed for the latest twelve months ended June 30, 2004:

•	Blue River’s price to last twelve months earnings multiple was 77.0 times, compared with the Blue River peer group median of 19.0 times;

•	Blue River’s price was 114.5% of book value per share, compared with the Blue River peer group median of 113.4%;

•	Blue River’s price was 147.1% of tangible book value per share, compared with the Blue River peer group median of 118.4%;

•	Blue River’s efficiency ratio was 91.60%, compared to the Blue River peer group median of 71.96%;

•	Blue River’s last twelve months return on average assets was .21%, compared to the Blue River peer group median of .68%;

•	Blue River’s last twelve months return on average equity was 2.33%, compared to the Blue River peer group median of 5.86%; and

•	Blue River’s last twelve months net interest margin was 3.25%, compared to the Blue River peer group median of 3.14%.

      No financial institution used in the above analyses as a comparison is identical to Blue River. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of Blue River and the financial institutions to which it was compared.

      Dividend Discount Analysis — Heartland. Donnelly Penman calculated a range of equity value per share for Heartland based upon the values, discounted to the present, of estimates of projected dividends from the fiscal year ending December 31, 2005 through the fiscal year ending December 31, 2009 and a projected year 2009 terminal value assuming Heartland continued to operate as an independent company. The valuation date contemplated is December 31, 2004, with no dividends assumed in twelve months ending December 31, 2005. In conducting its analysis, Donnelly Penman utilized financial estimates provided and deemed reasonable by Heartland for 2005 and the financial and operating projections from 2006 through 2009, which were discussed with and deemed reasonable by Heartland management.

      This analysis utilized a range of discount rates of 10.5% to 12.0%, a range of long-term asset growth rates from 8.0% to 10.0% and a terminal multiple of 18.0x projected 2009 net income. The discount rate was derived from the Ibbotson and Associates 2003 data on cost of equity buildup with and without a banking industry risk discount. The range of long-term asset growth rate was determined and deemed reasonable by Heartland management. The terminal multiple was determine by calculating the median multiple for select publicly traded Midwest commercial banks with assets between $150 and $300 million. The analysis resulted in a range of present values between $20.39 and $23.19 per share.

      The analysis was based upon Heartland senior management’s projections of future performance on a stand alone basis, which were based upon many factors and assumptions deemed reasonable by Heartland senior management. This analysis did not purport to be indicative of actual values or actual future results and did not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Donnelly Penman included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

      Dividend Discount Analysis — Blue River. Donnelly Penman calculated a range of equity value per share for Blue River based upon the values, discounted to the present, of estimates of projected dividends from the fiscal year ending December 31, 2005 through the fiscal year ending December 31, 2009 and a projected year 2009 terminal value assuming Blue River continued to operate as an independent company. The valuation date contemplated is December 31, 2004, with no dividends assumed in twelve months ending December 31 2005. In conducting its analysis, Donnelly Penman utilized financial estimates provided and deemed reasonable by Blue River for 2005 and financial and operating projections from 2006 through 2009, which were discussed with and deemed reasonable by Blue River.

      This analysis utilized a range of discount rates of 10.5% to 12.0%, a range of long-term asset growth rates from 8.0% to 10.0% and a terminal multiple of 17.0x projected 2009 net income. The discount rate was derived from the Ibbotson and Associates 2003 data on cost of equity buildup with and without a banking industry risk discount. The range of long-term asset growth rate was determined and deemed reasonable by Blue River management. The terminal multiple was determine by calculating the median multiple for select publicly traded Midwest thrifts with assets between $150 and $300 million. The analysis resulted in a range of present values between $7.26 and $8.26 per share.

      The analysis was based upon Blue River senior management’s projections of future performance on a stand alone basis, which were based upon many factors and assumptions deemed reasonable by Blue River senior management. This analysis did not purport to be indicative of actual values or actual future results and did not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Donnelly Penman included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

      Dividend Discount Analysis — Combined. Donnelly Penman calculated a range of equity value per share for Heartland’s ownership of the Combined Company based upon the values, discounted to the present, of estimates of projected dividends from the fiscal year ending December 31, 2005 through the fiscal year ending December 31, 2009 and a projected year 2009 terminal value. The valuation date contemplated was December 31, 2004, with no dividends assumed in twelve months ending December 31, 2005. In conducting its analysis, Donnelly Penman utilized financial estimates provided and deemed reasonable by Heartland and Blue River for 2005 and financial and operating projections from 2006 through 2009, which were discussed with and deemed reasonable by Heartland and Blue River.

      This analysis utilized a range of discount rates of 10.5% to 12.0%, a range of long-term asset growth rates from 8.0% to 10.0% and a terminal multiple of 18.0x projected 2009 net income. The discount rate was derived from the Ibbotson and Associates 2003 data on cost of equity buildup with and without a banking industry risk discount. The range of long-term asset growth rate was determined and deemed reasonable by Blue River management. The terminal multiple was determine by calculating the median multiple for select publicly traded Midwest thrifts with assets between $150 and $300 million. The analysis resulted in a range of present values between $22.87 and $25.97 per share. This compares with a range of $20.39 and $23.19 per share of Heartland on a stand-alone basis.

      The analysis was based upon Heartland and Blue River senior management’s projections of future performance on a combined basis, which were based upon many factors and assumptions deemed reasonable by Heartland and Blue River senior management. This analysis did not purport to be indicative of actual values or actual future results and did not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Donnelly Penman included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

      Pro Forma Accretion/ Dilution Analysis. To assess the future impact of the merger on Heartland’s projected financial results, Donnelly Penman analyzed the potential pro forma financial effects of the merger on Heartland’s estimated earnings per share on a GAAP basis and a cash basis for the calendar year 2005. Furthermore, Donnelly Penman compared the book value and tangible book value per share of Heartland and Blue River as of June 30, 2004 to the Pro Forma Balance Sheet as of December 31, 2005. These analyses and comparisons assumed, on a hypothetical basis for purposes of understanding the likely impact of the merger during the first twelve months of combined operations, that the merger would be completed on January 1, 2005, and that the assumed cost savings, purchase accounting adjustments and other consequences of the merger would therefore be experienced for all twelve months during 2005. Because Donnelly Penman now understands that the merger will not be completed until at least                     , 2005, these August 31, 2004 analyses and comparisons (while still deemed relevant by Donnelly Penman to assessing the likely impact of the merger during the twelve month period commencing on the date that the merger is actually completed) should not be construed as indicating the likely impact of the merger upon 2005 results of operations and financial condition.

      Based on the exchange ratio and projections provided by Heartland and Blue River senior management, and assuming a hypothetical merger effective date of January 1, 2005, the Donnelly Penman’s August 31 analysis indicated that the merger would be accretive to Heartland’s estimated earnings per share by 32.8% on a GAAP basis for the year ending December 31, 2005 and by 27.7% on a cash basis for the year ending December 31, 2005. Furthermore, on the same bases and assumptions, the analysis indicated that the merger would be accretive to Blue River’s estimated earnings per share by 25.7% on a GAAP basis for the year ending December 31, 2005 and by 27.3% on a cash basis for the year ending December 31, 2005.

      The estimates of achievable cost savings and the timing of the realization of such cost savings were based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. The net after tax benefit of the merger, which includes assumed cost savings and merger accounting adjustments, was estimated to be approximately $850,000 in the year ending December 31, 2005, assuming a hypothetical merger effective date of January 1, 2005, and will actually be less due to the fact that the merger will not occur earlier than the second quarter of 2005. These projections were calculated and deemed reasonable by the senior management of Heartland and Blue River. Actual results will vary on account of the difference in the actual merger effective date from the assumed January 1 effective date and may vary on account of other factors, and variations in amounts and timing may be material.

      Analysis of Selected Comparable Merger of Equal Transactions. Donnelly Penman reviewed and compared actual information for six completed bank merger transactions through August 30, 2004 that it deemed pertinent to an analysis of the merger. These transactions were also deemed to be mergers of equals, and Donnelly Penman focused primarily on transactions in which each of the merging companies had equal or nearly equal board representation after the transaction. The primary method of comparison was the relative contribution of the selected transactions in terms of board seats, last twelve months earnings, assets, equity, loans and deposits as compared to the pro forma ownership of each party to the merger. A summary comparison of this information is contained below:

		Pro Forma	Deal Value	1 Day	Board	LTM
Closed Date	Acquirer/Target	Ownership	($ millions)	Premium	Seats	Earnings

TBD	Heartland Bancshares/	51.0%/	$21.1	13.6%/	55.6%/	73.7%/
	Blue River Bancshares	49.0%		-12.1%	44.4%	26.3%
5/28/2004	CNB Holdings Inc./	30.3%/	33.4	0.0%/	50%/	26.7%/
	First Capital Bancorp Inc.(1)	69.7%		NA	50%	73.3%
3/7/2002	UNB Corporation/	47.5%/	216.0	NA/	50%/	48.9%/
	BancFirst Ohio Corporation	52.5%		NA	50%	51.1%
1/22/2002	Virginia Financial Corporation/	54.0%/	89.2	1.9%/	50%/	55.8%/
	Virginia Commonwealth Financial	46.0%		-1.7%	50%	44.2%
12/31/2001	Business Bancorp/	52.0%/	28.9	10.9%/	50%/	43.0%/
	MCB Financial Corporation	48.0%		2.4%	50%	57.0%
5/25/2000	First Sterling Banks, Inc/	36.7%/	86.9	0.0%/	50%/	32.4%/
	Main Street Banks Inc.	63.3%		NA	50%	67.6%

		Pro Forma
Closed Date	Acquirer/Target	Ownership	Assets	Equity	Loans	Deposits

TBD	Heartland Bancshares/	51.0%/	46.7%/	44.0%/	43.1%/	49.1%/
	Blue River Bancshares	49.0%	53.3%	66.0%	56.9	50.9%
5/28/2004	CNB Holdings Inc./	30.3%/	23.6%/	32.1%/	24.2%/	24.2%/
	First Capital Bancorp Inc.(1)	69.7%	76.4%	67.9%	75.8%	75.8%
3/7/2002	UNB Corporation/	47.5%/	41.5%/	42.0%/	44.8%/	41.6%/
	BancFirst Ohio Corporation	52.5%	58.5%	58.0%	55.2%	58.4%
1/22/2002	Virginia Financial Corporation/	54.0%/	51.6%/	50.5%/	52.2%/	51.9%/
	Virginia Commonwealth Financial	46.0%	48.4%	49.5%	47.8%	48.1%
12/31/2001	Business Bancorp/	52.0%/	NA	62.4%/	NA	NA
	MCB Financial Corporation	48.0%		37.6%
5/25/2000	First Sterling Banks, Inc/	36.7%/	NA	37.4%/	NA	NA
	Main Street Banks Inc.	63.3%		62.6%

(1)	Based on the conversion of First Capital subordinated debentures.

      Donnelly Penman recognized that no transaction reviewed was identical to the merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

      In connection with the delivery of its written opinion dated                     , 2005 Donnelly Penman confirmed the appropriateness of its earlier opinion. It also performed procedures to update certain of its analyses and reviewed the assumptions used in connection with its earlier opinion. In connection with the delivery of its written opinion, Donnelly Penman did not perform any analyses in addition to those that it had performed in August 2004 described.

      For its financial advisory services provided to Heartland, Donnelly Penman has been paid fees of $100,000 to date and will be paid an additional fees that will amount to $120,000 at or before the closing of the merger. In addition, Heartland has agreed to indemnify Donnelly Penman against various liabilities, including any which may arise under the federal securities laws.

Interests of Heartland’s Directors and Executive Officers in the Merger

      Members of the board of directors and executive officers of Heartland may have interests in the merger that are different from, or are in addition to, the interests of Heartland shareholders generally. The Heartland board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in determining to recommend to Heartland’s shareholders to vote for the approval of the merger agreement.

      Security Ownership of Beneficial Owners and Management of Heartland. For information regarding beneficial ownership of Heartland common stock by each current Heartland director, executive officers of Heartland and all directors and executive officers as a group, see “Securities Ownership of Certain Beneficial Owners and Management of Heartland” which is on page 85 of this joint proxy statement/ prospectus.

      Treatment of Heartland Stock Options. The current directors and executives officers of Heartland hold options to purchase an aggregate of approximately 170,000 shares of Heartland common stock. These options have an average exercise price of $9.07 per share. All of these options are presently exercisable, except for options to purchase with respect to approximately 10,662 shares held by Heartland executive officers which will become exercisable subject to their continued employment. Further information regarding options held by directors and executive officers of Heartland is included in Heartland’s proxy statement for its 2004 annual meeting of shareholders, which is filed as Exhibit 99.1 to Heartland’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003, which is incorporated by reference and is available upon request.

      At the effective time of the merger, all stock options granted by Heartland, including those held by its executive officers and directors, regardless of whether they are then exercisable, will cease to represent a right to acquire shares of Heartland common stock and will be converted automatically into an option to purchase shares of the Combined Company’s common stock. The Combined Company will assume the obligations of Heartland under the Heartland stock options, in accordance with the terms of the Heartland stock option plans and the stock option or other agreements by which they are evidenced, except that from and after the effective time of the merger:

•	The Combined Company and the compensation committee of its board of directors will be substituted for Heartland and the committee of the board of directors of Heartland (including, if applicable, the entire board of directors of Heartland) administering such Heartland stock option plan;

•	the Heartland stock options may be exercised solely for shares of the Combined Company’s common stock;

•	the number of shares of the Combined Company’s common stock subject to such Heartland stock options will be equal to the number of shares of Heartland common stock subject to such Heartland stock options immediately prior to the effective time of the merger multiplied 2.54, provided that any fractional shares of the Combined Company’s common stock resulting from such multiplication shall be rounded to the nearest whole share; and

•	the per share exercise price under such Heartland stock options will be adjusted by dividing the per share exercise price under the Heartland stock options in effect immediately prior to the effective time of the merger by 2.54, provided that such exercise price shall be rounded to the nearest cent.

      Notwithstanding the last two bullets above, each Heartland stock option which is an “incentive stock option” will be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of

Section 424(h) of the Code but with the smallest modification to the economic values that otherwise would be achieved by the option holder.

      Board of Directors and Executive Officers after the Merger. Five members of Heartland’s board of directors, including John Norton, Patrick A. Sherman, Gordon R. Dunn, J. Michael Jarvis and Steven L. Bechman, will become members of Blue River’s board of directors upon completion of the merger. In addition, Steven L. Bechman will become executive vice president of Blue River and Jeffery D. Joyce will become chief financial officer of Blue River upon completion of the merger.

      Change in Control Agreements. Heartland has entered in change in control agreements with the following individuals: Steven L. Bechman, Jeffrey L. Goben, John M. Morin and Jeffery D. Joyce (each a “Key Executive”). Under the terms of these change in control agreements, upon a termination of a Key Executive’s employment by the employer for any reason other than for Good Cause (as defined in the change in control agreements) or by the Key Executive for Good Reason (as defined in the change in control agreements) within two years after a change of control of Heartland, or if the Key Executive’s employment is terminated for any reason other than Good Cause, death, or disability or if the Key Executive reasonably demonstrates that the termination occurred in connection with or in anticipation of the change in control within the twelve-month period prior to a change in control or anticipated change in control of Heartland, the Key Executive will be entitled to certain termination benefits.

      These termination benefits to be paid to the Key Executives under the change in control agreements are a cash amount equal to two times the sum of:

•	the Key Executive’s annual base salary, unreduced by any salary reduction amounts for deferred compensation, at the rate in effect as of the date of termination of employment; plus

•	an amount equal to the bonus under the employer’s bonus plan or arrangement, and as may be modified from time to time in the future, for the year in which such termination occurs; plus

•	an amount equal to any matching contributions the employer would have otherwise made on the Key Executive’s behalf to the Heartland Community Bank Employee Profit Savings Plan during the twelve months following the Key Executive’s date of termination, had the Key Executive’s employment and/or the amounts contributed thereto by the employer on the Key Executive’s behalf not been reduced or terminated, and assuming Executive made elective deferrals to the maximum extent permitted by Section 402(g) of the Internal Revenue Code.

      Indemnification; Directors’ and Officers’ Insurance. To the fullest extent permitted by applicable law, the Combined Company has agreed that after the completion of the merger, it will (subject to certain limitations) indemnify, as if it were Heartland, former Heartland directors and officers for all losses and expenses arising from their acts or omissions occurring prior to closing as provided under Heartland’s articles of incorporation or by-laws in effect on the date of the closing of the merger.

      In addition, for two years after the completion of the merger, the Combined Company will maintain Heartland’s existing officers’ and directors’ liability insurance so long as the annual premium for the insurance does not exceed 200% of the last annual premium that Heartland paid prior to the date of the merger agreement. If the annual premium exceeds the 200% limitation, the Combined Company will cause to be maintained policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the 200% premium limitation.

      Employee Benefit Plans. Prior to the closing of the merger, Heartland will cooperate with Blue River in reviewing, evaluating and analyzing the Heartland benefit plans and Blue River benefit plans with a view towards developing appropriate new benefit plans for the employees covered thereby subsequent to the merger. It is the intention of Blue River and Heartland to develop new benefit plans, as soon as reasonably practicable after the closing of the merger, which, among other things:

•	treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities; and

•	do not discriminate between employees of the Combined Company who were covered by Blue River benefit plans, on the one hand, and those covered by Heartland benefit plans, on the other.

      The foregoing notwithstanding, the Combined Company intends to honor in accordance with their terms all benefits vested as of August 31, 2004 under the Heartland benefit plans or the Blue River benefit plans or under other contracts, arrangements, commitments or understandings.

      Under the merger agreement, Heartland Community Bank is obligated to continue, through at least the second anniversary of the closing of the merger, Heartland Community Bank’s executive supplemental retirement income and split dollar insurance plans or arrangements with Messrs. Bechman, Goben, Morin and Joyce.

      Ownership of Blue River Common Stock by Executive Officers and Directors of Heartland. Steven L. Bechman, Heartland’s Chief Executive Officer and President and a director of Heartland, personally owns 2,831 shares of Blue River common stock. Gordon R. Dunn, a director of Heartland, personally owns 1,343 shares of Blue River common stock. No other executive officers or directors of Heartland own any shares of Blue River common stock.

Interests of Blue River’s Directors and Executive Officers in the Merger

      Members of the board of directors and executive officers of Blue River may have interests in the merger that are different from, or are in addition to, the interests of Blue River shareholders generally. The Blue River board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and in determining to recommend to Blue River’s shareholders to vote for the approval of the merger agreement.

      Acceleration of Vesting of Certain Stock Options. Under certain stock option plans, the completion of the merger will accelerate the vesting of certain stock options held by some of Blue River’s executive officers. An aggregate of 9,000 shares of stock underlying Patrice Lima’s and Randy Collier’s stock options will be accelerated upon completion of the merger.

      Change in Control Agreement. Randy Collier is a party to a change in control agreement dated October 30, 2002, with each of Blue River and Shelby County Bank which provides that Mr. Collier will be provided with a three year employment term following a change in control. The consummation of the merger with Heartland constitutes a change in control under this agreement. Following the change in control, Mr. Collier will receive a stated minimum salary during the term of his employment. If Mr. Collier terminates his employment “for cause” (as defined in the change in control agreement) or Blue River or Shelby County Bank terminates his employment without “cause” (as defined in the change in control agreement), Mr. Collier will receive his salary and employee benefits through the remainder of the term. If the Company terminates Mr. Collier’s employment “for cause” (as defined in the change in control agreement) or Mr. Collier terminates his employment without cause (as defined in the change in control agreement), Mr. Collier will not receive any additional payments following the date of his termination. The change in control agreement also contains non-disclosure, non-solicitation and non-competition restrictions.

      Board of Directors and Executive Officers After the Merger. Four members of Blue River’s board of directors, Russell Breeden, III, Steven R. Abel, Wayne C. Ramsey and John R. Owens, will remain members of Blue River’s board of directors upon completion of the merger. In addition, Russell Breeden, III will remain Chairman of the Board, Chief Executive Officer and President of Blue River and Randy J. Collier will remain Senior Vice President, Secretary and Chief Credit Officer of Blue River.

      Ownership of Heartland Common Stock by Executive Officers and Directors of Blue River. Wayne Ramsey, a director of Blue River, personally owns 5,595 shares of Heartland common stock. No other executive officers or directors of Blue River own any shares of Heartland common stock.

      Indemnification; Directors’ and Officers’ Insurance. To the fullest extent permitted by applicable law, Heartland Community Bank has agreed that after the completion of the merger, it will (subject to certain limitations) indemnify, as if it were Shelby County Bank, former Shelby County Bank directors and officers (some of whom are also directors and executive officers of Blue River) for all losses and expenses arising from their acts or omissions occurring prior to closing as provided under Shelby County Bank’s charter or by-laws in effect on the date of the closing of the merger.

      In addition, for two years after the completion of the merger, the Combined Company will maintain Shelby County Bank’s existing officers’ and directors’ liability insurance so long as the annual premium for the insurance does not exceed 200% of the last annual premium that Shelby County Bank paid prior to the date of the merger agreement. If the annual premium exceeds the 200% limitation, the Combined Company will cause to be maintained policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the 200% premium limitation.

Board of Directors and Management of the Combined Company Following the Merger

      Board of Directors of the Combined Company Following the Merger. Upon completion of the merger, the board of directors of the Combined Company will have nine members, consisting of four current members of Blue River’s board of directors and five current members of Heartland’s board of directors. The parties expect that, upon completion of the merger, the following named individuals will be elected as directors of the Combined Company in the class and for the term set forth next to their names, to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office:

Name	Class	Term Expiring

Russell Breeden, III (Chairman)	I	2006
John Norton	I	2006
Patrick A. Sherman	I	2006
Steven R. Abel	II	2007
Gordon R. Dunn	II	2007
Steven L. Bechman	II	2007
Wayne C. Ramsey	III	2008
John R. Owens	III	2008
Michael Jarvis	III	2008

      Executive Officers of the Combined Company Following the Merger. Upon the completion of the merger, the executive officers of the Combined Company will be comprised of members of the current management of Blue River and Heartland. The parties expect that the principal executive officers of the Combined Company upon the completion of the merger will be as follows:

Name and Current Position with Blue River or Heartland	Position with the Combined Company After the Merger

Russell Breeden, III, Chairman of the Board, Chief Executive Officer and President of Blue River	Chairman of the Board, Chief Executive Officer and President
Steven L. Bechman, President and Chief Executive Officer of Heartland	Executive Vice President
Jeffery D. Joyce, Chief Financial Officer of Heartland	Chief Financial Officer
Randy J. Collier, Senior Vice President, Secretary and Chief Credit Officer of Blue River	Senior Vice President, Secretary and Chief Credit Officer

      Upon the completion of the merger, the Combined Company’s board of directors may designate additional executive officers.

      Information about the current Blue River directors and executive officers can be found in Blue River’s proxy statement dated April 8, 2004 and is incorporated by reference in Blue River’s Annual Report on Form 10-KSB for the year ended December 31, 2003. Information about the current Heartland directors and executive officers can be found in Heartland’s Annual Report on Form 10-KSB for the year ended December 31, 2003, including the proxy statement filed as Exhibit 99.1 to that Report. Blue River’s and Heartland’s Annual Reports on Form 10-KSB for the year ended December 31, 2003 are incorporated by reference into this joint proxy statement/ prospectus. A copy of the Annual Report on Form 10-KSB of Blue River and of Heartland for the year ended December 31, 2003 is being delivered with this joint proxy statement/ prospectus. See “Where You Can Find More Information” on page 101.

      For information concerning the compensation paid to the chief executive officer and the other four most highly compensated executives of Blue River for the 2003 fiscal year and a description of the compensation received by Blue River directors, see Blue River’s proxy statement used in connection with its 2004 annual meeting of shareholders. See “Where You Can Find More Information” on page 101.

Regulatory Matters Relating to the Merger

      Blue River is a registered savings and loan holding company regulated by the Office of Thrift Supervision, and one of its subsidiary depository institution, Shelby County Bank, is a federal savings association regulated by the Office of Thrift Supervision. Heartland is a bank holding company regulated by the Board of Governors of the Federal Reserve System, and its subsidiary depository institution, Heartland Community Bank, is a state-chartered bank regulated by the Indiana Department of Financial Institutions. Blue River, Shelby County Bank, Heartland and Heartland Community Bank are highly regulated institutions. Numerous federal and state laws and regulations govern their activities. These institutions also are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies.

      The completion of the merger involving Blue River and Heartland requires the approvals of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and the Indiana Department of Financial Institutions. The completion of the merger involving Heartland Community Bank and Shelby County Bank requires the approvals of the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and the Indiana Department of Financial Institutions. Heartland and Blue River and their subsidiaries have assisted one another and cooperated in the preparation and submission of all necessary regulatory applications and filings with the bank regulatory authorities that are reasonably necessary to obtain these approvals, but there can be no assurance that the regulatory agencies will grant such approvals, with or without burdensome conditions or stipulations.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

      The registration statement of which this joint proxy statement/ prospectus is a part does not cover any resales of the Blue River common stock to be received by the shareholders of Heartland upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/ prospectus in connection with any such resale.

      All shares of Blue River common stock received by Heartland shareholders pursuant to the merger will be freely transferable, except that shares of Blue River common stock received by persons who are deemed to be “affiliates” of Heartland under the Securities Act of 1933, as amended, at the time of the Heartland special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Heartland for such purposes generally include individuals or entities that control, are controlled by or are under common control with, Heartland, as the case may be, and include directors and executive officers of Heartland. The merger agreement requires that Heartland use reasonable best efforts to cause each affiliate to execute a written agreement which provides that such persons will not offer, sell or otherwise dispose of any of the shares of Blue River common stock issued to them pursuant to the merger in violation of the Securities Act of 1933 or the related SEC rules and regulations promulgated thereunder.

Stock Market Listing

      It is a condition to the merger that the shares of Blue River common stock issuable pursuant to the merger be approved for listing on the Nasdaq National Market System or the Nasdaq SmallCap Market. If the merger is completed, Heartland common stock will cease to be traded on the OTC Bulletin Board.

Accounting Treatment

      Based on the stock ownership of the Combined Company expected to be held by Heartland shareholders, as well as the planned composition of the board of directors of the Combined Company, the merger will be a reverse acquisition for accounting purposes. This means that the merger transaction will be recorded as if Heartland is the acquirer and Blue River is the acquired company. As a result, the historical financial statements of the Combined Company will be Heartland’s historical financial statements, excluding Blue River, with Blue River’s balances and results of operations included in the Combined Company’s financial statements beginning from the date of the completion of the merger.

      The merger will be accounted for as a purchase by Heartland under U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Blue River will be recorded at the completion of the merger at their respective fair values and added to those of Heartland. Following the completion of the merger, the earnings of the Combined Company will reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets.

THE MERGER AGREEMENT

      The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Annex A to this joint proxy statement/ prospectus and incorporated by reference. All shareholders of Blue River and Heartland are urged to read the merger agreement carefully and in its entirety.

General

      The merger agreement provides for the merger of Heartland with and into Blue River, with Blue River surviving the merger and continuing under the name “Heartland Bancshares, Inc.” Immediately following the merger of Heartland into Blue River, Shelby County Bank will merge with and into Heartland Community Bank, with Heartland Community Bank surviving the merger and continuing under the name “Heartland Community Bank.”

Closing Matters

      Closing. Unless the parties agree otherwise, the closing of the merger will take place on the last business day of the first month in which the shareholders of Heartland and Blue River have approved the merger agreement and the required regulatory approvals have been obtained, unless the merger agreement has been terminated or another time or date is agreed to in writing by the parties. See “The Merger Agreement — Conditions” below for a more complete description of the conditions that must be satisfied or waived prior to closing.

      Completion of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the merger, Blue River and Heartland will file articles of merger with the Indiana Secretary of State in accordance with the relevant provisions of the Indiana Business Corporation Law and make all other required filings or recordings. The merger will become effective when the articles of merger is filed or at such later time as Blue River and Heartland agree and specify in the articles of merger.

      We are working hard to complete the merger quickly. We currently expect that the merger will be completed during the second quarter of 2005. However, because completion of the merger is subject to regulatory approvals and other conditions, we cannot predict the actual timing.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options

      The merger agreement provides that, at the completion of the merger:

•	each share of Heartland common stock issued and outstanding immediately prior to the completion of the merger will be converted into 2.54 shares of Blue River common stock; and

•	each outstanding option to purchase shares of Heartland common stock granted under the 1997 Stock Option Plan, the 1997 Stock Option Plan for Non-Employee Directors and the 2003 Stock Option Plan for Non- Employee Directors (which we refer to in this joint proxy statement/ prospectus collectively as the Heartland stock plans) will be assumed by the Combined Company and converted into an option to purchase shares of the Combined Company’s common stock. The number of shares of the Combined Company’s common stock underlying the new option will equal the number of shares of Heartland common stock for which the corresponding Heartland option was exercisable, multiplied by 2.54 (rounded to the nearest whole share). The per share exercise price of each new Combined Company option will equal the exercise price of the corresponding Heartland option divided by 2.54 (rounded to the nearest whole cent). For a further discussion of the treatment of Heartland stock options and other employee benefit plans under the merger agreement, see “The Merger Agreement — Covenants — Employee Matters” and “Interests of Heartland’s Directors and Executive Officers in the Merger.

Exchange of Certificates Pursuant to the Merger

      Before the closing of the merger, the Combined Company will act as the exchange agent and handle the exchange of Heartland stock certificates for certificates representing shares of the Combined Company’s common stock and the payment of cash for fractional shares. As soon as practicable after the closing of the merger, the exchange agent will send a letter of transmittal to each former Heartland shareholder who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering Heartland stock certificates. You should not return stock certificates with the enclosed proxy card.

      Heartland shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive certificates for the shares of the Combined Company’s common stock into which their shares of Heartland common stock were converted pursuant to the merger.

      After the merger, each certificate that previously represented shares of Heartland common stock will only represent the right to receive:

•	certificates representing the shares of the Combined Company’s common stock into which those shares of Heartland common stock have been converted; and

•	cash in lieu of any fractional share of Combined Company common stock.

      After the completion of the merger, Heartland will not register any transfers of shares of Heartland common stock. Blue River shareholders will not exchange their stock certificates in connection with the merger.

Fractional Shares

      No fractional shares of the Combined Company’s common stock will be issued pursuant to the merger. As a result, the total number of shares of Combined Company common stock that each Heartland shareholder will receive pursuant to the merger will be rounded down to the nearest whole number, and each Heartland shareholder will receive a cash payment for the remaining fractional share that he or she would otherwise receive, if any, in an amount equal to such fraction multiplied by the average of the average of the highest closing bid price per share and the lowest closing asked price per share, as reported by Nasdaq with respect to Blue River common stock, during the period of five trading days ended immediately preceding the closing date of the merger.

Listing of the Combined Company’s Stock

      Blue River has agreed to use its reasonable efforts, prior to the effective date of the merger, to cause the shares of the Combined Company’s common stock to be approved for listing on the Nasdaq National Market System or the Nasdaq SmallCap Market. The symbol “                    ” will be used for the shares of the Combined Company, assuming the listing application is approved. Approval for listing on the Nasdaq National Market System or the Nasdaq SmallCap Market of the shares of common stock issuable to the Heartland shareholders pursuant to the merger, subject only to official notice of issuance, is a condition to the obligations of Blue River and Heartland to complete the merger.

Covenants

      We have each undertaken certain covenants in the merger agreement concerning the conduct of our respective businesses between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants:

      No Solicitation. Heartland and Blue River each has agreed that neither party nor any of its subsidiaries will, and will authorize or permit their respective officers, directors, employees, agents or representatives to solicit, initiate, encourage or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to Heartland or Blue River, respectively or to which Heartland or Blue River, respectively, may become a party (all such transactions constitute an “acquisition transaction”).

      Heartland or Blue River, as applicable, will promptly communicate to the other party the terms of any proposal, indication of interest, or offer which it may receive with respect to an acquisition transaction. Heartland or Blue River, as applicable, may, in response to an unsolicited written proposal, indication of interest, or offer with respect to an acquisition transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into agreements, arrangements or understandings with such third party with respect to such acquisition transaction, in each case, only if Heartland’s or Blue River’s board of directors, as applicable, determines in good faith by majority vote, after consultation with their financial advisors and outside legal counsel in a meeting duly called and held in accordance with such company’s by-laws, that failing to take such action would likely be inconsistent with the fiduciary duties of the members of the applicable company’s board of directors, and that the terms of the acquisition transaction are superior to the terms of the company merger from a financial point of view.

      Redemption of Rights. Heartland has agreed with Blue River that Heartland’s board of directors will, on or before the closing date of the merger, adopt a resolution pursuant to its rights agreement redeeming all of the rights, subject to and effective at the completion of the merger, in consideration of the issuance of the Blue River common stock to the holders of the Heartland common stock (to which the rights relate) under the merger agreement.

      Restrictions on Blue River’s Business Pending Closing. Blue River has agreed that (except as contemplated by the merger agreement), without the prior written consent of Heartland or Heartland Community Bank, it will not and will not permit any of its subsidiaries to:

•	issue additional capital stock or make any changes in its capital stock accounts (including, without limitation, any stock split, stock dividend, recapitalization or reclassification), except for the issuance of up to 217,350 shares of Blue River common stock under any of Blue River’s stock option plans;

•	authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock described in the merger agreement;

•	distribute or pay any dividends on its shares of common stock, or make any other distribution to its shareholders except that the Blue River subsidiaries may pay cash dividends to Blue River in the ordinary course of business;

•	redeem or purchase any of its outstanding shares of common stock;

•	merge, combine or consolidate or effect a share exchange with or sell substantially all of its assets or any securities issued by it to any other person, corporation or entity;

•	purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business;

•	issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

•	except for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $100,000 in the aggregate;

•	subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings and except for pledges or liens: (i) required to be granted in connection with acceptance by Blue River or any of its subsidiaries of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

•	promote to a new position or increase the rate of compensation or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of Blue River or any of its subsidiaries (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices and established employment policies of Blue River and any of its subsidiaries which have been disclosed to Heartland);

•	except as agreed to in the merger agreement, execute, create, institute, modify, amend or terminate (except with respect to any amendments required by law, rule or regulation) any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation rights or profit sharing plans, or any employment, deferred compensation, consulting, bonus or collective bargaining agreement, or any group insurance or health contract or policy, or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of Blue River or any of its subsidiaries, or change the level of benefits or payments under any of the foregoing, or increase or decrease any severance or termination benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

•	except as agreed to in the merger agreement, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of Blue River or any of its subsidiaries;

•	hire or employ any new or additional officers of Blue River or any of its subsidiaries, except as reasonably necessary for the proper operation of their respective businesses;

•	elect or appoint any executive officers or directors of Blue River or any of its subsidiaries who are not presently serving in such capacities;

•	except for technical corrections or clarifications amend, modify or restate Blue River’s or any of its subsidiaries’ respective organizational documents;

•	give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber; or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of Blue River or enter into any agreement or commitment relative to the foregoing;

•	fail to continue to make additions to in accordance with Blue River’s subsidiaries’ past practices and to otherwise maintain in all respects Blue River’s subsidiaries’ reserve for loan and lease losses, or any other reserve account, in accordance with safe, sound, and prudent banking practices and in accordance with accounting principles generally accepted in the United States and applied on a consistent basis;

•	fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

•	borrow any money, except for obligations disclosed within the merger agreement or incurred in the ordinary course of business;

•	open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

•	pay or commit to pay any management or consulting or other similar type of fees other than in the ordinary course of business or as disclosed within the merger agreement; or

•	enter into any agreement, arrangement or understanding with respect to any of the foregoing.

      Restrictions on Heartland’s Business Pending Closing. Heartland has agreed that (except as contemplated by the merger agreement), without the prior written consent of Blue River or Shelby County Bank, it will not and will not permit any of its subsidiaries to:

•	issue additional capital stock or make any changes in its capital stock accounts (including, without limitation, any stock split, stock dividend, recapitalization or reclassification), except for the issuance of up to 211,544 shares of Heartland common stock under the Heartland stock option plans;

•	authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in the merger agreement;

•	distribute or pay any dividends on its shares of common stock, or make any other distribution to its shareholders except that Heartland Community Bank may pay cash dividends to Heartland in the ordinary course of business;

•	redeem or purchase any of its outstanding shares of common stock;

•	merge, combine or consolidate or effect a share exchange with or sell substantially all of its assets or any securities issued by it to any other person, corporation or entity;

•	purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business;

•	issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

•	except for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $100,000 in the aggregate;

•	subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings and except for pledges or liens: (i) required to be granted in connection with acceptance by Heartland or Heartland Community Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

•	promote to a new position or increase the rate of compensation or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of Heartland or Heartland Community Bank (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices and established employment policies of Heartland and Heartland Community Bank which have been disclosed to Blue River);

•	except as agreed to herein, execute, create, institute, modify, amend or terminate (except with respect to any amendments required by law, rule or regulation) any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation rights or profit sharing plans, or any employment, deferred compensation, consulting, bonus or collective bargaining agreement, or any group insurance or health contract or policy, or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of Heartland or Heartland Community Bank, or change the level of benefits or payments under any of the foregoing, or increase or decrease any severance or termination benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

•	except as agreed to herein, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of Heartland or Heartland Community Bank;

•	hire or employ any new or additional officers of Heartland or Heartland Community Bank, except as reasonably necessary for the proper operation of their respective businesses;

•	elect or appoint any executive officers or directors of Heartland or Heartland Community Bank who are not presently serving in such capacities;

•	except for technical corrections or clarifications amend, modify or restate Heartland’s or Heartland Community Bank’s respective organizational;

•	give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber; or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of Heartland or enter into any agreement or commitment relative to the foregoing;

•	fail to continue to make additions to in accordance with Heartland Community Bank’s past practices and to otherwise maintain in all respects Heartland Community Bank’s reserve for loan and lease losses, or any other reserve account, in accordance with safe, sound, and prudent banking practices and in accordance with accounting principles generally accepted in the United States and applied on a consistent basis;

•	fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

•	except for obligations disclosed within the merger agreement or incurred in the ordinary course of business, borrow any money;

•	open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

•	pay or commit to pay any management or consulting or other similar type of fees other than in the ordinary course of business or as disclosed within the merger agreement; or

•	enter into any agreement, arrangement or understanding with respect to any of the foregoing.

      Employee Matters. In the merger agreement, Heartland and Blue River agreed that, prior to the closing of the merger, both will:

•	cooperate in reviewing, evaluating and analyzing the Heartland benefit plans and Blue River benefit plans with a view towards developing appropriate new benefit plans for the employees covered thereby subsequent to the merger. It is the intention of Blue River and Heartland to develop new benefit plans, as soon as reasonably practicable after the completion of the merger, which, among other things:

•	treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities; and

•	do not discriminate between employees of the Combined Company who were covered by Blue River benefit plans, on the one hand, and those covered by Heartland benefit plans, on the other, at time of the completion of the merger.

      The foregoing notwithstanding, the Combined Company agrees:

•	to honor in accordance with their terms, all benefits vested as of the date of the merger agreement under the Heartland benefit plans or the Blue River benefit plans or under other specified contracts, arrangements, commitments or understandings; and

•	to continue, through at least the time period ending on the second anniversary of the completion of the merger, the executive supplemental retirement income and split dollar insurance plans or arrangements with Steven L. Bechman, Jeffrey L. Goben, John M. Morin and Jeffery D. Joyce.

      Indemnification and Insurance. To the fullest extent permitted by applicable law, the Combined Company has agreed that:

•	to the fullest extent permitted by applicable law, the Combined Company, after the completion of the merger, it will (subject to certain limitations) indemnify, as if it were Heartland, former Heartland directors and officers for all losses and expenses arising from their acts or omissions occurring prior to closing as provided under Heartland’s articles of incorporation or by-laws in effect on the date of the closing of the merger; and

•	for two years after the completion of the merger, the Combined Company will maintain Heartland’s existing officers’ and directors’ liability insurance so long as the annual premium for the insurance does not exceed 200% of the last annual premium that Heartland paid prior to the date of the merger agreement. If the annual premium exceeds the 200% limitation, the Combined Company will cause to be maintained policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the 200% premium limitation.

      Other Covenants. The merger agreement contains certain other covenants, including covenants relating to public announcements and employee communications, access to information, adverse actions and subsequent financial statements.

Representations and Warranties

      The merger agreement contains customary representations and warranties, generally qualified by material adverse effect, made by each of us to the other. The representations and warranties relate to:

•	corporate existence and corporate standing and power;

•	organizational documents;

•	capital structure;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of the articles of incorporation, by-laws, law or material agreements as a result of the merger;

•	filings with the SEC;

•	absence of certain changes or events;

•	information supplied for use in this joint proxy statement/ prospectus;

•	compliance with laws;

•	financial statements and reports;

•	properties, contracts and agreements;

•	deposit insurance;

•	CRA rating;

•	capital requirements;

•	title to assets;

•	risk managements;

•	insurance;

•	indemnification agreements;

•	labor matters;

•	environmental matters;

•	books and records;

•	loans;

•	shareholder rights plans;

•	tax matters;

•	absence of undisclosed liabilities;

•	litigation;

•	employee benefit plans; and

•	payment of fees to finders or brokers in connection with the merger agreement.

      As used in the merger agreement, the term “material adverse effect,” with respect to either Blue River or Heartland, as applicable, means any effect that:

•	is material and adverse to the financial position, properties, assets, liabilities, results of operations, liquidity, or business and future prospects of Blue River or Heartland, as applicable, as a consolidated whole, as they existed as of the date of the merger agreement; or

•	would materially impair the ability of any of the parties under the merger agreement to perform its obligations under the merger agreement, or under any Heartland’s or Blue River’s stock option agreement, or otherwise materially threaten or materially impede the completion of the merger and the other transactions contemplated by the merger agreement.

      The term “material adverse effect” does not include the effects of:

•	changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities;

•	changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally;

•	any modifications or changes to valuation policies and practices in connection with the merger, or restructuring charges taken in connection with the merger, in each case in accordance with GAAP;

•	effects of any action taken with the prior written consent of the other party;

•	changes in general levels of interest rates or conditions or circumstances that affect the banking industry, generally; and

•	commencement of a new war or an escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States of America.

Conditions to Closing the Merger

      Our respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

•	the approval of the merger agreement by the Blue River and Heartland shareholders;

•	no temporary restraining order, injunction or other legal action exists that would prevent the completion of the merger or make it illegal;

•	Blue River and Heartland must have received a written opinion of Blue River’s legal counsel to the effect that the merger is a tax-free reorganization;

•	the listing of the Combined Company’s common stock on either the Nasdaq SmallCap Market or the Nasdaq National Market System;

•	the SEC having declared effective the Blue River registration statement, of which this joint proxy statement/ prospectus forms a part, and no stop order has been issued or threatened;

•	the making of all blue sky securities filings and the receipt of all approvals, authorizations and exemptions necessary under applicable law;

•	the receipt of regulatory approvals necessary for the merger (and for the merger of Shelby County Bank and Heartland Community Bank) and no such approvals may contain any conditions, restrictions or requirements that the board of directors of Heartland reasonably determines in good faith would have a material adverse effect after completion of the merger on the financial condition, business or operating results of the Combined Company.

•	the representations and warranties of the other being true and correct unless the inaccuracies in respect of those representations and warranties, taking all the inaccuracies in respect of those representations and warranties together in their entirety, do not result in a material adverse effect on the other party, as of the closing date of the merger as if they were made on that date, except to the extent that the representation or warranty speaks as of another date;

•	the other party having performed in all material respects all agreements and covenants required to be performed and complied with by it under the merger agreement; and

•	each party must have delivered to the other party the items and documents specified in the merger agreement;

•	Heartland must have provided written certification to Blue River that the rights granted to holders of Heartland common stock under Heartland’s rights agreement have been redeemed;

•	shareholders of Heartland and Blue River who have timely notified Heartland and Blue River of their intent to exercise dissenters rights will not hold shares of Heartland common stock and Blue River common stock that, in the aggregate and giving effect to the conversion of Heartland common stock into Blue River common stock at the exchange ratio specified in the merger agreement, would represent more than ten percent of the number of shares of the Combined Company’s common stock that would be issued and outstanding immediately after the closing of the merger had no shareholder of either company provided notice of their intent to exercise dissenters rights; and

•	Heartland must have obtained the consent or approval of each person whose consent or approval is required under any contract to which Heartland or any of its subsidiaries is a party, except those for which the failure to obtain such consent or approval would not have a material adverse effect on Heartland or, after giving effect to the merger, Blue River.

Termination of Merger Agreement

      The merger agreement may be terminated at any time prior to the completion of the merger in any of the following ways:

•	by our mutual written consent;

•	by either one of us:

•	if the merger has not been completed by June 30, 2005; except that a party in willful breach or willful default may not terminate the merger agreement; or

•	any of the conditions to the terminating party’s obligation to complete the merger have not been met or waived on or prior to the closing of the merger.

•	by Blue River:

•	if the Heartland shareholders fail to approve the merger agreement by the requisite vote;

•	if the Blue River board of directors authorizes Blue River to enter into an acquisition transaction (as defined above) any takeover proposal other than the merger with Blue River;

•	if Heartland breaches any of its representations or warranties. Such a material adverse effect on Heartland and does not cure the breach within 30 days;

•	if Heartland breaches any of its covenants or agreements in any material respect and does not cure the breach within 30 days; or

•	if an event has occurred or facts or circumstances shall have come to exist which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a “material adverse effect” on Heartland (as defined above, see “— Representations and Warranties”);

•	by Heartland:

•	the Blue River shareholders fail to approve the merger agreement by the requisite vote;

•	if Blue River breaches any of its representations or warranties, and such breach would have a material adverse effect on Blue River, and does not cure the breach within 30 days;

•	if the Heartland board of directors authorizes Heartland to enter into an acquisition transaction (as defined above);

•	if Blue River breaches any of its covenants or agreements in any material respect and does not cure the breach within 30 days; or

•	if an event has occurred or facts or circumstances shall have come to exist which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a “material adverse effect” on Blue River (as defined above, see “— Representations and Warranties”).

Amendments, Extensions and Waivers

      Amendments. The merger agreement may be amended by the parties, except that the consideration to be received by the Heartland shareholders may not be decreased or increased by an amendment following the approval of the merger agreement by the Heartland and Blue River shareholders respectively. All amendments to the merger agreement must be in writing signed by each party.

      Extensions and Waivers. The parties to the merger agreement may:

•	extend the time for the performance of any of the obligations to the merger agreement;

•	waive any inaccuracies in the representations and warranties of any other holding company party or its subsidiaries contained in the merger agreement or in any document delivered pursuant to the merger agreement;

•	waive the performance by any other holding company party or its subsidiaries of any of the covenants or agreements to be performed by it or them under the merger agreement; or

•	waive the satisfaction of any condition, the satisfaction of which is a condition to the obligation of the holding company party so waiving to consummate the merger.

      All extensions and waivers must be in writing and signed by the party against whom the extension or waiver is to be effective.

RELATED AGREEMENTS

Stock Option Agreements

      As an inducement and condition to Blue River’s willingness to enter into the merger agreement, Heartland entered into a stock option agreement with Blue River with respect to Heartland common stock (the “Blue River Stock Option Agreement”) and Heartland’s directors signed a voting agreement with Blue River. In addition, as an inducement to Heartland’s willingness to enter into the merger agreement, Blue River entered into a stock option with Heartland with respect to Blue River common stock (the “Heartland Stock Option Agreement” and collectively, with the Blue River Stock Option Agreement, the “Stock Option Agreements”) and Blue River’s directors entered into a voting agreement with Heartland.

      The following is a summary of the material terms of the Stock Option Agreements, which are attached as Annex G and Annex H, respectively, and of the respective voting agreements, which are attached as Annex E and Annex F, respectively.

      Blue River Stock Option Agreement. Under the Blue River Stock Option Agreement, Heartland has granted Blue River an option to purchase up to 277,440 shares of Heartland common stock (referred to as the “Blue River Option”). The exercise price of the Blue River Option is $12.17 per share, subject to adjustment under specified circumstances described below. The exercise price, as so adjusted, is referred to as the “Blue River Option Price.” The number of shares for which the Blue River Option is exercisable shall not exceed 19.9% of Heartland’s issued and outstanding shares of common stock without giving effect to any shares subject or issued pursuant to the Blue River Option.

      The Blue River Option will become exercisable in whole or in part if both an “Initial Triggering Event” and a “Subsequent Triggering Event” occur with respect to Heartland before the Blue River Option expires. The purchase of any shares of Heartland common stock pursuant to the Blue River Option is subject to compliance with applicable law, including, without limitation, the receipt of necessary approvals under the Bank Holding Company Act of 1956.

      Initial Triggering Event. Under the Blue River Stock Option Agreement, an “Initial Triggering Event” occurs upon the earliest of any of the following events or transactions:

•	Heartland or Heartland Community Bank, without Blue River’s prior written consent, enters into an agreement to engage in an “Acquisition Transaction” (as defined below) with a third party, or the board of directors of Heartland recommends that the shareholders of Heartland approve or accept any Acquisition Transaction other than the merger;

•	a third party acquires beneficial ownership (or the right to acquire beneficial ownership) of 10% or more of the outstanding shares of Heartland common stock;

•	the shareholders of Heartland vote and fail to approve the merger agreement at the special meeting and, before the special meeting (or if the special meeting is not held or canceled, before such termination), it was publicly announced or the shareholders of Heartland were advised that a third party made a proposal to engage in an Acquisition Transaction with respect to Heartland;

•	the Heartland board of directors, in anticipation of engaging in an Acquisition Transaction with a third party, fails to solicit proxies, consents or votes in favor of the merger amount and the merger or the board of directors of Heartland does not recommend or withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse to Blue River its recommendation that the shareholders of Heartland approve the merger agreement or, following a proposal to Heartland to engage in an Acquisition Transaction, Heartland or a Heartland subsidiary authorizes, recommends, or proposes (or publicly announces or advises its shareholders of its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with a third party;

•	a third party files with the Securities and Exchange Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an

Acquisition Transaction (or files a preliminary proxy statement with the Securities and Exchange Commission with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer);

•	Heartland willfully and materially breaches any of its obligations contained in the merger agreement in anticipation of engaging in an Acquisition Transaction with a third party and, following such breach, Blue River would be entitled to terminate the merger agreement; or

•	a third party files an application or notice with any federal or state banking regulatory or administrative authority for approval to engage in an Acquisition Transaction.

      Under the Blue River Stock Option Agreement, the term “Acquisition Transaction” is defined to include any of the following transactions: (1) a merger, consolidation, share exchange or any similar transaction involving Heartland or its subsidiaries; (2) a purchase, lease, or other acquisition of all or a substantial part of the assets or deposits of Heartland or any of its subsidiaries; (3) a purchase or other acquisition of securities representing 10% or more of the voting power of Heartland or any of its subsidiaries; or (4) any substantially similar transaction. The phrase “in anticipation of engaging in an Acquisition Transition” includes any action taken by Heartland’s officers or board of directors after any written or oral, authorized or unauthorized, proposal or expression of interest has been communicated to any member of Heartland’s management or board of directors concerning an Acquisition Transaction that in any way would involve Heartland and such proposal or expression of interest has not been withdrawn at the time of the action.

      Subsequent Triggering Event. Under the Blue River Stock Option Agreement, a “Subsequent Triggering Event” generally would occur upon the earlier of the following events:

•	the acquisition by a third party of beneficial ownership of 20% or more of the then-outstanding Heartland common stock; or

•	Heartland or any of its subsidiaries, without having received the prior written consent of Heartland, enters into an agreement to engage in an Acquisition Transaction with a third party; except that, in determining whether or not a “Subsequent Triggering Event” has occurred, a purchase or other acquisition of Heartland voting securities will not constitute an Acquisition Transaction unless the third party has agreed to acquire 20% (instead of 10%) or more of the voting power of Heartland or any of its subsidiaries.

      Expiration of the Blue River Option. The Blue River Option will expire upon the earliest of: (1) consummation of the merger; (2) termination of the merger agreement in accordance with its terms, assuming that the termination occurs before the occurrence of an Initial Triggering Event; or (3) 12 months after the termination of the merger agreement if such termination follows an Initial Triggering Event. Blue River may not exercise the Blue River Option at any time when it is in material breach of the merger agreement such that Heartland would be entitled to terminate the merger agreement pursuant to its terms. The Blue River Stock Option Agreement automatically terminates if Heartland terminates the merger agreement as a result of a material breach by Blue River of the merger agreement or if Blue River or Heartland terminates the merger agreement due to a failure to obtain the consent or approval of any federal or state governmental authority necessary to complete the merger.

      Exercise of the Blue River Option. If the Blue River Option becomes exercisable, Blue River may exercise it in whole or in part by giving notice within six months following the applicable Subsequent Triggering Event. Blue River’s right to exercise the Blue River Option and certain other rights under the Blue River Stock Option Agreement are subject to an extension to obtain required regulatory approvals and comply with applicable regulatory waiting periods, to avoid liability under Section 16(b) of the Exchange Act, and to permit the passage of any cure periods associated with breaches of the merger agreement. The Blue River Option Price and the number of shares issuable under the Blue River Option would be adjusted in the event of specified changes in the capital stock of Heartland. In addition, Heartland has granted Blue River certain registration rights with respect to the shares of Heartland common stock issued or issuable pursuant to the Blue River Option.

      The number of shares of Heartland common stock that Blue River may purchase pursuant to the Blue River Option is also limited by the “Spread Value” (as defined below) of shares purchased under the Blue River Option. Blue River may only purchase a number of shares of Heartland common stock that have a “Spread Value” not exceeding $1,000,000. The “Spread Value” is equal to the difference between (i) the product of (A) the sum of the total number of shares of common stock that Blue River (1) intends to purchase upon exercise of the Blue River Option and (2) previously purchased pursuant to the prior exercise of the Blue River Option, and (B) the average of the closing bid and asked prices of Heartland Common Stock as quoted on NASD OTC Bulletin Board at the close of trading on the last trading day immediately preceding the date of exercise, and (ii) the product of (A) the total number of shares of Blue River common stock (1) intends to purchase upon exercise of the Blue River Option on the date of exercise and (2) previously purchased pursuant to the prior exercise of the Blue River Option, and (B) the applicable Option Price of such shares of common stock.

      Repurchase and Surrender of the Blue River Option. The Blue River Stock Option Agreement also provides that at any time after the occurrence of a “Repurchase Event,” and upon a request delivered by Blue River before the Blue River Option expires, Heartland must repurchase the Blue River Option and all or any part of the shares received upon the full or partial exercise of the Blue River Option (“Blue River Option Shares”). The term “Repurchase Event” means the acquisition by any third party of beneficial ownership of 50% or more of the then outstanding shares of Heartland common stock or the consummation of an Acquisition Transaction where the purchasing entity acquires 50% or more of the voting power of Blue River or any of its subsidiaries.

      The repurchase of the Blue River Option by Heartland from Blue River will be at a price equal to the amount by which the “Market/ Offer Price” exceeds the Blue River Option Price multiplied by the number of shares for which the Blue River Option may be exercised. A repurchase of Blue River Option Shares will be at a price per share equal to the Market/ Offer Price. The term “Market/ Offer Price” means the highest of: (1) the price per share at which a tender or exchange offer has been made for Heartland common stock; (2) the price per share of Heartland common stock that any third party is to pay pursuant to an agreement with Heartland; (3) the highest average closing sale price for Heartland common stock reported on the Nasdaq National Market for a five consecutive trading day period within the three-month period immediately preceding the date that notice of the required repurchase is given; or (4) in the event of a sale of all or substantially all of the assets or deposits of Heartland or a Heartland subsidiary, the sum of the net price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of Heartland common stock outstanding at the time of such sale.

      The Blue River Stock Option Agreement also provides that Blue River may, at any time following a Repurchase Event and before the Blue River Option expires, surrender the Blue River Option (and any shares obtained upon the exercise of the Blue River Option that are still held by Blue River) for a surrender fee equal to $1,000,000 (1) plus Blue River’s purchase price with respect to any shares purchased upon exercise of the Blue River Option and (2) minus the excess of the net cash amounts received by Blue River pursuant to a sale of shares purchased upon exercise of the Blue River Option to any party over the Blue River Option Price.

      The Blue River Stock Option Agreement provides that neither Blue River nor Heartland may assign any of its rights or obligations under it without the written consent of the other party, except that if a Subsequent Triggering Event occurs before the Blue River Option expires, Blue River may, subject to certain limitations, assign its rights and obligations under the Blue River Stock Option Agreement in whole or in part; provided, that until the date thirty (30) days following the date on which the last of all applicable federal or state governmental authorities or regulatory or administrative agencies or commissions have approved an application by Blue River to acquire the shares of common stock of Heartland subject to the Blue River Option, Blue River may not assign its rights under the Blue River Option except in: (i) a widely dispersed public distribution; (ii) a private placement in which no one party acquires the right to purchase in excess of two percent (2%) of the voting shares of Heartland; (iii) an assignment to a single party (such as a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Blue River’s behalf; or (iv) any other manner approved by all applicable federal or state governmental authorities or regulatory or administrative agencies or commissions.

      Heartland Stock Option Agreement. Under the Heartland Stock Option Agreement, Blue River has granted Heartland an option to purchase up to 677,823 shares of Blue River common stock (referred to as the “Heartland Option”). The exercise price of the Heartland Option is $5.62 per share, subject to adjustment under specified circumstances described below. The exercise price, as so adjusted, is referred to as the “Heartland Option Price.” The number of shares for which the Heartland Option is exercisable shall not exceed 19.9% of Blue River’s issued and outstanding shares of common stock without giving effect to any shares subject or issued pursuant to the Heartland Option.

      The Heartland Option will become exercisable in whole or in part if both an “Initial Triggering Event” and a “Subsequent Triggering Event” occur with respect to Blue River before the Heartland Option expires. The purchase of any shares of Blue River common stock pursuant to the Heartland Option is subject to compliance with applicable law, including, without limitation, the receipt of necessary approvals under the Bank Holding Company Act of 1956.

      Initial Triggering Event. Under the Heartland Stock Option Agreement, an “Initial Triggering Event” occurs upon the earliest of any of the following events or transactions:

•	Blue River or Shelby County Bank, without Heartland’s prior written consent, enters into an agreement to engage in an “Acquisition Transaction” (as defined below) with a third party, or the board of directors of Blue River recommends that the shareholders of Blue River approve or accept any Acquisition Transaction other than the merger;

•	a third party acquires beneficial ownership (or the right to acquire beneficial ownership) of 10% or more of the outstanding shares of Blue River common stock;

•	the shareholders of Blue River vote and fail to approve the merger agreement at the special meeting and, before the special meeting (or if the special meeting is not held or canceled, before such termination), it was publicly announced or the shareholders of Blue River were advised that a third party made a proposal to engage in an Acquisition Transaction with respect to Blue River;

•	the Blue River board of directors, in anticipation of engaging in an Acquisition Transaction with a third party, fails to solicit proxies, consents or votes in favor of the merger amount and the merger or does not recommend or withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse to Heartland its recommendation that the shareholders of Blue River approve the merger agreement or, following a proposal to Blue River to engage in an Acquisition Transaction, Blue River authorizes, recommends, or proposes (or publicly announces or advises its shareholders of its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with a third party;

•	a third party files with the Securities and Exchange Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or files a preliminary proxy statement with the Securities and Exchange Commission with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer);

•	Blue River willfully and materially breaches any of its obligations contained in the merger agreement in anticipation of engaging in an Acquisition Transaction with a third party and, following such breach, Heartland would be entitled to terminate the merger agreement; or

•	a third party files an application or notice with any federal or state banking regulatory or administrative authority for approval to engage in an Acquisition Transaction.

      Under the Heartland Stock Option Agreement, the term “Acquisition Transaction” is defined to include any of the following transactions: (1) a merger, consolidation, share exchange or any similar transaction involving Blue River or its subsidiaries; (2) a purchase, lease, or other acquisition of all or a substantial part of the assets or deposits of Blue River or any of its subsidiaries; (3) a purchase or other acquisition of securities representing 10% or more of the voting power of Blue River or any of its subsidiaries; or (4) any substantially similar transaction. The phrase “in anticipation of engaging in an Acquisition Transition” includes any action taken by Blue River’s officers or board of directors after any written or oral, authorized or unauthorized, proposal or expression of interest has been communicated to any member of Blue River’s management or board of directors concerning an Acquisition Transaction that in any way would involve Blue River and such proposal or expression of interest has not been withdrawn at the time of the action.

      Subsequent Triggering Event. Under the Heartland Stock Option Agreement, a “Subsequent Triggering Event” generally would occur upon the earlier of the following events:

•	the acquisition by a third party of beneficial ownership of 20% or more of the then-outstanding Blue River common stock; or

•	Blue River or any of its subsidiaries, without having received the prior written consent of Blue River, enters into an agreement to engage in an Acquisition Transaction with a third party; except that, in determining whether or not a “Subsequent Triggering Event” has occurred, a purchase or other acquisition of Blue River voting securities will not constitute an Acquisition Transaction unless the third party has agreed to acquire 20% (instead of 10%) or more of the voting power of Blue River or any of its subsidiaries.

      Expiration of the Heartland Option. The Heartland Option will expire upon the earliest of: (1) consummation of the merger; (2) termination of the merger agreement in accordance with its terms, assuming that the termination occurs before the occurrence of an Initial Triggering Event; or (3) 12 months after the termination of the merger agreement if such termination follows an Initial Triggering Event. Heartland may not exercise the Heartland Option at any time when it is in material breach of the merger agreement such that Blue River would be entitled to terminate the merger agreement pursuant to its terms. The Heartland Stock Option Agreement automatically terminates if Blue River terminates the merger agreement as a result of a material breach by Heartland of the merger agreement or if Blue River or Heartland terminates the merger agreement due to a failure to obtain the consent or approval of any federal or state governmental authority necessary to complete the merger.

      Exercise of the Heartland Option. If the Heartland Option becomes exercisable, Heartland may exercise it in whole or in part by giving notice within six months following the applicable Subsequent Triggering Event. Heartland’s right to exercise the Heartland Option and certain other rights under the Heartland Stock Option Agreement are subject to an extension to obtain required regulatory approvals and comply with applicable regulatory waiting periods, to avoid liability under Section 16(b) of the Exchange Act, and to permit the passage of any cure periods associated with breaches of the merger agreement. The Heartland Option Price and the number of shares issuable under the Heartland Option would be adjusted in the event of specified changes in the capital stock of Blue River. In addition, Blue River has granted Heartland certain registration rights with respect to the shares of Blue River common stock issued or issuable pursuant to the Heartland Option.

      The number of shares of Blue River common stock that Heartland may purchase pursuant to the Heartland Option is also limited by the “Spread Value” of shares purchased under the Heartland Option. Heartland may only purchase a number of shares of Blue River common stock that have a “Spread Value” not exceeding $1,000,000. The “Spread Value” is equal to the difference between (i) the product of (A) the sum of the total number of shares of common stock that Heartland (1) intends to purchase upon exercise of the Heartland Option and (2) previously purchased pursuant to the prior exercise of the Heartland Option, and (B) the average of the closing bid and asked prices of Blue River common stock as quoted on the Nasdaq SmallCap Stock Market at the close of trading on the last trading day immediately preceding the date of exercise, and (ii) the product of (A) the total number of shares of Heartland common stock (1) intends to purchase upon exercise of the Heartland Option on the date of exercise and (2) previously purchased pursuant to the prior exercise of the Heartland Option, and (B) the applicable Option Price of such shares of common stock.

      Repurchase and Surrender of the Heartland Option. The Heartland Stock Option Agreement also provides that at any time after the occurrence of a “Repurchase Event,” and upon a request delivered by Heartland before the Heartland Option expires, Blue River must repurchase the Heartland Option and all or any part of the shares received upon the full or partial exercise of the Heartland Option (“Heartland Option Shares”). The term “Repurchase Event” means the acquisition by any third party of beneficial ownership of 50% or more of the then outstanding shares of Blue River common stock or the consummation of an Acquisition Transaction where the purchasing entity acquires 50% or more of the voting power of Heartland or any of its subsidiaries.

      The repurchase of the Heartland Option by Blue River from Heartland will be at a price equal to the amount by which the “Market/ Offer Price” exceeds the Heartland Option Price multiplied by the number of shares for which the Heartland Option may be exercised. A repurchase of Heartland Option Shares will be at a price per share equal to the Market/ Offer Price. The term “Market/ Offer Price” means the highest of: (1) the price per share at which a tender or exchange offer has been made for Blue River common stock; (2) the price per share of Blue River common stock that any third party is to pay pursuant to an agreement with Blue River; (3) the highest average closing sale price for Blue River common stock reported on the Nasdaq National Market for a five consecutive trading day period within the three-month period immediately preceding the date that notice of the required repurchase is given; or (4) in the event of a sale of all or substantially all of the assets or deposits of Blue River or Shelby County Bank, the sum of the net price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of Blue River common stock outstanding at the time of such sale.

      The Heartland Stock Option Agreement also provides that Heartland may, at any time following a Repurchase Event and before the Heartland Option expires, surrender the Heartland Option (and any shares obtained upon the exercise of the Heartland Option that are still held by Heartland) for a surrender fee equal to $1,000,000 (1) plus Heartland’s purchase price with respect to any shares purchased upon exercise of the Heartland Option and (2) minus the excess of the net cash amounts received by Heartland pursuant to a sale of shares purchased upon exercise of the Heartland Option to any party over the Heartland Option Price.

      The Heartland Stock Option Agreement provides that neither Blue River nor Heartland may assign any of its rights or obligations under it without the written consent of the other party, except that if a Subsequent Triggering Event occurs before the Heartland Option expires, Heartland may, subject to certain limitations, assign its rights and obligations under the Heartland Stock Option Agreement in whole or in part; provided, that until the date thirty (30) days following the date on which the last of all applicable federal or state governmental authorities or regulatory or administrative agencies or commissions have approved an application by Heartland to acquire the shares of common stock of Blue River subject to the Heartland Option, Heartland may not assign its rights under the Heartland Option except in: (i) a widely dispersed public distribution; (ii) a private placement in which no one party acquires the right to purchase in excess of two percent (2%) of the voting shares of Blue River; (iii) an assignment to a single party (such as a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Heartland’s behalf; or (iv) any other manner approved by all applicable federal or state governmental authorities or regulatory or administrative agencies or commissions.

      Objectives of the Stock Option Agreements. Arrangements such as the Stock Option Agreements are often entered into in connection with mergers and acquisitions between institutions such as Blue River and Heartland in an effort to increase the likelihood that the transactions will be completed in accordance with their terms and to compensate the respective grantees of such an option (e.g., Blue River, with respect to the Blue River Stock Option Agreement, and Heartland, with respect to the Heartland Stock Option Agreement) for its efforts undertaken and the expenses, losses, and opportunity costs incurred if the transaction is not completed under certain circumstances involving an acquisition or potential acquisition of the issuer of the option (e.g., Heartland, with respect to the Blue River Stock Option Agreement, and Blue River, with respect to the Heartland Stock Option Agreement) by a third party. Blue River and Heartland entered into the Stock Option Agreements to accomplish these objectives.

      The existence of the Blue River Option could significantly increase the cost to a potential third party purchaser of acquiring Blue River compared to the cost had Blue River not entered into the stock option agreement. As a result, the Blue River Stock Option Agreement may have the effect of discouraging offers by third parties to acquire Blue River, even if shareholders of Blue River might prefer such an offer to the merger with Heartland.

      Likewise, the existence of the Heartland Option could significantly increase the cost to a potential third party purchaser of acquiring Heartland compared to the cost had Heartland not entered into the stock option agreement. As a result, the Heartland Stock Option Agreement may have the effect of discouraging offers by third parties to acquire Heartland, even if such a third party was prepared to offer to pay consideration to Heartland shareholders that has a higher current market value than the shares of Blue River common stock to be received by Heartland shareholders pursuant to the merger agreement or such shareholders might otherwise prefer such offer to the merger with Blue River.

      To the best knowledge of Blue River and Heartland, respectively, as of the date of this prospectus and joint proxy statement, no event creating a right to exercise the Blue River Option or the Heartland Option has occurred.

Voting Agreements

      The following is a summary of the material terms of the voting agreements signed by all of the directors of Blue River and Heartland. A copy of the voting agreement for Blue River and Heartland is attached as Annex E and Annex F, respectively.

      At the same time that Blue River and Heartland entered into the merger agreement, each of the directors of Blue River and each of the directors of Heartland entered into a separate voting agreement. The terms of the voting agreements require the directors to recommend the merger to their respective shareholders (subject to certain exceptions) and to vote all of their shares of Blue River or Heartland common stock, as applicable, for the approval of the merger agreement. In addition, each of the directors agreed not to make any transfers of their shares of Blue River or Heartland, as applicable, with the purpose of avoiding the voting agreement. Additionally, all of the members on the boards of directors of Blue River and Heartland are required to use their best efforts on others over whom they have voting control or influence with respect to their voting with respect to the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

      The following discussion addresses the material United States federal income tax consequences of the exchange of Heartland common stock pursuant to the merger. This discussion represents the opinion of Krieg DeVault LLP, legal counsel to Blue River. The opinion of counsel is based, in part, upon customary written factual representations received from Blue River and Heartland, which factual representations counsel has assumed to be true and correct.

      The following discussion is not binding on the Internal Revenue Service. It is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/ prospectus and all of which are subject to change, possibly with retroactive effect. The tax consequences under foreign laws, United States state and local laws and United States federal laws other than United States federal income tax laws are not addressed.

      This discussion addresses only those Heartland shareholders that hold their Heartland common stock as a capital asset and does not address all aspects of federal income taxation that may be relevant to a holder of Heartland common stock in light of that shareholder’s particular circumstances or to a shareholder subject to special rules, such as:

•	a shareholder that is not a citizen or resident of the United States;

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-exempt organization;

•	a broker or dealer in securities or foreign currencies;

•	a trader in securities that elects to apply a mark-to-market method of accounting;

•	a shareholder that holds its Heartland common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

•	a shareholder that acquired its Heartland common stock pursuant to the exercise of options or otherwise as compensation.

      Holders of Heartland common stock are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in light of their particular circumstances.

Federal Income Tax Consequences of the Merger

      Krieg DeVault LLP, legal counsel to Blue River, has delivered its opinion which provides that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that each of Blue River and Heartland will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. It is the opinion of Krieg DeVault LLP that the following are the material federal income tax consequences of the proposed merger:

•	Upon the merger, no gain or loss will be recognized by Heartland or Blue River;

•	A holder of Heartland common stock will not recognize any gain or loss upon the exchange of the holder’s shares of Heartland common stock for shares of Blue River common stock pursuant to the merger, except that gain or loss will be recognized on the receipt of cash in lieu of a fractional share of Blue River common stock;

•	A holder of Heartland common stock will have a tax basis in the Blue River common stock received pursuant to the merger equal to the tax basis of the Heartland common stock surrendered by the shareholder pursuant to the merger, reduced by any tax basis of the Heartland common stock surrendered pursuant to the merger that is allocable to a fractional share of Blue River common stock for which cash is received;

•	The holding period for shares of Blue River common stock received in exchange for shares of Heartland common stock pursuant to the merger will include the holding period for the shares of Heartland common stock surrendered in exchange for shares of Blue River common stock; and

•	To the extent that a holder of Heartland common stock receives cash in lieu of a fractional share of Blue River common stock, the shareholder will be required to recognize gain or loss equal to the difference between (1) the amount of cash received and (2) the tax basis of the Heartland common stock surrendered pursuant to the merger that is allocable to the fractional share of Blue River common stock for which cash is received. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period for the Heartland common stock exchanged for the fractional share of Blue River common stock is more than one year at the completion of the merger.

      It is a condition to the obligation of each of Blue River and Heartland to complete the merger that, at the closing of the merger, it will receive an opinion of Krieg DeVault LLP, legal counsel to Blue River, substantially to the same effect as the opinion described above. Neither Blue River nor Heartland intends to waive this condition.

      Each of the opinions described above is or will be based, in part, on customary factual assumptions and written factual representations that have been or will be received from Blue River and Heartland, including those contained in the merger agreement and in certificates of officers of Blue River and Heartland, each of which must be accurate as of the effective time of the merger. If any of those assumptions or representations is inaccurate as of the effective time of the merger, the tax consequences of the merger could differ from those described in this joint proxy statement/ prospectus.

      Opinions of counsel neither bind the Internal Revenue Service or any court, nor preclude the Internal Revenue Service from adopting a contrary position. No ruling has been or will be sought from the Internal Revenue Service on the tax consequences of the merger.

      This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, Blue River and Heartland urge each holder of Heartland common stock to consult the holder’s tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the merger to that shareholder.

BLUE RIVER AND HEARTLAND UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed combined balance sheet as of September 30, 2004 and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2004 and the year ended December 31, 2003 give effect to the proposed merger of Blue River Bancshares, Inc. (Blue River) and Heartland Bancshares, Inc. (Heartland) as if it were an acquisition by Heartland of Blue River accounted for as a purchase.

      The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Blue River and Heartland under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if the acquisition had been consummated at September 30, 2004. The unaudited pro forma condensed combined statements of income give effect to the acquisition as if the acquisition had been consummated on the first day of each period presented. The unaudited pro forma condensed combined financial statements do not give effect to the anticipated cost savings in connection with the acquisition.

      The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Blue River and Heartland, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the acquisition been consummated during the periods or as of the dates for which the pro forma information is presented. We anticipate that the acquisition will provide the Combined Company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions does not attempt to predict or suggest future results.

BLUE RIVER BANCSHARES, INC. AND HEARTLAND BANCSHARES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 30, 2004

	Historical		Pro Forma Adjustments
									Pro Forma
	Blue River	Heartland	Debit			Credit			Combined

	(In thousands)
ASSETS
Cash and cash equivalents	$15,220	$16,022	$			$			$31,242
Interest-bearing deposits with banks	—	500							500
Securities available for sale	33,775	41,380							75,155
Securities held to maturity	20	—							20
Loans held for sale	—	1,151							1,151
Loans receivable, net	150,167	120,502		268	(b)		345(a	)	270,592
Federal Home Loan Bank stock	2,866	660							3,526
Premises and equipment	2,164	2,406							4,570
Foreclosed real estate	1,979	696							2,675
Goodwill	3,145	—		5,146	(b)		3,145(a	)	5,146
Core deposit intangible	397	—		1,700	(b)		397(a	)	1,700
Accrued interest and other assets	3,909	4,913					40(a	)	8,782

Total Assets	$213,642	$188,230		$7,114			$3,927		$405,059

LIABILITIES
Deposits	$175,345	$158,503		$690	(a)		$978(b	)	$334,136
Borrowed funds	19,664	15,416		153	(a)		104(b	)	35,031
Accrued interest and other liabilities	2,371	895					351(b	)	3,617

Total Liabilities	197,380	174,814		843			1,433		372,784

STOCKHOLDERS’ EQUITY
Common stock and surplus	24,621	12,754		24,621	(a)		18,859(b	)	31,613
Retained earnings (Accumulated deficit)	(8,422)	549					8,422(b	)	549
Accumulated other comprehensive income	63	113		63	(b)				113

Total Stockholders’ Equity	16,262	13,416		24,684			27,281		32,275

Total Liabilities and Stockholders’ Equity	$213,642	$188,230		$25,527			$28,714		$405,059

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

BLUE RIVER BANCSHARES, INC. AND HEARTLAND BANCSHARES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2003

			Pro Forma
	Historical		Adjustments
							Pro Forma
	Blue River	Heartland	Debit		Credit		Combined

	(In thousands, except per share data)
INTEREST INCOME
Loans, including fees	$4,688	$8,091	$67	(f)	$44	(e)	$12,756
Investment securities	1,331	992	27	(f)			2,296
Dividends	116	31					147
Other interest income	50	116					166

Total interest income	6,185	9,230					15,365

INTEREST EXPENSE
Deposits	2,070	2,351	221	(e)	596	(f)	4,046
Borrowed funds	398	407	3	(e)	15	(f)	793

Total interest expense	2,468	2,758					4,839

Net interest income	3,717	6,472					10,526
Provision for loan losses	240	692					932

Net interest income after provision for loan losses	3,477	5,780					9,594
NONINTEREST INCOME
Service charges on deposit accounts	218	634					852
Mortgage banking income	198	1,009					1,207
Gain on sale of securities	328	1					329
Commissions on investment sales	—	367					367
Other income	1	211					212

Total noninterest income	745	2,222					2,967

NONINTEREST EXPENSES
Compensation and benefits	1,724	4,306					6,030
Occupancy and equipment	532	695					1,227
Data processing expense	469	708					1,177
Professional fees	387	425					812
Other expenses	1,011	1,278	243	(f)	11	(e)	2,521

Total noninterest expenses	4,123	7,412					11,767

Income before income taxes	99	590					794
Income tax expense	—	176	109	(f)			285

Net Income	$99	$414					$510

Net income per common share, basic	$0.04	$0.30					$0.08

Net income per common share, diluted	$0.04	$0.29					$0.08

Weighted average common shares — basic	2,470,799	1,394,172					6,011,996

Weighted average common shares — diluted	2,472,886	1,443,400					6,139,122

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

BLUE RIVER BANCSHARES, INC. AND HEARTLAND BANCSHARES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Nine Months Ended September 30, 2004

			Pro Forma
	Historical		Adjustments
							Pro Forma
	Blue River	Heartland	Debit		Credit		Combined

	(In thousands, except per share data)
INTEREST INCOME
Loans, including fees	$6,100	$5,600	$50	(d)	$179	(c)	$11,829
Investment securities	1,142	1,074	20	(d)	378	(c)	2,574
Other interest income	133	81					214

Total interest income	7,375	6,755					14,617

INTEREST EXPENSE
Deposits	2,302	1,345	663	(c)	447	(d)	3,863
Borrowed funds	560	296	13	(c)	11	(d)	858

Total interest expense	2,862	1,641					4,721

Net interest income	4,513	5,114					9,896
Provision for loan losses	370	(200)	—		—		170

Net interest income after provision for loan losses	4,143	5,314					9,726
NONINTEREST INCOME
Service charges on deposit accounts	227	523					750
Mortgage banking income	286	343					629
Gain on sale of securities	122	34					156
Commissions on investment sales	—	298					298
Other income	241	246					487

Total noninterest income	876	1,444					2,320

NONINTEREST EXPENSES
Compensation and benefits	2,047	3,067					5,114
Occupancy and equipment	646	550					1,196
Data processing expense	447	493					940
Professional fees	335	340					675
Other expenses	1,466	798	182	(d)	52	(c)	2,394

Total noninterest expenses	4,941	5,248					10,319

Income before income taxes	78	1,510					1,727
Income tax expense		520	82	(d)			602

Net Income	$78	$990					$1,124

Net income per common share, basic	$0.02	$0.71					$0.16

Net income per common share, diluted	$0.02	$0.69					$0.16

Weighted average common shares — basic	3,406,150	1,394,172					6,947,347

Weighted average common shares — diluted	3,409,504	1,435,467					7,055,590

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

      The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Blue River and Heartland and is presented to give effect to the acquisition described in Note 1. The acquisition will be accounted for as a purchase under the assumptions and adjustments set forth below. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated cost savings in connection with the acquisition.

      The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Blue River and Heartland, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations that would have been realized had the acquisition been consummated as of the date or during the periods for which the pro forma information is presented.

Note 1.	Basis of Presentation

      Heartland is proposing to merge with and into Blue River. Under the terms of the merger, 2.54 shares of Blue River’s common stock will be exchanged, on a tax-free basis, for each share of the Corporation’s common stock. Heartland Community Bank and Shelby County Bank, which are financial institution subsidiaries of the Heartland and Blue River, respectively, will also merge their operations pursuant to the that agreement. The merger is subject to approval by the shareholders of the Heartland and Blue River as well as federal and state regulatory authorities and other conditions customary for transactions of this nature.

      Based primarily on the relative ownership of Heartland and Blue River shareholders in the merged entity, as well as the composition of the Board of Directors of the merged entity, it is expected that Heartland will be considered the acquiring entity for accounting purposes. Accordingly, it is expected that the merged entity, will report Heartland’s historical financial statements subsequent to the merger.

      The unaudited pro forma condensed combined financial information presents the consolidated financial position and results of operations to give effect to the acquisition as of the date or for the periods for which the pro forma information is presented.

      The accounts of Blue River include the accounts of its wholly owned subsidiaries, Shelby County Bank and Paramount Bank, and the wholly owned subsidiaries of Shelby County. Shelby County is a federally chartered savings bank that provides financial services to south central Indiana through its main office in Shelbyville and its branch locations in Shelbyville, Morristown and St. Paul, Indiana. Paramount Bank is a federally chartered savings bank that provides financial services to the greater Lexington, Kentucky market through its main office located in Lexington, Kentucky. All significant intercompany balances and transactions have been eliminated.

      Under generally accepted accounting principles, the acquisition will be accounted for using the purchase method of accounting and, as such, the assets and liabilities acquired will be recorded at fair value. In accordance with Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets, goodwill acquired in a business combination shall not be amortized. Goodwill must be tested for impairment in future periods following the business combination. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. Also, in accordance with this statement, intangible assets other than goodwill acquired in a business combination shall be amortized based on the estimated useful life of the intangible asset unless that life is determined to be indefinite.

      The unaudited pro forma condensed combined balance sheet assumes the acquisition was consummated on September 30, 2004. The unaudited pro forma condensed combined statements of income give effect to the acquisition as if it occurred at the beginning of the periods presented.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

Note 2.	Accounting Policies and Financial Statement Classifications

      The accounting policies of both companies are in the process of being reviewed for consistency. As a result of this review, certain conforming accounting adjustments may be necessary. The nature and extent of these adjustments have not been determined but are not expected to be significant.

Note 3.	Pro Forma Earnings Per Share

      The pro forma combined earnings per share information for the nine month period ended September 30, 2004 and the year ended December 31, 2003, has been computed based on the pro forma combined weighted average common shares outstanding for each period as if the acquisition had occurred at the beginning of the periods presented.

Note 4.	Pro Forma Consolidated Balance Sheet Adjustments

      The following is a summary of the pro forma adjustments to reflect the proposed business combination in the pro forma balance sheet:

	Debit		Credit

	(In thousands)
(a) Eliminating existing Blue River purchase accounting adjustments, which will be replaced with new purchase accounting adjustments in (b)
Amortizable core deposit intangible	$		$397
Fair value adjustment for loans			345
Goodwill			3,145
Other assets (deferred tax asset)			40
Common stock and surplus		3,084
Fair value adjustment for time deposits		690
Fair value adjustment for borrowings		153

      The following pro forma adjustment is to recognize estimated core deposit intangible, fair value adjustment for loans, fair value adjustment for time deposits and goodwill for the acquisition of Blue River using the purchase method. For the purpose of the pro forma presentation, management has assumed that the fair values of assets acquired and liabilities assumed approximate their carrying amounts except for loans, time deposits and borrowings and a deferred tax asset was considered for purchase accounting adjustments using an effective tax rate of 40%. Management has assumed an estimated core deposit intangible at 2.51% of core deposits at September 30, 2004, defined as total demand and savings deposits of Blue River of approximately $68 million. Management expects to amortize the core deposit intangible over an estimated economic life of seven years.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

(b) Purchase accounting adjustments
Amortizable core deposit intangible	$1,700
Fair value adjustment for loans	268
Goodwill	5,146
Common stock and surplus	21,537
Unrealized gain on securities available for sale	63
Accumulated deficit		8,422
Fair value adjustment for time deposits		978
Fair value adjustment for borrowings		104
Accrued expenses (tax deferred liability)		351
Common stock and surplus		18,859

      Following is a summary of the excess of cost over the fair value of acquired net assets (goodwill) recognized in the pro forma balance sheet (in thousands):

Expected cost of acquired entity:
Total value of Blue River shares acquired	$18,359
Estimated direct costs of the business combination	500

		$18,859
Pro forma estimated fair value of acquired assets and (liabilities) as of September 30, 2004:
Total carrying amount of assets	$213,642
Elimination of existing purchase accounting balances	(3,084)
Estimated value of core deposit intangible	1,700
Estimated fair value adjustment for loans	268
Total carrying amount of liabilities	(197,380)
Estimated fair value adjustment for time deposits	(978)
Estimated fair value adjustment for borrowings	(104)
Tax effect of fair value adjustments	(351)

Pro forma net assets acquired		13,713

Estimated goodwill		$5,146

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

Note 5.	Pro Forma Consolidated Statement of Income Adjustments

      The following is a summary of the pro forma adjustments to reflect the effect of the purchase accounting adjustments in the pro forma statement of income for the nine month period ended September 30, 2004.

	Debit	Credit

	(In thousands)
(c) Eliminate existing Blue River purchase accounting adjustments, which will be replaced with new purchase accounting adjustments in (d)
Interest expense on deposits	$663
Interest expense on borrowed funds	13
Interest income on loans		179
Interest income on securities		378
Other expenses — amortization of core deposit intangible		52
(d) Purchase accounting adjustments
Interest income on loans	$50
Interest income on securities	20
Other expenses — amortization of core deposit intangible	182
Income taxes	82
Interest expense on deposits		447
Interest expense on borrowed funds		11

      The above pro forma adjustments are made to recognize the amortization of the purchase accounting fair value adjustments for loans, time deposits, borrowings and the core deposit intangible amortization for the respective periods assuming the merger took place on January 1, 2004. Amortization for securities relates to the difference between carrying value (which is fair value) and par value, and is calculated on the effective yield method. The fair value adjustment for loans, core deposit intangible and borrowings have been amortized using the straight-line method over the estimated economic lives of the acquired assets. The fair value adjustment on time deposits represents a liability and has been amortized on the effective yield method based on the contractual maturities of the time deposits acquired. The pro forma adjustment for income taxes has been recognized using a combined effective tax rate of 40%.

      The following is a summary of the pro forma adjustments to reflect the effect of the purchase accounting adjustments in the pro forma statement of income for the year ended December 31, 2003:

	Debit	Credit

	(In thousands)
(e) Eliminate existing Blue River purchase accounting adjustments, which will be replaced with new purchase accounting adjustments in (f)
Interest expense on deposits	$221
Interest expense on borrowed funds	3
Interest income on loans		44
Other expenses — amortization of core deposit intangible		11
(f) Purchase accounting adjustments
Interest income on loans	$67
Interest income on securities	27
Other expenses — amortization of core deposit intangible	243
Income taxes	109
Interest expense on deposits		596
Interest expense on borrowed funds		15

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

      The above pro forma adjustments are made to recognize the amortization of the purchase accounting fair value adjustments for loans, time deposits, borrowings and the core deposit intangible amortization for the respective periods assuming the merger took place on January 1, 2003. Amortization for securities relates to the difference between carrying value (which is fair value) and par value calculated on the effective yield method. The fair value adjustment for loans, the core deposit intangible and borrowings have been amortized using the straight-line method over the estimated economic lives of the acquired assets. The fair value adjustment on time deposits represents a liability and has been amortized on the effective yield method based on the contractual maturities of the time deposits acquired. The pro forma adjustment for income taxes has been recognized using a combined effective tax rate of 40%.

      As noted above, the fair value adjustment for the time deposit liabilities represents a significant liability to be recognized in earnings following the merger. This fair value adjustment results from current market interest rates which are lower than the contractual rates of the acquired time deposits. The fair value adjustment is expected to be recognized in earnings on the effective yield basis based on the contractual maturities of the time deposits during each of the next eight years as follows:

(In thousands)
Year ending December 31:
2005	$596
2006	416
2007	5
2008	4
2009	(10)
2010	(11)
2011	(11)
2012	(11)

$978

Note 6.	Outstanding Debt Instruments

      Included on the balance sheet under the line item Borrowed funds are $5,155 of trust preferred securities, a portion of which qualifies under the risk-based capital guidelines as tier 1 capital and the remainder qualifies as tier 2 capital. Based on the pro forma balance sheet, the entire $5,155 would qualify as tier 1 capital.

      The Trust Preferred Securities, which mature December 18, 2031, are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption at the liquidation preference. The subordinated debentures are redeemable prior to the maturity date at the option of Heartland on or after December 18, 2006. The subordinated debentures are also redeemable in whole or in part from time-to-time, upon the occurrence of specific events defined within the trust indenture. Distributions on the securities are payable quarterly in arrears at the annual rate of LIBOR plus 3.60%, and are included in interest expense in the consolidated statement of income. The rate cannot exceed 12.50%. Heartland has the option to defer distributions on the subordinated debentures from time-to-time for a period not to exceed 20 consecutive quarters.

DISSENTERS’ RIGHTS OF SHAREHOLDERS

Blue River

      Under Indiana law, you are entitled to exercise dissenters rights with respect to the merger if you are a shareholder (of record or, in certain cases, beneficially) of Blue River common stock as of the record date for the Blue River meeting. If you follow the procedures set forth in Indiana Code Chapter 44, these rights will entitle you to receive the fair value of your shares of Blue River common stock if the merger is completed. Accompanying this joint proxy statement/ prospectus as Annex D is a copy of the text of Chapter 44 of the Indiana Business Corporation Law, which prescribes the procedures for the exercise of dissenters’ rights and for determining the fair value of Blue River common stock. Blue River shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 44 of the Indiana Business Corporation Law in order to perfect their rights. Blue River and the Combined Company will require strict compliance with the statutory procedures.

      The following is intended as a brief summary of the material provisions of the Indiana statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 44 of the Indiana Business Corporation Law, the full text of which appears in Annex D of this joint proxy statement/ prospectus.

      Under Chapter 23-1-44, a Blue River shareholder who desires to assert dissenters’ rights must:

•	deliver to Blue River before the shareholder vote is taken written notice of the shareholder’s intent to demand payment in cash for shares owned if the merger is effectuated; and

•	not vote the shareholder’s shares in favor of the merger, either in person or by proxy.

      Dissenting shareholders must dissent as to all of the Blue River common stock registered in their names of record, or owned by them beneficially, in order to retain dissenters’ rights, except in limited circumstances.

      Dissenting shareholders may send their written notice to the attention of Russell Breeden, III, Chairman of the Board, President and Chief Executive Officer, Blue River Bancshares, Inc., 29 East Washington Street, Shelbyville, Indiana 46176.

      If the merger is approved by the Blue River shareholders, Blue River must mail or deliver a written notice of dissenters’ rights to each dissenting shareholder satisfying the above conditions within ten days after shareholder approval has occurred. The notice to dissenting shareholders must:

•	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

•	Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger, which was September 1, 2004, and require that the dissenting shareholder certify whether or not that shareholder acquired beneficial ownership of the shares before that date;

•	Set a date by which Blue River must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice to dissenters is delivered; and

•	Be accompanied by a copy of Indiana Code Chapter 23-1-44.

      Any Blue River shareholder who is sent a notice to dissenters must then:

•	demand payment for the shareholder’s shares of Blue River common stock;

•	certify whether the shareholder acquired beneficial ownership of the Blue River common stock before September 1, 2004 (the date the merger was publicly announced); and

•	deposit the shareholder’s certificates representing shares of Blue River common stock in accordance with the terms of the notice to dissenters.

      A Blue River shareholder who fails to take these steps by the date set forth in the notice to dissenters will not be entitled to payment for the shareholder’s shares through the dissenters’ rights process and will be considered to have voted his or her shares in favor of the merger.

      A Blue River shareholder who desires to exercise dissenters’ rights concerning the merger but who does not comply with the preliminary conditions described above will be considered not to be entitled to dissenters’ rights under Indiana Code Chapter 23-1-44. Shareholders who execute and return the enclosed proxy, but do not specify a choice on the merger proposal will be deemed to have voted in favor of the merger and, accordingly, to have waived their dissenters’ rights, unless the shareholder revokes the proxy before it is voted and satisfies the other requirements of Indiana Code Chapter 23-1-44.

      Upon completion of the merger, the Combined Company will pay each dissenting shareholder who has complied with all statutory requirements and the notice to dissenters, and who was the beneficial owner of the Combined Company common stock before September 1, 2004 (the date the merger was first publicly announced), the Combined Company’s estimate of the fair value of the shares as of the time immediately before the merger, excluding any appreciation in value in anticipation of the merger unless exclusion would be inequitable. For those dissenters who became beneficial owners of shares on or after September 1, 2004, the Combined Company will provide its estimate of fair value upon completion of the merger, but may withhold payment of the fair value of the shares until the dissenting shareholder agrees to accept the estimated fair value amount in full satisfaction of the dissenting shareholder’s demand or until the Combined Company is otherwise directed by a court of competent jurisdiction.

      If the dissenting shareholder believes the amount paid or estimated by the Combined Company is less than the fair value for his or her shares of the Combined Company common stock or if the Combined Company fails to make payment to the dissenting shareholder within 60 days after the date set for demanding payment, the dissenting shareholder may notify the Combined Company in writing of the shareholder’s own estimate of the fair value of his or her shares and demand payment of his or her estimate (less the amount of any payment made by the Combined Company for the shares to the dissenting shareholder). Demand for payment must be made in writing within 30 days after the Combined Company has made payment for the dissenting shareholder’s shares or has offered to pay its estimate of fair value for the dissenting shareholder’s shares. The Combined Company will not give further notice to the dissenting shareholder of this deadline. A dissenting shareholder who fails to make the demand within this time waives the right to demand payment for the shareholder’s shares.

      The Combined Company can elect to agree with the dissenting shareholder’s fair value demand or if a demand for payment remains unsettled, the Combined Company must commence a proceeding in the circuit or superior court of Shelby County within 60 days after receiving the payment demand from the dissenting shareholder and petition the court to determine the fair value of the shares. If the Combined Company fails to commence the proceeding within the 60 day period, it must pay each dissenting shareholder whose demand remains unsettled the amount demanded. The Combined Company must make all dissenting shareholders whose demands remain unsettled parties to the proceeding and all parties must be served a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenting shareholder’s shares, plus interest, exceeds the amount paid by the Combined Company.

      The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and will assess these costs against the parties in amounts the court finds equitable. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against the Combined Company if the court finds that the Combined Company did not comply with Indiana Code Chapter 23-1-44 or against either the Combined Company or a dissenting shareholder if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Indiana Code Chapter 23-1-44.

      If Blue River and Heartland do not consummate the merger within 60 days after the date set in the notice to dissenters for demanding payment and depositing certificates of Blue River common stock, Blue River will return the deposited certificates. If after returning the deposited certificates Blue River and Heartland consummate the merger, the Combined Company will send a new notice to dissenters and repeat the payment demand process.

      Every Blue River shareholder who does not timely deliver a notice of intent to demand payment for his or her shares as described above, or who votes in favor of the merger, will have no right to dissent and to demand payment of the fair value of the shareholder’s shares of Blue River common stock as a result of the merger. Voting against the merger does not in itself constitute the notice of intent to demand payment required by Indiana Code Chapter 23-1-44.

Heartland

      Under Indiana law, you are entitled to exercise dissenters rights with respect to the merger if you are a shareholder (of record or, in certain cases, beneficially) of Heartland common stock as of the record date for the Heartland meeting. If you follow the procedures set forth in Indiana Code Chapter 44, these rights will entitle you to receive the fair value of your shares of Heartland common stock rather than having your shares converted into the right to receive shares of the Combined Company’s common stock as described in this joint proxy statement/ prospectus. Accompanying this joint prospectus/proxy statement as Annex D is a copy of the text of Chapter 44 of the Indiana Business Corporation Law, which prescribes the procedures for the exercise of dissenters’ rights and for determining the fair value of Heartland common stock. Heartland shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 44 of the Indiana Business Corporation Law in order to perfect their rights. Heartland and the Combined Company will require strict compliance with the statutory procedures.

      The following is intended as a brief summary of the material provisions of the Indiana statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 44 of the Indiana Business Corporation Law, the full text of which appears in Annex D of this joint prospectus/proxy statement.

      Under Chapter 23-1-44, a Heartland shareholder who desires to assert dissenters’ rights must:

•	deliver to Heartland before the shareholder vote is taken written notice of the shareholder’s intent to demand payment in cash for shares owned if the merger is effectuated; and

•	not vote the shareholder’s shares in favor of the merger, either in person or by proxy.

      Dissenting shareholders must dissent as to all of the Heartland common stock registered in their names of record, or owned by them beneficially, in order to retain dissenters’ rights, except in limited circumstances.

      Dissenting shareholders may send their written notice to the attention of Steven L. Bechman, President and Chief Executive Officer, Heartland Bancshares, Inc., at 420 North Morton Street, Franklin, Indiana 46131.

      If the merger is approved by the Heartland shareholders, Heartland must mail or deliver a written notice of dissenters’ rights to each dissenting shareholder satisfying the above conditions within ten days after shareholder approval has occurred. The notice to dissenting shareholders must:

•	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

•	Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger, which was September 1, 2004, and require that the dissenting shareholder certify whether or not that shareholder acquired beneficial ownership of the shares before that date;

•	Set a date by which Heartland must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice to dissenters is delivered; and

•	Be accompanied by a copy of Indiana Code Chapter 23-1-44.

      Any Heartland shareholder who is sent a notice to dissenters must then:

•	demand payment for the shareholder’s shares of Heartland common stock;

•	certify whether the shareholder acquired beneficial ownership of the Heartland common stock before September 1, 2004 (the date the merger was publicly announced); and

•	deposit the shareholder’s certificates representing shares of Heartland common stock in accordance with the terms of the notice to dissenters.

A Heartland shareholder who fails to take these steps by the date set forth in the notice to dissenters will not be entitled to payment for the shareholder’s shares through the dissenters’ rights process and will be considered to have voted his or her shares in favor of the merger.

      A Heartland shareholder who desires to exercise dissenters’ rights concerning the merger but who does not comply with the preliminary conditions described above will be considered not to be entitled to dissenters’ rights under Indiana Code Chapter 23-1-44. Shareholders who execute and return the enclosed proxy, but do not specify a choice on the merger proposal will be deemed to have voted in favor of the merger and, accordingly, to have waived their dissenters’ rights, unless the shareholder revokes the proxy before it is voted and satisfies the other requirements of Indiana Code Chapter 23-1-44.

      Upon completion of the merger, the Combined Company will pay each dissenting shareholder who has complied with all statutory requirements and the notice to dissenters, and who was the beneficial owner of Heartland common stock before September 1, 2004 (the date the merger was first publicly announced), the Combined Company’s estimate of the fair value of the shares as of the time immediately before the merger, excluding any appreciation in value in anticipation of the merger unless exclusion would be inequitable. For those dissenters who became beneficial owners of shares on or after September 1, 2004, the Combined Company will provide its estimate of fair value upon completion of the merger, but may withhold payment of the fair value of the shares until the dissenting shareholder agrees to accept the estimated fair value amount in full satisfaction of the dissenting shareholder’s demand or until the Combined Company is otherwise directed by a court of competent jurisdiction.

      If the dissenting shareholder believes the amount paid or estimated by the Combined Company is less than the fair value for his or her shares of Heartland common stock or if the Combined Company fails to make payment to the dissenting shareholder within 60 days after the date set for demanding payment, the dissenting shareholder may notify the Combined Company in writing of the shareholder’s own estimate of the fair value of his or her shares and demand payment of his or her estimate (less the amount of any payment made by the Combined Company for the shares to the dissenting shareholder). Demand for payment must be made in writing within 30 days after the Combined Company has made payment for the dissenting shareholder’s shares or has offered to pay its estimate of fair value for the dissenting shareholder’s shares. The Combined Company will not give further notice to the dissenting shareholder of this deadline. A dissenting shareholder who fails to make the demand within this time waives the right to demand payment for the shareholder’s shares.

      The Combined Company can elect to agree with the dissenting shareholder’s fair value demand or if a demand for payment remains unsettled, the Combined Company must commence a proceeding in the circuit or superior court of Johnson County within 60 days after receiving the payment demand from the dissenting shareholder and petition the court to determine the fair value of the shares. If the Combined Company fails to commence the proceeding within the 60 day period, it must pay each dissenting shareholder whose demand remains unsettled the amount demanded. The Combined Company must make all dissenting shareholders whose demands remain unsettled parties to the proceeding and all parties must be served a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenting shareholder’s shares, plus interest, exceeds the amount paid by the Combined Company.

      The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and will assess these costs against the parties in amounts the court finds equitable. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against the Combined Company if the court finds that the Combined Company did not comply with Indiana Code Chapter 23-1-44 or against either the Combined Company or a dissenting shareholder if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Indiana Code Chapter 23-1-44.

      If Heartland and Blue River do not consummate the merger within 60 days after the date set in the notice to dissenters for demanding payment and depositing certificates of Heartland common stock, Heartland will return the deposited certificates. If after returning the deposited certificates Heartland and Blue River consummate the merger, Heartland will send a new notice to dissenters and repeat the payment demand process.

      Every Heartland shareholder who does not deliver a notice of intent to demand payment for his or her shares as described above, or who votes in favor of the merger, will have no right to dissent and to demand payment of the fair value of the shareholder’s shares of Heartland common stock as a result of the merger. Voting against the merger does not in itself constitute the notice of intent to demand payment required by Indiana Code Chapter 23-1-44.

PROPOSED AMENDMENT TO BLUE RIVER’S ARTICLES OF INCORPORATION

      Blue River’s articles of incorporation currently provide that the total number of shares of capital which Blue River has the authority to issue is 12,000,000, consisting of 10,000,000 shares of common stock and 2,000,000 shares of preferred stock. Blue River’s board of directors proposes to amend Article III of Blue River’s articles of incorporation to increase the number of authorized shares of Blue River common stock from 10,000,000 shares to 20,000,000 shares and to increase the number of authorized shares of Blue River preferred stock from 2,000,000 shares to 5,000,000 shares.

      The purpose of the proposed amendment is to provide for additional shares of common stock and preferred stock for future issuances. Blue River’s board of directors believes that it is advisable to have additional authorized shares of common stock and preferred stock available for possible future stock splits and dividends, incentive and employee benefit plans, equity-based acquisitions, strategic investments, future financings, and other corporate purposes that might be necessitated or proposed in the future. Blue River’s board of directors has authorized the issuance of shares for similar purposes in the past. In order to provide Blue River’s board of directors with certainty and flexibility to undertake such transactions and to support the business of the Combined Company and future business growth, the board believes it is advisable and in the best interests of Blue River to amend the articles of incorporation to increase the number of authorized shares of Blue River’s common stock and preferred.

      If this proposal is approved, the additional shares of stock may be issued upon the approval of Blue River’s board of directors at such times, in such amounts and upon such terms as Blue River’s board of directors may determine. No additional action or authorization by Blue River’s shareholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities trading association trading system in which Blue River’s common stock or preferred stock is then listed or quoted. For example, such shareholder approval may be required for the issuance of shares of stock in connection with certain types of acquisitions. The board of directors therefore considers the authorization of additional shares advisable to ensure prompt availability of shares for issuance should the occasion arise. However, other than the shares to be issued in connection with the merger or in connection with options to purchase shares of Blue River, Blue River has no immediate plans, nor are there any existing or proposed understandings, agreements or arrangements, with respect to the issuance of any additional shares of Blue River common stock or preferred stock.

      Blue River’s shareholders do not have preemptive rights with respect to future issuances of additional shares of common stock and preferred stock, which means the current shareholders do not have a prior right to purchase any new issue of Blue River common stock or preferred stock in order to maintain their proportionate ownership interest. As a result, the issuance of additional authorized stock (other than as a result of a stock split or other pro-rata distribution to shareholders) would result in a dilution of the beneficial ownership interests and/or voting power if each shareholder who does not purchase additional shares of common stock or preferred stock to maintain his or her pro-rata interest. As additional shares are issued, the shares owned by existing shareholders will represent a smaller ownership percentage in Blue River. In addition, the issuance of additional shares of Blue River common stock and/or preferred stock could result in a decrease in the trading price of Blue River’s common stock and/or preferred, depending on the price at which such shares are issued.

      All of the additional shares resulting from the increase in the number of authorized shares of Blue River common stock would be of the same class and with the same dividend, voting and liquidation rights as the shares of common stock presently outstanding. The board of directors of Blue River has the authority to fix the designations and the powers, preferences, rights, qualifications, limitations or restrictions of any series of shares of preferred stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series. Blue River shareholders have no preemptive rights to acquire shares issued by Blue River under its existing articles of incorporation, and shareholders would not acquire any such rights with respect to the additional shares of common stock and preferred stock under the proposed amendment. Under some circumstances, issuance of additional shares of common stock and/or preferred stock could dilute the voting rights, equity and earnings per share of existing shareholders of Blue River common stock and/or preferred stock.

      Although an increase in the authorized shares of Blue River common stock and preferred stock could, under certain circumstances, also be construed as having an anti-takeover effect, the proposed share increase is not in response to any effort by any person or group to accumulate Blue River common stock or preferred stock or to obtain control of Blue River by any means. In addition, the proposal is not part of any plan by the board of directors to recommend or implement a series of anti-takeover measures. The purpose for the board of directors’ recommendation of this proposal is to provide greater flexibility and for the other reasons discussed above and not as an anti-takeover measure. However, if the proposed amendment to increase the number of authorized shares of capital stock is approved, the increase may have the effect of discouraging or making more difficult any takeover bid, tender offer, proxy contest or the removal of then incumbent management. In addition, the proposed increase in Blue River’s authorized shares could enable the board of directors to issue additional shares to render it more difficult or discourage a merger, tender offer, proxy contest, removal of management or any other attempt by another person or entity to obtain control of Blue River, even if Blue River’s shareholders deem such acquisition of control of Blue River to be in their best interests. The potential anti-takeover effect of the increase in the number of authorized shares of capital stock may have an adverse effect on the price of the Blue River common stock and/or preferred stock.

      Proposed Amendment to Article III. Blue River’s board of directors recommends that Article III of Blue River’s articles of incorporation be amended in its entirety to provide as follows:

ARTICLE III

AUTHORIZED SHARES

      The total number of shares of capital stock which the Corporation has authority to issue is 25,000,000 shares, consisting of 20,000,000 shares designated as ‘Common Stock’ and 5,000,000 shares designated as ‘Preferred Stock.’

      Recommendation of the Proposed Amendment. Approval of this amendment to Blue River’s articles of incorporation requires that the votes cast favoring the amendment to Blue River’s articles of incorporation exceed the votes cast opposing the amendment. Abstentions and broker non-votes are not counted as votes “for” or “against” the proposal and are not counted in determining the number of votes cast on the proposal.

Blue River’s board of directors unanimously recommends

that you vote FOR this proposed amendment.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF BLUE RIVER

      The following table sets forth certain information regarding beneficial ownership of Blue River’s common stock as of                     by (i) each person known by Blue River’s to be the beneficial owner of more than five percent of the outstanding shares of Blue River’s common stock; (ii) each of Blue River’s directors and the executive officers that would need to be named in the “Executive Compensation — Summary Compensation Table” as required by the rules and regulations of the SEC; and (iii) all current directors and executive officers as a group.

	Number of			Percent of
	Shares		Right to	Outstanding
Name	Owned(1)		Acquire(2)	Shares(3)

Steven R. Abel(4)	19,831		27,400	1.39%
Wendell L. Bernard(5)	11,500		2,400	.41%
Russell Breeden, III(6)(7)	508,171		-0-	14.92%
Peter G. DePrez	24,720		1,000	.75%
Wayne C. Ramsey(8)	185,778		-0-	5.45%
L. Gene Tanner(9)	117,040		-0-	3.44%
John R. Owens	-0-		3,000	.09%
Robert J. Salyers(10)	4,724		3,000	.23%
Randy J. Collier	586	(11)	22,500	.68%
Patrice Lima	2,531	(11)	5,500	.23%
Directors and Executive Officers as a group (10 persons)(12)	874,881		64,800	27.59%
Russell Breeden, III, Wayne C. Ramsey and L. Gene Tanner as a group(13)	810,989		-0-	23.81%
Heartland Bancshares, Inc.(14)	0		677,823	16.60%

(1)	Includes shares for which the named person:

       • has sole voting and investment power; or

       • has shared voting and investment power with a spouse.

       Excludes shares that:

       • are restricted stock holdings; or

•	may be acquired through stock option exercises.

(2)	Shares that can be acquired by executive officers and directors through stock options exercisable within sixty days of the date of this joint proxy statement/ prospectus.

(3)	Percentage calculated by combining the number of shares owned with the number of shares that can be acquired.

(4)	Mr. Abel holds 11,945 shares individually and 2,688 shares jointly with his spouse. Mr. Abel’s spouse holds 5,198 shares individually.

(5)	Mr. Bernard holds 4,500 shares individually. Mr. Bernard holds 7,000 shares in the name of Bernard Realty Inc.

(6)	Mr. Breeden’s business address is 20 North Meridian Street, Suite 800A, Indianapolis, IN 46204.

(7)	Mr. Breeden holds 440,171 shares individually. Mr. Breeden’s spouse holds 61,000 shares individually. Mr. Breeden’s children hold 7,000 shares, collectively.

(8)	Mr. Ramsey’s business address is Lynch & Associates, 10644 Newburgh Road, Newburgh, IN 47630.

(9)	Mr. Tanner’s business address is NatCity Investments, 251 North Illinois Street, Indianapolis, Indiana 46204.

(10)	Mr. Salyers holds 4,441 shares individually. Mr. Salyers’s spouse holds 283 shares individually.

(11)	These shares represent vested shares of Blue River common stock held in Blue River’s 401(k) plan as of September 30, 2004 (based on the last plan statement available).

(12)	Includes shares held by Mr. Tanner.

(13)	Based solely upon information provided by such persons to Blue River and in a Schedule 13D filed with the Securities and Exchange Commission on November 17, 2003, Messrs. Breeden, Ramsey and Tanner are deemed to be a “group” under Section 13(d) of the Securities Exchange Act of 1934.

(14)	The exercise of this stock option is contingent on future events pursuant to the terms set forth in the stock option agreement issued by Blue River. See “Related Agreements — Stock Option Agreements.”

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF HEARTLAND

      The following table sets forth certain information regarding beneficial ownership of Heartland’s common stock as of                     by (i) each person known by Heartland to be the beneficial owner of more than five percent of the outstanding shares of Heartland’s common stock (based solely upon the information most recently reported by such persons in certain filings with the Securities and Exchange Commission identified by the footnotes to the table); (ii) each of Heartland’s directors; (iii) each executive officers who is individually named in the Summary Compensation Table included in Heartland’s most recent proxy statement; and (iv) all current directors and executive officers as a group.

	Number of			Percent of
	Shares		Right to	Outstanding
Name	Owned(1)		Acquire(2)	Shares(3)

Sharon Acton	737		14,718	1.10%
Steven L. Bechman	31,869	(4)	35,646	4.72%
Gordon R. Dunn	20,741	(5)	14,718	2.52%
Jeffrey L. Goben	22,049		30,133	3.66%
J. Michael Jarvis	10,972		14,718	1.82%
John Norton	7,360	(6)	14,718	1.57%
Patrick Sherman	6,615		14,718	1.51%
All Directors and Executive Officers as a group (9 persons)	108,390		175,168 (7)	18.07%
Hot Creek Investors, LP(8)	134,300		0	9.63%
Riggs Partners, LLC(9)	98,353		0	7.05%
Jeffrey A. Miller(10)	103,381		0	7.42%
Tontine Financial Partners, L.L.C.(11)	77,200		0	5.54%
Blue River Bancshares, Inc.(12)	0		277,440	16.60%

(1)	Includes shares for which the named person:

       • has sole voting and investment power; or

       • has shared voting and investment power with a spouse.

       Excludes shares that:

       • are restricted stock holdings; or

       • may be acquired through stock option exercises.

(2)	Shares that can be acquired by executive officers and directors through stock options exercisable within sixty days of the date of this joint proxy statement/ prospectus, and shares that can be acquired by Blue River under the Blue River Option Agreement.

(3)	Percentage calculated by combining the number of shares owned with the number of shares that can be acquired by the particular named individual or entity, and dividing by 1,394,172 shares of Heartland common stock outstanding as of December 6, 2004 plus the number of shares that can be acquired by the particular named individual or entity.

(4)	Includes 15,417 shares that Mr. Bechman holds jointly with his spouse.

(5)	Includes 1,102 shares that Mr. Dunn holds jointly with his spouse, 5,512 shares held in a trust for which Mr. Dunn acts as trustee and 1,401 shares held by Mr. Dunn’s spouse.

(6)	Includes 110 shares held by Mr. Norton’s spouse.

(7)	Does not include 3,000 shares Mr. Bechman may acquire, 3,000 shares Mr. Goben may acquire or 4,662 shares other executive officers may acquire under stock options that are not yet exercisable but will become exercisable upon their continued employment with Heartland.

(8)	According to a Schedule 13D amendment filed as of May 14, 2003 by Hot Creek Investors, LP, Hot Creek Capital, LLC and David M.W. Harvey, all securities beneficially owned by them were held by Hot Creek Investors, L.P. (“Hot Creek”). Hot Creek Capital, LLC and David M.W. Harvey stated that they were joining in the Schedule 13G because they exercised voting and investment power over the shares held by Hot Creek.

(9)	According to a Schedule 13D amendment filed as of December 18, 2002 by Riggs Partners, LLC, and Philip Timyan, all securities beneficially owned by them were held by Riggs Partners, LLC (“Riggs”). Philip Timyan stated that he was joining in the Schedule 13D because he exercised voting and investment power over the shares held by Riggs.

(10)	According to a Schedule 13G amendment filed as of February 13, 2004 by Jeffery Miller and Eric Jacobs, Mr. Miller and Mr. Jacobs do not directly hold any shares, but did indirectly beneficially own 103,381 shares of Common Stock in their capacity as (i) the sole managers and members of Miller & Jacobs Capital, L.L.C., a Virgin Islands limited liability company (“MJC”), which in turn (a) provides discretionary investment management services to Acadia Fund I, L.P., a Delaware limited partners (“Acadia, LP”), (b) serves as a sub-advisor with discretionary investment advisory authority for Acadia Life International, a Bermuda corporation, and (c) serves as a sub-advisor with discretionary investment advisory authority for Avant Garde Investment, Ltd., a British Virgin Islands corporation; (ii) the sole managers of Cerulean Investment Management, L.L.C., a Delaware limited liability company, which in turn serves as investment manager for Cerulean Partners, Ltd., an exempt company incorporated in the Cayman Islands; and (iii) the sole members and managers of Acadia Fund I, LLC, a Delaware limited liability company, which in turn serves as the general partner for Acadia Fund I, GP, L.P., a Delaware limited partnership, which in turn serves as general partner for Acadia LP. Jeffery Miller and Eric Jacobs stated that they were filing the Schedule 13G because they exercised voting and investment power over the shares held by Acadia LP.

(11)	According to a Schedule 13D filed as of May 12, 2003 by Tontine Financial Partners, L.P., Tontine Management, L.L.C. and Jeffery L. Gendell, all securities beneficially owned by them were held by Tontine Financial Partners, L.P. (“Tontine”). Tontine Management, L.L.C. and Jeffrey Gendell stated that they were joining in the Schedule 13D because they exercised voting and investment power over the shares held by Tontine.

(12)	The exercise of this stock option is contingent on future events pursuant to the terms set forth in the stock option agreement issued by Blue River. See “Related Agreements — Stock Option Agreements.”

COMPARISON OF BLUE RIVER/ HEARTLAND SHAREHOLDER RIGHTS

      The rights of Heartland shareholders under the Indiana Business Corporation Law (the “IBCL”), the Heartland articles of incorporation and the Heartland by-laws prior to the completion of the merger are similar to the rights that they will have as Blue River shareholders following the completion of the merger under the IBCL, the Blue River articles of incorporation and the Blue River by-laws. Below we have summarized the material differences between the current rights of Heartland shareholders and the rights those shareholders will have as Blue River shareholders following the merger.

      Copies of the Heartland articles of incorporation, the Heartland by-laws, the Blue River articles of incorporation and the Blue River by-laws are incorporated by reference and will be sent to holders of shares of Heartland common stock upon request. See “Where You Can Find More Information.” The summary in the following chart is not complete and it does not identify all differences that may, under given situations, be material to shareholders and is subject in all respects, and is qualified by reference to the IBCL, the Heartland articles of incorporation, the Heartland by-laws, the Blue River articles of incorporation and the Blue River by-laws.

	Blue River Shareholder Rights	Heartland Shareholder Rights

Corporate Governance:	Upon completion of the merger, the rights of Blue River and former Heartland shareholders will be governed by the IBCL, Blue River’s articles of incorporation and Blue River’s by-laws. The articles of incorporation and by-laws of Blue River after the merger will be identical in all respects to those of Blue River prior to the merger, except for the name change and change in the number of authorized shares of stock.	The rights of Heartland shareholders are currently governed by the IBCL, Heartland’s articles of incorporation and Heartland’s by- laws.

Authorized Capital Stock:	The authorized capital stock of Blue River consists of 10,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, no par value. If the proposed amendment to Blue River’s articles of incorporation is approved by the shareholders at the special meeting, the authorized capital stock of Blue River would be raised to 20,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. The capital stock of Blue River is discussed under “Description of Blue River Capital Stock.”	The authorized capital stock of Heartland consists of 10,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, no par value.

Number and Classification of Directors:	The Blue River board of directors currently consists of seven directors. The directors are divided into three classes, each class consisting as nearly as possible of one-third of the total number of directors. Directors are elected for three year terms,	The Heartland board of directors currently consists of seven directors. The directors are divided into three classes, each class consisting as nearly as possible of one-third of the total number of directors. Directors are elected for three year terms,

	Blue River Shareholder Rights	Heartland Shareholder Rights

with one class of directors up for election each year. Under Blue River’s by-laws, the number of directors is set at nine, unless changed by resolution of the board of directors.	with one class of directors up for election each year.
Under Heartland’s by-laws, the number of directors shall not be fewer than six nor greater than 15. The exact number of directors shall be fixed by the board of directors and may be changed from time to time by the board of directors.

Rights of Preferred Shareholders:	Blue River has not issued any of its authorized preferred stock.	Heartland has not issued any of its authorized preferred stock.

Nomination of Directors for Election:	Blue River’s articles of incorporation provide that nominations for the election of directors may be made by the board of directors or by any Blue River shareholder entitled to vote generally in the election of directors and who complies with the notice procedure in Blue River’s articles of incorporation.
The notice procedure in Blue River’s articles of incorporation requires that a shareholder give written notice of a nomination to the Secretary of Blue River. In order to be timely, the notice must be made not less than 120 days prior to the date of the annual or special meeting at which the nomination will be considered.
To be in proper written form, the notice must include (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of Blue River which are beneficially owned by each such nominee. In addition, the shareholder making the nomination shall promptly provide any other information reasonably requested by Blue River.	Heartland’s by-laws provide that the only persons who shall be eligible for election to the board of directors at any shareholders meeting at which directors are to be elected are those persons identified by the board of directors and other persons nominated at such meeting.
Under Heartland’s by-laws, the board of directors can nominate directors by naming such persons in the proxy or information statement prepared on behalf of the board of directors and distributed to Heartland shareholders in connection with any such meeting at which directors are to be elected.
Directors may be nominated from the floor of a shareholders meeting. However, in order for a shareholder to nominate directors in such fashion, the Heartland’s by-laws require that (i) the shareholder who submits the nomination to notify the Secretary of Heartland, not later than 10 business days prior to the meeting at which such nomination is to be considered, of such shareholder’s intent to nominate a particular person or persons, and (ii) any solicitation of proxies by such shareholder or other persons on behalf of such nominee(s) has been conducted in accordance with the SEC proxy rules.

Election of Directors:	Blue River’s by-laws provide that directors are elected by a plurality of the votes of shares present or represented by proxy at the meeting and entitled to vote on the election.	Heartland’s by-laws provide that directors are elected by a plurality of the votes of shares present or represented by proxy at the meeting and entitled to vote on the election.

	Blue River Shareholder Rights	Heartland Shareholder Rights

Vacancies on the Board of Directors:	Blue River’s by-laws provide that vacancies of the board of directors may be filled by the affirmative vote of a majority of the directors then in office, even if the directors then in office constitute less than a quorum of the board. If the board of directors fills any vacancy, the new director’s term expires at the next election for the director’s class.
If the vote of the directors then in office results in a tie, such vacancy, at the discretion of the board of directors, shall continue to exist until it is filled by the Blue River shareholders at an annual or special meeting or until the number of directors is decreased to eliminate such vacancy.	Pursuant to the IBCL and the articles of incorporation, the board of directors may fill a vacancy on the board or, if the directors then in office constitute less than a quorum of the board, a vacancy may be filled by the affirmative vote of the directors then in office. The term of a director elected to fill a vacancy expires at the end of the term for which the director’s predecessor was elected.
The Indiana Business Corporation Law mandates that if the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by the shareholders.

Removal of Directors:	Blue River’s articles of incorporation state that any director may be removed at any time without cause by the affirmative vote of the holders of at least two-thirds of the shares then entitled to vote at an election of directors.
Blue River’s articles of incorporation state that any director may be removed with cause by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors.
Blue River’s articles of incorporation state that any director may be removed by a majority vote of the actual number of directors elected and qualified if the director whose removal is sought has failed to attend at least three consecutive meetings of the board of directors.	Heartland’s articles of incorporation state that any director may be removed, with or without cause, by the affirmative vote of the holders of at least eighty percent of the shares then entitled to vote at an election of directors.
Heartland’s articles of incorporation state that a director elected by the holders of a series of preferred shares may be removed only by the affirmative vote of the holders of a majority of the shares of that series then entitled to vote at an election of directors.
Heartland’s by-laws state that a director may be removed if there is a decrease in the number of directors. However, a director cannot be removed by such decrease unless in connection with an election of directors by the Heartland shareholders.
Indemnification of Directors:	Blue River’s by-laws provide that if a director is made a party to or threatened to be made a party to any proceeding, claim, action or suit, Blue River shall indemnify such director against liabilities and expenses incurred in connection with such proceeding as a matter of right if the director has been wholly successful with respect to such	Heartland’s by-laws provide that a director shall be indemnified by Heartland against all liability and reasonable expense incurred by the director in connection with or resulting from any pending, threatened or completed claim, action, suit or proceeding (i) if such director is wholly successful with respect to the claim, (b) or if not

Blue River Shareholder Rights	Heartland Shareholder Rights

proceeding. In all other situations, a director shall be entitled to indemnification for liabilities and expenses as a matter of right unless (i) the director breached or failed to perform his duties as a director in good faith in what he reasonably believed to be in the best interests of Blue River, and (ii) such breach or failure to perform constituted willful misconduct or recklessness.
To be entitled to indemnification pursuant to the Blue River’s by-laws, a director must properly notify Blue River of the commencement of any proceeding, claim, action, or suit and request indemnification. A request for indemnification and the facts and circumstance underlying a proceeding shall be made and reviewed in accordance with the procedures set forth in the by-laws. Any determination made in accordance with the procedure in the by-laws shall be binding on Blue River and the director.
According to Blue River’s by-laws, Blue River shall not indemnify a director for (i) any liabilities or expenses incurred in a suit or claim against the director for an accounting of profits allegedly made from the purchase or sale of securities of Blue River brought pursuant to Section 16(b) of the Securities Exchange Act of 1934, (ii) any liabilities and expenses for which payment is actually made to or on behalf of the director under a valid and collectible insurance policy, and (iii) any liabilities or expenses incurred in a suit or claim against the director arising out of or based upon actions of the director in which the director gained any personal profit or advantage to which he was not legally entitled.
Pursuant to Blue River’s by-laws, Blue River may indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of the Indiana Business Corporation Law, irrespective of the indemnification	wholly successful, then if the director is determined to have conducted himself in good faith and reasonably believed that his conduct was in the best interest, or was at least not opposed to the best interest, of Heartland, and in the case of a criminal proceeding, the director either had reason to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful.
Pursuant to Heartland’s by-laws, the board of directors, a specially designated committee of directors, Heartland shareholders, and/or special legal counsel must determine if the director met the appropriate standards of conduct set forth in the by-laws to be entitled to indemnification and, if entitled to indemnification, the reasonableness of the director’s expenses. If a director claiming indemnification is found not to be entitled thereto, the director may apply for indemnification to a court of competent jurisdiction.
Pursuant to Heartland’s by-laws, the board of directors may approve indemnification of a director to the full extent permitted by the applicable law in effect at such time, irrespective of the indemnification provisions in the by- laws, whether on account of past or future transactions. In addition, Heartland may maintain insurance, at its expense, to protect any director or officer against any liability asserted against a director or officer and incurred by such person in his capacity as director or officer, whether or not Heartland would have the power to indemnify against such liability.
Note, however, that federal banking regulations restrict the ability of Heartland to indemnify its directors and officers in connection with civil or administrative proceedings initiated by one of the federal banking agencies.

	Blue River Shareholder Rights	Heartland Shareholder Rights

provisions in the by-laws, whether with regard to past or future matters. In addition, Blue River may purchase insurance for such individuals whether or not it would have the power to indemnify for such liability.
Note, however, that federal banking regulations restrict the ability of Blue River to indemnify its directors and officers in connection with civil or administrative proceedings initiated by one of the federal banking agencies.

Special Meetings of Shareholders:	Blue River’s by-laws provide that a special meeting of shareholders, for any purpose, may be called by the board of directors or the President. In addition, a special meeting shall be called at the written request of a majority of the board of directors or at the request of the shareholders holding of record not less than a majority of all of the shares outstanding and entitled by the articles of incorporation to vote on the business for which the meeting is being called. Such request by the shareholders must be signed by all of such shareholders or their duly authorized proxies, dated and delivered to Blue River’s Secretary.
Pursuant to Blue River’s by-laws, written notice must be given by the Secretary or by such other persons calling the meeting to each shareholder of record entitled to vote at the special meeting not less than ten nor more than sixty days before the date of such meeting.	Heartland’s by-laws provide that a special meeting of shareholders may be called by the board of directors or the President. In addition, a special meeting shall be called by the board of directors if the Secretary receives written, dated and signed demands for a special meeting, describing in reasonable detail the purpose(s) for which it is to be held, from the holders of shares representing at least eighty percent of all votes entitled to be cast on any issue proposed to be considered at the special meeting. If the Secretary receives one or more proper written demands for a special meeting, the board of directors may set a record date for determining shareholders entitled to make such demand.
Pursuant to Heartland’s by-laws, written notice must be given by the Secretary to each shareholder of record entitled to notice of or to vote at the special meeting not less than ten nor more than sixty days before the date of such meeting. In the event of a special meeting required to be called as the result of a demand made by shareholders, such notice must be given no later than the sixtieth day after Heartland’s receipt of the demand requiring the meeting to be called.

Shareholders Proposals:	Blue River’s articles of incorporation provide that in order for a shareholder to bring business before an annual or special meeting, the shareholder must give timely notice	Neither Heartland’s articles of incorporation nor its by-laws contain any provisions specifically dealing with shareholder proposals.

	Blue River Shareholder Rights	Heartland Shareholder Rights

in proper written form to Blue River’s Secretary. To be timely, a shareholder’s notice must be given to Blue River’s Secretary not less than 120 days prior to the date of the meeting.
To be in proper written form, the notice must include (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on Blue River’s books, of the shareholder proposing such business, (iii) the class and number of shares of Blue River which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.
Unless otherwise determined by the board of directors, each shareholder is limited to making one proposal for business to be considered at any annual or special meeting of shareholders of Blue River.
Furthermore, if a shareholder wants Blue River to include a proposal in Blue River’s proxy materials, the proposal must comply with all applicable SEC rules, including Rule 14a-8 of the Securities Exchange act of 1934.

Shareholder Action by Written Consent:	Indiana law and Blue River’s by- laws allow for shareholder action by written consent of any action required or permitted to be taken at a shareholders meeting if a written consent describing the action taken is signed by all of the shareholders entitled to vote on the action and delivered to Blue River for inclusion in the minutes or filing with the corporate records.	Indiana law allows for shareholder action by written consent of any action required or permitted to be taken at a shareholders meeting if a written consent describing the action taken is signed by all of the shareholders entitled to vote on the action and delivered to Heartland for inclusion in the minutes or filing with the corporate records.

Appointment and Removal of Officers:	Blue River’s by-laws provide that the officers be chosen by the board of directors at its annual meeting. Officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors. All officers shall hold office until their	Heartland’s by-laws provide that the officers shall be elected by the board of directors. Officers shall exercise such powers and perform such duties as set forth in the bylaws and as shall be determined from time to time by the board of directors. Any officer may be removed, with or without cause, at

	Blue River Shareholder Rights	Heartland Shareholder Rights

	successors are chosen and qualified, or until their earlier resignation, removal or death. Any officer may be removed, with or without cause, at any time by a resolution adopted by the board of directors.	any time by the board of directors.

Business Combinations:	Blue River has elected, in its articles of incorporation, to be subject to and governed by the provisions of Indiana Code Chapter 23-1-43 of the IBCL.
Pursuant to Blue River’s articles of incorporation, the affirmative vote of holders of at least two-thirds of the outstanding shares of capital stock of Blue River entitled to vote on the matter shall be required to approve any business combination which is not approved and recommended by the vote of at least two-thirds of the actual number of directors of Blue River elected and qualified at such time. All other business combinations shall require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of Blue River entitled to vote on the matter.	Heartland has elected, in its articles of incorporation, not to be governed by the provisions of Indiana Code Chapter 23-1-43 of the IBCL; however, Heartland’s articles of incorporation contain provisions addressing the approval of business combinations.
Pursuant to Heartland’s articles of incorporation, Heartland shall not become party to any business combination with a related person (defined generally to mean a holder of ten percent or more of Heartland’s common stock) without the affirmative vote by (i) the holders of not less than eighty percent of the outstanding shares of all classes of outstanding capital shares entitled to vote generally in the election of directors as a single class, and (ii) by an independent majority of shareholders, unless such business combination receives director approval in accordance with the articles of incorporation. The vote required to become a party to a business combination with a related person shall be reduced to not less than two-thirds if certain requirements set forth in the articles of incorporation are met.

Consideration of Non- Financial Factors:	Blue River’s articles of incorporation provide that, in determining what is in the best interests of the corporation and the shareholders when evaluating a business combination, the board of directors shall consider all factors it considers relevant, including (i) the adequacy of the consideration to be paid in connection with such transaction, (ii) the social and economic effects of the transaction on Blue River and it subsidiaries, employees, depositors, loan and other customers, creditors and other pertinent elements of the	Heartland’s articles of incorporation provide that, in determining what is in the best interests of the corporation and the shareholders when evaluating a business combination or a tender or exchange offer, the board of directors may consider all factors it considers relevant, including (i) the adequacy of the consideration to be paid in connection with such transaction, (ii) the social and economic effects of the transaction on Heartland and it subsidiaries, employees, customers, creditors and other pertinent elements of the

	Blue River Shareholder Rights	Heartland Shareholder Rights

	community, (iii) the business and financial condition, results of operations and earnings prospects of the acquiror, and (iv) the competence, experience and integrity of the acquiror.	community, (iii) the business and financial condition and earnings prospects of the acquiror, and (iv) the competence, experience and integrity of the acquiror.

Control Share Acquisitions:	The Control Share Acquisitions Chapter of the IBCL, Indiana Code Chapter 23-1-42, provides that, unless otherwise provided in a corporation’s articles of incorporation or by-laws, shares acquired in certain acquisitions of the corporation’s stock will be accorded voting rights only if a majority of certain disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. An Indiana corporation is subject to the Control Share Acquisitions Chapter if it has 100 or more shareholders, its principal place of business is in Indiana and a certain percentage or number of shareholders are residents of Indiana. An Indiana corporation otherwise subject to the Control Share Acquisitions Chapter may elect not to be governed by the statute by so providing in its articles of incorporation or by-laws. Blue River has not made such an election and is therefore subject to the Control Share Acquisitions Chapter. The Control Share Acquisitions Chapter may have the effect of discouraging or making more difficult a hostile takeover of Blue River.	The Control Share Acquisitions Chapter of the IBCL, Indiana Code Chapter 23-1-42, provides that, unless otherwise provided in a corporation’s articles of incorporation or by-laws, shares acquired in certain acquisitions of the corporation’s stock will be accorded voting rights only if a majority of certain disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. An Indiana corporation is subject to the Control Share Acquisitions Chapter if it has 100 or more shareholders, its principal place of business is in Indiana and a certain percentage or number of shareholders are residents of Indiana. Heartland’s by- laws provide that Heartland is subject to the Control Share Acquisitions Chapter. The Control Share Acquisitions Chapter may have the effect of discouraging or making more difficult a hostile takeover of Heartland.

Amendment to Articles of Incorporation and By-laws:	Pursuant to Indiana Code Chapter 23-1-38 of the IBCL, certain provisions of Blue River’s articles of incorporation may be amended by the board of directors adopting an amendment to the articles of incorporation, and other provisions must be amended by the board of directors adopting a resolution setting forth the amendment proposed, followed by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment. However, pursuant to Blue River’s articles of incorporation, an affirmative vote of at least two-thirds of the capital	Pursuant to Indiana Code Chapter 23-1-38 of the IBCL, certain provisions of Heartland’s articles of incorporation may be amended by the board of directors adopting an amendment to the articles of incorporation, and other provisions must be amended by the board of directors adopting a resolution setting forth the amendment proposed, followed by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment. However, pursuant to Heartland’s articles of incorporation, an affirmative vote of at least 80% of the shares of all

Blue River Shareholder Rights	Heartland Shareholder Rights

stock of Blue River entitled to vote on such matter then outstanding is required to amend the qualifications for directors, the staggered board provision, the removal by shareholders without cause provision, the removal by directors provision, the voting rights on certain business combinations provision, the consideration of non-financial factors provision and the notice for nominations and proposals provision.
Blue River’s by-laws may be amended by a majority vote of the board of directors.	classes of voting stock of Heartland then outstanding is required to amend the removal of directors provision, the approval of business combinations provision and the amendment or repeal provision.
If the amendment is proposed by a related person (as defined above), it must also be approved by a majority of independent shareholders. If, however, the amendment is recommended by two-thirds of the board of directors, the amendment shall only require the shareholder vote under the IBCL.
Heartland’s by-laws may be amended by a majority vote of the board of directors.

Shareholder Rights Plan:	None.	On June 23, 2000, the board of directors of Heartland adopted a shareholder rights plan or “poison pill.” The purpose of the plan is to deter certain coercive tactics that have been used to acquire control of public corporations and to enable the board of directors to represent effectively the interests of the shareholders and other constituencies of Heartland in the event of a takeover attempt. The plan does not deter negotiated mergers or business combinations that the board of directors of Heartland determines to be in the shareholders best interests and in the best interests of Heartland.
The plan is designed to force an acquiror to deal with the board of directors. If the acquiror’s proposal is not approved by the board, the issuance of the rights provided for in the plan would dramatically alter the capital structure of Heartland thereby making the acquiror’s proposal unattractive to it. The involvement of the board of directors could improve the price and terms of any acquisition proposal.
Under the plan, rights will attach to the outstanding common shares at the rate of one right for each share held by shareholders of record at the close of business on July 7, 2000.

Blue River Shareholder Rights	Heartland Shareholder Rights

The rights become exercisable only if a person or group of affiliated persons (an “Acquiring Person”) acquires 15% or more of Heartland’s common shares or announces a tender offer or exchange offer that would result in the acquisition of 30% or more of the outstanding common shares. At that time, the rights may be redeemed at the election of the board of directors of Heartland. If not redeemed, then prior to the acquisition by such person of 50% or more of the outstanding common shares of Heartland, Heartland may exchange the rights (other than rights owned by the Acquiring Person, which would have become void) for common shares (or other securities) of Heartland on a one-for-one basis. If not exchanged, the rights may be exercised and the holders may acquire preferred share units or common shares of Heartland having a value of two times the exercise price of $35.00.
Each preferred share unit carries the same voting rights as one common share. If the Acquiring Person engages in a merger or other business combination with Heartland, the rights would entitle the holders to acquire shares of the Acquiring Person having a market value equal to twice the exercise price of the rights. The plan will expire on June 22, 2010. The distribution of the rights is not a taxable event for shareholders of Heartland.
In connection with the adoption of the Plan, the board of directors also approved the terms of the Series A Preferred Shares and adopted an amendment to the articles of incorporation of Heartland designating the relative rights, preferences and limitations of the Series A Preferred Shares.
As a condition to the completion of the merger, the rights under the Heartland rights agreement must

	Blue River Shareholder Rights	Heartland Shareholder Rights

have been redeemed by Heartland prior to the closing of the merger.

Public Market for the Shares:	NASDAQ Small Cap Market	OTC Bulletin Board

DESCRIPTION OF BLUE RIVER CAPITAL STOCK

      The following summary of the terms of the capital stock of Blue River before and after the merger is not meant to be complete and is qualified by reference to Blue River’s articles of incorporation and Blue River’s by-laws. Copies of Blue River’s articles of incorporation and Blue River’s by-laws are incorporated by reference and will be sent to shareholders of Blue River and Heartland upon request. See “Where You Can Find More Information.”

Authorized Capital Stock

      After the merger and assuming that Blue River’s shareholders vote to approve the proposed amendment to Blue River’s articles of incorporation to increase the number of authorized shares of Blue River’s common stock, Blue River will have the authority to issue 20,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. As of the record date, there were issued and outstanding                      shares of Blue River common stock. No shares of preferred stock are currently outstanding.

Blue River Common Stock

      Blue River Common Stock Outstanding. The outstanding shares of Blue River common stock are, and the shares of Blue River common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Blue River common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Blue River preferred stock which Blue River may designate and issue in the future.

      Voting Rights. Each holder of Blue River common stock is entitled to one vote for each share held on all matters submitted to a vote of shareholders of Blue River and does not have cumulative voting rights. Accordingly, holders of a majority of the shares of Blue River common stock entitled to vote in any election of directors of Blue River may elect all of the directors standing for election.

      Dividend Rights. The holders of Blue River common stock are entitled to receive dividends, if any, as may be declared by the Blue River board of directors out of funds legally available for the payment of dividends, subject to any preferential dividend rights of outstanding Blue River preferred stock. Upon the liquidation, dissolution or winding up of Blue River, the holders of Blue River common stock are entitled to share pro rata in the net assets of Blue River available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Blue River preferred stock.

      Preemptive Rights. Under its articles of incorporation, the holders of Blue River common stock have no preemptive, subscription, redemption or conversion rights.

Blue River Preferred Stock

      Blue River Preferred Stock Outstanding. As of the date of this joint proxy statement/ prospectus, no shares of Blue River preferred stock were issued and outstanding.

      Blank Check Preferred Stock. Under its articles of incorporation, the Blue River board of directors has the authority to issue preferred stock in one or more classes or series, and to fix for each class or series the voting powers and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by the Blue River board of directors providing for the issuance of such class or series as may be permitted by the IBCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by the shareholders of Blue River.

Transfer Agent and Registrar

      Continental Stock Transfer & Trust Company is the transfer agent and registrar for the Blue River common stock.

LEGAL MATTERS

      Krieg DeVault LLP has opined on the validity of the Blue River common stock to be issued to Heartland shareholders pursuant to the merger. It is a condition to the completion of the merger that each of Blue River and Heartland receive an opinion from Krieg DeVault LLP with respect to the tax treatment of the merger.

EXPERTS

      The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference from the Blue River Bancshares, Inc. Annual Report on Form 10-KSB for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which includes an explanatory paragraph relating to a change in the method of accounting for goodwill in 2002), which is incorporated herein by reference, and has been so incorporated in reliance upon the report, of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Heartland appearing in Heartland’s Annual Report on Form 10-KSB for the year ended December 31, 2003, have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as discussed in their report included in Heartland’s Annual Report on Form 10-KSB and incorporated in this joint proxy statement/ prospectus by reference. Such consolidated financial statements are incorporated in this joint proxy statement/ prospectus by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Blue River

      Under the rules of the SEC, if a shareholder wanted Blue River to include a proposal in its proxy statement and form of proxy for presentation at Blue River’s 2005 annual meeting of shareholders, the proposal must have been received by Blue River not later than December 10, 2004. Proposals should be directed to the Secretary of Blue River at 29 East Washington Street, Shelbyville, Indiana 46176.

      Under Blue River’s articles of incorporation, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Secretary of Blue River at the address noted above.

      To be in proper written form, each notice given by a shareholder with respect to nominations for the election of directors must include the name, age, business address and residence address of each nominee proposed in such notice, the principal occupation or employment of each such nominee, and the number of shares of stock of Blue River which are beneficially owned by each such nominee. In addition, the shareholder making such nomination must promptly provide any other information reasonably requested by Blue River.

      To be in proper form, each notice given by a shareholder with respect to business proposals must include a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, the name and address, as they appear on Blue River’s books, of the shareholder proposing such business, the class and number of shares of Blue River which are

99.1

beneficially owned by the shareholder and any material interest of the shareholder in such business. Unless otherwise determined by the board of directors of the Blue River, each shareholder is limited to making one proposal for business to be considered at any annual or special meeting of shareholders of Blue River.

Heartland

      Heartland does not currently expect to hold a 2005 annual meeting of shareholders because Heartland will not be a separate public company if the merger has been completed. If the merger is not completed and such a meeting is held, Heartland shareholders may propose matters to be presented at the 2005 annual meeting of shareholders and also may nominate persons to be directors. Shareholders may nominate a director nominee from the floor of shareholders meeting by a shareholder but only if:

•	the shareholder who submits such nomination notifies the Secretary of Heartland not later than 10 business days prior to the shareholder meeting at which such nomination is to be considered of such shareholder’s intent to nominate that particular person(s); and

•	any “solicitation” of “proxies” by such shareholder or other persons on behalf of such other nominee(s) has been conducted in accordance with the SEC proxy rules, if applicable.

WHERE YOU CAN FIND MORE INFORMATION

      Blue River and Heartland file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information we file at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. Blue River has filed a registration statement on Form S-4 to register with the SEC the Blue River common stock to be issued to Heartland shareholders upon completion of the merger. This joint proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of Blue River in addition to being a proxy statement of Blue River and Heartland for their respective meetings. As allowed by SEC rules, this joint proxy statement/ prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows us to “incorporate by reference” information into this joint proxy statement/ prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/ prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/ prospectus. This joint proxy statement/ prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

Blue River SEC Filings (File No. 000-24501)	Period

Annual Report on Form 10-KSB	Fiscal year ended December 31, 2003

Quarterly Reports on Form 10-QSB	Quarters ended March 31, 2004, June 30, 2004 and September 30, 2004

Current Reports on Form 8-K	Filed on February 25, 2004, March 4, 2004, April 5, 2004, April 14, 2004, May 21, 2004, September 1, 2004, September 7, 2004, October 4, 2004 and November 12, 2004

Proxy Statement on Schedule 14A	Filed on April 8, 2004

The description of the common stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934	Filed on June 22, 1998

Heartland SEC Filings (File No. 333-32245)	Period

Annual Report on Form 10-KSB	Fiscal year ended December 31, 2003

Quarterly Reports on Form 10-QSB	Quarters ended March 31, 2004, June 30, 2004 and September 30, 2004

Current Report on Form 8-K	Filed on April 8, 2004, September 1, 2004, September 7, 2004, October 19, 2004 and November 5, 2004

Proxy Statement	Filed as an exhibit to Heartland’s Annual Report on Form 10-KSB for the year ended December 31, 2003

The description of the Heartland common stock contained in Heartland’s registration statement on Form SB-2	Filed on September 26, 1997

      We also are incorporating by reference additional documents that Blue River and Heartland file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/ prospectus and the date of the meetings.

      All information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Blue River has been supplied by Blue River, and all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Heartland has been supplied by Heartland.

      Copies of the annual reports on Form 10-KSB for the year ended December 31, 2003 and of the quarterly reports (as amended) on Form 10-QSB or 10-QSB/ A for the quarter ended September 30, 2004, as filed by each of Heartland and Blue River, are being delivered with this joint proxy statement/ prospectus to each shareholder of Heartland and Blue River.

      If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/ prospectus. Shareholders may obtain documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Blue River Bancshares, Inc. Attn.: Russell Breeden, III 29 East Washington Street Shelbyville, Indiana 46176 (317) 681-1233	Heartland Bancshares, Inc. Attn.: Steven L. Bechman 420 North Morton Street Franklin, Indiana 46131 (317) 738-3915

      If you are a Blue River shareholder and would like to request documents from Blue River, please do so by                     , 2005 to receive them before the Blue River special meeting. If you are a Heartland shareholder and would like to request documents from Heartland, please do so                     , 2005 to receive them before the Heartland special meeting.

      You should rely only on the information contained or incorporated by reference in this joint proxy statement/ prospectus to vote on the proposals to Blue River’s and Heartland’s shareholders in connection with the merger, as the case may be. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/ prospectus is dated                     , 2005. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/ prospectus to shareholders nor the issuance of shares of Blue River common stock as contemplated by the merger agreement shall create any implication to the contrary.

ANNEX A

AGREEMENT OF AFFILIATION AND MERGER

by and among
BLUE RIVER BANCSHARES, INC.
and
SHELBY COUNTY BANK
and
HEARTLAND BANCSHARES, INC.
and
HEARTLAND COMMUNITY BANK
August 31, 2004

SECTION 1 THE MERGERS		A-2
1.01.	The Company Merger	A-2
1.02.	The Bank Merger	A-3
1.03.	Tax Free Reorganization	A-3
SECTION 2 CONSIDERATION		A-3
2.01.	Conversion of Heartland Common Stock	A-3
2.02.	No Fractional Shares	A-3
2.03.	Distribution of Blue River Common Stock and Cash	A-4
2.04.	Treatment of Heartland Stock Options	A-4
SECTION 3 DISSENTING SHAREHOLDERS		A-5
SECTION 4 REPRESENTATIONS AND WARRANTIES OF HEARTLAND		A-6
4.01.	Organization and Authority	A-7
4.02.	Authorization	A-7
4.03.	Capitalization	A-8
4.04.	Organizational Documents	A-9
4.05.	Compliance with Law	A-10
4.06.	Litigation and Pending Proceedings	A-10
4.07.	Financial Statements and Reports	A-10
4.08.	Properties, Contracts, and Agreements	A-11
4.09.	Absence of Undisclosed Liabilities	A-11
4.10.	Title to Assets	A-12
4.11.	Employee Benefit Plans	A-12
4.12.	Labor Matters	A-14
4.13.	Environmental Matters	A-14
4.14.	Tax Matters	A-14
4.15.	Risk Management	A-15
4.16.	Books and Records	A-15
4.17.	Loans	A-15
4.18.	Shareholder Rights Plan	A-15
4.19.	Deposit Insurance	A-16
4.20.	Insurance	A-16
4.21.	Broker’s, Finder’s or Other Fees	A-16
4.22.	Interim Events	A-16
4.23.	Regulatory Filings	A-16
4.24.	Indemnification Agreements	A-17
4.25.	Shareholder Approval	A-17
4.26.	CRA Rating	A-17
4.27.	Capital Requirements	A-17
4.28.	Accuracy of Statements Made and Materials Provided to Blue River	A-17
SECTION 5 REPRESENTATIONS AND WARRANTIES OF BLUE RIVER AND SHELBY COUNTY BANK		A-18
5.01.	Organization and Authority	A-18
5.02.	Authorization	A-19
5.03.	Capitalization	A-20

A-i

5.04.	Shares to be issued in the Company Merger	A-21
5.05.	Organizational Documents	A-22
5.06.	Compliance with Law	A-22
5.07.	Litigation and Pending Proceedings	A-22
5.08.	Financial Statements and Reports	A-23
5.09.	Properties, Contracts, and Agreements	A-23
5.10.	Absence of Undisclosed Liabilities	A-23
5.11.	Title to Assets	A-24
5.12.	Employee Benefit Plans	A-24
5.13.	Labor Matters	A-26
5.14.	Environmental Matters	A-26
5.15.	Tax Matters	A-26
5.16.	Risk Management	A-27
5.17.	Books and Records	A-27
5.18.	Loans	A-27
5.19.	Shareholder Rights Plan	A-28
5.20.	Deposit Insurance	A-28
5.21.	Insurance	A-28
5.22.	Broker’s, Finder’s or Other Fees	A-28
5.23.	Interim Events	A-28
5.24.	Regulatory Filings	A-28
5.25.	Indemnification Agreements	A-29
5.26.	Shareholder Approval	A-29
5.27.	CRA Rating	A-29
5.28.	Capital Requirements	A-29
5.29.	Accuracy of Statements Made and Materials Provided to Heartland	A-29
SECTION 6 COVENANTS OF HEARTLAND AND HEARTLAND BANK		A-30
6.01.	Shareholder Approval	A-30
6.02.	SEC Registration	A-30
6.03.	Other Approvals and Actions	A-30
6.04.	Conduct of Business	A-31
6.05.	Preservation of Business	A-33
6.06.	Other Negotiations	A-33
6.07.	Restrictions Regarding Affiliates	A-33
6.08.	Press Releases	A-34
6.09.	Disclosure Schedule Update	A-34
6.10.	Information, Access Thereto, Confidentiality	A-34
6.11.	Subsequent Heartland Financial Statements	A-35
6.12.	Employee Benefits	A-35
6.13.	Redemption of Rights	A-35
6.14.	Reports	A-35
6.15.	Indemnification	A-36
6.16.	Adverse Actions	A-36
SECTION 7 COVENANTS OF BLUE RIVER AND SHELBY COUNTY BANK		A-37
7.01.	Shareholder Approval	A-37

A-ii

7.02.	SEC Registration	A-37
7.03.	Other Approvals and Actions	A-38
7.04.	Conduct of Business	A-38
7.05.	Preservation of Business	A-40
7.06.	Other Negotiations	A-40
7.07.	Press Releases	A-41
7.08.	Blue River Disclosure Schedule Update	A-41
7.09.	Information, Access Thereto, Confidentiality	A-41
7.10.	Subsequent Blue River Financial Statements	A-42
7.11.	Employee Benefits	A-42
7.12.	Reports	A-43
7.13.	Indemnification	A-43
7.14.	Adverse Actions	A-44
7.15.	By-Law Amendments; Directors; Officers; Resignations	A-44
SECTION 8 CONDITIONS PRECEDENT TO THE MERGERS		A-44
8.01.	Blue River	A-44
8.02.	Heartland	A-46
SECTION 9 TERMINATION OF MERGERS		A-47
9.01.	Manner of Termination	A-47
9.02.	Effect of Termination	A-48
SECTION 10 CLOSING		A-49
10.01.	Closing Date and Place	A-49
10.02.	Deliveries	A-49
SECTION 11 MISCELLANEOUS		A-50
11.01.	Non-survival of Representations, Warranties and Agreements	A-50
11.02.	Binding Effect; Assignment	A-50
11.03.	Waiver; Amendment	A-50
11.04.	Notices	A-50
11.05.	Headings	A-51
11.06.	Severability	A-51
11.07.	Counterparts	A-51
11.08.	Governing Law; Enforcement; Specific Performance; Jury Trial	A-51
11.09.	Entire Agreement	A-52
11.10.	Expenses	A-52
11.11.	Certain References	A-52

A-iii

AGREEMENT OF AFFILIATION AND MERGER

      THIS AGREEMENT OF AFFILIATION AND MERGER (the “Agreement”) is made and entered into, effective as of the 31st day of August, 2004, by and among Blue River Bancshares, Inc. (“Blue River”), Shelby County Bank, Heartland Bancshares, Inc. (“Heartland”) and Heartland Community Bank (“Heartland Bank”).

WITNESSETH:

      WHEREAS, Blue River is an Indiana corporation registered as a savings and loan holding company under the Home Owners Loan Act, as amended (“HOLA”), with its principal office located in Shelbyville, Shelby County, Indiana; and

      WHEREAS, Blue River is the sole owner, directly or indirectly, of all of the outstanding capital stock of Shelby County Bank and Unified Banking Company (“Unified”) (collectively, the “Blue River Subsidiaries”); and

      WHEREAS, Heartland is an Indiana corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) with its principal office located in Franklin, Johnson County, Indiana; and

      WHEREAS, Heartland is the sole owner, directly or indirectly, of all of the outstanding capital stock of Heartland Bank; and

      WHEREAS, Blue River and Heartland seek to affiliate through a corporate reorganization whereby Heartland will merge with and into Blue River, with Blue River surviving the merger and continuing under the changed name “Heartland Bancshares, Inc.”;

      WHEREAS, immediately following the merger of Heartland into Blue River, Shelby County Bank will merge with and into Heartland Bank, with Heartland Bank surviving the merger and continuing under the name “Heartland Community Bank”;

      WHEREAS, concurrently with the execution and delivery of this Agreement, (i) as a condition and inducement to Blue River’s willingness to enter into this Agreement and the Blue River Stock Option Agreement referred to below, Blue River and Heartland are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A (the “Heartland Stock Option Agreement”) pursuant to which Heartland is granting to Blue River an option to purchase shares of Common Stock, no par value, of Heartland (the “Heartland Common Stock”); and (ii) as a condition and inducement to Heartland’s willingness to enter into this Agreement and the Heartland Stock Option Agreement, Heartland and Blue River are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit B (the “Blue River Stock Option Agreement”; and collectively with the Heartland Stock Option Agreement, the “Option Agreements”), pursuant to which Blue River is granting to Heartland an option to purchase shares of Common Stock, no par value per share, of Blue River (the “Blue River Common Stock”);

      WHEREAS, Blue River, Shelby County Bank, Heartland and Heartland Bank intend for the Mergers (as defined herein) to qualify as reorganizations within the meaning of Section 368 and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and agree to cooperate and take such actions as may be reasonably necessary to assure such result; and

      WHEREAS, the respective Boards of Directors of each of Blue River, Shelby County Bank, Heartland and Heartland Bank have determined that it is in the best interests of their respective corporations or banks to consummate the business combinations and other transactions contemplated by this Agreement and that such transactions are consistent with, and in furtherance of, their respective business strategies and goals, and have approved this Agreement, authorized its execution and designated this Agreement a plan of merger.

      NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and in the Option Agreements and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of Heartland with and into Blue River and Shelby County Bank with and into Heartland Bank and the mode of carrying such Mergers into effect as follows:

SECTION 1

THE MERGERS

      1.01.     The Company Merger.

      (a) General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.01(b) hereof), Heartland shall merge with and into Blue River (the “Company Merger”) pursuant to the provisions of the Indiana Business Corporation Law (“IBCL”). The Company Merger is subject to the Bank Merger (as defined in Section 1.02 hereof) occurring immediately after the Company Merger, and if the Bank Merger will not close immediately thereafter, the Company Merger shall not occur. Blue River (sometimes hereinafter referred to as the “Surviving Corporation”) shall survive the Company Merger and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the IBCL.

      (b) Effective Time. Upon the terms and subject to the conditions specified in this Agreement, unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Company Merger to become effective at 5:00 p.m. on the last business day of the month (the “Effective Time”) during which each of the following has been satisfied: (a) the fulfillment of all conditions precedent to the Mergers set forth in Section 8 of this Agreement (other than conditions relating solely to the delivery of documents dated as of the Closing Date, and conditions that may be waived pursuant to applicable law and have been waived by the party entitled to the benefits thereof), and (b) the expiration of all waiting periods, if any, in connection with any regulatory application filed for the approval of the Transaction. The closing of the Mergers shall take place at the law offices of Krieg DeVault LLP, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204 at 11:00 a.m., local time, on the date that the Effective Time occurs (the “Closing Date”), or on such other date and/or at such other place and time as the parties may agree.

      (c) Name. The name of the Surviving Corporation shall be “Heartland Bancshares, Inc.” Its principal office shall be located at 20 N. Meridian Street, Suite 800A, Indianapolis, Marion County, Indiana.

      (d) Executive Officers. As of the Effective Time, the following named persons will be elected to serve as the executive officers of the Surviving Corporation, holding the offices listed next to their names, until the next annual meeting of the Board of Directors, and until their successor or successors are elected and qualified or until their earlier resignation, death, or removal from office:

Name	Office

Russell Breeden, III	Chairman, President and Chief Executive Officer
Jeffery D. Joyce	Chief Financial Officer
Randy J. Collier	Executive Vice President, Secretary and Chief Credit Officer
Steven L. Bechman	Executive Vice President

      (e) Directors. As of the Effective Time, the Board of Directors of the Surviving Corporation shall be comprised of nine persons and the following named individuals will be elected as directors of the

Corporation in the Class and for the term set forth next to their names, to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office:

Name	Class	Term Expiring

Russell Breeden, III (Chairman)	I	2006
John Norton	I	2006
Patrick A. Sherman	I	2006
Steven R. Abel	II	2007
Gordon Dunn	II	2007
Steven L. Bechman	II	2007
Wayne C. Ramsey	III	2008
John R. Owens	III	2008
Michael Jarvis	III	2008

      (f) Articles of Incorporation and By-Laws. The Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety as set forth on Exhibit C hereto at the Effective Time and shall remain the Articles of Incorporation of the Surviving Corporation until such Articles of Incorporation shall be further amended in accordance with applicable law. The By-Laws of Blue River shall be amended by action of the Board of Directors of Blue River, in accordance with Section 7.15(a) of this Agreement, effective the Effective Time, and such amended By-Laws shall constitute the Bylaws of the Surviving Corporation following the Effective Time until such By-Laws shall be further amended in accordance with applicable law.

      (g) Effect of the Company Merger. The Merger shall have the effects specified by the IBCL.

      1.02.     The Bank Merger. Shelby County Bank and Heartland Bank agree to take all action necessary and appropriate, including entering into a plan of merger (the “Bank Merger Agreement”) substantially in the form attached hereto as Exhibit D, to cause Shelby County Bank to merge with and into Heartland Bank (the “Bank Merger”) in accordance with the applicable laws and regulations as soon as practicable after the consummation of the Company Merger.

      1.03.     Tax Free Reorganization. Blue River, Shelby County Bank, Heartland and Heartland Bank intend for the Mergers to qualify as a reorganization within the meaning of Section 368 and related sections of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

SECTION 2

CONSIDERATION

      2.01.     Conversion of Heartland Common Stock. Subject to Section 2.03 and Section 3, and upon and by virtue of the Company Merger becoming effective at the Effective Time, each share of Heartland Common Stock that is issued and outstanding at the Effective Time (including the accompanying preferred share purchase right, which shall be deemed redeemed in exchange for the consideration issuable to holders of Heartland Common Stock under this Agreement and thereby cancelled and extinguished as of the Effective Time) shall be converted by operation of law and without any act on the part of the holder thereof into 2.54 shares of Blue River Common Stock (“Exchange Ratio”).

      2.02.     No Fractional Shares. Certificates for fractional shares of Blue River Common Stock shall not be issued for fractional interests resulting from application of the Exchange Ratio. Each shareholder of Heartland who would otherwise have been entitled to a fraction of a share of Blue River Common Stock shall be paid in cash following the Effective Time an amount equal to such fraction multiplied by the average of the average of the highest closing bid price per share and the lowest closing asked price per share, as reported by NASDAQ with respect to Blue River Common Stock, during the period of five trading days ended immediately preceding the Closing Date.

      2.03.     Distribution of Blue River Common Stock and Cash.

      (a) Immediately following the Effective Time, the Surviving Corporation shall mail to each Heartland shareholder of record at the Effective Time a letter of transmittal providing instructions as to the transmittal to the Surviving Corporation of certificates formerly representing shares of Heartland Common Stock and the issuance of certificates for the shares of Blue River Common Stock that were issued in exchange therefor pursuant to the terms of this Agreement.

      (b) Following the Effective Time, distribution of stock certificates representing shares of Blue River Common Stock and any cash payment, without interest, for fractional shares, if any, shall be made by Blue River to each former shareholder of Heartland as soon as practical following delivery to Blue River of the shareholder’s certificate(s) representing its shares of Heartland Common Stock accompanied by a properly completed and executed letter of transmittal, all in form and substance reasonably satisfactory to Blue River.

      (c) As of and following the Effective Time, stock certificates formerly representing shares of Heartland Common Stock shall be deemed to evidence ownership of Blue River Common Stock for all corporate purposes. No dividends or other distributions otherwise payable to holders of Blue River Common Stock of record as of any time after the Effective Time shall be paid to any former Heartland shareholder entitled to receive the same until such shareholder has surrendered to Blue River his or her certificate or certificates formerly representing Heartland Common Stock. Upon the surrender of certificates formerly representing shares of Heartland Common Stock, the Surviving Corporation shall pay in cash to the record holder of the new certificate or certificates evidencing shares of Blue River Common Stock the amount (if any) of all such dividends and other distributions, without interest thereon, that had been withheld with respect to such shares of Blue River Common Stock.

      (d) Blue River shall be entitled to rely upon the stock transfer books of Heartland to establish the persons entitled to receive shares of Blue River Common Stock pursuant to this Agreement, which books shall be conclusive with respect to the ownership of shares of Heartland Common Stock.

      (e) With respect to any certificate formerly representing shares of Heartland Common Stock which has been lost, stolen or destroyed, Blue River shall be authorized to withhold delivery of certificates for Blue River common stock (and payment of cash as to fractional shares) to the registered owner of such certificate pending receipt by Blue River of an affidavit of lost, stolen or destroyed stock certificate together with an indemnity bond, both in form and substance reasonably satisfactory to Blue River, and upon compliance by the former Heartland shareholder with all other reasonable requirements of Blue River in connection with lost, stolen or destroyed stock certificates.

      2.04.     Treatment of Heartland Stock Options.

      (a) At the Effective Time, all stock options granted by Heartland under its three stock option plans identified in its Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003 (the “Heartland Stock Option Plans”) that are then outstanding, regardless of whether they are then exercisable (the “Heartland Stock Options”) shall cease to represent a right to acquire shares of Heartland Common Stock and shall be converted automatically into an option to purchase shares of Blue River Common Stock, and Blue River shall assume the obligations of Heartland under the Heartland Stock Options, in accordance with the terms of the Heartland Stock Option Plans and the stock option or other agreements by which they are evidenced, except that from and after the Effective Time, (i) Blue River and the Compensation Committee of its Board of Directors shall be substituted for Heartland and the committee of the Board of Directors of Heartland (including, if applicable, the entire Board of Directors of Heartland) administering such Heartland Stock Option Plan, (ii) the Heartland Stock Options may be exercised solely for shares of Blue River Common Stock, (iii) the number of shares of Blue River Common Stock subject to such Heartland Stock Options shall be equal to the number of shares of Heartland Common Stock subject to such Heartland Stock Options immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Blue River Common Stock resulting from such multiplication shall be rounded to the nearest whole share, and

(iv) the per share exercise price under such Heartland Stock Options shall be adjusted by dividing the per share exercise price under the Heartland Stock Options in effect immediately prior to the Effective Time by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Heartland Stock Options which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code but with the smallest modification to the economic values that otherwise would be achieved by the option holder. Blue River and Heartland agree to take all necessary steps to effect the foregoing provisions of this Section 2.04.

      (b) The Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Blue River Common Stock for delivery upon exercise of Heartland Stock Options assumed by it in accordance with this Section 2.04. As soon as practicable after the Effective Time, the Surviving Corporation shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of Blue River Common Stock subject to such Heartland Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Heartland Stock Options remain outstanding. With respect to those individuals who subsequent to the Company Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), where applicable, with respect to Blue River Common Stock, the Surviving Corporation shall administer the Heartland Stock Option Plans assumed pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

      (c) Assuming that Heartland delivers to Blue River the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Blue River, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Heartland Insiders (as defined below) of Blue River Common Stock in exchange for shares of Heartland Common Stock, and of options to purchase Blue River Common Stock upon conversion of Heartland Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Heartland to Blue River prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Heartland Insiders, the number of shares of Heartland Common Stock held by each such Heartland Insider and the number and description of the Heartland Stock Options held by each such Heartland Insider. “Heartland Insiders” shall mean those executive officers and directors of Heartland who are identified as such by Heartland’s Annual Report on Form 10-KSB for the year ended December 31, 2003, and any other persons who may be identified from time to time prior to the Effective Time to Blue River by Heartland.

SECTION 3

DISSENTING SHAREHOLDERS

      If any holders of Heartland Common Stock notify Heartland, before the vote is taken of Heartland’s shareholders on the question of approval of the Company Merger, of their intent to demand payment for their shares of Heartland Common Stock if the Company Merger is effectuated and do not vote in favor of the Company Merger (“Heartland Dissenting Shareholders”), then any issued and outstanding shares of Heartland Common Stock held by such Heartland Dissenting Shareholders shall not be converted as described in Section 2 at the Effective Time but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Heartland Dissenting Shareholders pursuant to the IBCL; provided, however, that each share of Heartland Common Stock outstanding immediately prior to the Effective Time and held by a Heartland Dissenting Shareholder who does not, after the Effective Time, timely take all additional actions required by IC 23-1-44-13 in order to be eligible to demand payment with respect to such holder’s Heartland Common Stock shall, as of the date of such failure to have taken such actions on a timely basis, be deemed to have voted in favor of the Company Merger and accordingly no longer to be a Heartland Dissenting Shareholder.

      If any holders of Blue River Common Stock notify Blue River, before the vote is taken of Blue River’s shareholders on the question of approval of the Company Merger, of their intent to demand payment for their shares of Blue River Common Stock if the Company Merger is effectuated and do not vote in favor of the Company Merger (“Blue River Dissenting Shareholders”), then any issued and outstanding shares of Blue River Common Stock held by such Blue River Dissenting Shareholders shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Blue River Dissenting Shareholders pursuant to the IBCL; provided, however, that each share of Blue River Blue River Common Stock outstanding immediately prior to the Effective Time and held by a Blue River Dissenting Shareholder who does not, after the Effective Time, timely take all additional actions required by IC 23-1-44-13 in order to be eligible to demand payment with respect to such holder’s Blue River Common Stock shall, as of the date of such failure to have taken such actions on a timely basis, be deemed to have voted in favor of the Company Merger and accordingly no longer to be a Blue River Dissenting Shareholder.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF HEARTLAND

      In connection with the execution of this Agreement, Heartland has delivered to Blue River a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 4 or to one or more of its covenants contained in Section 6; provided, that the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Heartland that such item represents a material exception of fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect as to Heartland (as defined below).

      For the purpose of this Agreement, and in relation to Heartland and Heartland Bank, a “Material Adverse Effect” means any effect that (i) is material and adverse to the financial position, properties, assets, liabilities, results of operations, liquidity, or business and future prospects of Heartland and Heartland Bank, as a consolidated whole, as they existed as of the date of this Agreement, or (ii) would materially impair the ability of Heartland or Heartland Bank to perform its obligations under this Agreement or under any the Heartland Option Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement; provided however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Mergers, or restructuring charges taken in connection with the Mergers, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of Blue River, (e) changes in general levels of interest rates or conditions or circumstances that affect the banking industry, generally, and (f) commencement of a new war or an escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States of America.

      No representation or warranty of Heartland and Heartland Bank contained in this Section 4, except Section 4.03, which shall not be subject to a materiality standard shall be deemed untrue, incomplete or incorrect, and neither Heartland nor Heartland Bank shall be deemed to have breached any such specified representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Section 4, has had or is reasonably likely to have a Material Adverse Effect on Heartland or Heartland Bank (the “Heartland Disclosure Standard”).

      Accordingly, Heartland and Heartland Bank hereby represent and warrant to Blue River, as of the date hereof and as of the Effective Time (subject to the Heartland Disclosure Standard) as follows:

      4.01.     Organization and Authority.

      (a) Heartland is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. Heartland has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Heartland has a class of stock registered pursuant to Section 12, and is subject to the reporting requirements, of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Heartland Bank and Heartland (IN) Statutory Trust I, a statutory trust created under the Connecticut Statutory Trust Act (the “Business Trust”), are Heartland’s only direct or indirect subsidiaries, and except as disclosed in the Disclosure Schedule, Heartland owns no voting stock or equity securities of any other corporation, partnership, association or other entity.

      (b) Heartland Bank is an Indiana chartered bank duly organized, validly existing and in good standing under the laws of the State of Indiana. Heartland Bank is subject to primary regulatory supervision and examination by the Indiana Department of Financial Institutions (“DFI”). Heartland Bank has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Heartland Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

      (c) Neither Heartland nor Heartland Bank has the right to designate a director, officer or other management official of (or to consent to changes in directors, officers or other management officials, or otherwise exercise any controlling influence over) any for-profit or non-profit corporation, partnership, limited liability company, joint venture, trust, foundation, or other entity or association, other than the Heartland subsidiaries.

      4.02.     Authorization.

      (a) Heartland has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.02(f) and (h) hereof. Heartland is not aware of any reason why the approvals set forth in Section 8.02(f) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.02(f). This Agreement, and its execution and delivery by Heartland, has been duly authorized and approved by the Board of Directors of Heartland and, assuming due execution and delivery by Blue River and Shelby County Bank, constitutes a valid and binding obligation of Heartland, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

      (b) Heartland Bank has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.02(f) and (h) hereof. Heartland Bank is not aware of any reason why the approvals set forth in Section 8.02(f) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.02(f). This Agreement, and its execution and delivery by Heartland Bank, has been duly authorized and approved by the Board of Directors of Heartland Bank and, assuming due execution and delivery by Blue River and Shelby County Bank, constitutes a valid and binding obligation of Heartland Bank, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

      (c) Except as set forth in the Disclosure Schedule, neither the execution of this Agreement nor consummation of the Mergers contemplated hereby: (i) conflicts with or violates the organizational documents of either Heartland or Heartland Bank; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Mergers are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Heartland or Heartland Bank is a party or by which Heartland or Heartland Bank is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Blue River and Shelby County Bank) or any other adverse interest, upon any right, property or asset of Heartland or Heartland Bank; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Heartland or Heartland Bank is bound or with respect to which Heartland or Heartland Bank is to perform any duties or obligations or receive any rights or benefits.

      (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Authority”), is required by Heartland or Heartland Bank in connection with the execution and delivery of this Agreement and the Option Agreements by Heartland or Heartland Bank or the consummation by Heartland or Heartland Bank of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on Heartland or Heartland Bank, except for (A) the filing with the SEC of such reports under Sections 13(d) and 15(d) of the Exchange Act as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby, (B) such applications, filings, authorizations, orders and approvals as may be required under the banking laws of Indiana with respect to the Bank Merger, (C) the filing of an application with the Federal Deposit Insurance Corporation under the Bank Merger Act with respect to the Bank Merger and the approval thereof, and (D) the filing of Articles of Merger with respect to the Bank Merger with the Indiana Department of Financial Institutions and with the Secretary of State of the State of Indiana.

      (e) Heartland has received an oral opinion of Donnelly, Penman & Partners LLP (“Donnelly”), to the effect that, as of August      , 2004, the exchange ratio was fair to the shareholders of Heartland from a financial point of view.

      4.03.     Capitalization.

      (a) The authorized capital stock of Heartland as of the date hereof consists of (i) 2,000,000 authorized shares of preferred stock, of which 100,000 are designated as Series A Preferred Shares, no par value, none of which shares are issued or outstanding, and (ii) 10,000,000 shares of common stock, no par value per share, with accompanying preferred share purchase rights (“Rights”) issued pursuant to the Rights Agreement between Heartland and Heartland Bank dated as of June 23, 2000 (the “Rights Agreement”), of which 1,394,172 shares (and accompanying Rights) are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly and validly authorized by all necessary corporate action of Heartland, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former Heartland shareholder. An additional 211,544 shares of Heartland Common Stock are subject to issuance upon the exercise of the Heartland

Stock Options. Heartland has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Heartland Common Stock except upon the exercise of Heartland Stock Options or of the Rights. Any shares issued upon exercise of the Heartland Stock Options will, upon payment of the exercise price thereof, be validly issued, fully paid and nonassessable. The Disclosure Schedule sets forth, for each Heartland Stock Option outstanding, the name of the grantee, the date of the grant, the type of grant, the status of the grant as an incentive stock option under Section 422 of the Internal Revenue Code, the number of shares of Heartland Common Stock subject to options that are exercisable as of the date hereof and the exercise price per share. The Board of Directors of Heartland has extended through the date of termination of this Agreement (as it may be amended from time to time) or the Effective Time of the Company Merger the period during which the Rights may be redeemed by Heartland pursuant to Section 23 of the Rights Agreement.

      (b) The authorized capital stock of Heartland Bank as of the date hereof consists, and at the Effective Time will consist, of 10,000 shares of common stock, $10.00 par value per share, 10,000 of which shares are issued and outstanding (such issued and outstanding shares are referred to herein as “Heartland Bank Common Stock”). Such issued and outstanding shares of Heartland Bank Common Stock have been duly and validly authorized by all necessary corporate action of Heartland Bank, are issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former Heartland Bank shareholder. All of the issued and outstanding shares of Heartland Bank Common Stock are owned by Heartland free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. Heartland Bank has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(b) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Heartland Bank Common Stock.

      (c) Other than the Rights and the Heartland Stock Options, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Heartland capital stock, or any securities convertible into or representing the right to purchase or otherwise acquire any capital stock or debt securities of Heartland, by which Heartland is or may become bound. Heartland does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Heartland Common Stock. To the knowledge of Heartland and Heartland Bank, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of either Heartland or Heartland Bank. To the knowledge of Heartland and Heartland Bank, upon consummation of the Company Merger and the Bank Merger, the Surviving Corporation shall own and have the power and right to vote all of the outstanding capital stock of Heartland Bank.

      (d) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of capital stock of Heartland Bank, or any securities convertible into or representing the right to purchase or otherwise acquire any capital stock or debt securities of Heartland Bank, by which Heartland Bank is or may become bound. Heartland Bank does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of its common stock.

      (e) Except as set forth in the statements on Schedules 13D and 13G that have been filed by certain persons with the SEC, Heartland has no knowledge of any person or entity which beneficially owns 5% or more of its outstanding shares of Heartland Common Stock, within the meaning of the rules of the SEC promulgated under Section 13(d) of the Exchange Act.

      4.04.     Organizational Documents. The Articles of Incorporation and the By-Laws of Heartland and Heartland Bank, as amended, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to Blue River as part of the Heartland Disclosure Schedule.

      4.05.     Compliance with Law.

      (a) To the best of Heartland’s knowledge, neither Heartland nor Heartland Bank has engaged in any activity nor taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor are they in violation of any order, injunction, judgment, writ or decree of any court or government agency or body. Heartland and Heartland Bank possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption. Heartland’s licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to Blue River at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

      (b) Except as set forth in the Disclosure Schedule, neither Heartland nor Heartland Bank is a party to any written agreement, consent decree or memorandum of understanding or similar arrangement with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any federal or state governmental agency or authority which is charged with the supervision or regulation of financial institutions or issuers of securities or which is engaged in the insurance of deposits or the supervision or regulation of Heartland or Heartland Bank (including, without limitation, the SEC, the DFI, the Federal Reserve Board and the Federal Deposit Insurance Corporation) (the “Governmental Authorities) which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has either Heartland or Heartland Bank been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Except as set forth in the Disclosure Schedule, there are no uncured violations of law, including but not limited to violations with respect to which refunds or restitutions may be required, that have been cited in any examination report of Heartland or Heartland Bank as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Heartland or Heartland Bank.

      4.06.     Litigation and Pending Proceedings.

      (a) Except as set forth in the Disclosure Schedule and lawsuits involving collection of delinquent accounts as to which no counterclaims are asserted against Heartland or Heartland Bank, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending (or, to the knowledge of Heartland or Heartland Bank, threatened) in any court or before any government agency or authority, arbitration panel or otherwise (nor does Heartland Bank have any knowledge of a reasonable basis for any claim, action, suit, proceeding, litigation, arbitration, or investigation) against, by or affecting Heartland or Heartland Bank, including but not limited to those which, if successful, would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

      (b) Except as set forth in the Disclosure Schedule, neither Heartland nor Heartland Bank is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of Heartland or Heartland Bank, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of Heartland or Heartland Bank, threatened proceeding by any government regulatory agency or authority having jurisdiction over its respective business, assets, capital, properties or operations.

      4.07.     Financial Statements and Reports. (a) The consolidated financial statements of Heartland that have been included in Heartland’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003 and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004 (the “Heartland Financial Statements”) present fairly the consolidated financial position, results of operations, and cash flows of Heartland as of and for the periods covered thereby in conformance with accounting principles generally accepted in the United States applied on a consistent basis.

      4.08.     Properties, Contracts, and Agreements.

      (a) Set forth in the Disclosure Schedule are:

(i) A brief description and the location of all real property owned by Heartland and Heartland Bank and the principal buildings and structures located thereon and each lease of real property to which Heartland or Heartland Bank is a party, identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered; and

(ii) a list of any agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of Heartland or Heartland Bank which individually:

(A) involve payment or receipt by Heartland or Heartland Bank (other than as disbursements of loan proceeds to customers, loan payments by customers or customer deposits) of more than $25,000; or

(B) involve payments based on profits of Heartland or Heartland Bank; or

(C) relate to the purchase of goods, products, supplies or services in excess of $25,000; or

(D) were not made in the ordinary course of business; or

(E) may not be terminated without penalty within one (1) year from the date of this Agreement.

      (b) Each of the agreements, contracts, commitments, leases, instruments and documents listed in the Disclosure Schedule relating to this Section 4.08 is valid and enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights, whether now or hereafter in effect, and except that equitable principles may limit the right to obtain specific performance and other equitable remedies, and Heartland and Heartland Bank and, to the knowledge of Heartland and Heartland Bank, all other parties thereto are in compliance with the provisions thereof, and neither Heartland nor Heartland Bank is in default in the performance, observance or fulfillment of any obligation, covenant or provision contained therein.

      (c) Except as set forth in the Disclosure Schedule, none of the agreements, contracts, commitments, leases, instruments and documents listed in the Disclosure Schedule relating to this Section 4.08 requires the consent of any party to its assignment in connection with the Mergers contemplated by this Agreement.

      (d) Neither Heartland nor Heartland Bank is, to the knowledge of Heartland or Heartland Bank, in default under or in breach of, or alleged to be in default under or in breach of, any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation.

      4.09.     Absence of Undisclosed Liabilities. Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Heartland included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2004, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since June 30, 2004 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon Heartland, Heartland and Heartland Bank do not have, and since June 30, 2004, Heartland and Heartland Bank have not incurred (except as permitted by this Agreement), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Heartland’s financial statements in accordance with generally accepted accounting principles).

      4.10.     Title to Assets.

      (a) Except as described in this Section 4.10, Heartland or Heartland Bank, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected as assets in the Heartland Financial Statements as of June 30, 2004, good title to all personal property reflected in the Heartland Financial Statements as assets as of June 30, 2004, other than personal property disposed of in the ordinary course of business since June 30, 2004, good title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which Heartland or Heartland Bank purports to own or which Heartland or Heartland Bank uses in its respective business; good title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in their respective businesses; and good title to all property and assets acquired and not disposed of or leased since June 30, 2004. All of such properties and assets are owned by Heartland or Heartland Bank free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, security interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Disclosure Schedule; (ii) as specifically noted in the Heartland Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amount to Heartland on a consolidated basis and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or impair the use thereof for the purposes for which they are held or used. All real property owned or leased by Heartland or Heartland Bank is in compliance with all applicable zoning and land use laws.

      (b) All real property, machinery, equipment, furniture and fixtures owned or leased by Heartland or Heartland Bank is structurally sound, in good operating condition and has been and is being maintained and repaired in the ordinary course of business in all material respects.

      4.11.     Employee Benefit Plans.

      (a) Heartland’s Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, commission-based compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to by Heartland or Heartland Bank for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, “Compensation Plans”).

      (b) With respect to each Compensation Plan, if applicable, Heartland has provided or made available to Blue River, at Blue River’s request, true and complete copies of existing: (A) Compensation Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) the most recent Form 5500 filed with the Internal Revenue Service (“IRS”); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) the most recent nondiscrimination tests performed under the Internal Revenue Code of 1986, as amended (the “Code”) (including 401(k) and 401(m) tests).

      (c) Except as set forth in the Disclosure Schedule: (i) each of the Compensation Plans has been administered and operated in all material respects in accordance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act of 1933, as amended (the “Securities

Act”); (ii) neither Heartland, Heartland Bank nor any other person for whom indemnification by Heartland or Heartland Bank could apply (“Indemnified Person”) has incurred or is likely to incur fiduciary liability under Title I of ERISA with respect to any Compensation Plan; (iii) each of the Compensation Plans which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS which reflects all law changes for which a determination may be received, or an application for such a letter is pending with the IRS, and Heartland is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter; (iv) none of Heartland, Heartland Bank or an Indemnified Person has engaged in any transaction or taken any action with respect to any Compensation Plan that has subjected, or could, to Heartland’s knowledge, subject Heartland or Heartland Bank or any Indemnified Person to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA; and (v) there is no pending or, to Heartland’s knowledge, threatened litigation or governmental audit, examination or investigation relating to Heartland’s Compensation Plans.

      (d) None of the Compensation Plans is a plan, and neither of Heartland nor Heartland Bank ever have maintained or made any contributions to any plan, that is subject to Part 3 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Compensation Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Section 4064 of ERISA or Section 413(c) of the Code. Neither Heartland nor Heartland Bank has any current or potential liability or obligation, whether direct or indirect, with respect to any multiemployer or multiple employer plan.

      (e) Except as set forth in the Disclosure Schedule or as otherwise provided for in this Agreement, no Compensation Plan provides benefits, including death or medical benefits, with respect to any employees or former employees of Heartland or Heartland Bank (or their spouses, beneficiaries, or dependents) beyond the retirement or other termination of service of any such employee other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any Pension Plan, (C) disability benefits under any Compensation Plan which is an employee welfare benefit plan (as defined under Section 3(1) of ERISA) that have been fully provided for by insurance or otherwise, (D) benefits in the nature of severance pay under any Compensation Plan, or (E) miscellaneous other post-employment benefits not exceeding $10,000 in the aggregate. Except as set forth in the Disclosure Schedule or as otherwise provided for in this Agreement, Heartland and Heartland Bank may amend or terminate any health plan which provides post-retirement or termination of employment benefits at any time without incurring any liability thereunder. Except as set forth in the Disclosure Schedule, there has been no communication to employees, former employees or their spouses, beneficiaries or dependents by Heartland or Heartland Bank that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

      (f) Except as set forth in the Disclosure Schedule or as otherwise provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby including, without limitation, any termination of employment relating thereto and occurring prior to, at or following the Effective Time, will (A) result in any increase in compensation or any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any current or former director, officer or employee of Heartland or Heartland Bank under any Compensation Plan or otherwise from Heartland or Heartland Bank, (B) increase any benefits otherwise payable under any Compensation Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefit; provided, however, that effects described in (A), (B) or (C), the aggregate compensation and benefit cost impact of which, actuarially determined as of the Effective Time, do not exceed $10,000, shall not be deemed to violate the representations made in this Section 4.11(f).

      (g) Except as set forth in the Disclosure Schedule: (i) neither Heartland nor Heartland Bank maintains any compensation plans, programs or arrangements the payments under which are, or reasonably would be expected to be, non-deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder; and (ii) none of Heartland, the Surviving Corporation or any of their respective subsidiaries will be obligated to make a payment as a result, directly or indirectly, of the transactions contemplated by this Agreement that reasonably would be expected to be non-deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

      4.12.     Labor Matters. Neither Heartland nor Heartland Bank is a party to or is bound by any collective bargaining contract or understanding with a labor union or labor organization, nor is Heartland or Heartland Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Heartland or Heartland Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or Heartland Bank pending or, to Heartland’s knowledge, threatened, nor is Heartland aware of any activity involving it or Heartland Bank employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

      4.13.     Environmental Matters. Except as set forth in the Disclosure Schedule, (i) to Heartland’s knowledge, Heartland and Heartland Bank have complied in all material respects at all times with applicable Environmental Laws (as defined below); (ii) to Heartland’s knowledge, no property (including buildings and any other structures) currently or formerly owned or operated by Heartland or Heartland Bank has been contaminated with, or has had any release of, any Hazardous Substance (as defined below); (iii) to Heartland’s knowledge, neither Heartland nor Heartland Bank would reasonably be expected to be ruled to have caused or contributed to any contamination as the owner or operator under any Environmental Law of any property in which it has currently or formerly held a lien; (iv) to Heartland’s knowledge, neither Heartland nor Heartland Bank is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (v) neither Heartland nor Heartland Bank has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Heartland nor Heartland Bank is subject to any order, decree, injunction or other agreement with any federal or state governmental authority or any third party relating to any Environmental Law; (vii) to Heartland’s knowledge, there are no circumstances or conditions involving Heartland or Heartland Bank or any currently or formerly owned or operated property (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls or gas station sites) that could result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) Heartland has delivered to Blue River copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Heartland, Heartland Bank, any currently or formerly owned or operated property or any property in which Heartland or Heartland Bank has held a lien.

      As used in this Agreement, “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (i) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance. As used in this Agreement, “Hazardous Substance” means: (i) any substance in any concentration that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is or may be the subject of regulatory action by any federal, state or local governmental authority pursuant to any Environmental Law.

      4.14.     Tax Matters. (i) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Time under any federal, state, local or foreign tax laws (“Tax Returns”) with respect to Heartland or Heartland Bank, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (ii) all Tax Returns that have been filed by Heartland and Heartland Bank since 1997 are complete and accurate in all respects; (iii) all taxes shown to be due and payable (without regard to whether such taxes have been assessed) on such Tax Returns (or, with respect to Tax Returns for which an extension has been timely filed, will be required to be shown as due and payable when such Tax Returns are filed) have been paid or adequate reserves have been established for the payment of such taxes; (iv) no audit or examination or refund litigation with respect to any Tax Return is pending or, to Heartland’s knowledge, has been threatened; (v) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of Heartland or Heartland Bank have been paid in full; (vi) no waivers of statutes of limitation have been given by or requested with respect to any taxes of Heartland or Heartland Bank; (vii) Heartland and Heartland Bank have never been a member of an affiliated, combined, consolidated or unitary tax group for purposes of filing any Tax Return (other than a consolidated group of which Heartland was the common parent); (viii) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to Heartland or Heartland Bank; (ix) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement; (x) Heartland and Heartland Bank are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; and (xi) Heartland and Heartland Bank have withheld and paid all taxes that they are required to withhold from compensation income of their employees.

      4.15.     Risk Management. Except as set forth in the Disclosure Schedule, Heartland and Heartland Bank are not parties to any swaps, caps, floors, option agreements, futures and forward contracts and other similar financial risk management arrangements, whether entered into for Heartland’s own account, or for the account of Heartland Bank or its customers.

      4.16.     Books and Records. The books and records of Heartland and Heartland Bank have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

      4.17.     Loans.

      (a) Except as set forth in the Disclosure Schedule, there is no loan by Heartland Bank which was included in the Heartland Financial Statements as of June 30, 2004 or which has been made or acquired since June 30, 2004, in excess of $25,000 that has been classified by Heartland Bank’s regulators or management as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of Heartland Bank, and a list of all loans in excess of $25,000 which Heartland Bank, has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status, have been provided to Blue River.

      (b) All loans reflected in the Heartland Financial Statements as of June 30, 2004 and which have been made, extended, renewed, restructured, approved, amended or acquired since June 30, 2004: (i) to the knowledge of Heartland and Heartland Bank, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (ii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iii) are secured, to the extent that Heartland or Heartland Bank has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Heartland or Heartland Bank as the secured party or mortgagee.

      (c) The allowance for possible loan losses shown on the Heartland Financial Statements are adequate in all respects under the requirements of GAAP applied on a consistent basis to provide for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

      4.18.     Shareholder Rights Plan.

      (a) Except as otherwise provided in this Agreement, the Disclosure Schedule and Heartland’s Articles of Incorporation and By-Laws, Heartland has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Heartland or which may be considered an anti-takeover mechanism.

      (b) Subject to the redemption of the Rights as contemplated by Section 6.13, Heartland has taken all action necessary or appropriate so that entering into this Agreement and the Heartland Option Agreement, and the consummation of the transactions hereby and thereby, do not and will not result in the ability of any person to exercise any of the Rights or to enable or require the Rights to separate from the Heartland Common Stock to which they are attached, or to be triggered or become exercisable.

      4.19.     Deposit Insurance. The deposits of Heartland Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, of 1950, as amended (the “FDIA”), and Heartland or Heartland Bank respectively, have paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

      4.20.     Insurance. Set forth in the Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Heartland or Heartland Bank on the date hereof or with respect to which Heartland or Heartland Bank pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to Blue River prior to the date hereof.

      4.21.     Broker’s, Finder’s or Other Fees. Except for reasonable fees of Heartland’s attorneys, accountants, employee benefits consultants and investment bankers, no agent, broker or other person acting on behalf of Heartland or Heartland Bank or under any authority of Heartland or Heartland Bank is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Mergers contemplated hereby. No action has been taken by Heartland that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by Heartland to Donnelly in an amount and on terms set forth in the Disclosure Schedule.

      4.22.     Interim Events.

      (a) Except as set forth in the Disclosure Schedule, since June 30, 2004, no event has occurred and no fact or circumstance shall have come to exist which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a Material Adverse Effect.

      (b) Except as set forth in the Disclosure Schedule and except for the activities in connection with the Mergers, since June 30, 2004, Heartland and Heartland Bank have carried on their respective businesses in the ordinary and usual course consistent with their respective past practices and there has not been:

(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Heartland Common Stock; or

(ii) any split, combination or reclassification of any capital stock of Heartland or Heartland Bank or any issuance or the authorization of any issuance of any other securities in respect of, or in lieu of or in substitution for shares of Heartland Common Stock, except for issuances of Heartland Common Stock upon the exercise of options awarded prior to the date hereof in accordance with the terms of the Heartland Stock Option Plans.

      4.23.     Regulatory Filings. Heartland and Heartland Bank respectively, have since January 1, 2003, filed (or furnished) in a timely manner all documents require to be filed with (or furnished to) all appropriate federal and state regulatory agencies and authorities as required by applicable law including, but not limited to, all reports on Form 8-K, Form 10-KSB and Form 10-QSB and proxy statements and annual reports required to be filed by Heartland with (or furnished to) the SEC. All documents filed with (or furnished to) the SEC and all other appropriate federal and state regulatory agencies were true, accurate and complete and have complied as to form with the applicable requirements. No such document contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, at the time and in light of the circumstances under which they were made, not false or misleading.

      4.24.     Indemnification Agreements.

      (a) Neither Heartland nor Heartland Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or the By-Laws of Heartland and Heartland Bank.

      (b) No claims have been made against or filed with Heartland or Heartland Bank nor have, to the knowledge of Heartland, any claims been threatened against Heartland or Heartland Bank for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of Heartland or Heartland Bank.

      4.25.     Shareholder Approval. The affirmative vote of the holders of a majority of the shares of Heartland Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders) is required for shareholder approval of this Agreement and the Company Merger.

      4.26.     CRA Rating. Except as set forth in the Disclosure Schedule, Heartland Bank was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. The Bank has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

      4.27.     Capital Requirements.

      (a) Heartland Bank is (i) at least “well capitalized”, as defined for purposes of the FDIA, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Heartland Bank.

      (b) Heartland is in compliance with all capital requirements, standards and ratios required by each state or federal regulator with jurisdiction over Heartland.

      4.28.     Accuracy of Statements Made and Materials Provided to Blue River.

      (a) No representation, warranty in this Section 4 or other statement made, or any information provided, by Heartland or Heartland Bank in this Agreement or the Disclosure Schedule (and any update thereto), and no written report, statement, list, certificate, materials or other written information furnished or to be furnished by Heartland or Heartland Bank to Blue River through and including the Effective Time in connection with this Agreement or the Mergers contemplated hereby (including, without limitation, any written information which has been or shall be supplied by Heartland or Heartland Bank with respect to their respective financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus and registration statement relating to the Company Merger), contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is mailed to Heartland’s shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made and in light of the total mix of information known to Blue River, not false or misleading.

      (b) The Disclosure Schedule contains, to the knowledge of Heartland and Heartland Bank, any and all exceptions to one or more of the representations and warranties contained in this Section 4 or to one or more of the covenants of Heartland contained in Section 6 hereof, regardless of the materiality of the facts, circumstances or events relating to such exception or whether such exception constitutes a Material Adverse Effect.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF BLUE RIVER

AND SHELBY COUNTY BANK

      In connection with the execution of this Agreement, Blue River has delivered to Heartland a schedule (the “Blue River Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 5 or to one or more of its covenants contained in Section 7; provided, that the mere inclusion of an item in the Blue River Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Blue River that such item represents a material exception of fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect as to Blue River (as defined below).

      For the purpose of this Agreement, and in relation to Blue River and the Blue River Subsidiaries, a “Material Adverse Effect” means any effect that (i) is material and adverse to the financial position, properties, assets, liabilities, results of operations, liquidity, or business and future prospects of Blue River and the Blue River Subsidiaries, as a consolidated whole, as they existed as of the date of this Agreement, or (ii) would materially impair the ability of Blue River or the Blue River Subsidiaries to perform its obligations under this Agreement or under any the Blue River Option Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement; provided however, that Material Adverse Effect on Blue River and the Blue River Subsidiaries shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Mergers, or restructuring charges taken in connection with the Mergers, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of Heartland, (e) changes in general levels of interest rates or conditions or circumstances that affect the banking industry, generally, and (f) commencement of a new war or an escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States of America.

      No representation or warranty of Blue River and Shelby County Bank contained in this Section 5, except Section 5.03, which shall not be subject to a materiality standard shall be deemed untrue, incomplete or incorrect, and neither Blue River nor Shelby County Bank shall be deemed to have breached any such specified representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Section 5, has had or is reasonably likely to have a Material Adverse Effect on Blue River or the Blue River Subsidiaries (the “Blue River Disclosure Standard”).

      Accordingly, Blue River and Shelby County Bank hereby represent and warrant to Heartland, as of the date hereof and as of the Effective Time (subject to the Blue River Disclosure Standard), as follows:

      5.01.     Organization and Authority.

      (a) Blue River is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is a registered savings and loan holding company under HOLA. Blue River has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Blue River has a class of stock registered pursuant to Section 12, and is subject to the reporting requirements, of the 1934 Act. Except as set forth in the Blue River Disclosure Schedule, the Blue River Subsidiaries are Blue River’s only direct or indirect subsidiaries, and except as disclosed in the Blue River Disclosure Schedule, Blue River owns no voting stock or equity securities of any other corporation, partnership, association or other entity.

      (b) Shelby County Bank is a federal savings association duly organized, validly existing and in good standing under the laws of the United States of America. Shelby County Bank is subject to primary regulatory supervision and examination by the Office of Thrift Supervision (the “OTS”). Shelby County Bank has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Shelby County Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

      (c) Unified is a federal savings association duly organized, validly existing and in good standing under the laws of the United States of America. Unified is subject to primary regulatory supervision and examination by the Office of Thrift Supervision (“OTS”). Unified has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Unified has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

      (d) Except as set forth in the Blue River Disclosure Schedule neither Blue River nor the Blue River Subsidiaries has the right to designate a director, officer or other management official of (or to consent to changes in directors, officers or other management officials, or otherwise exercise any controlling influence over) any for-profit or non-profit corporation, partnership, limited liability company, joint venture, trust, foundation, or other entity or association, other than the Blue River subsidiaries.

      5.02.     Authorization.

      (a) Blue River has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.01(f) and (i) hereof. Blue River is not aware of any reason why the approvals set forth in Section 8.01(f) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.01(f). This Agreement, and its execution and delivery by Blue River, has been duly authorized and approved by the Board of Directors of Blue River and, assuming due execution and delivery by Heartland and Heartland Bank, constitutes a valid and binding obligation of Blue River, subject to the fulfillment of the conditions precedent set forth in Section 8.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

      (b) Shelby County Bank has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.01(f) and (i) hereof. Shelby County Bank is not aware of any reason why the approvals set forth in Section 8.01(f) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.01(f). This Agreement, and its execution and delivery by Shelby County Bank, has been duly authorized and approved by the Board of Directors of Shelby County Bank and, assuming due execution and delivery by Heartland and Heartland Bank, constitutes a valid and binding obligation of Shelby County Bank, subject to the fulfillment of the conditions precedent set forth in Section 8.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

      (c) Except as set forth in the Blue River Disclosure Schedule, neither the execution of this Agreement nor consummation of the Mergers contemplated hereby: (i) conflicts with or violates the organizational documents of either Blue River or the Blue River Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Mergers are obtained) or any court or administrative judgment, order, injunction, writ or decree;

(iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Blue River or the Blue River Subsidiaries is a party or by which Blue River or the Blue River Subsidiaries is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Heartland and Heartland Bank) or any other adverse interest, upon any right, property or asset of Blue River or the Blue River Subsidiaries; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Blue River or the Blue River Subsidiaries is bound or with respect to which Blue River or the Blue River Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

      (d) No consent, approval, order or authorization of, or registration, declaration or filing with a Governmental Authority is required by Blue River or the Blue River Subsidiaries in connection with the execution and delivery of this Agreement and the Option Agreements by Blue River or Shelby County Bank or the consummation by Blue River or Shelby County Bank of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a material adverse effect on Blue River or Shelby County Bank, except for (A) the filing with the SEC of such reports under Sections 13(d) and 15(d) of the Exchange Act as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby, (B) such applications, filings, authorizations, orders and approvals as may be required under the banking laws of Indiana with respect to the Bank Merger, (C) the filing of an application with the Federal Deposit Insurance Corporation under the Bank Merger Act with respect to the Bank Merger and the approval thereof, and (D) the filing of Articles of Merger with respect to the Bank Merger with the Indiana Department of Financial Institutions and with the Secretary of State of the State of Indiana,

      (e) Blue River has received an oral opinion of Howe Barnes Investments, Inc. (“Howe”), to the effect that, as of August 30, 2004, the consideration to be received in the Company Merger was fair to the shareholders of Blue River from a financial point of view.

      5.03.     Capitalization.

      (a) The authorized capital stock of Blue River as of the date hereof consists, and at the Effective Time will consist, of (i) 2,000,000 shares of preferred stock, no par value, none of which shares are issued or outstanding, and (ii) 15,000,000 shares of common stock, no par value per share, of which 3,406,150 shares are issued and outstanding. The shares, have been duly and validly authorized by all necessary corporate action of Blue River, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former Blue River shareholder. An additional 217,350 shares of Blue River Common Stock are subject to issuance upon the exercise of options (the “Blue River Stock Options”) granted under the 1997 Key Employees’ Stock Option Plan of Blue River Bancshares, Inc., 2000 Key Employees’ Stock Option Plan of Blue River Bancshares, Inc., 2002 Key Employees’ Stock Option Plan of Blue River Bancshares, Inc., 1997 Directors’ Stock Option Plan of Blue River Bancshares, Inc., or the 2000 Directors’ Stock Option Plan of Blue River Bancshares, Inc. (collectively, the “Blue River Stock Option Plans”). Blue River has no capital stock authorized, issued or outstanding other than as described in this Section 5.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Blue River Common Stock except upon the exercise of Blue River Stock Options. Any shares issued upon exercise of the Blue River Stock Options will be validly issued, fully paid and nonassessable. The Blue River Disclosure Schedule sets forth, for each Blue River Stock Option outstanding under the Blue River Stock Option Plans, the name of the grantee, the date of the grant, the type of grant, the status of the grant as qualified or non-qualified under Section 422 of the Internal Revenue Code, the number of shares of Blue River Common Stock subject to options that are exercisable as of the date hereof and the exercise price per share.

      (b) The authorized capital stock of Shelby County Bank as of the date hereof consists, and at the Effective Time will consist, of 1,000 shares of common stock, $.01 par value, 1,000 of which shares are issued and outstanding (such issued and outstanding shares are referred to herein as “Shelby County Bank Common Stock”). Such issued and outstanding shares of Shelby County Bank Common Stock have been duly and validly authorized by all necessary corporate action of Shelby County Bank, are issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former the Blue River Subsidiaries shareholder. Except as set forth in the Blue River Disclosure Schedule all of the issued and outstanding shares of Shelby County Bank Common Stock are owned by Blue River free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. Shelby County Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.03(b) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Shelby County Bank Common Stock.

      (c) The authorized capital stock of Unified as of the date hereof consists, and at the Effective Time will consist, of 10,000 shares of common stock, $100 par value, 5,000 of which shares are issued and outstanding (such issued and outstanding shares are referred to herein as “Unified Common Stock”). Such issued and outstanding shares of Unified Common Stock have been duly and validly authorized by all necessary corporate action of Unified, are issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former Unified shareholder. All of the issued and outstanding shares of Unified are owned by Blue River free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. Unified has no capital stock authorized, issued or outstanding other than as described in this Section 5.03(c) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Unified Common Stock.

      (d) Other than the Blue River Stock Option Plans and as set forth in the Blue River Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Blue River capital stock, or any securities convertible into or representing the right to purchase or otherwise acquire any capital stock or debt securities of Blue River, by which Blue River is or may become bound. Blue River does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Blue River Common Stock. To the knowledge of Blue River and the Blue River Subsidiaries, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of either Blue River or the Blue River Subsidiaries. To the knowledge of Blue River and the Blue River Subsidiaries, upon consummation of the Company Merger and the Bank Merger, the Surviving Corporation shall own and have the power and right to vote all of the outstanding capital stock of the Blue River Subsidiaries.

      (e) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of capital stock of the Blue River Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any capital stock or debt securities of the Blue River Subsidiaries, by which the Blue River Subsidiaries is or may become bound. The Blue River Subsidiaries do not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of their respective common stock.

      (f) Except as set forth in the statements on Schedules 13D and 13G that have been filed by certain persons with the SEC, Blue River has no knowledge of any person or entity which beneficially owns 5% or more of its outstanding shares of Blue River Common Stock, within the meaning of the rules of the SEC promulgated under Section 13(d) of the Exchange Act.

      5.04.     Shares to be Issued in the Company Merger. The shares of Blue River Common Stock to be issued in the Company Merger pursuant to this Agreement will, at the Effective Time, be duly authorized, and when issued in accordance with this Agreement, be validly issued, fully paid, and nonassessable.

      5.05.     Organizational Documents. The Articles of Incorporation or Charter and the By-Laws of Blue River and the Blue River Subsidiaries, as amended, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to Heartland as part of the Blue River Disclosure Schedule.

      5.06.     Compliance with Law.

      (a) To the best of Blue River’s knowledge, neither Blue River nor the Blue River Subsidiaries has engaged in any activity nor taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor are they in violation of any order, injunction, judgment, writ or decree of any court or government agency or body. Blue River and the Blue River Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption. Blue River’s licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to Heartland or Heartland Bank at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

      (b) Except as set forth in the Blue River Disclosure Schedule, neither Blue River nor the Blue River Subsidiaries is a party to any written agreement, consent decree or memorandum of understanding or similar arrangement with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any federal or state governmental agency or authority which is charged with the supervision or regulation of financial institutions or issuers of securities or which is engaged in the insurance of deposits or the supervision or regulation of Blue River or the Blue River Subsidiaries (including, without limitation, the SEC, the OTS and the Federal Deposit Insurance Corporation) which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has either Blue River or the Blue River Subsidiaries been advised by any regulatory authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Except as set forth in the Blue River Disclosure Schedule, there are no uncured violations of law, including but not limited to violations with respect to which refunds or restitutions may be required, that have been cited in any examination report of Blue River or the Blue River Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Blue River or the Blue River Subsidiaries.

      5.07.     Litigation and Pending Proceedings.

      (a) Except as set forth in the Blue River Disclosure Schedule and lawsuits involving collection of delinquent accounts as to which no counterclaims are asserted against Blue River or the Blue River Subsidiaries, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending (or, to the knowledge of Blue River or the Blue River Subsidiaries, threatened) in any court or before any government agency or authority, arbitration panel or otherwise (nor does Blue River or the Blue River Subsidiaries have any knowledge of a reasonable basis for any claim, action, suit, proceeding, litigation, arbitration, or investigation) against, by or affecting Blue River or the Blue River Subsidiaries, including but not limited to those which, if successful, would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

      (b) Except as set forth in the Blue River Disclosure Schedule, neither Blue River nor the Blue River Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of Blue River or the Blue River Subsidiaries, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of Blue River or the Blue River Subsidiaries, threatened proceeding by any government regulatory agency or authority having jurisdiction over its respective business, assets, capital, properties or operations.

      5.08.     Financial Statements and Reports. The consolidated financial statements of Blue River that have been included in Blue River’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003 and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004 (the “Blue River Financial Statements”) present fairly the consolidated financial position, results of operations, and cash flows of Blue River as of and for the periods covered thereby in conformance with GAAP.

      5.09.     Properties, Contracts, and Agreements.

      (a) Set forth in the Blue River Disclosure Schedule are:

(i) A brief description and the location of all real property owned by Blue River and the Blue River Subsidiaries and the principal buildings and structures located thereon and each lease of real property to which Blue River or the Blue River Subsidiaries is a party, identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered; and

(ii) a list of any agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of Blue River or the Blue River Subsidiaries which individually:

(A) involve payment or receipt by Blue River or the Blue River Subsidiaries (other than as disbursements of loan proceeds to customers, loan payments by customers or customer deposits) of more than $25,000; or

(B) involve payments based on profits of Blue River or the Blue River Subsidiaries; or

(C) relate to the purchase of goods, products, supplies or services in excess of $25,000; or

(D) were not made in the ordinary course of business; or

(E) may not be terminated without penalty within one (1) year from the date of this Agreement.

      (b) Each of the agreements, contracts, commitments, leases, instruments and documents listed in the Blue River Disclosure Schedule relating to this Section 5.09 is valid and enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights, whether now or hereafter in effect, and except that equitable principles may limit the right to obtain specific performance and other equitable remedies, and Blue River and the Blue River Subsidiaries and, to the knowledge of Blue River and the Blue River Subsidiaries, all other parties thereto are in compliance with the provisions thereof, and neither Blue River nor the Blue River Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or provision contained therein.

      (c) None of the agreements, contracts, commitments, leases, instruments and documents listed in the Blue River Disclosure Schedule relating to this Section 5.09 requires the consent of any party to its assignment in connection with the Mergers contemplated by this Agreement.

      (d) Neither Blue River nor the Blue River Subsidiaries is, to the knowledge of Blue River or the Blue River Subsidiaries, in default under or in breach of, or alleged to be in default under or in breach of, any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation.

      5.10.     Absence of Undisclosed Liabilities. Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Blue River included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2004, as filed with the SEC prior to the date of this

Agreement, (B) liabilities incurred since June 30, 2004 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon Blue River, Blue River and the Blue River Subsidiaries do not have, and since June 30, 2004, Blue River and the Blue River Subsidiaries have not incurred (except as permitted by this Agreement), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Blue River’s financial statements in accordance with generally accepted accounting principles).

      5.11.     Title to Assets.

      (a) Except as described in this Section 5.11, Blue River or the Blue River Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected as assets in the Blue River Financial Statements as of June 30, 2004, good title to all personal property reflected in the Blue River Financial Statements as assets as of June 30, 2004, other than personal property disposed of in the ordinary course of business since June 30, 2004, good title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which Blue River or the Blue River Subsidiaries purports to own or which Blue River or the Blue River Subsidiaries uses in its respective business; good title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in their respective businesses; and good title to all property and assets acquired and not disposed of or leased since June 30, 2004. All of such properties and assets are owned by Blue River or the Blue River Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, security interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Blue River Disclosure Schedule; (ii) as specifically noted in the Blue River Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amount to Blue River on a consolidated basis and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or impair the use thereof for the purposes for which they are held or used. All real property owned or leased by Blue River or the Blue River Subsidiaries is in compliance with all applicable zoning and land use laws.

      (b) All real property, machinery, equipment, furniture and fixtures owned or leased by Blue River or the Blue River Subsidiaries is structurally sound, in good operating condition and has been and is being maintained and repaired in the ordinary course of business in all material respects.

      5.12.     Employee Benefit Plans.

      (a) Blue River’s Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, commission-based compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to by Blue River or the Blue River Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, “Compensation Plans”).

      (b) With respect to each Compensation Plan, if applicable, Blue River has provided or made available to Heartland, at Heartland’s request, true and complete copies of existing: (A) Compensation Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) the most recent Form 5500 filed with the Internal Revenue Service (“IRS”); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) the most recent nondiscrimination tests performed under the Internal Revenue Code of 1986, as amended (the “Code”) (including 401(k) and 401(m) tests).

      (c) Except as set forth in the Blue River Disclosure Schedule: (i) each of the Compensation Plans has been administered and operated in all material respects in accordance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act; (ii) neither Blue River, the Blue River Subsidiaries nor any other person for whom indemnification by Blue River or the Blue River Subsidiaries could apply (“Indemnified Person”) has incurred or is likely to incur fiduciary liability under Title I of ERISA with respect to any Compensation Plan; (iii) each of the Compensation Plans which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS which reflects all law changes for which a determination may be received, or an application for such a letter is pending with the IRS, and Blue River is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter; (iv) none of Blue River, the Blue River Subsidiaries or an Indemnified Person has engaged in any transaction or taken any action with respect to any Compensation Plan that has subjected, or could, to Blue River’s knowledge, subject Blue River or the Blue River Subsidiaries or any Indemnified Person to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA; and (v) there is no pending or, to Blue River’s knowledge, threatened litigation or governmental audit, examination or investigation relating to Blue River’s Compensation Plans.

      (d) None of the Compensation Plans is a plan, and neither of Blue River nor the Blue River Subsidiaries ever have maintained or made any contributions to any plan, that is subject to Part 3 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Compensation Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Section 4064 of ERISA or Section 413(c) of the Code. Neither Blue River nor the Blue River Subsidiaries has any current or potential liability or obligation, whether direct or indirect, with respect to any multiemployer or multiple employer plan.

      (e) Except as set forth in the Blue River Disclosure Schedule or as otherwise provided for in this Agreement, no Compensation Plan provides benefits, including death or medical benefits, with respect to any employees or former employees of Blue River or the Blue River Subsidiaries (or their spouses, beneficiaries, or dependents) beyond the retirement or other termination of service of any such employee other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any Pension Plan, (C) disability benefits under any Compensation Plan which is an employee welfare benefit plan (as defined under Section 3(1) of ERISA) that have been fully provided for by insurance or otherwise, (D) benefits in the nature of severance pay under any Compensation Plan, or (E) miscellaneous other post-employment benefits not exceeding $10,000 in the aggregate. Except as set forth in the Blue River Disclosure Schedule or as otherwise provided for in this Agreement, Blue River and the Blue River Subsidiaries may amend or terminate any health plan which provides post-retirement or termination of employment benefits at any time without incurring any liability thereunder. Except as set forth in the Blue River Disclosure Schedule, there has been no communication to employees, former employees or their spouses, beneficiaries or dependents by Blue River or the Blue River Subsidiaries that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

      (f) Except as set forth in the Blue River Disclosure Schedule or as otherwise provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby including, without limitation, any termination of employment relating thereto and occurring prior to, at or following the Effective Time, will (A) result in any increase in compensation or any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any current or former director, officer or employee of Blue River or the Blue River Subsidiaries under any Compensation Plan or otherwise from Blue River or the Blue River Subsidiaries, (B) increase any benefits otherwise payable under any Compensation Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefit; provided, however, that effects described in (A), (B) or (C), the aggregate compensation and benefit cost impact of which, actuarially determined as of the Effective Time, do not exceed $10,000, shall not be deemed to violate the representations made in this Section 5.12(f).

      (g) Except as set forth in the Blue River Disclosure Schedule: (i) neither Blue River nor the Blue River Subsidiaries maintains any compensation plans, programs or arrangements the payments under which are, or reasonably would be expected to be, non-deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder; and (ii) none of Blue River, the Surviving Corporation or any of their respective subsidiaries will be obligated to make a payment as a result, directly or indirectly, of the transactions contemplated by this Agreement that reasonably would be expected to be non-deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

      5.13.     Labor Matters. Neither Blue River nor the Blue River Subsidiaries is a party to or is bound by any collective bargaining contract or understanding with a labor union or labor organization, nor is Blue River or the Blue River Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Blue River or the Blue River Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or the Blue River Subsidiaries pending or, to Blue River’s knowledge, threatened, nor is Blue River aware of any activity involving it or the Blue River Subsidiaries employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

      5.14.     Environmental Matters. Except as set forth in the Blue River Disclosure Schedule, (i) to Blue River’s knowledge, Blue River and the Blue River Subsidiaries have complied in all material respects at all times with applicable Environmental Laws; (ii) to Blue River’s knowledge, no property (including buildings and any other structures) currently or formerly owned or operated by Blue River or the Blue River Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance (as defined below); (iii) to Blue River’s knowledge, neither Blue River nor the Blue River Subsidiaries would reasonably be expected to be ruled to have caused or contributed to any contamination as the owner or operator under any Environmental Law of any property in which it has currently or formerly held a lien; (iv) to Blue River’s knowledge, neither Blue River nor the Blue River Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (v) neither Blue River nor the Blue River Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Blue River nor the Blue River Subsidiaries is subject to any order, decree, injunction or other agreement with any federal or state governmental authority or any third party relating to any Environmental Law; (vii) to Blue River’s knowledge, there are no circumstances or conditions involving Blue River or the Blue River Subsidiaries or any currently or formerly owned or operated property (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls or gas station sites) that could result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) Blue River has delivered to Heartland copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Blue River, the Blue River Subsidiaries, any currently or formerly owned or operated property or any property in which Blue River or the Blue River Subsidiaries has held a lien.

      5.15.     Tax Matters. (i) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Time under any federal, state, local or foreign tax laws (“Tax Returns”) with respect to Blue River or the Blue River Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (ii) all Tax Returns that have been filed by Blue River and the Blue River Subsidiaries since 1997 are complete and accurate in all respects; (iii) all taxes shown to be due and payable (without regard to whether such taxes have been assessed) on such Tax Returns (or, with respect to Tax Returns for which an extension has been timely filed, will be required to be shown as due and payable when such Tax Returns are filed) have been paid or adequate reserves have been established for the payment of such taxes; (iv) no audit or examination or refund litigation with respect to any Tax Return is pending or, to Blue River’s knowledge, has been threatened; (v) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of Blue River or the Blue River Subsidiaries have been paid in full; (vi) no waivers of statutes of limitation have been given by or requested with respect to any taxes of Blue River or the Blue River Subsidiaries; (vii) Blue River and the Blue River Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary tax group for purposes of filing any Tax Return (other than a consolidated group of which Blue River was the common parent); (viii) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to Blue River or the Blue River Subsidiaries; (ix) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement; (x) Blue River and the Blue River Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; and (xi) Blue River and the Blue River Subsidiaries have withheld and paid all taxes that they are required to withhold from compensation income of their employees.

      5.16.     Risk Management. Except as set forth in the Blue River Disclosure Schedule, Blue River and the Blue River Subsidiaries are not parties to any swaps, caps, floors, option agreements, futures and forward contracts and other similar financial risk management arrangements, whether entered into for Blue River’s own account, or for the account of the Blue River Subsidiaries or its customers.

      5.17.     Books and Records. The books and records of Blue River and the Blue River Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

      5.18.     Loans.

      (a) Except as set forth in the Blue River Disclosure Schedule, there is no loan by the Blue River Subsidiaries which was included in the Blue River Financial Statements as of June 30, 2004 or which has been made or acquired since June 30, 2004, in excess of $25,000 that has been classified by the Blue River Subsidiaries’ regulators or management as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of the Blue River Subsidiaries, and a list of all loans in excess of $25,000 which the Blue River Subsidiaries, has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status, have been provided to Heartland.

      (b) All loans reflected in the Blue River Financial Statements as of June 30, 2004 and which have been made, extended, renewed, restructured, approved, amended or acquired since June 30, 2004: (i) to the knowledge of Blue River and the Blue River Subsidiaries, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (ii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iii) are secured, to the extent that Blue River or the Blue River Subsidiaries has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Blue River or the Blue River Subsidiaries as the secured party or mortgagee.

      (c) The allowance for possible loan losses shown on the Blue River Financial Statements are adequate in all respects under the requirements of GAAP applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

      5.19.     Shareholder Rights Plan. Except as otherwise provided in this Agreement, the Blue River Disclosure Schedule and Blue River’s Articles of Incorporation and By-Laws, Blue River has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Blue River or which may be considered an anti-takeover mechanism.

      5.20.     Deposit Insurance. The deposits of the Blue River Subsidiaries are insured by the FDIC in accordance with the FDIA, and Blue River or the Blue River Subsidiaries, have paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

      5.21.     Insurance. Set forth in the Blue River Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Blue River or the Blue River Subsidiaries on the date hereof or with respect to which Blue River or the Blue River Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to Heartland prior to the date hereof.

      5.22.     Broker’s, Finder’s or Other Fees. Except for reasonable fees of Blue River’s attorneys, accountants, employee benefits consultants and investment bankers, no agent, broker or other person acting on behalf of Blue River or the Blue River Subsidiaries or under any authority of Blue River or the Blue River Subsidiaries is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Mergers contemplated hereby. No action has been taken by Blue River that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by Blue River to Howe in an amount and on terms set forth in the Blue River Disclosure Schedule.

      5.23.     Interim Events.

      (a) Except as set forth in the Blue River Disclosure Schedule, since June 30, 2004, no event has occurred and no fact or circumstance shall have come to exist which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a Material Adverse Effect.

      (b) Except as set forth in the Blue River Disclosure Schedule and except for the activities in connection with the Mergers, since June 30, 2004, Blue River and the Blue River Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their respective past practices and there has not been:

(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Blue River Common Stock; or

(ii) any split, combination or reclassification of any capital stock of Blue River or the Blue River Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, or in lieu of or in substitution for shares of Blue River Common Stock, except for issuances of Blue River Common Stock upon the exercise of options awarded prior to the date hereof in accordance with the terms of the Blue River Stock Option Plans.

      5.24.     Regulatory Filings. Blue River and the Blue River Subsidiaries respectively, have since January 1, 2003, filed (or furnished) in a timely manner all documents require to be filed with (or furnished to) all appropriate federal and state regulatory agencies and authorities as required by applicable law including, but not limited to, all reports on Form 8-K, Form 10-KSB and Form 10-QSB and proxy statements and annual reports required to be filed by Blue River with (or furnished to) the SEC. All documents filed with (or furnished to) the SEC and all other appropriate federal and state regulatory agencies were true, accurate and complete and have complied as to form with the applicable requirements. No such document contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, at the time and in light of the circumstances under which they were made, not false or misleading.

      5.25.     Indemnification Agreements.

      (a) Neither Blue River nor the Blue River Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or the By-Laws of Blue River and the Blue River Subsidiaries.

      (b) No claims have been made against or filed with Blue River or the Blue River Subsidiaries nor have, to the knowledge of Blue River, any claims been threatened against Blue River or the Blue River Subsidiaries for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of Blue River or the Blue River Subsidiaries.

      5.26.     Shareholder Approval. The affirmative vote of the holders of a majority of the shares of Blue River Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders) is required for shareholder approval of this Agreement and the Company Merger.

      5.27.     CRA Rating. Except as set forth in the Blue River Disclosure Schedule, each of Shelby County Bank and Unified was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Neither Shelby County Bank nor Unified has received any notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

      5.28.     Capital Requirements.

      (a) The Blue River Subsidiaries are (i) at least “well capitalized”, as defined for purposes of the FDIA, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over the Blue River Subsidiaries.

      (b) Blue River is in compliance with all capital requirements, standards and ratios required by each state or federal regulator with jurisdiction over Blue River.

      5.29.     Accuracy of Statements Made and Materials Provided to Heartland.

      (a) No representation, warranty in this Section 5 or other statement made, or any information provided, by Blue River or the Blue River Subsidiaries in this Agreement or the Blue River Disclosure Schedule (and any update thereto), and no written report, statement, list, certificate, materials or other written information furnished or to be furnished by Blue River or the Blue River Subsidiaries to Heartland through and including the Effective Time in connection with this Agreement or the Mergers contemplated hereby (including, without limitation, any written information which has been or shall be supplied by Blue River or the Blue River Subsidiaries with respect to their respective financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus and registration statement relating to the Company Merger), contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is mailed to Blue River’s shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made and in light of the total mix of information known to Blue River, not false or misleading.

      (b) The Blue River Disclosure Schedule contains, to the knowledge of Blue River and the Blue River Subsidiaries, any and all exceptions to one or more of the representations and warranties contained in this Section 5 or to one or more of the covenants of Blue River contained in Section 7 hereof, regardless of the materiality of the facts, circumstances or events relating to such exception or whether such exception constitutes a Material Adverse Effect.

SECTION 6

COVENANTS OF HEARTLAND AND HEARTLAND BANK

      Heartland and Heartland Bank covenant and agree with Blue River and Shelby County Bank as follows:

      6.01.     Shareholder Approval.

      (a) Subject to Section 6.06 hereof and all applicable securities laws, Heartland shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Heartland. Heartland may at its option call the meeting to be held at such date as shall approximate the parties’ reasonable expectations regarding the projected date for the Effective Time, taking into account the status of and progress of the parties toward obtaining all required bank regulatory approvals. Subject to Section 6.06 hereof, the Board of Directors of Heartland shall recommend to Heartland’s shareholders that such shareholders approve and adopt this Agreement and the Company Merger contemplated hereby and shall solicit proxies voting in favor of this Agreement from Heartland’s shareholders unless otherwise necessary under applicable fiduciary duties of Heartland’s Board of Directors as determined by the Board of Directors of Heartland in good faith after consultation with legal counsel.

      (b) Subject to Section 6.06 hereof, Heartland Bank shall submit this Agreement to Heartland, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Articles of Incorporation and By-laws of Heartland Bank at a date reasonably in advance of the Effective Time. The Board of Directors of Heartland Bank shall recommend approval of this Agreement and the Bank Merger to Heartland, as the sole shareholder of Heartland Bank, and Heartland, as sole shareholder of Heartland Bank, shall approve this Agreement and the Bank Merger.

      6.02.     SEC Registration. Heartland shall cooperate with Blue River in the preparation and filing of the Joint Proxy Statement/ Prospectus (as defined in Section 7.02(a) hereof) and in the taking any action required to be taken under any applicable state securities laws in connection with the Company Merger and shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any information relating to Heartland, or its affiliates, officers or directors, should be discovered by Heartland, which should be set forth in an amendment or supplement to any of the Form S-4 (as defined in Section 7.02(a) hereof) or the Joint Proxy Statement/ Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Heartland shall promptly notify Blue River and cooperate in the filing of an appropriate amendment or supplement describing such information with the SEC and disseminating the same to the shareholders of Blue River and Heartland.

      6.03.     Other Approvals and Actions.

      (a) Heartland Bank shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications required for consummation of the Bank Merger. Heartland Bank shall file all applications with respect to the Bank Merger as soon as practicable after the execution of this Agreement. Heartland Bank shall provide to Shelby County Bank’s legal counsel a reasonable opportunity to review such applications prior to their filing and shall provide to Shelby County Bank’s legal counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Heartland Bank shall proceed expeditiously, cooperate fully and use its reasonable efforts to procure, upon terms and conditions reasonably acceptable to Shelby County Bank, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Bank Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

      (b) Heartland and Heartland Bank will proceed expeditiously, cooperate fully and use their reasonable efforts to assist Blue River in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Company Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

      (c) Any materials or information provided by Heartland or Heartland Bank to Blue River for use by Blue River or Shelby County Bank in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact and shall not omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

      6.04.     Conduct of Business.

      (a) Except as set forth in the Disclosure Schedule, on and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, neither Heartland nor Heartland Bank shall, without the prior written consent of Blue River or Shelby County Bank:

(i) issue additional capital stock or make any changes in its capital stock accounts (including, without limitation, any stock split, stock dividend, recapitalization or reclassification), except for the issuance of up to 211,544 shares of Heartland Common Stock under the Heartland Stock Option Plans;

(ii) authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 4.03 hereof;

(iii) distribute or pay any dividends on its shares of common stock, or make any other distribution to its shareholders except that Heartland Bank may pay cash dividends to Heartland in the ordinary course of business;

(iv) redeem or purchase any of its outstanding shares of common stock;

(v) merge, combine or consolidate or effect a share exchange with or sell substantially all of its assets or any securities issued by it to any other person, corporation or entity;

(vi) purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business;

(vii) issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

(viii) except for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $100,000 in the aggregate;

(ix) subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings and except for pledges or liens: (i) required to be granted in connection with acceptance by Heartland or Heartland Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

(x) promote to a new position or increase the rate of compensation or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of Heartland or Heartland Bank (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices and established employment policies of Heartland and Heartland Bank which have been disclosed to Blue River);

(xi) except as agreed to herein, execute, create, institute, modify, amend or terminate (except with respect to any amendments required by law, rule or regulation) any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation rights or profit sharing plans, or any employment, deferred compensation, consulting, bonus or collective bargaining agreement, or any group insurance or health contract or policy, or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of Heartland or Heartland Bank, or change the level of benefits or payments under any of the foregoing, or increase or decrease any severance or termination benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

(xii) except as agreed to herein, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of Heartland or Heartland Bank;

(xiii) hire or employ any new or additional officers of Heartland or Heartland Bank, except as reasonably necessary for the proper operation of their respective businesses;

(xiv) elect or appoint any executive officers or directors of Heartland or Heartland Bank who are not presently serving in such capacities;

(xv) except for technical corrections or clarifications amend, modify or restate Heartland’s or Heartland Bank’s respective organizational documents (as described in Section 4.04 hereof) from those in effect on the date of this Agreement and delivered to Blue River hereunder;

(xvi) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber; or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of Heartland or enter into any agreement or commitment relative to the foregoing;

(xvii) fail to continue to make additions to in accordance with Heartland Bank’s past practices and to otherwise maintain in all respects Heartland Bank’s reserve for loan and lease losses, or any other reserve account, in accordance with safe, sound, and prudent banking practices and in accordance with accounting principles generally accepted in the United States and applied on a consistent basis;

(xviii) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

(xix) except for obligations disclosed within this Agreement or the Disclosure Schedule or incurred in the ordinary course of business, borrow any money;

(xx) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

(xxi) pay or commit to pay any management or consulting or other similar type of fees other than in the ordinary course of business or as disclosed within this Agreement or the Disclosure Schedule; or

(xxii) enter into any agreement, arrangement or understanding with respect to any of the foregoing.

      (b) Heartland and Heartland Bank shall maintain, or cause to be maintained, in full force and effect, insurance on their respective assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance on their directors, officers and employees in such amounts and with regard to such liabilities and hazards as are currently insured by Heartland and Heartland Bank as of the date of this Agreement.

      6.05.     Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Heartland and Heartland Bank shall: (a) carry on their respective businesses substantially in the manner as is presently being conducted and in the ordinary course of business; (b) use their reasonable efforts to preserve their business respective organizations intact, keep available the services of the present officers and employees and preserve their present relationships with customers and persons having business dealings with them; (c) maintain all of the properties and assets that each of them owns or utilizes in good operating condition and repair, reasonable wear and tear excepted, and maintain insurance upon such properties and assets in amounts and kinds comparable to that in effect on the date of this Agreement; (d) maintain their respective books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance with all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of their business; and (e) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which any one of them is a party or by which any one of them is or may be subject or bound.

      6.06.     Other Negotiations.

      (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of Blue River, neither Heartland nor Heartland Bank shall permit nor authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit or encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to Heartland or Heartland Bank or to which Heartland or Heartland Bank may become a party (all such transactions are hereinafter referred to as “Acquisition Transactions”).

      (b) Heartland shall promptly communicate to Blue River the terms of any proposal, indication of interest, or offer which Heartland or Heartland Bank may receive with respect to an Acquisition Transaction. Heartland or Heartland Bank may, in response to an unsolicited written proposal, indication of interest, or offer with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into agreements, arrangements or understandings with such third party with respect to such Acquisition Transaction, in each case, only if Heartland’s Board of Directors determines in good faith by majority vote, after consultation with Heartland’s financial advisors and outside legal counsel in a meeting duly called and held in accordance with Heartland’s Bylaws, that failing to take such action would likely be inconsistent with the fiduciary duties of the members of Heartland’s Board of Directors to Heartland, and that the terms of the Acquisition Transaction are superior to the terms of the Company Merger from a financial point of view.

      (c) This Section 6.06 shall not authorize Heartland or Heartland Bank or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party.

      6.07.     Restrictions Regarding Affiliates. Heartland has provided Blue River with a list identifying each person who may be deemed to be an affiliate of Heartland for purposes of Rule 145 under the Securities Act, and has delivered to Blue River a written agreement, substantially in the form as attached hereto as Exhibit E, signed by each such person. Heartland shall use its reasonable efforts to cause each person who becomes such an affiliate prior to the Effective Time also to deliver such a written agreement to Blue River. On or prior to the Effective Time, Heartland shall use its reasonable efforts to obtain from each director, executive officer and other person who, as of the date of the Heartland shareholder meeting held with respect to the Company Merger, may have been deemed to be an affiliate of Heartland for purposes of Rule 145 under the Securities Act, to deliver to Blue River a certificate signed by each such person, and effective as of a date not earlier than five business days prior to the Closing Date, certifying that such person has complied with the terms and conditions of his or her written agreement delivered to Blue River pursuant to this Section 6.07.

      6.08.     Press Releases. Heartland shall use reasonable efforts (i) to develop a joint communications plan with Blue River, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with Blue River before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/ Prospectus, Heartland shall not issue any press release or otherwise make any public statement or disclosure concerning Blue River of the Blue River Subsidiaries, their respective business, financial condition or results of operations without the consent of Blue River, which consent shall not be unreasonably withheld or delayed.

      6.09.     Disclosure Schedule Update. Heartland shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Heartland contained herein incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Disclosure Schedule unless Blue River shall have first consented in writing with respect thereto.

      6.10.     Information, Access Thereto, Confidentiality.

      (a) Blue River and its respective representatives and agents shall, upon 48 hours’ prior notice and during normal business hours prior to the Effective Time, have reasonable access to the properties, facilities, operations, books and records of Heartland and Heartland Bank. Blue River and its respective representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of Heartland and Heartland Bank and of their financial and legal condition as they deem necessary or advisable; provided, however, that such access or investigation shall not interfere with the normal business operations of Heartland and Heartland Bank. Heartland and Heartland Bank will cooperate with Blue River and the Blue River Subsidiaries in their efforts to effect a smooth transition of operations following the Effective Time. In addition, Heartland and Heartland Bank will cooperate with any environmental consulting firm designated by Blue River in connection with the conduct by such firm of an environmental investigation on all real property owned or leased by Heartland or Heartland Bank as of the date of this Agreement and any real property acquired or leased by them after the date of this Agreement. Upon request, Heartland and Heartland Bank shall furnish Blue River, or its respective representatives or agents, their attorneys’ responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by Blue River which has been or is developed by Heartland or Heartland Bank, their auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by Heartland or Heartland Bank of any claim of attorney-client privilege), and will permit Blue River and its respective representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for Heartland and Heartland Bank, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Blue River or its respective representatives or agents. Blue River shall not use any such information obtained pursuant to this Agreement for any purpose unrelated to the Mergers. Any confidential information or trade secrets received by Blue River or its representatives or agents in the course of such examination (whether conducted prior to or after the date of this Agreement) shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Blue River or, at Heartland’s request, returned to Heartland in the event this Agreement is terminated as provided in Section 9 hereof.

      (b) Heartland shall not use any information obtained pursuant to this Agreement or in contemplation of the Mergers, including any information obtained as a result of their officers and employees participating in training programs or meetings of Blue River or the Blue River Subsidiaries, for any purpose unrelated to the Mergers. Any confidential information or trade secrets received by Heartland or Heartland Bank or their representatives or agents pursuant to this Agreement or in contemplation of the Mergers (whether conducted prior to or after the date of this Agreement) shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Heartland or, at Blue River’s request, returned to Blue River in the event this Agreement is terminated as provided in Section 9 hereof.

      (c) This Section 6.10 shall not require any party to disclose any information to any other party which would be prohibited by law; provided that, if any information is withheld on the basis that disclosure of such would be prohibited by law, such party shall advise the other party in writing of the type and nature of the information that is not being disclosed and the basis for that party’s legal conclusion that providing that information would be illegal.

      6.11.     Subsequent Heartland Financial Statements. As soon as reasonably available after the date of this Agreement, Heartland shall deliver to Blue River the monthly unaudited consolidated balance sheets and profit and loss statements of Heartland prepared for its internal use, Call Reports of Heartland Bank for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities including the SEC after the date hereof, to the extent permitted by law (collectively, the “Subsequent Heartland Financial Statements”). The Subsequent Heartland Financial Statements shall be prepared on a basis consistent with past accounting practices and accounting principles generally accepted in the United States applied on a consistent basis to the extent applicable (or, in the case of bank regulatory reports, in accordance with applicable instructions and bank regulatory accounting principles and practices) and shall present fairly in all material respects the financial condition, results of operations and cash flows of the reporting entity as of the dates and for the periods presented, subject to the absence of footnotes for interim statements.

      6.12.     Employee Benefits.

      (a) Prior to the Closing Date, Heartland shall cooperate with Blue River in reviewing, evaluating and analyzing the Heartland Benefit Plans and Blue River Benefit Plans with a view towards developing appropriate new benefit plans for the employees covered thereby subsequent to the Mergers. It is the intention of Blue River and Heartland to develop new benefit plans, as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities, and (ii) do not discriminate between employees of the Surviving Corporation who were covered by Blue River Benefit Plans, on the one hand, and those covered by Heartland Benefit Plans, on the other, at the Effective Time.

      (b) The foregoing notwithstanding, Heartland Bank agrees to honor in accordance with their terms all benefits vested as of the date hereof under the employment and/or change in control contracts, arrangements, commitments, or understandings described in the Blue River Disclosure Schedule with respect to any current or prior employee, officer or Director of Shelby County Bank.

      6.13.     Redemption of Rights. Heartland’s Board of Directors shall, on or before the Closing Date, adopt a resolution pursuant to Section 23 of the Rights Agreement redeeming all of the Rights, subject to and effective at the Effective Time, in consideration of the Blue River Stock to be issued to holders of the Rights pursuant to the Company Merger by Blue River under this Agreement.

      6.14.     Reports. Promptly upon its becoming available, Heartland shall furnish to Blue River one (1) copy of each financial statement, report, notice, or proxy statement sent by Heartland to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by Heartland with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which Heartland or Heartland Bank is a party, other than orders in relation to non-dispositive motions that are entered in proceedings to which Heartland or Heartland Bank are parties in connection with the ordinary course of their businesses.

      6.15.     Indemnification.

      (a) From and after the Effective Time, Heartland Bank shall indemnify, defend and hold harmless to the fullest extent permitted by applicable federal and state law (subject to the policies and principles of Federal Reserve Board Supervisory Letter SR 02-17 (July 8, 2002) and the laws and regulations referred to in such Letter) each person who is on the date hereof, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Shelby County Bank or was serving at the request of Shelby County Bank as a director or an officer of any domestic or foreign corporation, joint venture, trust, employee benefit plan (collectively, the “Indemnitees”) against any and all losses and expenses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Indemnitee’s capacity as a director or officer (whether elected or appointed), of Shelby County Bank (or in the course of the requested service described above), to the fullest extent as such Indemnitees would have been entitled to such indemnity, defense and hold harmless protection under the provisions of Shelby County Bank’s Charter or By-Laws in effect at the Effective Time.

      (b) In the event Heartland Bank or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of Heartland Bank assume the obligations set forth in this Section 6.15.

      (c) Heartland Bank shall maintain in effect for not less than two (2) years from the Effective Time the policies of directors’ and officers’ liability insurance most recently maintained by Shelby County Bank with respect to claims that may be made during that two-year period against the persons covered by such policies as of the Effective Time that relate to matters that occurred prior to the Effective Time; provided, however, that Heartland Bank may substitute therefor policies with reputable and financially sound carriers for substantially similar coverage containing terms and conditions which are no less advantageous for so long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or relating to matters occurring prior to the Effective Time; and provided, further, that Heartland Bank shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Shelby County Bank for such insurance (“SCB’s Current Premium”), and if such premiums for such insurance would at any time exceed 200% of SCB’s Current Premium, then Heartland Bank shall cause to be maintained policies of insurance which, in Heartland Bank’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of SCB’s Current Premium.

      (d) The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee and their respective heirs and representatives.

      6.16.     Adverse Actions. Heartland shall not (a) knowingly take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to the Heartland Disclosure Standard, in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in Section 8 not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

SECTION 7

COVENANTS OF BLUE RIVER AND SHELBY COUNTY BANK

      Blue River and Shelby County Bank covenant and agree with Heartland and Heartland Bank as follows:

      7.01.     Shareholder Approval.

      (a) Subject to Section 7.06 hereof and all applicable securities laws, Blue River shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Blue River. Blue River may at its option call the meeting to be held at such date as shall approximate the parties’ reasonable expectations regarding the projected date for the Effective Time, taking into account the status of and progress of the parties toward obtaining all required bank regulatory approvals. Subject to Section 7.06 hereof, the Board of Directors of Blue River shall recommend to Blue River’s shareholders that such shareholders approve and adopt this Agreement and the Company Merger contemplated hereby and shall solicit proxies voting in favor of this Agreement from Blue River’s shareholders unless otherwise necessary under applicable fiduciary duties of Blue River’s Board of Directors as determined by the Board of Directors of Blue River in good faith after consultation with legal counsel.

      (b) Subject to Section 7.06 hereof, Shelby County Bank shall submit this Agreement to Blue River, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Charter and By-laws of Shelby County Bank at a date reasonably in advance of the Effective Time. The Board of Directors of Shelby County Bank shall recommend approval of this Agreement and the Bank Merger to Blue River, as the sole shareholder of Shelby County Bank, and Blue River, as sole shareholder of Shelby County Bank, shall approve this Agreement and the Bank Merger.

      7.02.     SEC Registration.

      (a) Blue River shall have primary responsibility for the preparation, filing and costs of, and shall as promptly as reasonably practicable following the date hereof, cause to be filed with the SEC, in a form reasonably acceptable to Blue River and Heartland, proxy materials which shall constitute the proxy statement/ prospectus relating to the matters to be submitted to the Heartland shareholders and to the Blue River shareholders at their respective shareholder meetings (such joint proxy statement/ prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/ Prospectus”), and Blue River shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/ Prospectus shall be a part) with respect to the issuance of Blue River Common Stock in the Company Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Blue River shall use reasonable efforts to have the Joint Proxy Statement/ Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Company Merger and the transactions contemplated thereby.

      (b) Blue River shall, as promptly as practicable after receipt thereof, provide Heartland with copies of any written comments and advise Heartland of any oral comments with respect to the Joint Proxy Statement/ Prospectus or Form S-4 received from the SEC. Blue River shall provide Heartland with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/ Prospectus and the Form S-4 prior to filing such with the SEC and will provide Heartland with a copy of all such filings made with the SEC.

      (c) Blue River shall use reasonable efforts to take any action required to be taken under any applicable state securities laws in connection with the Company Merger.

      (d) Blue River will advise Heartland, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Blue River Common Stock issuable in connection with the Company Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/ Prospectus or the Form S-4.

      (e) If at any time prior to the Effective Time any information relating to Blue River or Heartland, or their respective affiliates, officers or directors, should be discovered by, or communicated to, Blue River, which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/ Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Blue River shall, if not otherwise know by Heartland promptly notify Heartland and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Blue River and Heartland.

      7.03.     Other Approvals and Actions.

      (a) Blue River shall have primary responsibility for the preparation, filing and costs of all bank holding company and bank regulatory applications required for consummation of the Company Merger. Blue River shall file all bank holding company applications with respect to the Company Merger as soon as practicable after the execution of this Agreement. Blue River shall provide to Heartland’s legal counsel a reasonable opportunity to review such applications prior to their filing and shall provide to Heartland’s legal counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Blue River shall proceed expeditiously, cooperate fully and use its reasonable efforts to procure, upon terms and conditions reasonably acceptable to Blue River and Heartland, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Company Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

      (b) Blue River and Shelby County Bank will proceed expeditiously, cooperate fully and use their reasonable efforts to assist Heartland Bank in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Bank Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

      (c) Any materials or information provided by Blue River or Shelby County Bank for use by Heartland or Heartland Bank in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact and shall not omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

      (d) Blue River will use reasonable efforts to list for trading on the Nasdaq National Market System (subject to official notice of issuance), as the case may be, prior to the Effective Time, the shares of Blue River Common Stock to be issued in the Company Merger.

      7.04.     Conduct of Business.

      (a) Except as set forth in the Blue River Disclosure Schedule, on and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, neither Blue River nor the Blue River Subsidiaries shall, without the prior written consent of Heartland or Heartland Bank:

(i) issue additional capital stock or make any changes in its capital stock accounts (including, without limitation, any stock split, stock dividend, recapitalization or reclassification), except for the issuance of up to 217,350 shares of Blue River Common Stock under the Blue River Stock Option Plans;

(ii) authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 4.03 hereof;

(iii) distribute or pay any dividends on its shares of common stock, or make any other distribution to its shareholders except that the Blue River Subsidiaries may pay cash dividends to Blue River in the ordinary course of business;

(iv) redeem or purchase any of its outstanding shares of common stock;

(v) merge, combine or consolidate or effect a share exchange with or sell substantially all of its assets or any securities issued by it to any other person, corporation or entity;

(vi) purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business;

(vii) issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

(viii) except for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $100,000 in the aggregate;

(ix) subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings and except for pledges or liens: (i) required to be granted in connection with acceptance by Blue River or the Blue River Subsidiaries of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

(x) promote to a new position or increase the rate of compensation or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of Blue River or the Blue River Subsidiaries (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices and established employment policies of Blue River and the Blue River Subsidiaries which have been disclosed to Heartland);

(xi) except as agreed to herein, execute, create, institute, modify, amend or terminate (except with respect to any amendments required by law, rule or regulation) any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation rights or profit sharing plans, or any employment, deferred compensation, consulting, bonus or collective bargaining agreement, or any group insurance or health contract or policy, or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of Blue River or the Blue River Subsidiaries, or change the level of benefits or payments under any of the foregoing, or increase or decrease any severance or termination benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

(xii) except as agreed to herein, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of Blue River or the Blue River Subsidiaries;

(xiii) hire or employ any new or additional officers of Blue River or the Blue River Subsidiaries, except as reasonably necessary for the proper operation of their respective businesses;

(xiv) elect or appoint any executive officers or directors of Blue River or the Blue River Subsidiaries who are not presently serving in such capacities;

(xv) except for technical corrections or clarifications amend, modify or restate Blue River’s or the Blue River Subsidiaries’ respective organizational documents (as described in Section 5.05 hereof) from those in effect on the date of this Agreement and delivered to Heartland hereunder;

(xvi) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber; or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of Blue River or enter into any agreement or commitment relative to the foregoing;

(xvii) fail to continue to make additions to in accordance with the Blue River Subsidiaries’ past practices and to otherwise maintain in all respects the Blue River Subsidiaries’ reserve for loan and lease losses, or any other reserve account, in accordance with safe, sound, and prudent banking practices and in accordance with accounting principles generally accepted in the United States and applied on a consistent basis;

(xviii) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

(xix) except for obligations disclosed within this Agreement or the Blue River Disclosure Schedule or incurred in the ordinary course of business, borrow any money;

(xx) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

(xxi) pay or commit to pay any management or consulting or other similar type of fees other than in the ordinary course of business or as disclosed within this Agreement or the Blue River Disclosure Schedule; or

(xxii) enter into any agreement, arrangement or understanding with respect to any of the foregoing.

      (b) Blue River and the Blue River Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on their respective assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance on their directors, officers and employees in such amounts and with regard to such liabilities and hazards as are currently insured by Blue River and the Blue River Subsidiaries as of the date of this Agreement.

      7.05.     Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Blue River and the Blue River Subsidiaries shall: (a) carry on their respective businesses substantially in the manner as is presently being conducted and in the ordinary course of business; (b) use their reasonable efforts to preserve their business respective organizations intact, keep available the services of the present officers and employees and preserve their present relationships with customers and persons having business dealings with them; (c) maintain all of the properties and assets that each of them owns or utilizes in good operating condition and repair, reasonable wear and tear excepted, and maintain insurance upon such properties and assets in amounts and kinds comparable to that in effect on the date of this Agreement; (d) maintain their respective books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance with all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of their business; and (e) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which any one of them is a party or by which any one of them is or may be subject or bound.

      7.06.     Other Negotiations.

      (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of Heartland, neither Blue River nor the Blue River Subsidiaries shall permit nor authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit or encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to Blue River or the Blue River Subsidiaries or to which Blue River or the Blue River Subsidiaries may become a party (all such transactions are hereinafter referred to as “Blue River Acquisition Transactions”).

      (b) Blue River shall promptly communicate to Heartland the terms of any proposal, indication of interest, or offer which Blue River or the Blue River Subsidiaries may receive with respect to a Blue River Acquisition Transaction. Blue River or the Blue River Subsidiaries may, in response to an unsolicited written proposal, indication of interest, or offer with respect to a Blue River Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into agreements, arrangements or understandings with such third party with respect to such Blue River Acquisition Transaction, in each case, only if Blue River’s Board of Directors determines in good faith by majority vote, after consultation with Blue River’s financial advisors and outside legal counsel in a meeting duly called and held in accordance with Blue River’s Bylaws, that failing to take such action would likely be inconsistent with the fiduciary duties of the members of Blue River’s Board of Directors to Blue River, and that the terms of the Blue River Acquisition Transaction are superior to the terms of the Company Merger from a financial point of view.

      (c) This Section 7.06 shall not authorize Blue River or the Blue River Subsidiaries or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to a Blue River Acquisition Transaction with a third party.

      7.07.     Press Releases. Blue River shall use reasonable efforts (i) to develop a joint communications plan with Heartland, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with Heartland before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/ Prospectus, Blue River shall not issue any press release or otherwise make any public statement or disclosure concerning Heartland or Heartland Bank, their respective business, financial condition or results of operations without the consent of Heartland, which consent shall not be unreasonably withheld or delayed.

      7.08.     Blue River Disclosure Schedule Update. Blue River shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Blue River Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Blue River Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Blue River contained herein incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Blue River Disclosure Schedule unless Heartland shall have first consented in writing with respect thereto.

      7.09.     Information, Access Thereto, Confidentiality.

      (a) Heartland and its respective representatives and agents shall, upon 48 hours’ prior notice and during normal business hours prior to the Effective Time, have reasonable access to the properties, facilities, operations, books and records of Blue River and the Blue River Subsidiaries. Heartland and its respective representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of Blue River and the Blue River Subsidiaries and of their financial and legal condition as they deem necessary or advisable; provided, however, that such access or investigation shall not interfere with the normal business operations of Blue River and the Blue River Subsidiaries. Blue River and the Blue River Subsidiaries will cooperate with Heartland and the Heartland Bank in their efforts to effect a smooth transition of operations following the Effective Time. In addition, Blue River and the Blue River Subsidiaries will cooperate with any environmental consulting firm designated by Heartland in connection with the conduct by such firm of an environmental investigation on all real property owned or leased by Blue River or the Blue River Subsidiaries as of the date of this Agreement and any real property acquired or leased by them after the date of this Agreement. Upon request, Blue River and the Blue River Subsidiaries shall furnish Heartland, or its respective representatives or agents, their attorneys’ responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by Heartland which has been or is developed by Blue River or the Blue River Subsidiaries, their auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by Blue River or the Blue River Subsidiaries of any claim of attorney-client privilege), and will permit Heartland and its respective representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for Blue River and the Blue River Subsidiaries, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Heartland or its respective representatives or agents. Heartland shall not use any such information obtained pursuant to this Agreement for any purpose unrelated to the Mergers. Any confidential information or trade secrets received by Heartland or its representatives or agents in the course of such examination (whether conducted prior to or after the date of this Agreement) shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Heartland or, at Blue River’s request, returned to Blue River in the event this Agreement is terminated as provided in Section 9 hereof.

      (b) Blue River shall not use any information obtained pursuant to this Agreement or in contemplation of the Mergers, including any information obtained as a result of their officers and employees participating in training programs or meetings of Heartland or Heartland Bank, for any purpose unrelated to the Mergers. Any confidential information or trade secrets received by Blue River or the Blue River Subsidiaries or their representatives or agents pursuant to this Agreement or in contemplation of the Mergers (whether conducted prior to or after the date of this Agreement) shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Blue River or, at Heartland’s request, returned to Heartland in the event this Agreement is terminated as provided in Section 9 hereof.

      (c) This Section 7.09 shall not require any party to disclose any information to any other party which would be prohibited by law; provided that, if any information is withheld on the basis that disclosure of such would be prohibited by law, such party shall advise the other party in writing of the type and nature of the information that is not being disclosed and the basis for that party’s legal conclusion that providing that information would be illegal.

      7.10.     Subsequent Blue River Financial Statements. As soon as reasonably available after the date of this Agreement, Blue River shall deliver to Heartland the monthly unaudited consolidated balance sheets and profit and loss statements of Blue River prepared for its internal use, TFR Reports of the Blue River Subsidiaries for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities, including the SEC, after the date hereof, to the extent permitted by law (collectively, the “Subsequent Blue River Financial Statements”). The Subsequent Blue River Financial Statements shall be prepared on a basis consistent with past accounting practices and accounting principles generally accepted in the United States applied on a consistent basis to the extent applicable (or, in the case of bank regulatory reports, in accordance with applicable instructions and bank regulatory accounting principles and practices) and shall present fairly in all material respects the financial condition, results of operations and cash flows of the reporting entity as of the dates and for the periods presented, subject to the absence of footnotes for interim statements.

      7.11.     Employee Benefits.

      (a) Prior to the Closing Date, Heartland shall with Blue River cooperate in reviewing, evaluating and analyzing the Heartland Benefit Plans and Blue River Benefit Plans with a view towards developing appropriate new benefit plans for the employees covered thereby subsequent to the Mergers. It is the intention of Blue River and Heartland to develop new benefit plans, as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities, and (ii) do not discriminate between employees of the Surviving Corporation who were covered by Blue River Benefit Plans, on the one hand, and those covered by Heartland Benefit Plans, on the other, at the Effective Time.

      (b) The foregoing notwithstanding, the Surviving Corporation agrees (i) to honor in accordance with their terms all benefits vested as of the date hereof under the Heartland Benefit Plans or the Blue River Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the Disclosure Schedule and the Blue River Disclosure Schedule, and (ii) to continue, through at least the time period ending on the second anniversary of the Effective Time, the executive supplemental retirement income and split dollar insurance plans or arrangements with the four executive officers of Heartland and Heartland Bank who are named in the documents filed as Exhibits 10.2 through 10.5 to Heartland’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 (the “Heartland Executives”), and which plans or arrangements are evidenced by Exhibits 10.1 through 10.5 to that report.

      7.12.     Reports. Promptly upon its becoming available, Blue River shall furnish to Heartland one (1) copy of each financial statement, report, notice, or proxy statement sent by Blue River to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by Blue River with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which Blue River or the Blue River Subsidiaries is a party, other than orders in relation to non-dispositive motions that are entered in proceedings to which Blue River or the Blue River Subsidiaries are parties in connection with the ordinary course of their businesses.

      7.13.     Indemnification.

      (a) From and after the Effective Time, Blue River shall indemnify, defend and hold harmless to the fullest extent permitted by applicable federal and state law (subject to the policies and principles of Federal Reserve Board Supervisory Letter SR 02-17 (July 8, 2002) and the laws and regulations referred to in such Letter) each person who is on the date hereof, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Heartland or was serving at the request of Heartland as a director or an officer of any domestic or foreign corporation, joint venture, trust, employee benefit plan (collectively, the “Heartland Indemnitees”) against any and all losses and expenses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Heartland Indemnitee’s capacity as a director or officer (whether elected or appointed) of Heartland (or in the course of the requested service described above), to the fullest extent as such Heartland Indemnitees would have been entitled to such indemnity, defense and hold harmless protection under the provisions of Heartland’s Articles of Incorporation or By-Laws in effect at the Effective Time.

      (b) In the event Blue River or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of Blue River assume the obligations set forth in this Section 7.13.

      (c) Blue River shall maintain in effect for not less than two (2) years from the Effective Time the policies of directors’ and officers’ liability insurance most recently maintained by Heartland with respect to claims that may be made during that two-year period against the persons covered by such policies as of the Effective Time that relate to matters that occurred prior to the Effective Time; provided, however, that Blue River may substitute therefor policies with reputable and financially sound carriers for substantially similar coverage containing terms and conditions which are no less advantageous for so long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or relating to matters occurring prior to the Effective Time; and provided, further, that Blue River shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Heartland for such insurance (“Heartland’s Current Premium”), and if such premiums for such insurance would at any time exceed 200% of Heartland’s Current Premium, then Blue River shall cause to be maintained policies of insurance which, in Blue River’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of Heartland’s Current Premium.

      (d) The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each Heartland Indemnitee and their respective heirs and representatives.

      7.14.     Adverse Actions. Blue River shall not (a) knowingly take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to the Blue River Disclosure Standard, in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in Section 8 not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

      7.15.     By-Law Amendments; Directors; Officers; Resignations. Prior to the Effective Time, (a) Blue River shall amend and restate its Bylaws, subject to the consummation of the Company Merger and effective at the Effective Time, as may be necessary or appropriate to reflect or implement the changes in name, corporate structure, board of directors structure, and management structure that will result from the consummation of the Company Merger, the text of which amendment and restatement shall be subject to the consent of Heartland, which shall not be unreasonably withheld, (b) Blue River’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be fixed at nine, (c) the Blue River Board of Directors shall take such actions as are necessary to cause the persons indicated in Section 1.01(d) to be elected or appointed to the offices of the Surviving Corporation specified in such Section 1.01(d) as of the Effective Time, and (d) Blue River shall obtain (without the payment of any compensation therefor) the resignations, effective at the Effective Time, of those members of the Blue River Board of Directors and those officers of Blue River who are not among those who are listed in Section 1.01(e).

SECTION 8

CONDITIONS PRECEDENT TO THE MERGERS

      8.01.     Blue River. The obligations of Blue River and Shelby County Bank to consummate the Mergers are subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Closing Date, unless waived in writing by Blue River:

      (a) Representations and Warranties at Closing Date. Each of the representations and warranties of Heartland with respect to itself and Heartland Bank contained in this Agreement shall, subject to the Heartland Disclosure Standard, be true and correct at and as of the Closing Date (unless such representation and warranty specifically speaks as of any other time, in which event such representation and warranty shall be true and correct as of such other time) as though such representations and warranties had been made or given on and as of the Closing Date, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon Heartland, and Blue River shall have received a certificate signed on behalf of Heartland by the Chief Executive Officer and the Chief Financial Officer of Heartland to such effect.

      (b) Covenants. Each of the covenants and agreements of Heartland with respect to itself and Heartland Bank shall have been fulfilled or complied with in all material respects from the date of this Agreement through the Closing Date, and Blue River shall have received a certificate signed on behalf of Heartland by the Chief Executive Officer and the Chief Financial Officer of Heartland to such effect.

      (c) Deliveries at Closing. Blue River shall have received from Heartland at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to Blue River, set forth in Section 10.02(b) hereof.

      (d) Registration Statement Effective. Blue River shall have registered its shares of common stock to be issued to shareholders of Heartland in accordance with this Agreement with the SEC pursuant to the Securities Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Blue River. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

      (e) Redemption of Rights. Heartland shall have provided written certification to Blue River dated the Closing Date that the Rights granted to holders of Heartland Common Stock under the Rights Agreement have been redeemed, effective at the Effective Time.

      (f) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the board of directors of Blue River reasonably determines in good faith would have a Material Adverse Effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

      (g) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of either of the Mergers shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to either of the Mergers, by any Governmental Authority of competent jurisdiction, which makes the consummation of either of the Mergers illegal.

      (h) Heartland Shareholder Approval. The shareholders of Heartland shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation. Heartland as the sole shareholder of Heartland Bank shall have approved and adopted this Agreement as required by applicable law and Heartland Bank’s Articles of Incorporation.

      (i) Blue River Shareholder Approval. The shareholders of Blue River shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation. Blue River as the sole shareholder of Shelby County Bank shall have approved and adopted this Agreement as required by applicable law and Shelby County Bank’s Charter.

      (j) Tax Opinion. The Board of Directors of Blue River shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Closing Date, in form and content satisfactory to Blue River, to the effect that the Mergers to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of Blue River, except with respect to cash received by Heartland shareholders for fractional shares resulting from application of the Exchange Ratio. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

      (k) Heartland Fairness Opinion. Heartland’s investment banker shall have issued (as of a date on or about the date of the mailing of the proxy statement relating to the Company Merger to be mailed to the shareholders of Heartland) its fairness opinion stating that the Exchange Ratio is fair to the shareholders of Heartland from a financial point of view.

      (l) Blue River Fairness Opinion. Blue River’s investment banker shall have issued (as of a date on or about the date of the mailing of the proxy statement relating to the Company Merger to be mailed to the shareholders of Blue River) its fairness opinion stating that the Exchange Ratio is fair to the shareholders of Blue River from a financial point of view.

      (m) NASDAQ Listing. Blue River shall have listed its shares of common stock to be issued to the shareholders of Heartland in accordance with this Agreement on either the NASDAQ SmallCap Market or the NASDAQ National Market System.

      (n) Dissenters Rights. Shareholders of Heartland and Blue River who have timely notified Heartland and Blue River of their intent to exercise dissenters rights under the IBCL shall not hold shares of Heartland Common Stock and Blue River Common Stock that, in the aggregate and giving effect to the conversion of Heartland Common Stock into Blue River Common Stock at the Exchange Ratio, would represent more than 10 percent of the number of shares of Blue River Common Stock that would be issued and outstanding immediately after the Effective Time had no shareholders of either company provided notice of their intent to exercise dissenters rights.

      8.02.     Heartland. The obligations of Heartland and Heartland Bank to consummate the Mergers are subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Closing Date, unless waived in writing by Heartland:

      (a) Representations and Warranties at Effective Time. Each of the representations and warranties of Blue River with respect to itself and the Blue River Subsidiaries contained in this Agreement shall, subject to the Blue River Disclosure Standard, be true and correct at and as of the Closing Date (unless such representation and warranty specifically speaks as of any other time, in which event such representation and warranty shall be true and correct as of such other time) as though such representations and warranties had been made or given on and as of the Closing Date, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon Blue River, and Heartland shall have received a certificate signed on behalf of Blue River by the Chief Executive Officer and the Chief Financial Officer of Blue River to such effect.

      (b) Covenants. Each of the covenants and agreements of Blue River with respect to itself and the Blue River Subsidiaries shall have been fulfilled or complied with in all material respects from the date of this Agreement through the Closing Date, and Heartland shall have received a certificate signed on behalf of Blue River by the Chief Executive Officer and the Chief Financial Officer of Blue River to such effect.

      (c) Deliveries at Closing. Heartland shall have received from Blue River at the Closing the items and documents, in form and content reasonably satisfactory to Heartland, listed in Section 10.02(a) hereof.

      (d) Registration Statement Effective. Blue River shall have registered its shares of common stock to be issued to shareholders of Heartland in accordance with this Agreement with the SEC pursuant to the Securities Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Blue River. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

      (e) Redemption of Rights. Heartland shall have provided written certification to Blue River dated the Closing Date that the Rights granted to holders of Heartland Common Stock under the Rights Agreement have been redeemed, effective at the Effective Time.

      (f) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the board of directors of Heartland reasonably determines in good faith would have a Material Adverse Effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

      (g) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of either of the Mergers shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to either of the Mergers, by any Governmental Authority of competent jurisdiction, which makes the consummation of either of the Mergers illegal.

      (h) Heartland Shareholder Approval. The shareholders of Heartland shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation. Heartland as the sole shareholder of Heartland Bank shall have approved and adopted this Agreement as required by applicable law and Heartland Bank’s Articles of Incorporation.

      (i) Blue River Shareholder Approval. The shareholders of Blue River shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation. Heartland as the sole shareholder of Shelby County Bank shall have approved and adopted this Agreement as required by applicable law and Shelby County Bank’s Charter.

      (j) Tax Opinion. The Board of Directors of Heartland shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Closing Date, in form and content satisfactory to Heartland, to the effect that the Mergers to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of Heartland, except with respect to cash received by Heartland shareholders for fractional shares resulting from application of the Exchange Ratio. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

      (k) Heartland Fairness Opinion. Heartland’s investment banker shall have issued (as of a date on or about the date of the mailing of the proxy statement relating to the Company Merger to be mailed to the shareholders of Heartland) its fairness opinion stating that the Exchange Ratio is fair to the shareholders of Heartland from a financial point of view.

      (l) Blue River Fairness Opinion. Blue River’s investment banker shall have issued (as of a date on or about the date of the mailing of the proxy statement relating to the Company Merger to be mailed to the shareholders of Blue River) its fairness opinion stating that the Exchange Ratio is fair to the shareholders of Blue River from a financial point of view.

      (m) NASDAQ Listing. Blue River shall have listed its shares of common stock to be issued to the shareholders of Heartland in accordance with this Agreement on either the NASDAQ SmallCap Market or the NASDAQ National Market System.

      (n) Dissenters Rights. Shareholders of Heartland and Blue River who have timely notified Heartland and Blue River of their intent to exercise dissenters rights under the IBCL shall not hold shares of Heartland Common Stock and Blue River Common Stock that, in the aggregate and giving effect to the conversion of Heartland Common Stock into Blue River Common Stock at the Exchange Ratio, would represent more than 10 percent of the number of shares of Blue River Common Stock that would be issued and outstanding immediately after the Effective Time had no shareholders of either company provided notice of their intent to exercise dissenters rights.

SECTION 9

TERMINATION OF MERGERS

      9.01.     Manner of Termination. This Agreement and the Mergers may be terminated at any time prior to the Effective Time by written notice delivered by Blue River to Heartland, or by Heartland to Blue River, as follows:

      (a) By Blue River or Heartland:

(i) if the Mergers contemplated by this Agreement have not been consummated by June 30, 2005; provided, however, that a party hereto in willful breach of or willful default hereunder shall have no right to terminate this Agreement pursuant to this Section 9.01(a)(i); or

(ii) if the respective Boards of Directors of Blue River and Heartland mutually agree to terminate this Agreement; or

(iii) if any of the conditions to the obligations of the terminating party specified by Section 8 are not satisfied or waived on or prior to the Closing Date fixed by Section 10.01 (other than as a result of any willful breach of this Agreement by the terminating party), and any applicable cure period provided in this Agreement has lapsed.

      (b) By Blue River, if:

(i) at any time prior to the Effective Time, Blue River’s Board of Directors so determines, in the event of either:

(A) a breach by Heartland of any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Heartland), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Heartland of such breach; or

(B) a breach by Heartland in any material respect of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Heartland of such breach; or

(ii) an event has occurred or facts or circumstances shall have come to exist which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a Material Adverse Effect, upon Heartland; or

(iii) Heartland fulfills the requirements of Section 6.01 hereof but the shareholders of Heartland do not approve and adopt the Company Merger and this Agreement by the requisite vote; or

(iv) After fulfillment of the requirements of Section 7.06 hereof, the Board of Directors of Blue River authorizes Blue River to enter into an agreement, arrangement or understanding with a third party with respect to a Blue River Acquisition Transaction.

      (c) By Heartland, if:

(i) at any time prior to the Effective Time, Heartland’s Board of Directors so determines, in the event of either

(A) a breach by Blue River of any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Blue River), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Blue River of such breach; or

(B) a breach by Blue River in any material respect of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Blue River of such breach; or

(ii) an event has occurred or facts or circumstances shall have come to exist which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a Material Adverse Effect, upon Blue River; or

(iii) Blue River fulfills the requirements of Section 7.01 hereof but the shareholders of Blue River do not approve and adopt the Company Merger and this Agreement by the requisite vote; or

(iv) After the fulfillment of the requirements of Section 6.06 hereof, the Board of Directors of Heartland authorizes Heartland to enter into an agreement, arrangement or understanding with a third party with respect to an Acquisition Transaction.

      9.02.     Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of Blue River or Heartland and their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the confidentiality provisions of this Agreement set forth in Section 6.10 and 7.09 hereof and the Confidentiality Agreement dated April 26, 2004, by and between Blue River and Heartland (the “Confidentiality Agreement”); (ii) the payment of expenses set forth in Section 11.10 hereof; and (iii) the payment of equal portions of the fee of Crowe Chizek and Company LLC; provided, however, that termination will not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

SECTION 10

CLOSING

      10.01.     Closing Date and Place. The closing of the Mergers (“Closing”) shall take place in Indianapolis, Indiana, at a place designated by Blue River, on the last business day of the first month during which all of the conditions specified by subsections (f), (h) and (i) of Sections 8.01 and 8.02 have been satisfied, or on such later or earlier date as Heartland and Blue River may agree (the “Closing Date”). The parties shall use their best efforts to cause the Effective Time to occur, subject to satisfaction or waiver of all conditions to Closing, on the same date as the Closing Date.

      10.02.     Deliveries.

      (a) At the Closing, Blue River shall deliver to Heartland the following:

(i) the officers’ certificates contemplated by Section 8.02 hereof;

(ii) copies of all approvals by government regulatory agencies addressed to or obtained by Blue River or Shelby County Bank that are necessary to consummate the Mergers;

(iii) copies of (A) the resolutions adopted by the Board of Directors of Blue River certified by the Secretary of Blue River, relative to the approval of this Agreement and the Company Merger and (B) the resolutions of the Board of Directors and sole shareholder of Shelby County Bank, certified by its Secretary relative to the approval of this Agreement and Bank Merger;

(iv) an opinion of its counsel dated as of the Effective Time reasonably acceptable to Heartland; and

(v) such other documents as Heartland or its legal counsel may reasonably request.

      (b) At the Closing, Heartland shall deliver to Blue River the following:

(i) the officers’ certificate contemplated by Section 8.01 hereof;

(ii) copies of all approvals by government regulatory agencies addressed to or obtained by Heartland or Heartland Bank necessary to consummate the Mergers;

(iii) copies of (A) the resolutions adopted by the Board of Directors of Heartland certified by the Secretary of Heartland, relative to the approval of this Agreement and the Company Merger and (B) the resolutions of the Board of Directors and sole shareholder of Heartland Bank, certified by its Secretary relative to the approval of this Agreement and Bank Merger;

(iv) an opinion of its counsel dated as of the Effective Time reasonably acceptable to Blue River; and

(v) such other documents as Blue River or its legal counsel may reasonably request.

SECTION 11

MISCELLANEOUS

      11.01.     Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreements, which shall terminate in accordance with their terms), including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

      11.02.     Binding Effect; Assignment. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons, except that the provisions of Section 6.15, 7.11(b)(ii), and 7.13, (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, Heartland Indemnitee, and Heartland Executive, and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      11.03.     Waiver; Amendment.

      (a) The parties may by an instrument in writing extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements set forth in this Agreement, except that the consideration to be received by the Heartland shareholders shall not be decreased, or increased, by such an amendment following the adoption and approval of the Company Merger and this Agreement by the Heartland shareholders and the Blue River shareholders, respectively. Either of the holding company parties by an instrument in writing (i) may waive any inaccuracies in the representations or warranties of the other holding company party or its subsidiaries contained in this Agreement or in any document delivered pursuant hereto; (ii) waive the performance by the other holding company party or its subsidiaries of any of the covenants or agreements to be performed by it or them under this Agreement; or (iii) waive the satisfaction or fulfillment of any condition, the satisfaction or fulfillment of which is a condition to the obligation of the holding company party so waiving to consummate the Mergers. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

      (b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

      11.04.     Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by overnight courier, or by registered or certified mail

(postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Blue River or Shelby County Bank:	with a copy to (which shall not constitute notice):
Blue River Bancshares, Inc. 29 East Washington Street Shelbyville, Indiana 46176 ATTN: Russell Breeden, III Telephone: (317) 681-1233 Fax: (317) 681-1333	Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204-2017 ATTN: Michael J. Messaglia, Esq. Telephone: (317) 238-6249 Fax: (317) 636-1507
If to Heartland or Heartland Bank	with a copy to (which shall not constitute notice):
Heartland Bancshares, Inc. 420 North Morton Street Franklin, Indiana 46131 ATTN: Steven L. Bechman Telephone: (317) 738-3915 Fax: (317) 736-5022	Ice Miller One American Square Box 82001 Indianapolis, Indiana 46282 ATTN: Mark B. Barnes, Esq. Telephone: (317) 236-2456 Fax: (317) 592-4868

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; when received, if delivered by registered or certified mail (postage prepaid and return receipt requested); when receipt acknowledged, if faxed; and the next business day after timely delivery to a recognized overnight courier service, if delivered by overnight courier.

      11.05.     Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

      11.06.     Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      11.07.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

      11.08.     Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Court of Marion County, Indiana or the United States District Court for the Southern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      11.09.     Entire Agreement. This Agreement and, when executed and delivered, the Option Agreements, supersede, terminate and render of no further force or effect all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Mergers or matters contemplated herein and constitutes the entire agreement between the parties hereto, except for the Confidentiality Agreement, which shall continue in full force and effect following the date hereof. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

      11.10.     Expenses. Blue River and Shelby County Bank shall pay their expenses incidental to the Mergers contemplated hereby. Heartland and Heartland Bank shall pay their expenses incidental to the Mergers contemplated hereby.

      11.11.     Certain References.

      (a) Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” shall mean any day except Saturday and Sunday when Shelby County Bank is open for the transaction of business.

      (b) References contained herein to the knowledge of either Heartland or Blue River shall refer to the actual knowledge of the directors and executive officers of Heartland or Blue River, as the case may be.

      IN WITNESS WHEREOF, Blue River, Shelby County Bank, Heartland and Heartland Bank have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

BLUE RIVER BANCSHARES, INC.

By:	/s/ RUSSELL BREEDEN, III

Russell Breeden, III,
Chairman and Chief Executive Officer

Attest:

By:	/s/ RANDY J. COLLIER

Randy J. Collier,
Secretary

SHELBY COUNTY BANK

By:	/s/ LAWRENCE T. TOOMBS

Lawrence T. Toombs,
President

Attest:

By:	/s/ D. WARREN ROBISON

D. Warren Robison,
Secretary

HEARTLAND BANCSHARES, INC.

By:	/s/ STEVEN L. BECHMAN

Steven L. Bechman,
President and Chief Executive Officer

Attest:

By:	/s/ JEFFREY L. GOBEN

Jeffrey L. Goben,
Secretary

HEARTLAND COMMUNITY BANK

By:	/s/ STEVEN L. BECHMAN

Steven L. Bechman,
President and Chief Executive Officer

Attest:

By:	/s/ JEFFREY L. GOBEN

Jeffrey L. Goben,
Secretary

SCHEDULE OF EXHIBITS

Exhibit A —	Form of Heartland Stock Option Agreement

Exhibit B —	Form of Blue River Stock Option Agreement

Exhibit C —	Amended and Restated Articles of Incorporation

Exhibit D —	Form of Bank Merger Agreement

Exhibit E —	Form of Heartland Affiliate Agreement

EXHIBIT C

AMENDED AND RESTATED

ARTICLES OF INCORPORATION
OF
HEARTLAND BANCSHARES, INC.

ARTICLE I

NAME

      The name of the Corporation is Heartland Bancshares, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

      The street address of the Registered Office of the Corporation is One Indiana Square, Suite 2800, Indianapolis, Indiana 46204 and the name of the Corporation’s Registered Agent at that office is Michael J. Messaglia.

ARTICLE III

AUTHORIZED SHARES

      SECTION 1.     Number of Shares. The total number of shares of capital stock which the Corporation has authority to issue is 25,000,000 shares, consisting of 20,000,000 shares of designated as “Common Stock” and 5,000,000 shares designated as “Preferred Stock.”

      SECTION 2.     Terms of Shares of Common Stock. Each share of Common Stock shall be equal to every other share of Common Stock. Each share of Common Stock shall participate equally in all earnings and profits of the Corporation and on distribution of assets, whether on dissolution, liquidation or otherwise. The Common Stock is entitled to distributions and dividends as and when declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends. Each holder of Common Stock of the Corporation is entitled to vote on all matters presented to shareholders and shall be entitled on all matters, including elections of directors, to one vote for each share of Common Stock registered in his or her name on the books of the Corporation.

      SECTION 3.     Terms of Shares of Preferred Stock.

      (a) The shares of Preferred Stock may be issued from time to time in one or more series. Subject to subsection (b) below, the Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolutions or resolutions originally fixing the number of shares of such series.

      (b) Any issuance of Preferred Stock shall be approved by a majority of those directors of the Corporation who (i) are not, and have not been during the preceding two years, officers or employees of the Corporation or any of its subsidiaries or their affiliates or associates, (ii) do not have any material business or professional relationship with the Corporation or any of its affiliates or associates, (iii) do not have an interest in the transaction and (iv) have had access, at the Corporation’s expense, to the Corporation’s or independent legal counsel.

ARTICLE IV

DIRECTORS

      SECTION 1.     Number of Directors. The Board of Directors is composed of five (5) members. The number of directors may be changed from time to time by the By-Laws of the Corporation to any number. In the absence of a By-Law fixing the number of directors, the number shall be five (5).

      SECTION 2.     Powers of Directors. In addition to the powers and the authority granted by these Articles, by the By-Laws of the Corporation or by statute expressly conferred, the Board of Directors of the Corporation is hereby authorized to exercise all powers and to do all acts and things as may be exercised or done under the laws of the State of Indiana by a corporation organized and existing under the provisions of the Indiana Business Corporation Law, or any successor law, as then in effect and not specifically prohibited or limited by these Articles.

      SECTION 3.     Terms of Directors. The Board of Directors shall be divided into three classes, designated as Class 1, Class 2 and Class 3, having as nearly an equal number of Directors in each class as possible, with the term of office of one class expiring each year. Additional directorships resulting from an increase in the number of Directors shall be apportioned among the classes as equally as possible.

      At each annual meeting of shareholders the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

      This Section 3 of Article IV shall not be altered, amended or repealed except by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote on such matter.

      SECTION 4.     Removal of Directors.

      (a) Removal by Shareholders Without Cause. Any Director may be removed from office at any time without cause by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote in the election of Directors at a meeting of shareholders called for that purpose.

      (b) Removal by Shareholders With Cause. Any Director may be removed from office with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote in the election of Directors at a meeting of shareholders called for that purpose. Cause for such removal shall be construed to exist only if:

(i) The Director whose removal is proposed has been convicted, or has been granted immunity to testify where another person has been convicted, of a felony by a court of competent jurisdiction, even if such conviction remains subject to direct appeal; or

(ii) The Director has been adjudicated by a court of competent jurisdiction to be liable for recklessness or willful misconduct in the performance of his duties to the Corporation, even if such adjudication remains subject to direct appeal.

      Such removal must be brought within one (1) year of the date that such conviction or adjudication has been entered or issued by a court of competent jurisdiction.

      (c) Removal by Directors. Any Director may be removed from office by a majority vote of the actual number of Directors elected and qualified from time to time at a meeting of the Board of Directors called for that purpose if the Director whose removal is sought has failed to attend at least three (3) consecutive regular meetings of the Board of Directors of the Corporation.

      This Section 4 of Article IV shall not be altered, amended or repealed except by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote on such matter.

ARTICLE V

INCORPORATOR

      The name and post office address of the Incorporator of the Corporation is Michael J. Messaglia, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204.

ARTICLE VI

PROVISIONS FOR REGULATION OF BUSINESS

AND CONDUCT OF AFFAIRS OF CORPORATION

      SECTION 1.     By-Laws of the Corporation. The Board of Directors by a majority vote of the actual number of directors elected and qualified from time to time shall have the power, without the assent or vote of the shareholders, to make, alter, amend or repeal the By-Laws of the Corporation.

      SECTION 2.     Voting Rights on Certain Business Combinations. The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote on the matter shall be required to approve any business combination (as hereinafter defined) which is not approved and recommended by the vote of at least two-thirds (2/3) of the actual number of Directors of the Corporation elected and qualified from time to time. All other business combinations shall require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote on the matter. This Section 2 of Article VI shall not be altered, amended or repealed except by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote on such matter at a shareholders meeting duly called for that purpose, on a proposal adopted and recommended by a vote of at least two-thirds (2/3) of the actual number of Directors elected and qualified from time to time.

      A “business combination” as utilized in this Article VI shall include:

(i) Any merger, consolidation or share exchange of the Corporation with or into any other corporation;

(ii) Any sale, lease, exchange, pledge, transfer or other disposition, in one transaction or a series of transactions, of any material portion of the assets of the Corporation or any subsidiary thereof to or with any other corporation, person or entity; or

(iii) Any liquidation or dissolution of the Corporation or any material subsidiary thereof or the adoption of any plan with respect thereto.

      SECTION 3.     Consideration of Non-Financial Factors. In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders when evaluating a business combination (as defined in Article VI, Section 2 above) or a tender or exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the consideration to be paid in connection with any such transaction, consider all the following factors and any other factors which it deems relevant:

(i) The social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located;

(ii) The business and financial condition, results of operations and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation, its shareholders and subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and

(iii) The competence, experience and integrity of the acquiring person or persons and its or their management.

      This Section 3 of Article VI shall not be altered, amended or repealed except by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote on such matter.

      SECTION 4.     Business Combination Statute. The Corporation shall be subject to and be governed by the business combinations provisions of the Indiana Business Corporation Law, as amended, as codified at Indiana Code Section 23-1-43, as amended from time to time.

      SECTION 5.     Notice for Nominations and Proposals.

      (a) Nominations for the election of directors and proposals for any new business to be considered at any annual or special meeting of shareholders may be made by the Board of Directors of the Corporation or by any shareholder of the Corporation entitled to vote generally in the election of directors. In order for a shareholder of the Corporation to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than one hundred twenty (120) days prior to the date of any such meeting. Each such notice given by a shareholder with respect to nominations for the election of directors shall set forth (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

      (b) Each such notice given by a shareholder to the Secretary with respect to business proposals to be brought before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business. Unless otherwise determined by the Board of Directors of the Corporation, each shareholder is limited to making one (1) proposal for business to be considered at any annual or special meeting of shareholders of the Corporation. Notwithstanding anything in these Articles of Incorporation to the contrary, no new business shall be conducted at the meeting except in accordance with the procedures set forth in this Section 5 of this Article VI.

      (c) The Chairman of the annual or special meeting of shareholders may, if the facts warrant, determine and declare to such meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if the Chairman should so determine, the Chairman shall so declare to the meeting that the defective nomination or proposal shall be disregarded and not voted upon by the shareholders at such meeting and shall be laid over for action at the next succeeding special or annual meeting of the shareholders taking place thirty (30) days or more thereafter. This provision shall not require the holding of any adjourned or special meeting of shareholders for the purpose of considering such defective nomination or proposal.

      This Section 5 of Article VI shall not be altered, amended or repealed except by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote on such matter.

EXHIBIT D

PLAN OF REORGANIZATION AND MERGER

THIS PLAN OF REORGANIZATION AND MERGER (this “Agreement”) is made and entered into as of this 31st day of August, 2004, by and between HEARTLAND COMMUNITY BANK, an Indiana banking corporation (“Heartland”) and SHELBY COUNTY BANK, a federal savings association (“Shelby County”).

W I T N E S S E T H:

      WHEREAS, Heartland Bancshares, Inc. is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHC Act”);

      WHEREAS, Blue River Bancshares, Inc. is an Indiana corporation registered as a savings and loan holding company under the Home Owners Loan Act (“HOLA”);

      WHEREAS, pursuant to a separate agreement and plan of merger (the “Company Merger Agreement”) and at the effective time stated therein, Heartland Bancshares, Inc., has agreed to merge with and into Blue River Bancshares, Inc. (the “Company Merger”) with Blue River Bancshares, Inc., surviving the Company Merger and continuing under the changed name “Heartland Bancshares, Inc.” (the “Surviving Company”);

      WHEREAS, at the effective time of the Company Merger, the Surviving Company will become the sole shareholder of Heartland (the “Shareholder”);

      WHEREAS, the parties have determined for good and valid business purposes that it is in the best interest of each corporation that immediately following the Company Merger, Shelby County merge with and into Heartland with Heartland surviving (the “Merger”), pursuant to the provisions of the Indiana Financial Institutions Act, as amended (the “Act”), and this Agreement;

      WHEREAS, the parties hereto intend that the integrated plan of reorganization in which the Company Merger will be immediately followed by the Merger constitute a single statutory merger of Shelby County into Heartland that qualifies as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended; and

      WHEREAS, the respective Boards of Directors of Heartland and Shelby County have approved this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual obligations herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Heartland and Shelby County hereby make this Agreement and prescribe the terms and conditions of the Merger in the manner of carrying the transaction into effect as follows:

ARTICLE I

THE MERGER

      1.1     Incorporation of Recitals. The recitals contained above are incorporated into the operative provisions of this Agreement as if separately restated, and are true and correct.

      1.2     General Description of Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.7 hereof), Shelby County shall be merged with and into, and under the Articles of Incorporation of, Heartland (previously defined as the “Merger”). Heartland shall survive the Merger (the “Surviving Bank”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Act.

      1.3     Name, Officers, Directors and Management. The name of the Surviving Bank shall be “Heartland Community Bank”. Its principal office shall be located at 420 North Morton Street, Franklin,

Indiana 46131. The executive officers of the Surviving Bank at the Effective Time shall be those persons determined by mutual agreement of Heartland and Shelby County prior to the Effective Time and they shall continue to serve as the officers of the Surviving Bank, until such time as their successors shall have been duly elected and qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Bank at the Effective Time shall be those persons determined by mutual agreement of Heartland and Shelby County prior to the Effective Time and they shall remain the directors of the Surviving Bank, until such time as their successors have been duly elected and have been qualified or until their earlier resignation, death or removal from office.

      1.4     Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of Heartland in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Bank following the Effective Time, until such Articles of Incorporation and By-Laws shall be duly altered, amended or repealed, as provided therein or by applicable law.

      1.5     Effect of the Merger. The effect of the Merger upon consummation thereof shall be as set forth under the Act.

      1.6     Effective Time. Upon the terms and subject to the conditions specified in this Agreement, the Merger will become effective (the “Effective Time”) immediately following the effective time of the Company Merger.

      1.7     Further Action. From time to time on and after the Effective Time, the last acting officers of Shelby County or the corresponding officers, shareholders or agents of Heartland may, in the name of the Surviving Bank, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Bank, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the Surviving Bank and its successors and assigns, title to and possession of all the property, rights, privileges, powers and franchises of Shelby County and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE II

MANNER AND BASIS OF EXCHANGE OF STOCK

Upon and by virtue of the Merger becoming effective at the Effective Time: (i) each issued and outstanding share of the common stock of Shelby County at the Effective Time shall be merged into the Shareholder’s interest in the Surviving Bank outstanding at the Effective Time and shall thereupon, and without the necessity of the surrender of stock certificates or any other action, be extinguished, cancelled and retired; and (ii) all interests of the Shareholder in Shelby County shall be null and void.

ARTICLE III

CONDITIONS PRECEDENT

      3.1     Shareholder Approval. The shareholders of Shelby County and Heartland shall have approved this Agreement as required by applicable law and by the respective Articles of Incorporation of Shelby County and Heartland.

      3.2     Regulatory Approvals. All appropriate orders, consents, approvals and clearances from all necessary regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the Merger shall have been obtained, and all applicable waiting periods prescribed by law or governmental authorities shall have elapsed.

ARTICLE IV

MISCELLANEOUS

      4.1     Governing Law. This Agreement shall in all respects be governed by and construed under the laws of the State of Indiana applicable to agreements fully to be performed in such state, without regard to that jurisdiction’s law regarding conflicts of law.

      4.2     Entire Agreement. This Agreement together with the Company Merger Agreement set forth the entire understanding of the parties hereto with respect to the subject matter and merges and supersedes all prior and contemporaneous understandings with respect to the subject matter hereof, and the provisions of this Agreement may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

      4.3     Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Paragraphs are to the paragraphs of this Agreement. As used herein, the singular includes the plural and the masculine, feminine and neuter gender each includes the others where the context so indicates.

      4.4     Successors and Assigns. This Agreement shall be binding upon, enforceable against, and inure to the benefit of, the parties hereto and their respective successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. The term “successor” means any corporation or other business entity which by merger, consolidation, combination, purchase of assets or otherwise, succeeds to, or acquires all or substantially all of, the assets and business of another corporation or other business entity.

      4.5     Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

      4.6     Amendment or Alteration. This Agreement may not be amended or modified orally, but may only be amended or modified in writing signed by all parties to this Agreement, or the parties’ respective successors or assigns as the case may be.

      4.7     Notices. Any notices, requests or instructions to be given hereunder to any party hereto shall be in writing and marked to the attention of the Chairman or President of such party.

      IN WITNESS WHEREOF, Heartland and Shelby County have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed by their duly authorized officers.

SHELBY COUNTY BANK

By:

Lawrence T. Toombs, President

HEARTLAND COMMUNITY BANK

By:

Steven L. Bechman, President

EXHIBIT E

AFFILIATE AGREEMENT

      THIS AFFILIATE AGREEMENT (this “Agreement”) is made and entered into as of                     , 2004 by and between Blue River Bancshares, Inc. (“Blue River”), and the undersigned shareholder who may be deemed an affiliate (“Affiliate”) of Heartland Bancshares, Inc. (“Heartland”).

RECITALS

      WHEREAS, Blue River, Shelby County Bank, Heartland and Heartland Community Bank concurrently herewith are entering into an Agreement of Affiliation and Merger, dated as of August 31, 2004 (the “Merger Agreement”), which provides, among other things, for the merger of Heartland with and into, and under the Articles of Incorporation of Blue River (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement.

      WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

      WHEREAS, as a result of the Merger, each share of Heartland Common Stock owned by Affiliate will be converted into the right to receive 2.54 shares of Blue River Common Stock and cash in lieu of any fractional shares, subject to adjustment pursuant to the Merger Agreement.

      WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an “affiliate” of Heartland, as the term “affiliate” is used for purposes of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission.

      WHEREAS, the execution and delivery of this Agreement by Affiliate is a material inducement to Blue River to enter into the Merger Agreement.

      NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

      1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Blue River, Heartland and their respective affiliates and counsel, and that substantial losses and damages may be incurred by these persons if Affiliate’s representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and has discussed the requirements of this Agreement with such of Affiliate’s professional advisors, who are qualified to advise Affiliate with regard to such matters, as Affiliate has determined appropriate or necessary.

      2. Compliance with Rule 145 and the Securities Act.

      (a) Affiliate has been advised that (i) the issuance of shares of Blue River Common Stock in connection with the Merger is expected to be effected pursuant to a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), and the resale of such shares shall be subject to restrictions set forth in Rule 145 under the Securities Act, and (ii) Affiliate may presently be deemed to be an affiliate of Heartland. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Blue River Common Stock issued to Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 promulgated under the Securities Act, or (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, or (iii) Affiliate delivers to Blue River a written opinion of counsel, reasonably acceptable to Blue River in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

      (b) Execution of this Agreement shall not be considered an admission on Affiliate’s part that he is an “affiliate” of Heartland as described in the recitals to this Agreement, or as a waiver of any rights that

Affiliate may have to object to any claim that Affiliate is such an affiliate of Heartland on or after the date of this Agreement.

      (c) Blue River shall give stop transfer instructions to its transfer agent with respect to any Blue River Common Stock received by Affiliate (or by persons or entities that are so closely related to Affiliate as to be considered the same “person” as the Affiliate as that term is defined by Rule 144(a)(2) promulgated under the Securities Act) pursuant to the Merger and there shall be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145 OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Blue River shall so instruct its transfer agent, if Affiliate delivers to Blue River (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Blue River, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

      3. Termination. This Agreement shall be terminated and shall be of no further force and effect in the event (a) of the termination of the Merger Agreement pursuant to Section 9 of the Merger Agreement, or (b) the Affiliate provides evidence satisfactory to Blue River that, as of the date of the meeting of shareholders of Heartland held to consider the Merger, the Affiliate was not an “affiliate” of Heartland for purposes of Rule 145.

      4. Miscellaneous.

      (a) Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

      (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      (d) Injunctive Relief. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental and required for the protection of Blue River and to preserve for Blue River the benefits of the Merger, (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value, and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Blue River which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Blue River shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

      (e) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

      (f) Entire Agreement. This Agreement, the Merger Agreement and any other agreements referred to in the Merger Agreement set forth the entire understanding of Affiliate and Blue River relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Blue River relating to the subject matter hereof and thereof.

      (g) Further Assurances. Affiliate shall execute and/or cause to be delivered to Blue River such instruments and other documents and shall take such other actions as Blue River may reasonably request to effectuate the intent and purposes of this Agreement.

      (h) Third Party Reliance. Counsel to Blue River shall be entitled to rely upon this Affiliate Agreement.

      (i) Survival. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

      (j) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

      If to Blue River:

Blue River Bancshares, Inc.
29 East Washington Street
Shelbyville, Indiana 46176
Telephone: (317) 398-9721
Facsimile: (317) 392-6208
ATTN: Russell Breeden, III
Chairman and Chief Executive Officer

      With a copies to:

Michael J. Messaglia, Esq.
Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, Indiana 46204
Telephone: (317) 238-6249
Facsimile: (317) 636-1507

      If to Affiliate:

To the address for notice set forth on the signature page hereof.

      (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

* * * *

      IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

BLUE RIVER	AFFILIATE

By:

Name:

Title:	Affiliate’s Address for Notice:

ANNEX B

                    , 2005

The Board of Directors

Blue River Bancshares, Inc.
29 East Washington Street
Shelbyville, IN 46176

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Blue River Bancshares, Inc. (“Blue River”) of the consideration (the “Consideration”) to be paid for the exchange of common shares in the merger (the “merger”) of Heartland Bancshares, Inc. (“Heartland”) with Blue River, pursuant to the Agreement of Affiliation and Merger, dated August 31, 2004 by and between Blue River and Heartland (the “merger agreement”).

      Pursuant to the merger agreement, Heartland shall merge with and into Blue River, and Blue River shall be the surviving corporation in the merger. Each share of Heartland common stock outstanding immediately prior to the effective time of the merger (other than shares as to which statutory dissenters’ appraisal rights have been exercised) will be converted into and exchanged for 2.54 shares of Blue River common stock. The terms of the merger are more fully set forth in the merger agreement.

      For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

1. Participated in discussions with representatives of Blue River concerning Blue River’s and Heartland’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance;

2. Reviewed the terms of the merger agreement;

3. Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of Blue River and Heartland, including those included in their respective Annual Reports on Form 10-KSB for the past two years and the respective Quarterly Reports on Form 10-QSB for the past eight quarters as well as other internally generated reports relating to asset/liability management, asset quality, and so forth;

4. Reviewed certain financial forecasts and projections of Blue River and Heartland prepared by their respective management teams;

5. Discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of Blue River and Heartland with certain members of management;

6. Reviewed reported market prices and historical trading activity of Blue River and Heartland common stock;

7. Reviewed certain aspects of the financial performance of Blue River and Heartland and compared such financial performance of Blue River and Heartland, together with stock market data relating to Blue River and Heartland common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

8. Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

      We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Blue River, Heartland, and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances,

B-1

and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Blue River and Heartland at                     , 200 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Blue River or Heartland, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Blue River or Heartland, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

      Howe Barnes Investments, Inc., as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the board of directors of Blue River and will receive a fee for our services.

      Howe Barnes Investments’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the consideration to be received by holders of Heartland common stock in the merger and does not address Blue River’s underlying business decision to proceed with the merger. We have been retained on behalf of the board of directors of Blue River, and our opinion does not constitute a recommendation to any holder of Blue River common stock as to how such holder should vote with respect to the merger agreement at any meeting of holders of Blue River common stock.

      Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Consideration is fair, from a financial point of view, to the holders of Blue River common stock.

Sincerely,

HOWE BARNES INVESTMENTS, INC.

Michael Iannaccone
First Vice President and Managing Director

B-2

ANNEX C

August 31, 2004

Board of Directors

Heartland Bancshares, Inc.
420 North Morton Street
Franklin, Indiana

Members of the Board of Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Heartland Bancshares, Inc. (“Heartland” or the “Company”) of the exchange ratio provided for pursuant to the Agreement of Affiliation and Merger dated as of August 31, 2004 (the “Agreement”), by and between Heartland and Blue River Bancshares, Inc. (“Blue River”). Pursuant to the terms of the Agreement, Heartland will be merged with and into Blue River (the “Merger”) and each outstanding share of common stock of Heartland (excluding shares held by Heartland shareholders who have perfected their dissenters rights) (the “Common Stock”) will be converted into 2.54 shares of common stock of Blue River (the “Exchange Ratio”). Blue River will be the surviving corporation and the combined entity will be renamed Heartland Bancshares, Inc. Heartland will be the accounting acquirer. Shelby County Bank and Heartland Community Bank will be merged under the Heartland Community Bank name with the Heartland Community Bank charter as the surviving charter. The terms and conditions of the Merger are more fully set forth in the Agreement.

      Donnelly Penman & Partners (“Donnelly Penman”) is an investment-banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes. We are acting as financial advisor to Heartland in connection with the Merger and will receive a fee from Heartland for our services pursuant to the terms of our engagement letter with Heartland, dated as of May 4, 2004 (the “Engagement Letter”).

      In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things: (i) reviewed the Agreement; (ii) reviewed certain publicly-available information for Heartland and Blue River, including each of their Annual Reports to Stockholders and Annual Reports on Form 10-KSB for the years ended December 31, 2001, 2002 and 2003 and their quarterly reports on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004; (iii) reviewed certain information, including financial forecasts, relating to earnings, assets, liabilities and prospects of Heartland and Blue River furnished by senior management of Heartland and Blue River and deemed reasonable by them; (iv) reviewed with senior management of Heartland and Blue River the amount and timing of the cost savings and other benefits expected to result from the Merger (“Expected Synergies”) furnished by senior management of Heartland and Blue River; (v) engaged in discussions with members of the management of each of Heartland and Blue River concerning the historical and current business operations, financial conditions and prospects of Heartland and Blue River and such other matters as we deemed relevant; (vi) reviewed the financial condition of Heartland and Blue River as compared to the financial conditions of certain other financial institutions that we deemed comparable; (vii) reviewed the financial terms of the Merger as compared to the financial terms of selected other business combinations that we deemed comparable; (viii) performed various valuation analysis including discounted cash flow and comparable companies; and (ix) reviewed such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of our opinion.

      In conducting our review and arriving at our opinion, as contemplated under the terms of our engagement by Heartland, we, with the consent of Heartland, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by Heartland and Blue River, respectively. Additionally, we relied, without independent investigation, upon the accuracy and completeness of all publicly available information. Donnelly Penman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly Penman has further relied upon the assurance of management of Heartland that they are unaware of any facts that would make the information provided by or available to Heartland incomplete or misleading in any respect. With respect to the financial forecast information and Expected Synergies reviewed and discussed with us by Heartland or Blue River, we have assumed that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the senior management of Heartland and Blue River as to the expected future financial performance of Heartland, Blue River or the combined entity, as the case may be. Heartland and Blue River’s management teams have undertaken and agreed to advise us promptly if any information previously provided has become inaccurate or is required to be updated during the period of our review. In addition, we have assumed the Merger will be consummated in accordance with the terms set forth in the Agreement.

      No limitations were imposed by Heartland on Donnelly Penman on the scope of Donnelly Penman’s investigation or the procedures to be followed by Donnelly Penman in rendering this opinion. The form and amount of the consideration to be paid to Heartland or its shareholders were determined through arms length negotiations between Heartland and Blue River. Donnelly Penman was not requested to and did not solicit or analyze other offers for Heartland. Donnelly Penman was not requested to opine as to, and this opinion does not address, Heartland’s underlying business decision to proceed with or effect the Merger or the relative merits of the Merger compared to any alternative transaction that might be available to Heartland.

      Donnelly Penman did not make any independent evaluation, valuation or appraisal of the assets or liabilities of Heartland or Blue River. Donnelly Penman has not reviewed any individual credit files of Heartland or Blue River and has assumed, without independent verification, that the aggregate allowances for credit losses for Heartland and Blue River are adequate to cover such losses. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and have been evaluated by us on the date of our opinion. We do not have any obligation to update our opinion, unless requested by Heartland in writing to do so, and we expressly disclaim any responsibility to do so in the absence of any such written request. Our services to Heartland in connection with the Merger have been comprised solely of financial advisory services, as described in the Engagement Letter.

      In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Heartland. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to Heartland, Blue River or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of Heartland or companies to which it is being compared. None of the analyses performed by us was assigned a greater significance than any other.

      We hereby consent to the reference to our opinion in the prospectus and proxy statement relating to the shares of common stock of Blue River to be issued pursuant to the Agreement and to the inclusion of the foregoing opinion in the prospectus and proxy statement relating to the meeting of stockholders of Heartland. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Further, we express no view as to the price or trading range for shares of the common stock of Blue River following the consummation of the Merger.

      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of August 31, 2004, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Heartland.

Very truly yours,

/s/ DONNELLY PENMAN & PARTNERS

Donnelly Penman & Partners

ANNEX D

CHAPTER 44 OF THE INDIANA BUSINESS CORPORATION LAW — DISSENTERS’ RIGHTS

      23-1-44-1.     “Corporation” defined. As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      23-1-44.2.     “Dissenter” defined. As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 [IC 23-1-44-8] of this chapter and who exercises that right when and in the manner required by sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter.

      23-1-44.3.     “Fair value” defined. As used in this chapter, “fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      23-1-44-4.     “Interest” defined. As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      23-1-44-5.     “Record shareholder” defined. As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

      23-1-44-6.     “Beneficial shareholder” defined. As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

      23-1-44-7.     “Shareholder” defined. As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

      23-1-44-8.     Shareholder dissent. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party if:

(A) Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

(B) The shareholder is entitled to vote on the merger.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4) The approval of a control share acquisition under IC 23-1-42.

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

(1) Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

(2) Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets — National Market Issues or a similar market.

      (c) A shareholder:

(1) Who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2) Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

      23-1-44-9.     Beneficial shareholder dissent. (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

      (b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) The beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

      23-1-44.10.     Notice of dissenters’ rights preceding shareholder vote. (a) If proposed corporate action creating dissenters’ rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

      (b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 [IC 23-1-44-12] of this chapter.

      23-1-44-11.     Notice of intent to dissent. (a) If proposed corporate action creating dissenters’ rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) Must not vote the shareholder’s shares in favor of the proposed action.

      (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

      23-1-44-12.     Notice of dissenters’ rights following action creating rights. (a) If proposed corporate action creating dissenters’ rights under section 8 [IC 23-1-44-8] of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 [IC 23-1-44-11] of this chapter.

      (b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

(3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5) Be accompanied by a copy of this chapter.

      23-1-44-13.     Demand for payment by dissenter. (a) A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12 [IC 23-1-44-12] of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) [IC 23-1-44-12(b)(3)] of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

      (b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

      (c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

      23-1-44-14.     Transfer of shares restricted after demand for payment. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 [IC 23-1-44-16] of this chapter.

      (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

      23-1-44-15.     Payment to dissenter. (a) Except as provided in section 17 [IC 23-1-44-17] of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 [IC 23-1-44-13] of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

      (b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares; and

(3) A statement of the dissenter’s right to demand payment under section 18 [IC 23-1-44-18] of this chapter.

      23-1-44-16.     Return of shares and release of restrictions. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 [IC 23-1-44-12] of this chapter and repeat the payment demand procedure.

      23-1-44-17.     Offer of fair value for shares obtained after first announcement. (a) A corporation may elect to withhold payment required by section 15 [IC 23-1-44-15] of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 [IC 23-1-44-18] of this chapter.

      23-1-44-18.     Dissenter demand for fair value under certain conditions. (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 [IC 23-1-44-15] of this chapter), or reject the corporation’s offer under section 17 [IC 23-1-44-17] of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1) The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2) The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

      (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

      23-1-44-19.     Effect of failure to pay demand — Commencement of judicial appraisal proceeding. (a) If a demand for payment under IC 23-1-42-11 or under section 18 [IC 23-1-44-18] of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 [IC 23-1-44-17] of this chapter.

      23-1-44-20.     Judicial determination and assessment of costs. (a) The court in an appraisal proceeding commenced under section 19 [IC 23-1-44-19] of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

      (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      (c) if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX E

VOTING AGREEMENT

      Each of the undersigned directors of Blue River Bancshares, Inc. (“Blue River”) hereby (a) agrees in his capacity as a director to recommend to Blue River’s shareholders the approval of this Agreement and the Company Merger, except as otherwise provided in Sections 7.01 and 7.06 of this Agreement, and (b) agrees in his individual capacity to vote his shares of Blue River Common Stock that are registered in his personal name (and agrees to use his reasonable efforts to cause all additional shares of Blue River Common Stock owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Company Merger. In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of Blue River with the purpose of avoiding his agreements set forth in the preceding sentence.

      Dated this 31st day of August, 2004.

/s/ RUSSELL BREEDEN, III

Russell Breeden, III

/s/ STEVEN R. ABEL

Steven R. Abel

/s/ LAWRENCE T. TOOMBS

Lawrence T. Toombs

/s/ WENDELL L. BERNARD

Wendell L. Bernard

/s/ PETER G. DEPREZ

Peter G. DePrez

/s/ WAYNE C. RAMSEY

Wayne C. Ramsey

/s/ JOHN R. OWENS

John R. Owens

/s/ ROBERT J. SALYERS

Robert J. Salyers

E-1

ANNEX F

VOTING AGREEMENT

      Each of the undersigned directors of Heartland Bancshares, Inc. (“Heartland”) hereby (a) agrees in his capacity as a director to recommend to Heartland’s shareholders the approval of this Agreement and the Company Merger, except as otherwise provided in Sections 6.01 and 6.06 of this Agreement, and (b) agrees in his individual capacity to vote his shares of Blue River Common Stock that are registered in his personal name (and agrees to use his reasonable efforts to cause all additional shares of Heartland Common Stock owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Company Merger. In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of Heartland with the purpose of avoiding his agreements set forth in the preceding sentence.

      Dated this 31st day of August, 2004.

/s/ SHARON K. ACTON

Sharon K. Acton

/s/ GORDON R. DUNN

Gordon R. Dunn

/s/ JEFFERY L. GOBEN

Jeffery L. Goben

/s/ J. MICHAEL JARVIS

J. Michael Jarvis

/s/ PATRICK SHERMAN

Patrick Sherman

/s/ STEVEN BECHMAN

Steven Bechman

/s/ ROBERT RICHARDSON*

Robert Richardson

*	Agrees only to Part B

F-1

ANNEX G

STOCK OPTION AGREEMENT

THIS OPTION HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

      THIS STOCK OPTION AGREEMENT (“Agreement”), is made and entered into as of the 31st day of August, 2004 by and between Blue River Bancshares, Inc. (“Blue River”), an Indiana corporation, and Heartland Bancshares, Inc. (“Heartland”), an Indiana corporation,

W I T N E S S E T H:

      WHEREAS, Blue River and Heartland have entered into an Agreement of Affiliation and Merger (“Merger Agreement”) dated of even date herewith contemporaneously with the execution of this Agreement. The Merger Agreement provides for, among other items, the merger of Heartland and Blue River (the “Merger”) and the conversion of each issued and outstanding share of common stock of Heartland at the Effective Time (as defined in the Merger Agreement) into the right to receive 2.54 shares of common stock of Blue River, as may be adjusted under the Agreement, from Blue River; and

      WHEREAS, Blue River has paid to Heartland the sum of One Hundred and No/100 Dollars ($100.00) in consideration for the grant of the Option (as hereinafter defined) by Heartland to Blue River, which has been granted to further induce Blue River to enter into the Merger Agreement; and

      WHEREAS, Blue River has advised Heartland that the grant by Heartland of the Option pursuant to this Agreement is a condition to Blue River agreeing to the terms of the Merger Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the cash payment referenced therein, the receipt of which is hereby acknowledged, the mutual covenants and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Grant of Option.

      (a) Heartland hereby grants to Blue River an irrevocable option (the “Option”) to purchase up to two hundred seventy-seven thousand four hundred forty (277,440) shares (“Option Shares”) of common stock of Heartland (the “Common Stock”) at a price per Option Share of Twelve and 17/100 Dollars ($12.17) (the “Purchase Price”) on the terms and conditions set forth in this Agreement; provided that, in no event shall the number of shares for which this Option is exercisable, together with the number of shares beneficially owned by Blue River other than shares held by Blue River or a subsidiary in a fiduciary capacity for a customer as to which it has no equity interest (“Fiduciary Shares”), exceed 19.9% of Heartland’s issued and outstanding shares of Common Stock without giving effect to any shares subject or issued pursuant to the Option.

      (b) The number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, in the event that any additional shares of Common Stock are issued or otherwise become outstanding (other than pursuant to this Agreement or pursuant to an event described in Section 8(a) of this Agreement) or existing shares are redeemed, retired or otherwise become no longer outstanding after the date of this Agreement so that, after any such issuance, redemption or retirement, together with the number of shares previously issued pursuant to this Agreement or otherwise beneficially owned by Blue River or a subsidiary other than Fiduciary Shares, the number of shares of Common Stock subject to the Option equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be considered to authorize Heartland to issue shares in breach of any provision of the Merger Agreement.

      2. Exercise of Option.

      (a) The holder or holders of the Option (the “Holder”) may exercise the Option, in whole or part, if and when at any time both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below), provided that the Holder shall have sent notice of such exercise (as required by Section 2 (f)) within six (6) months following such Subsequent Triggering Event (or such later date as provided in Section 10).

      3. Each of the following shall be an “Exercise Termination Event” (i) consummation of the Merger at the Effective Time of the Merger Agreement; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs before the occurrence of an Initial Triggering Event; and (iii) the passage of twelve (12) months (or such longer period as is provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event. Notwithstanding anything to the contrary in this Agreement: (i) the Option may not be exercised at any time when Blue River shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Heartland shall then be entitled to terminate the Merger Agreement as a result of such material breach; and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement (x) by Heartland as a result of the material breach by Blue River of its covenants or agreements contained in the Merger Agreement, or (y) by Heartland or Blue River if the approval by any federal or state governmental authority or regulatory or administrative agency or commission (each a “Governmental Entity”) necessary to consummate the Merger shall have been denied by final nonappealable action of such agency or authority.

      (a) The term “Initial Triggering Event” shall mean any of the following events or transactions occurring on or after the date of this Agreement:

(i) Heartland or Heartland Community Bank (“Heartland Subsidiary”), without having received Blue River’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (for purposes of this Agreement, the term “person” has the meaning given that term in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) other than Blue River or any of its subsidiaries (a “Blue River Subsidiary”);

(ii) the board of directors of Heartland shall have recommended that the shareholders of Heartland approve or accept any Acquisition Transaction other than the Merger;

(iii) any person other than Blue River or any Blue River Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of Common Stock (for purposes of this Agreement, the term “beneficial ownership” has the meaning given that term in Section 13(d) of the Exchange Act and the rules and regulations thereunder);

(iv) the shareholders of Heartland shall have voted and failed to approve the Merger and the Merger Agreement at a meeting that was held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if at such meeting, or prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced or the shareholders of Heartland shall have been advised that any person (other than Blue River or any Blue River Subsidiary) shall have made a proposal to engage in an Acquisition Transaction;

(v) the board of directors of Heartland shall have failed to solicit proxies, consents or votes in favor of the Merger Agreement and the Company Merger, or the board of directors of Heartland shall not have recommended, or shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Blue River its recommendation, that the shareholders of Heartland approve the transactions contemplated by the Merger Agreement at any meeting that was held for that purpose, in anticipation of engaging in an Acquisition Transaction (other than with Blue River or any Blue River Subsidiary), or following a proposal to Heartland to engage in an Acquisition Transaction, or Heartland or Heartland Subsidiary shall have authorized, recommended or proposed (or publicly announced or advised its shareholders of its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Blue River or any Blue River Subsidiary;

(vi) any person other than Blue River or any Blue River Subsidiary shall have filed with the Securities and Exchange Commission (“SEC”) a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer);

(vii) Heartland shall have willfully and materially breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction (other than with Blue River or any Blue River Subsidiary), and following such breach Blue River would be entitled to terminate the Merger Agreement; or

(viii) any person other than Blue River or any Blue River Subsidiary shall have filed an application or notice with the applicable Governmental Entity under the Bank Holding Company Act of 1956, the Federal Deposit Insurance Act, or other applicable state or federal banking laws or regulations, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

      For purposes of this Agreement, “Acquisition Transaction” means: (a) a merger, consolidation, share exchange or any similar transaction, involving Heartland or Heartland Subsidiary other than the Merger; (b) a purchase, lease or other acquisition of all or a substantial part of the assets or deposits of Heartland or Heartland Subsidiary; (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing ten percent (10%) or more of the voting power of Heartland or Heartland Subsidiary; or (d) any substantially similar transaction. In this Agreement, the phrase “in anticipation of engaging in an Acquisition Transaction” shall include, without limitation, any action taken by Heartland’s officers or board of directors after any written or oral, authorized or unauthorized, proposal or expression of interest has been communicated to any member of Heartland’s management or board of directors concerning an Acquisition Transaction that in any way would involve Heartland and such proposal or expression of interest has not been withdrawn at the time of the action.

      (b) The term “Subsequent Triggering Event” shall mean either of the following events or transactions occurring after the date of this Agreement:

(i) the acquisition by any person (other than Blue River or any Blue River Subsidiary) of beneficial ownership of twenty percent (20%) or more of the then outstanding Common Stock; or

(ii) the consummation of the Acquisition Transaction that constituted an Initial Triggering Event as described in clause (i) of Section 2(c), except that the percentage referred to for purposes of defining “Acquisition Transaction” in clause (c) of that definition shall be twenty percent (20%).

      Heartland shall notify Blue River promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (collectively, “Triggering Events”). The giving of such notice by Heartland shall not be a condition to the right of Holder to exercise the Option.

      (c) If Holder is entitled and wishes to exercise the Option (or any portion thereof), it shall send to Heartland a written notice (the date of such notice is referred to as the “Notice Date”) specifying: (i) the total number of shares it will purchase pursuant to such exercise; and (ii) a place and date not earlier than three business days nor later than forty-five (45) business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided, that if prior notification to or approval of any Governmental Entity is required in connection with such purchase, Holder shall promptly file the required notice or application for approval, shall notify Heartland of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be considered to occur on the Notice Date relating thereto.

      (d) At the closing referred to in Section 2(f), Holder shall (i) pay to Heartland the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Heartland and (ii) present and surrender this Agreement to Heartland at its principal executive offices. Failure or refusal of Heartland to designate such a bank account or accept surrender of this Agreement shall not preclude Holder from exercising the Option.

      (e) At the closing, simultaneously with the delivery of immediately available funds as provided in Section 2(g), Heartland shall deliver to Holder a certificate or certificates representing the number of shares of Common Stock purchased by Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of Holder to purchase the balance of the shares subject to this Option.

      (f) Certificates for Common Stock delivered at a closing under this Agreement may be endorsed with a restrictive legend that shall read substantially as follows:

      “The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of August 31, 2004, between the registered holder hereof and Heartland Bancshares, Inc., and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Heartland and will be provided to the holder hereof without charge upon receipt by Heartland of a written request therefor.”

      It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “Securities Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Holder shall have delivered to Heartland a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Heartland, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

      (g) Upon the giving by Holder to Heartland of the written notice of exercise of the Option provided for under Section 2(f) and the tender of the applicable purchase price in immediately available funds, Holder shall be considered, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Heartland shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Holder. Heartland shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Holder or its assignee, transferee or designee.

      (h) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Blue River (together with any other Holders of the Option) purchase under the terms of this Agreement that number of shares of Common Stock that have a “Spread Value” (as defined below) in excess of the Base Surrender Price (as defined in Section 9). For purposes of this Agreement, “Spread Value” means the difference between (i) the product of (A) the sum of the total number of shares of Common Stock that Blue River (together with any other Holders of the Option) (1) intends to purchase upon exercise of the Option on the date of exercise and (2) previously purchased pursuant to the prior exercise of the Option, and (B) the average of the closing bid and asked prices of Heartland Common Stock as quoted on the NASD OTC Bulletin Board or Nasdaq (as the case may then be) at the close of trading on the last trading day immediately preceding the date of exercise, and (ii) the product of (A) the total number of shares of Common Stock Blue River (together with any other Holders of the Option) (1) intends to purchase upon exercise of the Option on the date of exercise and (2) previously purchased pursuant to the prior exercise of the Option, and (B) the applicable Option Price of such shares of Common Stock. If the Spread Value exceeds the Base Surrender Price, the number of shares of Common Stock that Blue River (together with any other Holders of the Option) is entitled to purchase on the date of exercise shall be reduced to the greatest number of shares permissible such that the Spread Value equals or is less than the Base Surrender Price.

      4.     Covenants of Heartland. Heartland agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by amendment to its Articles of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed under this Agreement by Heartland; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements and (y) if, under the applicable federal or state regulatory requirements or any state or federal banking law, prior approval of or notice to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to each such Governmental Entity as it may require) to permit Holder to exercise the Option and Heartland duly and effectively to issue shares of Common Stock pursuant to this Agreement; and (iv) promptly to take all action provided in this Agreement to protect the rights of Holder against dilution.

      5.     Exchange of Option. This Agreement (and the Option granted by this Agreement) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Heartland, for other Agreements providing for Options of different denominations entitling Holder to purchase, on the same terms and subject to the same conditions as are set forth in this Agreement, in the aggregate the same number of shares of Common Stock subject to this Option. The terms “Agreement” and “Option” as used in this Agreement include any stock option agreements and related options for which this Agreement (and the Option granted by this Agreement) may be exchanged. Upon receipt by Heartland of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Heartland will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Heartland, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

      6.     Representations and Warranties of Heartland. Heartland hereby represents and warrants to Blue River as follows:

      (a) This Agreement and the consummation by Heartland of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Heartland, have been duly executed and delivered by an authorized officer of Heartland and constitute a valid and binding obligation of Heartland.

      (b) Heartland is an Indiana corporation duly organized and validly existing under the laws of the State of Indiana and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

      (c) Heartland has taken all necessary corporate and other action to authorize and reserve and to permit it to issue the Option Shares pursuant hereto. Heartland has taken all necessary corporate action to authorize, reserve and permit it to issue, and at all times from the date of this Agreement through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable under this Agreement, and all such shares, upon issuance pursuant to this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

      (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with, result in acceleration or termination of or constitute a default under any term or provision of the Articles of Incorporation or By-Laws of Heartland or of any agreement, note, bond, indenture, instrument, obligation, judgment, decree, order, binding upon or applicable to Heartland or any Subsidiary or any of their respective properties or assets.

      (e) Upon any exercise of the Option, whether in whole or in part, Blue River shall, with respect to the Option Shares, (i) be entitled to vote on all matters to come before the shareholders of Heartland at any meeting thereof, and (ii) be entitled to the same preferences, limitations and relative voting and other rights (including dividend and distribution rights) as possessed by all other holders of Heartland Common Stock.

      (f) The representations and warranties of Heartland contained herein are true, accurate and complete on and as of the date hereof in all material respects, and shall survive the execution of this Agreement.

      7.     Representations and Warranties of Blue River. Blue River hereby represents and warrants to Heartland as follows:

      (a) This Agreement and the consummation by Blue River of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Blue River, have been duly executed and delivered by an authorized officer of Blue River and constitute a valid and binding obligation of Blue River. Blue River is a corporation duly organized and validly existing under the laws of the State of Indiana and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

      (b) Blue River is purchasing the Option, and will purchase any shares of common stock of Heartland issued to Blue River upon exercise of the Option, not with a view to the public distribution thereof and will not sell, assign or transfer the Option or any such shares of common stock issued to Blue River upon exercise of the Option except in compliance with all applicable laws and regulations and a legend to such effect shall be noted on the certificate or certificates representing the Option Shares issued upon exercise of the Option and stock transfer restrictions may be given with respect thereto to any transfer agent.

      (c) The representations and warranties of Blue River contained herein are true, accurate and complete on and as of the date hereof and shall survive the execution of this Agreement.

      8.     Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Heartland shall, at the request of Blue River delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or owner of any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and/or issuable pursuant to this Option and shall use its reasonable efforts to cause such registration statement to become effective and remain current to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Blue River. Heartland will use its reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of one hundred eighty (180) days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Blue River shall have the right to demand two such registrations. Heartland shall bear the costs of the first of the two such registrations (including, without limitation, Heartland’s attorneys’ fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers’ fees and the fees and disbursements of Blue River’s counsel related thereto). Notwithstanding the above, if, at the time of any request by Blue River for registration of Option Shares as provided above, Heartland is in the process of registration with respect to an underwritten public offering by Heartland of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters (or, if none, the sole underwriter or underwriters) of such offering, the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Heartland, the number of Option Shares otherwise to be covered in the registration statement contemplated by this Section 7 may be reduced; provided, that, after any such required reduction, the number of Option Shares included in such offering for the account of Holder shall constitute at least twenty-five percent (25%) of the total number of shares to be sold by Holder and Heartland in the aggregate; provided further, that if such reduction occurs, then Heartland shall file a registration statement (which shall not count as one of Holder’s two demand registrations) for the balance of the Option Shares subject to the registration demand as promptly as practical as to which no reduction pursuant to this Section 7 shall be permitted or occur and, if such required reduction occurs in connection with the Holder’s first demand registration, the twelve (12) month period referred to in the first sentence of this Section shall be increased to twenty-four (24) months for the Holder’s second demand registration. Each such Holder shall provide all information reasonably requested by Heartland for inclusion in any registration statement to be filed to register Option Shares. If requested by any such Holder in connection with such registration, Heartland shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for an issuer. Upon receiving any request under this Section 7 from any Holder, Heartland agrees to send a copy thereof to any other person known to Heartland to be entitled to registration rights under this Section 7, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary in this Agreement, in no event shall the number of registrations that Heartland is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

      9.     Adjustment Upon Changes in Capitalization.

      (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, or the like (including any stock dividend split-up or subdivision announced prior to the date hereof but not yet effective), the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of Option Shares that remain subject to the Option shall be increased so that, after such issuance and together with Option Shares previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding. Nothing contained in this Section 8 or elsewhere in this Agreement shall be deemed to authorize Heartland to breach any provision of the Merger Agreement.

      (b) Whenever the number of Option Shares purchasable upon exercise hereof is adjusted as provided in this Section 8, the Purchase Price shall be adjusted by multiplying the Purchase Price by a fraction, the numerator of which shall be equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares purchasable after the adjustment.

      10. Right of Repurchase; Cash Surrender Right.

      (a) At any time after the occurrence of a Repurchase Event (defined below): (i) at the request of Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Heartland (or any successor to Heartland) shall repurchase the Option from Holder at a price (the “Option Repurchase Price”) equal to the amount by which (x) the Market/ Offer Price (as defined below) exceeds (y) the Option Price, multiplied by the number of shares for which this Option may then be exercised; and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Heartland (or any successor to Heartland) shall repurchase such number of the Option Shares from Owner as Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/ Offer Price multiplied by the number of Option Shares so designated. The term “Market/ Offer Price” shall mean the highest of: (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made after the date hereof; (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement entered into with Heartland after the date hereof; (iii) the highest average of the average closing bid and asked prices for shares of Common Stock reported on the NASD OTC Bulletin Board for a five (5) consecutive trading day period within the ninety (90) calendar days immediately preceding the date Holder gives notice of the required repurchase of this Option or Owner gives notice of the required repurchase of Option Shares, as the case may be; or (iv) in the event of a sale of all or any substantial part of the assets or deposits of Heartland or Heartland Subsidiary, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining assets of Heartland as determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Heartland, divided by the number of shares of Common Stock of Heartland outstanding at the time of such sale. In determining the Market/ Offer Price, the value of consideration other than cash shall be determined by an investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Heartland.

      (b) Holder or Owner, as the case may be, may exercise its right to require Heartland to repurchase the Option and any Option Shares pursuant to this Section 9 by surrendering for such purpose to Heartland, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Holder or Owner, as the case may be, elects to require Heartland to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Heartland shall deliver or cause to be delivered in immediately available funds to Holder the Option Repurchase Price and/or to Owner the Option Share Repurchase Price therefor or the portion thereof that Heartland is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that Heartland is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Heartland shall immediately so notify Holder and/or Owner and thereafter deliver or cause to be delivered in immediately available funds, from time to time, to Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Heartland is no longer so prohibited; provided, that if Heartland at any time after delivery of a notice of repurchase pursuant to Section 9(b) is prohibited under applicable law or regulation from delivering to Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Heartland hereby undertakes to use its reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Heartland shall promptly: (i) deliver to Holder and/or Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Heartland is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to Holder, a new Agreement evidencing the right of Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion of the Option Repurchase Price previously delivered to Holder and the denominator of which is the Option Repurchase Price, and/or (B) to Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Heartland described in the first sentence of this Section 9(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Holder shall nonetheless have the right to exercise the Option until the expiration of such thirty (30) day period.

      (d) For purposes of this Section 9, a “Repurchase Event” shall be considered to have occurred upon the occurrence of any of the following events or transactions after the date of this Agreement and prior to the occurrence of an Exercise Termination Event (or such later date as provided in Section 10):

(i) the acquisition by any person (other than Blue River or any Blue River Subsidiary) of beneficial ownership of fifty percent (50%) or more of the then outstanding Common Stock; or

(ii) the consummation of any Acquisition Transaction described in clause (i) of Section 2(c), except that the percentage referred to for purposes of defining “Acquisition Transaction” in clause (c) of that definition shall be fifty percent (50%).

      (e) Blue River may, at any time following a Repurchase Event that occurs prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Blue River) to Heartland in exchange for a cash fee equal to the Surrender Price; provided, that Blue River may not exercise its rights pursuant to this Section 9(e) if Heartland has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 9(a). The “Surrender Price” shall be equal to $1,000,000 (the “Base Surrender Price”) (i) plus, if applicable, Blue River’s purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Blue River pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party, over (B) the Option Price.

      (f) Blue River may exercise its right to relinquish the Option and any Option Shares pursuant to Section 9(e) by surrendering to Heartland, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Blue River elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of Section 9(e) and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Heartland.

      (g) To the extent that Heartland is prohibited under applicable law or regulation from paying the Surrender Price to Blue River in full, Heartland shall immediately so notify Blue River and thereafter deliver or cause to be delivered, from time to time, to Blue River, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Heartland is no longer so prohibited; provided, that if Heartland at any time after delivery of a notice of surrender pursuant to Section 9(f) is prohibited under applicable law or regulation from paying to Blue River the Surrender Price in full: (i) Heartland shall (A) use its reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Blue River with copies of the same, and (C) keep Blue River advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same; and (ii) Blue River may revoke such notice of surrender by delivery of a notice of revocation to Heartland and, upon delivery of such notice of revocation, the date of any Exercise Termination Event shall be extended to a date six (6) months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 9(g) (during which period Blue River may exercise any of its rights under this Agreement, including any and all rights pursuant to this Section 9).

      11. Extension of Certain Time Periods. The time periods for the exercise of certain rights under Sections 2, 7, 9, and 11 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder or Owner, as the case may be, is using reasonable efforts to obtain such regulatory approvals) and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise; and (iii) in the event that an Initial Triggering Event may occur pursuant to Section 2(c)(vii) of this Agreement, after the passage of a period of time or cure period under the Merger Agreement, for a period of time equal to any notice or cure periods provided to Heartland in connection with any breach that would permit Blue River to terminate the Merger Agreement.

      12.     Assignment. Neither party to this Agreement may assign any of its rights or obligations under this Agreement or the Option created under this Agreement to any other person without the express written consent of the other party, except that if a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Blue River, subject to the express provisions of this Agreement, may assign in whole or in part its rights and obligations under this Agreement; provided, that until the date thirty (30) days following the date on which the last of all applicable Governmental Entities has approved an application by Blue River to acquire the shares of Common Stock subject to the Option, Blue River may not assign its rights under the Option except in: (i) a widely dispersed public distribution; (ii) a private placement in which no one party acquires the right to purchase in excess of two percent (2%) of the voting shares of Heartland; (iii) an assignment to a single party (such as a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Blue River’s behalf; or (iv) any other manner approved by all applicable Governmental Entities.

      13.     Cooperation. Blue River and Heartland each will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement.

      14.     Injunction; Specific Performance. Each of the parties hereto hereby acknowledges that the other party will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any breach of any of its obligations under this Agreement. Accordingly, in the event of such a breach or of a threatened or attempted breach, in addition to all other remedies to which each party hereto is entitled to at law, each party shall be entitled to a temporary and permanent injunction (without the necessity of showing any actual damage) or a decree of specific performance of the provisions hereof, and no bond or other security shall be required in that connection. The remedies described in this Section 13 shall not be exhaustive and shall be in addition to all other remedies that either party may have at law, in equity or otherwise.

      15.     Miscellaneous.

      (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      (b) This Agreement may be modified, amended or supplemented only by a written agreement executed by the parties hereto.

      (c) All notices, requests and other communications hereunder shall be in writing and shall be delivered by hand, by certified United States mail (return receipt requested, first-class postage pre-paid) or by overnight express receipted delivery service (i) to Blue River Bancshares, Inc., at 29 East Washington Street, Shelbyville, Indiana 46176, attention: Russell Breeden, III, and (ii) to Heartland Bancshares, Inc., at 420 North Morton Street, Franklin, Indiana 46131, attention: Steve Bechman.

      (d) In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement. Should any court or government agency or authority interpreting this Agreement deem any provision to be unreasonably broad or unenforceable, the parties intend for such court, agency or authority, to the greatest extent possible, to reduce the breadth, scope or amount of the provision to the maximum legally allowable parameters or amount rather than deeming such provision completely unenforceable or invalid. If for any reason such court, agency or authority determines that Holder is not permitted to acquire, or Heartland is not permitted to repurchase pursuant to Section 9, the full number of shares of Common Stock provided in Section 1 (as such number may be adjusted pursuant to this Agreement), it is the express intention of Heartland to allow Holder to acquire or to require Heartland to repurchase such lesser number of shares as may be permissible, without any amendment or modification of this Agreement.

      (e) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      (f) The headings in this Agreement have been inserted solely for convenience and ease of reference and shall not be considered in the interpretation or construction of this Agreement.

      (g) This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without giving effect to the choice of law principles thereof.

      (h) This Agreement supersedes all other prior understandings, commitments, representations, negotiations or agreements, whether oral or written, between the parties hereto relating to the matters contemplated by this Agreement and constitutes the entire agreement between the parties hereto relating to the subject matter hereof.

      (i) No waiver by any party hereto of any right or provision of this Agreement shall be effective unless the same shall be in writing and signed by the waiving party. The failure in one or more instances of any party to enforce any term or provision of this Agreement or to exercise any right or remedy shall not prohibit any subsequent enforcement or exercise thereof or constitute a waiver of any such term, provision, right or remedy. The waiver by any party hereto of a breach of or noncompliance with any term, covenant, restriction or provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other or subsequent breach or noncompliance hereunder.

      (j) This Agreement is the product of negotiation by both parties hereto and shall be deemed to have been drafted by both parties hereto. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, either party.

      (k) For purposes of this Agreement, the term “Entity” shall mean any individual, person, proprietorship, partnership, limited liability company, corporation, organization, firm, business, joint venture, association, trade group, trust or other entity whatsoever.

      (l) Except as otherwise expressly provided by this Agreement, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

* * * * * *

      IN WITNESS WHEREOF, the undersigned have executed, entered into and delivered this Agreement as of the day and year first above written.

BLUE RIVER BANCSHARES, INC.

By:	/s/ RUSSELL BREEDEN, III

Russell Breeden, III,
Chairman and Chief Executive Officer

Attest:

By:	/s/ RANDY J. COLLIER

Randy J. Collier,
Secretary

HEARTLAND BANCSHARES, INC.

By:	/s/ STEVE BECHMAN

Steve Bechman,
President

Attest:

By:	/s/ JEFFREY L. GOBEN

Jeffrey L. Goben,
Secretary

ANNEX H

STOCK OPTION AGREEMENT

THIS OPTION HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

      THIS STOCK OPTION AGREEMENT (“Agreement”), is made and entered into as of the 31st day of August, 2004 by and between Heartland Bancshares, Inc. (“Heartland”), an Indiana corporation, and Blue River Bancshares, Inc. (“Blue River”), an Indiana corporation,

W I T N E S S E T H:

      WHEREAS, Heartland and Blue River have entered into an Agreement of Affiliation and Merger (“Merger Agreement”) dated of even date herewith contemporaneously with the execution of this Agreement. The Merger Agreement provides for, among other items, the merger of Heartland and Blue River (the “Merger”) and the conversion of each issued and outstanding share of common stock of Heartland at the Effective Time (as defined in the Merger Agreement) into the right to receive 2.54 shares of common stock of Blue River, as may be adjusted under the Agreement, from Blue River; and

      WHEREAS, Heartland has paid to Blue River the sum of One Hundred and No/100 Dollars ($100.00) in consideration for the grant of the Option (as hereinafter defined) by Blue River to Heartland, which has been granted to further induce Heartland to enter into the Merger Agreement; and

      WHEREAS, Heartland has advised Blue River that the grant by Blue River of the Option pursuant to this Agreement is a condition to Heartland agreeing to the terms of the Merger Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the cash payment referenced therein, the receipt of which is hereby acknowledged, the mutual covenants and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1.     Grant of Option.

      (a) Blue River hereby grants to Heartland an irrevocable option (the “Option”) to purchase up to six hundred seventy-seven thousand eight hundred twenty-three (677,823) shares (“Option Shares”) of common stock of Blue River (the “Common Stock”) at a price per Option Share of Five and 62/100 Dollars (the “Purchase Price”) on the terms and conditions set forth in this Agreement; provided that, in no event shall the number of shares for which this Option is exercisable, together with the number of shares beneficially owned by Heartland other than shares held by Heartland or a subsidiary in a fiduciary capacity for a customer as to which it has no equity interest (“Fiduciary Shares”), exceed 19.9% of Blue River’s issued and outstanding shares of Common Stock without giving effect to any shares subject or issued pursuant to the Option.

      (b) The number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, in the event that any additional shares of Common Stock are issued or otherwise become outstanding (other than pursuant to this Agreement or pursuant to an event described in Section 8(a) of this Agreement) or existing shares are redeemed, retired or otherwise become no longer outstanding after the date of this Agreement so that, after any such issuance, redemption or retirement, together with the number of shares previously issued pursuant to this Agreement or otherwise beneficially owned by Heartland or a subsidiary other than Fiduciary Shares, the number of shares of Common Stock subject to the Option equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be considered to authorize Blue River to issue shares in breach of any provision of the Merger Agreement.

      2.     Exercise of Option.

      (a) The holder or holders of the Option (the “Holder”) may exercise the Option, in whole or part, if and when at any time both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below), provided that the Holder shall have sent notice of such exercise (as required by Section 2 (f)) within six (6) months following such Subsequent Triggering Event (or such later date as provided in Section 10).

      (b) Each of the following shall be an “Exercise Termination Event” (i) consummation of the Merger at the Effective Time of the Merger Agreement; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs before the occurrence of an Initial Triggering Event; and (iii) the passage of twelve (12) months (or such longer period as is provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event. Notwithstanding anything to the contrary in this Agreement: (i) the Option may not be exercised at any time when Heartland shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Blue River shall then be entitled to terminate the Merger Agreement as a result of such material breach; and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement (x) by Blue River as a result of the material breach by Heartland of its covenants or agreements contained in the Merger Agreement, or (y) by Blue River or Heartland if the approval by any federal or state governmental authority or regulatory or administrative agency or commission (each a “Governmental Entity”) necessary to consummate the Merger shall have been denied by final nonappealable action of such agency or authority.

      (c) The term “Initial Triggering Event” shall mean any of the following events or transactions occurring on or after the date of this Agreement:

(i) Blue River or Shelby County Bank (“Blue River Subsidiary”), without having received Heartland’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (for purposes of this Agreement, the term “person” has the meaning given that term in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) other than Heartland or any of its subsidiaries (a “Heartland Subsidiary”);

(ii) the board of directors of Blue River shall have recommended that the shareholders of Blue River approve or accept any Acquisition Transaction other than the Merger;

(iii) any person other than Heartland or any Heartland Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of Common Stock (for purposes of this Agreement, the term “beneficial ownership” has the meaning given that term in Section 13(d) of the Exchange Act and the rules and regulations thereunder);

(iv) the shareholders of Blue River shall have voted and failed to approve the Merger and the Merger Agreement at a meeting that was held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if at such meeting, or prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced or the shareholders of Blue River shall have been advised that any person (other than Heartland or any Heartland Subsidiary) shall have made a proposal to engage in an Acquisition Transaction;

(v) the board of directors of Blue River shall have failed to solicit proxies, consents or votes in favor of the Merger Agreement and the Company Merger, or the board of directors of Blue River shall not have recommended, or shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Heartland its recommendation, that the shareholders of Blue River approve the transactions contemplated by the Merger Agreement at any meeting that was held for that purpose, in anticipation of engaging in an Acquisition Transaction (other than with Heartland or any Heartland Subsidiary), or following a proposal to Blue River to engage in an Acquisition Transaction, or Blue River or Blue River Subsidiary shall have authorized, recommended or proposed (or publicly announced or advised its shareholders of its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Heartland or any Heartland Subsidiary;

(vi) any person other than Heartland or any Heartland Subsidiary shall have filed with the Securities and Exchange Commission (“SEC”) a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer);

(vii) Blue River shall have willfully and materially breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction (other than with Heartland or any Heartland Subsidiary), and following such breach Heartland would be entitled to terminate the Merger Agreement; or

(viii) any person other than Heartland or any Heartland Subsidiary shall have filed an application or notice with the applicable Governmental Entity under the Bank Holding Company Act of 1956, the Federal Deposit Insurance Act, or other applicable state or federal banking laws or regulations, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

      For purposes of this Agreement, “Acquisition Transaction” means: (a) a merger, consolidation, share exchange or any similar transaction, involving Blue River or Blue River Subsidiary other than the Merger; (b) a purchase, lease or other acquisition of all or a substantial part of the assets or deposits of Blue River or Blue River Subsidiary; (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing ten percent (10%) or more of the voting power of Blue River or Blue River Subsidiary; or (d) any substantially similar transaction. In this Agreement, the phrase “in anticipation of engaging in an Acquisition Transaction” shall include, without limitation, any action taken by Blue River’s officers or board of directors after any written or oral, authorized or unauthorized, proposal or expression of interest has been communicated to any member of Blue River’s management or board of directors concerning an Acquisition Transaction that in any way would involve Blue River and such proposal or expression of interest has not been withdrawn at the time of the action.

      (d) The term “Subsequent Triggering Event” shall mean either of the following events or transactions occurring after the date of this Agreement:

(i) the acquisition by any person (other than Heartland or any Heartland Subsidiary) of beneficial ownership of twenty percent (20%) or more of the then outstanding Common Stock; or

(ii) the consummation of the Acquisition Transaction that constituted an Initial Triggering Event as described in clause (i) of Section 2(c), except that the percentage referred to for purposes of defining “Acquisition Transaction” in clause (c) of that definition shall be twenty percent (20%).

      (e) Blue River shall notify Heartland promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (collectively, “Triggering Events”). The giving of such notice by Blue River shall not be a condition to the right of Holder to exercise the Option.

      (f) If Holder is entitled and wishes to exercise the Option (or any portion thereof), it shall send to Blue River a written notice (the date of such notice is referred to as the “Notice Date”) specifying: (i) the total number of shares it will purchase pursuant to such exercise; and (ii) a place and date not earlier than three business days nor later than forty-five (45) business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided, that if prior notification to or approval of any Governmental Entity is required in connection with such purchase, Holder shall promptly file the required notice or application for approval, shall notify Blue River of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be considered to occur on the Notice Date relating thereto.

      (g) At the closing referred to in Section 2(f), Holder shall (i) pay to Blue River the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Blue River and (ii) present and surrender this Agreement to Blue River at its principal executive offices. Failure or refusal of Blue River to designate such a bank account or accept surrender of this Agreement shall not preclude Holder from exercising the Option.

      (h) At the closing, simultaneously with the delivery of immediately available funds as provided in Section 2(g), Blue River shall deliver to Holder a certificate or certificates representing the number of shares of Common Stock purchased by Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of Holder to purchase the balance of the shares subject to this Option.

      (i) Certificates for Common Stock delivered at a closing under this Agreement may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of August 31, 2004, between the registered holder hereof and Blue River Bancshares, Inc., and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Blue River and will be provided to the holder hereof without charge upon receipt by Blue River of a written request therefor.”

      It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “Securities Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Holder shall have delivered to Blue River a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Blue River, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

      (j) Upon the giving by Holder to Blue River of the written notice of exercise of the Option provided for under Section 2(f) and the tender of the applicable purchase price in immediately available funds, Holder shall be considered, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Blue River shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Holder. Blue River shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Holder or its assignee, transferee or designee.

      (k) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Heartland (together with any other Holders of the Option) purchase under the terms of this Agreement that number of shares of Common Stock that have a “Spread Value” (as defined below) in excess of the Base Surrender Price (as defined in Section 9). For purposes of this Agreement, “Spread Value” means the difference between (i) the product of (A) the sum of the total number of shares of Common Stock that Heartland (together with any other Holders of the Option) (1) intends to purchase upon exercise of the Option on the date of exercise and (2) previously purchased pursuant to the prior exercise of the Option, and (B) the average of the closing bid and asked prices of Blue River Common Stock as quoted on Nasdaq at the close of trading on the last trading day immediately preceding the date of exercise, and (ii) the product of (A) the total number of shares of Common Stock Heartland (together with any other Holders of the Option) (1) intends to purchase upon exercise of the Option on the date of exercise and (2) previously purchased pursuant to the prior exercise of the Option, and (B) the applicable Option Price of such shares of Common Stock. If the Spread Value exceeds the Base Surrender Price, the number of shares of Common Stock that Heartland (together with any other Holders of the Option) is entitled to purchase on the date of exercise shall be reduced to the greatest number of shares permissible such that the Spread Value equals or is less than the Base Surrender Price.

      3.     Covenants of Blue River. Blue River agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by amendment to its Articles of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed under this Agreement by Blue River; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements and (y) if, under the applicable federal or state regulatory requirements or any state or federal banking law, prior approval of or notice to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to each such Governmental Entity as it may require) to permit Holder to exercise the Option and Blue River duly and effectively to issue shares of Common Stock pursuant to this Agreement; and (iv) promptly to take all action provided in this Agreement to protect the rights of Holder against dilution.

      4.     Exchange of Option. This Agreement (and the Option granted by this Agreement) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Blue River, for other Agreements providing for Options of different denominations entitling Holder to purchase, on the same terms and subject to the same conditions as are set forth in this Agreement, in the aggregate the same number of shares of Common Stock subject to this Option. The terms “Agreement” and “Option” as used in this Agreement include any stock option agreements and related options for which this Agreement (and the Option granted by this Agreement) may be exchanged. Upon receipt by Blue River of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Blue River will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Blue River, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

      5.     Representations and Warranties of Blue River. Blue River hereby represents and warrants to Heartland as follows:

      (a) This Agreement and the consummation by Blue River of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Blue River, have been duly executed and delivered by an authorized officer of Blue River and constitute a valid and binding obligation of Blue River.

      (b) Blue River is an Indiana corporation duly organized and validly existing under the laws of the State of Indiana and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

      (c) Blue River has taken all necessary corporate and other action to authorize and reserve and to permit it to issue the Option Shares pursuant hereto. Blue River has taken all necessary corporate action to authorize, reserve and permit it to issue, and at all times from the date of this Agreement through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable under this Agreement, and all such shares, upon issuance pursuant to this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

      (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with, result in acceleration or termination of or constitute a default under any term or provision of the Articles of Incorporation or By-Laws of Blue River or of any agreement, note, bond, indenture, instrument, obligation, judgment, decree, order, binding upon or applicable to Blue River or any Subsidiary or any of their respective properties or assets.

      (e) Upon any exercise of the Option, whether in whole or in part, Heartland shall, with respect to the Option Shares, (i) be entitled to vote on all matters to come before the shareholders of Blue River at any meeting thereof, and (ii) be entitled to the same preferences, limitations and relative voting and other rights (including dividend and distribution rights) as possessed by all other holders of Blue River Common Stock.

      (f) The representations and warranties of Blue River contained herein are true, accurate and complete on and as of the date hereof in all material respects, and shall survive the execution of this Agreement.

      6.     Representations and Warranties of Heartland. Heartland hereby represents and warrants to Blue River as follows:

      (a) This Agreement and the consummation by Heartland of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Heartland, have been duly executed and delivered by an authorized officer of Heartland and constitute a valid and binding obligation of Heartland. Heartland is a corporation duly organized and validly existing under the laws of the State of Indiana and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

      (b) Heartland is purchasing the Option, and will purchase any shares of common stock of Blue River issued to Heartland upon exercise of the Option, not with a view to the public distribution thereof and will not sell, assign or transfer the Option or any such shares of common stock issued to Heartland upon exercise of the Option except in compliance with all applicable laws and regulations and a legend to such effect shall be noted on the certificate or certificates representing the Option Shares issued upon exercise of the Option and stock transfer restrictions may be given with respect thereto to any transfer agent.

      (c) The representations and warranties of Heartland contained herein are true, accurate and complete on and as of the date hereof and shall survive the execution of this Agreement.

      7.     Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Blue River shall, at the request of Heartland delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or owner of any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and/or issuable pursuant to this Option and shall use its reasonable efforts to cause such registration statement to become effective and remain current to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Heartland. Blue River will use its reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of one hundred eighty (180) days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Heartland shall have the right to demand two such registrations. Blue River shall bear the costs of the first of the two such registrations (including, without limitation, Blue River’s attorneys’ fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers’ fees and the fees and disbursements of Heartland’s counsel related thereto). Notwithstanding the above, if, at the time of any request by Heartland for registration of Option Shares as provided above, Blue River is in the process of registration with respect to an underwritten public offering by Blue River of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters (or, if none, the sole underwriter or underwriters) of such offering, the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Blue River, the number of Option Shares otherwise to be covered in the registration statement contemplated by this Section 7 may be reduced; provided, that, after any such required reduction, the number of Option Shares included in such offering for the account of Holder shall constitute at least twenty-five percent (25%) of the total number of shares to be sold by Holder and Blue River in the aggregate; provided further, that if such reduction occurs, then Blue River shall file a registration statement (which shall not count as one of Holder’s two demand registrations) for the balance of the Option Shares subject to the registration demand as promptly as practical as to which no reduction pursuant to this Section 7 shall be permitted or occur and, if such required reduction occurs in connection with the Holder’s first demand registration, the twelve (12) month period referred to in the first sentence of this Section shall be increased to twenty-four (24) months for the Holder’s second demand registration. Each such Holder shall provide all information reasonably requested by Blue River for inclusion in any registration statement to be filed to register Option Shares. If requested by any such Holder in connection with such registration, Blue River shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for an issuer. Upon receiving any request under this Section 7 from any Holder, Blue River agrees to send a copy thereof to any other person known to Blue River to be entitled to registration rights under this Section 7, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary in this Agreement, in no event shall the number of registrations that Blue River is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

      8.     Adjustment Upon Changes in Capitalization.

      (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, or the like (including any stock dividend split-up or subdivision announced prior to the date hereof but not yet effective), the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of Option Shares that remain subject to the Option shall be increased so that, after such issuance and together with Option Shares previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding. Nothing contained in this Section 8 or elsewhere in this Agreement shall be deemed to authorize Blue River to breach any provision of the Merger Agreement.

      (b) Whenever the number of Option Shares purchasable upon exercise hereof is adjusted as provided in this Section 8, the Purchase Price shall be adjusted by multiplying the Purchase Price by a fraction, the numerator of which shall be equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares purchasable after the adjustment.

      9.     Right of Repurchase; Cash Surrender Right.

      (a) At any time after the occurrence of a Repurchase Event (defined below): (i) at the request of Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Blue River (or any successor to Blue River) shall repurchase the Option from Holder at a price (the “Option Repurchase Price”) equal to the amount by which (x) the Market/ Offer Price (as defined below) exceeds (y) the Option Price, multiplied by the number of shares for which this Option may then be exercised; and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Blue River (or any successor to Blue River) shall repurchase such number of the Option Shares from Owner as Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/ Offer Price multiplied by the number of Option Shares so designated. The term “Market/ Offer Price” shall mean the highest of: (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made after the date hereof; (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement entered into with Blue River after the date hereof; (iii) the highest average of the average closing bid and asked prices for shares of Common Stock reported on Nasdaq for a five (5) consecutive trading day period within the ninety (90) calendar days immediately preceding the date Holder gives notice of the required repurchase of this Option or Owner gives notice of the required repurchase of Option Shares, as the case may be; or (iv) in the event of a sale of all or any substantial part of the assets or deposits of Blue River or Blue River Subsidiary, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining assets of Blue River as determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Blue River, divided by the number of shares of Common Stock of Blue River outstanding at the time of such sale. In determining the Market/ Offer Price, the value of consideration other than cash shall be determined by an investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Blue River.

      (b) Holder or Owner, as the case may be, may exercise its right to require Blue River to repurchase the Option and any Option Shares pursuant to this Section 9 by surrendering for such purpose to Blue River, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Holder or Owner, as the case may be, elects to require Blue River to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Blue River shall deliver or cause to be delivered in immediately available funds to Holder the Option Repurchase Price and/or to Owner the Option Share Repurchase Price therefor or the portion thereof that Blue River is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that Blue River is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Blue River shall immediately so notify Holder and/or Owner and thereafter deliver or cause to be delivered in immediately available funds, from time to time, to Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Blue River is no longer so prohibited; provided, that if Blue River at any time after delivery of a notice of repurchase pursuant to Section 9(b) is prohibited under applicable law or regulation from delivering to Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Blue River hereby undertakes to use its reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Blue River shall promptly: (i) deliver to Holder and/or Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Blue River is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to Holder, a new Agreement evidencing the right of Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion of the Option Repurchase Price previously delivered to Holder and the denominator of which is the Option Repurchase Price, and/or (B) to Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Blue River described in the first sentence of this Section 9(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Holder shall nonetheless have the right to exercise the Option until the expiration of such thirty (30) day period.

      (d) For purposes of this Section 9, a “Repurchase Event” shall be considered to have occurred upon the occurrence of any of the following events or transactions after the date of this Agreement and prior to the occurrence of an Exercise Termination Event (or such later date as provided in Section 10):

(i) the acquisition by any person (other than Heartland or any Heartland Subsidiary) of beneficial ownership of fifty percent (50%) or more of the then outstanding Common Stock; or

(ii) the consummation of any Acquisition Transaction described in clause (i) of Section 2(c), except that the percentage referred to for purposes of defining “Acquisition Transaction” in clause (c) of that definition shall be fifty percent (50%).

      (e) Heartland may, at any time following a Repurchase Event that occurs prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Heartland) to Blue River in exchange for a cash fee equal to the Surrender Price; provided, that Heartland may not exercise its rights pursuant to this Section 9(e) if Blue River has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 9(a). The “Surrender Price” shall be equal to $1,000,000 (the “Base Surrender Price”) (i) plus, if applicable, Heartland’s purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Heartland pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party, over (B) the Option Price.

      (f) Heartland may exercise its right to relinquish the Option and any Option Shares pursuant to Section 9(e) by surrendering to Blue River, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Heartland elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of Section 9(e) and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Blue River.

      (g) To the extent that Blue River is prohibited under applicable law or regulation from paying the Surrender Price to Heartland in full, Blue River shall immediately so notify Heartland and thereafter deliver or cause to be delivered, from time to time, to Heartland, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Blue River is no longer so prohibited; provided, that if Blue River at any time after delivery of a notice of surrender pursuant to Section 9(f) is prohibited under applicable law or regulation from paying to Heartland the Surrender Price in full: (i) Blue River shall (A) use its reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Heartland with copies of the same, and (C) keep Heartland advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same; and (ii) Heartland may revoke such notice of surrender by delivery of a notice of revocation to Blue River and, upon delivery of such notice of revocation, the date of any Exercise Termination Event shall be extended to a date six (6) months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 9(g) (during which period Heartland may exercise any of its rights under this Agreement, including any and all rights pursuant to this Section 9).

      10.     Extension of Certain Time Periods. The time periods for the exercise of certain rights under Sections 2, 7, 9, and 11 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder or Owner, as the case may be, is using reasonable efforts to obtain such regulatory approvals) and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise; and (iii) in the event that an Initial Triggering Event may occur pursuant to Section 2(c)(vii) of this Agreement, after the passage of a period of time or cure period under the Merger Agreement, for a period of time equal to any notice or cure periods provided to Blue River in connection with any breach that would permit Heartland to terminate the Merger Agreement.

      11.     Assignment. Neither party to this Agreement may assign any of its rights or obligations under this Agreement or the Option created under this Agreement to any other person without the express written consent of the other party, except that if a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Heartland, subject to the express provisions of this Agreement, may assign in whole or in part its rights and obligations under this Agreement; provided, that until the date thirty (30) days following the date on which the last of all applicable Governmental Entities has approved an application by Heartland to acquire the shares of Common Stock subject to the Option, Heartland may not assign its rights under the Option except in: (i) a widely dispersed public distribution; (ii) a private placement in which no one party acquires the right to purchase in excess of two percent (2%) of the voting shares of Blue River; (iii) an assignment to a single party (such as a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Heartland’s behalf; or (iv) any other manner approved by all applicable Governmental Entities.

      12.     Cooperation. Heartland and Blue River each will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement.

      13.     Injunction; Specific Performance. Each of the parties hereto hereby acknowledges that the other party will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any breach of any of its obligations under this Agreement. Accordingly, in the event of such a breach or of a threatened or attempted breach, in addition to all other remedies to which each party hereto is entitled to at law, each party shall be entitled to a temporary and permanent injunction (without the necessity of showing any actual damage) or a decree of specific performance of the provisions hereof, and no bond or other security shall be required in that connection. The remedies described in this Section 13 shall not be exhaustive and shall be in addition to all other remedies that either party may have at law, in equity or otherwise.

      14.     Miscellaneous.

      (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      (b) This Agreement may be modified, amended or supplemented only by a written agreement executed by the parties hereto.

      (c) All notices, requests and other communications hereunder shall be in writing and shall be delivered by hand, by certified United States mail (return receipt requested, first-class postage pre-paid) or by overnight express receipted delivery service (i) to Blue River Bancshares, Inc., at 29 East Washington Street, Shelbyville, Indiana 46176, attention: Russell Breeden, III, and (ii) to Heartland Bancshares, Inc., at 420 North Morton Street, Franklin, Indiana 46131, attention: Steve Bechman.

      (d) In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement. Should any court or government agency or authority interpreting this Agreement deem any provision to be unreasonably broad or unenforceable, the parties intend for such court, agency or authority, to the greatest extent possible, to reduce the breadth, scope or amount of the provision to the maximum legally allowable parameters or amount rather than deeming such provision completely unenforceable or invalid. If for any reason such court, agency or authority determines that Holder is not permitted to acquire, or Blue River is not permitted to repurchase pursuant to Section 9, the full number of shares of Common Stock provided in Section 1 (as such number may be adjusted pursuant to this Agreement), it is the express intention of Blue River to allow Holder to acquire or to require Blue River to repurchase such lesser number of shares as may be permissible, without any amendment or modification of this Agreement.

      (e) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      (f) The headings in this Agreement have been inserted solely for convenience and ease of reference and shall not be considered in the interpretation or construction of this Agreement.

      (g) This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without giving effect to the choice of law principles thereof.

      (h) This Agreement supersedes all other prior understandings, commitments, representations, negotiations or agreements, whether oral or written, between the parties hereto relating to the matters contemplated by this Agreement and constitutes the entire agreement between the parties hereto relating to the subject matter hereof.

      (i) No waiver by any party hereto of any right or provision of this Agreement shall be effective unless the same shall be in writing and signed by the waiving party. The failure in one or more instances of any party to enforce any term or provision of this Agreement or to exercise any right or remedy shall not prohibit any subsequent enforcement or exercise thereof or constitute a waiver of any such term, provision, right or remedy. The waiver by any party hereto of a breach of or noncompliance with any term, covenant, restriction or provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other or subsequent breach or noncompliance hereunder.

      (j) This Agreement is the product of negotiation by both parties hereto and shall be deemed to have been drafted by both parties hereto. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, either party.

      (k) For purposes of this Agreement, the term “Entity” shall mean any individual, person, proprietorship, partnership, limited liability company, corporation, organization, firm, business, joint venture, association, trade group, trust or other entity whatsoever.

      (l) Except as otherwise expressly provided by this Agreement, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

* * * * * *

      IN WITNESS WHEREOF, the undersigned have executed, entered into and delivered this Agreement as of the day and year first above written.

BLUE RIVER BANCSHARES, INC.

By:	/s/ RUSSELL BREEDEN, III

Russell Breeden, III,
Chairman and Chief Executive Officer

Attest:

By:	/s/ RANDY J. COLLIER

Randy J. Collier,
Secretary

HEARTLAND BANCSHARES, INC.

By:	/s/ STEVE BECHMAN

Steve Bechman,
President

Attest:

By:	/s/ JEFFREY L. GOBEN

Jeffrey L. Goben,
Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Under the Indiana Business Corporation Law and Blue River’s articles of incorporation and by-laws, Blue River’s officers and directors are entitled to indemnification against all liability and expense with respect to any civil or criminal claim, action, suit or proceeding in which they are wholly successful. If they are not wholly successful and even if they are adjudged liable or guilty, they are entitled to indemnification if it is determined, with respect to a civil action, by disinterested directors, a special legal counsel, or a majority vote of the shares of Blue River’s voting stock held by disinterested shareholders, that they acted in good faith in what they reasonably believed to be the best interests of Blue River. With respect to any criminal action, it must also be determined that they had no reasonable cause to believe their conduct was unlawful.

      Under the Indiana Business Corporation Law, a director of Blue River cannot be held liable for actions that do not constitute willful misconduct or recklessness. In addition, the Articles of Incorporation of Blue River provide that directors of Blue River shall be immune from personal liability for any action taken as a director, or any failure to take any action, to the fullest extent permitted by the applicable provisions of the Indiana Business Corporation Law from time to time in effect and by general principles of corporate law. In addition, a director of Blue River against whom a shareholders’ derivative suit has been filed cannot be held liable if a committee of disinterested directors of Blue River, after a good faith investigation, determines either that the shareholder has no right or remedy or that pursuit of that right or remedy will not serve the best interests of Blue River.

      At present, there are no claims, actions, suits or proceedings pending where indemnification would be required under the above, and Blue River does not know of any threatened claims, actions, suits or proceedings which may result in a request for such indemnification.

Item 21.	Exhibits and Financial Statement Schedules

      (a) The following exhibits are filed as part of this registration statement:

Exhibit
Number	Document Description	Report or Registration Statement

2.1	Agreement of Affiliation and Merger, dated as of August 31, 2004, among Blue River Bancshares, Inc., Shelby County Bank, Heartland Bancshares, Inc. and Heartland Community Bank, Inc.	Included as Annex A to the joint proxy statement/ prospectus included in this registration statement
3.1	Amended and Restated Articles of Incorporation	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004
3.2	Amended and Restated By-Laws	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004
5.1	Opinion of Krieg DeVault LLP re legality of shares
8.1	Opinion of Krieg DeVault LLP re tax matters
10.1	Blue River Bancshares, Inc.’s 1997 Directors’ Stock Option Plan	Amendment No. 2 to the Registration Statement on Form SB-2, File No. 333-48269 filed on June 8, 1998
10.2	Blue River Bancshares, Inc.’s 1997 Key Employees’ Stock Option Plan	Amendment No. 2 to the Registration Statement on Form SB-2, File No. 333-48269 filed on June 8, 1998
10.3	Blue River Bancshares, Inc.’s 2000 Directors’ Stock Option Plan	Annual Report on Form 10-KSB filed on March 31, 2001

Exhibit
Number	Document Description	Report or Registration Statement

10.4	Blue River Bancshares, Inc.’s 2000 Key Employees’ Stock Option Plan	Annual Report on Form 10-KSB filed on March 31, 2001
10.5	Blue River Bancshares, Inc.’s 2000 Employee Stock Purchase Plan	Annual Report on Form 10-KSB filed on March 31, 2001
10.6	Blue River Bancshares, Inc.’s First Amendment of 2000 Key Employees Stock Option Plan	Annual Report on Form 10-KSB filed on March 31, 2001
10.7	Blue River Bancshares, Inc.’s 2002 Employee Stock Option Plan	Annual Report on Form 10-KSB filed on March 31, 2003
10.8	Blue River Bancshares, Inc.’s and Shelby County Bank’s Change in Control Agreement with Randy J. Collier	Annual Report on Form 10-KSB filed on March 31, 2003
10.9	Blue River Bancshares, Inc.’s Severance Agreement and Release with Lawrence T. Toombs	Current Report on Form 8-K filed on October 4, 2004
10.10	Stock Purchase Agreement	Current Report on Form 8-K filed on June 7, 2002
10.11	Stock Purchase Agreement, dated as of June 9, 2003, between the Registrant and Unified Financial Services, Inc.	Current Report on Form 8-K filed on June 10, 2003
10.12	Depository Agreement	Annual Report on Form 10-KSB filed on March 30, 2004
10.13	Credit Agreement with Union Federal Bank	Annual Report on Form 10-KSB filed on March 30, 2004
10.14	Collateral Pledge Agreement with Union Federal Bank	Annual Report on Form 10-KSB filed on March 30, 2004
13.1	Heartland Bancshares, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2003	Annual Report on Form 10-KSB for the year ended December 31, 2003 filed on March 30, 2004
13.2	Heartland Bancshares, Inc.’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004	Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004 filed on November 15, 2004
23.1	Consent of Krieg DeVault LLP	Contained in Exhibits 5.1 and 8.1
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Crowe Chizek and Company LLC
23.4	Consent of Howe Barnes Investments, Inc.
23.5	Consent of Donnelly, Penman and Partners
24.1	Power of Attorney	Included on the signature page of this registration statement.
99.1	Opinion of Howe Barnes Investments, Inc.	Included as Annex B to the joint proxy statement/ prospectus included in this registration statement
99.2	Opinion of Donnelly, Penman and Partners	Included as Annex C to the joint proxy statement/ prospectus included in this registration statement
99.3	Form of Proxy of Blue River Bancshares, Inc.
99.4	Form of Proxy of Heartland Bancshares, Inc.
99.5	Consent of Steven L. Bechman to be named a director of Blue River upon completion of the merger

Exhibit
Number	Document Description	Report or Registration Statement

99.6	Consent of Gordon R. Dunn to be named a director of Blue River upon completion of the merger
99.7	Consent of J. Michael Jarvis to be named a director of Blue River upon completion of the merger
99.8	Consent of John Norton to be named a director of Blue River upon completion of the merger
99.9	Consent of Patrick A. Sherman to be named a director of Blue River upon completion of the merger

*	To be filed by amendment.

Item 22.	Undertakings

      The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

to include any additional or changed material information on the plan of distribution.

      For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

      To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

      Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE PAGE

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelbyville, State of Indiana, on December 16, 2004.

By:	/s/ RUSSELL BREEDEN, III

Russell Breeden, III
Chairman of the Board,
Chief Executive Officer and President

POWER OF ATTORNEY

      Each person signing below hereby makes, constitutes and appoints Russell Breeden, III and Steven R. Abel, and each of them, his true and lawful attorneys-in-fact to execute and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 as such attorney in-fact may deem appropriate.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below as of December 16, 2004.

/s/ STEVEN R. ABEL Steven R. Abel	Director

/s/ WENDELL L. BERNARD Wendell L. Bernard	Director

/s/ RUSSELL BREEDEN, III Russell Breeden, III	Chairman of the Board, Chief Executive Officer and President and Director (Principal Executive Officer)

/s/ PETER G. DEPREZ Peter G. DePrez	Director

/s/ PATRICE LIMA Patrice Lima	Controller (Principal Accounting Officer and Principal Financial Officer)

John R. Owens	Director

/s/ WAYNE C. RAMSEY Wayne C. Ramsey	Director

/s/ ROBERT J. SALYERS Robert J. Salyers	Director

EXHIBIT INDEX

Exhibit
Number	Document Description	Report or Registration Statement

2.1	Agreement of Affiliation and Merger, dated as of August 31, 2004, among Blue River Bancshares, Inc., Shelby County Bank, Heartland Bancshares, Inc. and Heartland Community Bank, Inc.	Included as Annex A to the joint proxy statement/ prospectus included in this registration statement
3.1	Amended and Restated Articles of Incorporation of Blue River	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004
3.2	Amended and Restated By-Laws of Blue River	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004
5.1	Opinion of Krieg DeVault LLP re legality of shares
8.1	Opinion of Krieg DeVault LLP re tax matters
10.1	Blue River Bancshares, Inc.’s 1997 Directors’ Stock Option Plan	Amendment No. 2 to the Registration Statement on Form SB-2, File No. 333-48269 filed on June 8, 1998
10.2	Blue River Bancshares, Inc.’s 1997 Key Employees’ Stock Option Plan	Amendment No. 2 to the Registration Statement on Form SB-2, File No. 333-48269 filed on June 8, 1998
10.3	Blue River Bancshares, Inc.’s 2000 Directors’ Stock Option Plan	Annual Report on Form 10-KSB filed on March 31, 2001
10.4	Blue River Bancshares, Inc.’s 2000 Key Employees’ Stock Option Plan	Annual Report on Form 10-KSB filed on March 31, 2001
10.5	Blue River Bancshares, Inc.’s 2000 Employee Stock Purchase Plan	Annual Report on Form 10-KSB filed on March 31, 2001
10.6	Blue River Bancshares, Inc.’s First Amendment of 2000 Key Employees Stock Option Plan	Annual Report on Form 10-KSB filed on March 31, 2001
10.7	Blue River Bancshares, Inc.’s 2002 Employee Stock Option Plan	Annual Report on Form 10-KSB filed on March 31, 2003
10.8	Blue River Bancshares, Inc.’s and Shelby County Bank’s Change in Control Agreement with Randy J. Collier	Annual Report on Form 10-KSB filed on March 31, 2003
10.9	Blue River Bancshares, Inc.’s Severance Agreement and Release with Lawrence T. Toombs	Current Report on Form 8-K filed on October 4, 2004
10.10	Stock Purchase Agreement	Current Report on Form 8-K filed on June 7, 2002
10.11	Stock Purchase Agreement, dated as of June 9, 2003, between the Registrant and Unified Financial Services, Inc.	Current Report on Form 8-K filed on June 10, 2003
10.12	Depository Agreement	Annual Report on Form 10-KSB filed on March 30, 2004
10.13	Credit Agreement with Union Federal Bank	Annual Report on Form 10-KSB filed on March 30, 2004
10.14	Collateral Pledge Agreement with Union Federal Bank	Annual Report on Form 10-KSB filed on March 30, 2004
13.1	Heartland Bancshares, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2003	Annual Report on Form 10-KSB for the year ended December 31, 2003 filed on March 30, 2004
13.2	Heartland Bancshares, Inc.’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004	Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004 filed on November 15, 2004

Exhibit
Number	Document Description	Report or Registration Statement

23.1	Consent of Krieg DeVault LLP	Contained in Exhibits 5.1 and 8.1
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Crowe Chizek and Company LLC
23.4	Consent of Howe Barnes Investments, Inc.
23.5	Consent of Donnelly, Penman and Partners
24.1	Power of Attorney	Included on the signature page of this registration statement.
99.1	Opinion of Howe Barnes Investments, Inc.	Included as Annex B to the joint proxy statement/ prospectus included in this registration statement
99.2	Opinion of Donnelly, Penman and Partners	Included as Annex C to the joint proxy statement/ prospectus included in this registration statement
99.3	Form of Proxy of Blue River Bancshares, Inc.
99.4	Form of Proxy of Heartland Bancshares, Inc.
99.5	Consent of Steven L. Bechman to be named a director of Blue River upon completion of the merger
99.6	Consent of Gordon R. Dunn to be named a director of Blue River upon completion of the merger
99.7	Consent of J. Michael Jarvis to be named a director of Blue River upon completion of the merger
99.8	Consent of John Norton to be named a director of Blue River upon completion of the merger
99.9	Consent of Patrick A. Sherman to be named a director of Blue River upon completion of the merger